   As filed with the Securities and Exchange Commission on February 20, 2001
                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                --------------

                           DANKA BUSINESS SYSTEMS PLC
             (Exact name of registrant as specified in its charter)

           England and Wales                         5040                            98-0052869
     (State or other jurisdiction        (Primary Standard Industrial             (I.R.S. Employer
           of incorporation)             Classification Code Number)            Identification No.)

             Masters House                    11201 Danka Circle North
         107 Hammersmith Road               St. Petersburg, Florida 33716
        London W14 0QH England                     (727) 576-6003
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                               F. Mark Wolfinger
                            Chief Financial Officer
                           Danka Business Systems PLC
                            11201 Danka Circle North
                         St. Petersburg, Florida 33716
                                 (727) 578-2856
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

         Keith J. Nelsen, Esq.                   John E. Lowe, Esq.
    Senior Vice President & General               Altheimer & Gray
                Counsel                         10 South Wacker Drive
      Danka Business Systems PLC                     Suite 4000
       11201 Danka Circle North                Chicago, Illinois 60606
     St. Petersburg, Florida 33716                 (312) 715-4000
            (727) 579-2801

                                --------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                                          Proposed
                                          Maximum        Proposed
 Title of each Class of      Amount      Aggregate       Maximum       Amount of
    Securities to be         to be     Offering Price   Aggregate     Registration
       Registered          Registered     Per Unit    Offering Price      Fee
----------------------------------------------------------------------------------
10% subordinated notes
 due April 1, 2008.....   $200,000,000      100%      $200,000,000(1)  $52,800(2)
----------------------------------------------------------------------------------
9% senior subordinated
 notes due April 1, 2004
 ......................        (3)           (3)            (3)            (3)
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

(1) Pursuant to Rule 457(f)(2) under the Securities Act of 1933, this amount is the book value of the maximum amount of 6.75% convertible subordinated notes due 2002 that may be received by the Registrant from tendering holders.
(2) The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
(3) If any amount of the 9% senior subordinated notes are selected in this exchange offer, the amount of the 10% subordinated notes to be registered will be reduced, therefore no additional registration fee is required pursuant to Rule 457 under the Securities Act.

                                --------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[LETTERHEAD LOGO FOR DANKA BUSINESS SYSTEMS PLC]
Masters House
107 Hammersmith Road
London W14 0QH England

Incorporated In England & Wales with
registered number 1101386
                                                               February 20, 2001

To Holders of Danka Business Systems PLC
6.75% Convertible Subordinated Notes Due April 1, 2002

   We are offering to acquire all of our outstanding $200,000,000 in principal amount of 6.75% Convertible Subordinated Notes Due April 1, 2002 (CUSIP Nos. G2652NAA7, 236277AA7 and 236277AB5).

   The purpose of this letter is to call your attention to certain important information regarding our offer. The offer expires at 5:00 p.m., New York City time, on March 20, 2001, unless extended.

   You can choose to exchange your old 6.75% convertible subordinated notes for cash, new 9% senior subordinated notes or new 10% subordinated notes.

  . If you choose cash, you will receive $400 in cash for each $1,000 in principal amount of your old 6.75% notes, plus accrued and unpaid interest in cash. However, we will purchase no more than a total of $40 million in principal amount of old notes for cash, as described below.

  . If you choose new 9% senior subordinated notes, you will receive $500 in principal amount of our new 9% senior subordinated notes due 2004 for each $1,000 in principal amount of your old 6.75% notes, plus accrued and unpaid interest in cash.

  . If you choose new 10% subordinated notes, you will receive $1,000 in principal amount of our new 10% subordinated notes due 2008 for each $1,000 in principal amount of your old 6.75% notes, plus accrued and unpaid interest in cash.

   If holders of more than a total of $40 million in principal amount of old 6.75% notes elect to sell their notes for cash, we will not have enough cash to pay for all the old 6.75% notes that holders elect to sell. In that case, we will purchase a total of $40 million in principal amount of old notes for cash and we will exchange $500 in principal amount of new 9% senior subordinated notes for every $1,000 in principal amount of the balance of old notes tendered for cash. All holders who elect to receive cash will be treated equally in this process.

   As many of you know, the photocopier industry is undergoing profound changes, in particular as a result of the transition from analog to digital equipment. Currently, we and a number of our major competitors are experiencing significant financial difficulties caused by a dangerous combination of too much debt and too little profits. In our case, we have incurred losses from operations of approximately $100 million over the last four fiscal quarters. During the same period, our common stock has lost over 90% of its value. We are highly leveraged, with more than $750 million of total senior and subordinated debt as of December 31, 2000 supported by approximately $104 million of EBITDA (our earnings before interest, income taxes, depreciation and amortization) for the 12 months ending December 31, 2000.

   Our Board of Directors has determined that, in order to continue to be a viable competitor in our market, we need to refinance and reduce our indebtedness.

   Accordingly, we are making this exchange offer as part of a three-part strategic plan. First, we intend to sell our outsourcing division, Danka Services International (DSI). Second, we intend to refinance our senior bank debt, which currently amounts to more than $550 million, with proceeds from the DSI sale and from new senior credit facilities. Third, we are making this exchange offer in order to refinance our old 6.75% notes. We intend to complete all three of these transactions at the same time.

 If the exchange offer is unsuccessful, it is highly unlikely that we will be able to refinance our senior bank debt, which currently amounts to more than $550 million. This, in turn, could have a number of material adverse consequences for holders of our old 6.75% notes, including the following:

  . The DSI sale may not take place and we would then be unable to reduce our senior bank debt with proceeds from the sale.

  . We would be prohibited from making any payment of principal or interest on our old 6.75% notes until all of our senior bank debt, which currently amounts to more than $550 million, is paid in full.

  . We may be unable to obtain additional waivers from our bank group of the financial covenants contained in our senior credit facility. Without these waivers, we would be in default of our credit facility. If our senior lenders exercise their right to accelerate their debt, we would be unable to pay the accelerated indebtedness. In that event, we expect that owners of our old 6.75% notes would only receive repayment of little or none of the principal amount of their notes.


   If you want to participate in the offer, you must make the necessary arrangements promptly. In particular, if your old 6.75% notes are held through a broker, dealer, bank, trust company or other nominee, you will need to instruct that firm to tender the old 6.75% notes on your behalf. Since this procedure may take a considerable amount of time, you should give these instructions as soon as possible.

   The offer expires at 5:00 p.m., New York City time, on March 20, 2001, unless extended.

   The terms of the offer are contained in our Preliminary Prospectus and Exchange Offer, which accompanies this letter. The offer is subject to certain conditions, including participation by holders of at least 95% of the old 6.75% notes, the refinancing of our existing senior bank debt, the consent of parties to our synthetic lease arrangements and the sale of DSI.

   If you need assistance making arrangements to tender your old 6.75% notes, please call the Information Agent for the offer, D.F. King & Co., at (800) 769-4414. If you have any questions about the offer, please call the Dealer Manager for the offer, Banc of America Securities, at (888) 292-0070. We appreciate your consideration of our offer.

                                         Sincerely,

                                         /s/ Michael B. Gifford
                                         Michael B. Gifford
                                         Chief Executive Officer

A registration statement relating to the new 9% senior subordinated notes and the new 10% subordinated notes has been filed with the Securities and Exchange Commission but has not yet become effective. The new 9% senior subordinated notes and the new 10% subordinated notes may not be sold nor may tenders be accepted prior to the time the registration statement becomes effective. This letter shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the new 9% senior subordinated notes and the new 10% subordinated notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus and exchange offer may be changed. We may  +
+not complete this exchange offer and issue these securities until the         +
+registration statement filed with the Securities and Exchange Commission is + +effective. This prospectus is not an offer to sell these securities and it is + +not soliciting an offer to buy these securities in any jurisdiction where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                            Dated February 20, 2001

PROSPECTUS AND EXCHANGE OFFER

                           DANKA BUSINESS SYSTEMS PLC

                      [LOGO OF DANKA BUSINESS SYSTEMS PLC]

                       EXCHANGE OFFER FOR ALL OUTSTANDING
                 6.75% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                (CUSIP NOS. G2652NAA7, 236277AA7, and 236277AB5)

EXCHANGE OFFER EXPIRATION: March 20, 2001 at 5:00 p.m., New York City time.

EXCHANGE OFFER

  We are offering to exchange cash and new debt securities for your 6.75% convertible subordinated notes due 2002 that are validly tendered, not withdrawn, and accepted, in this exchange offer. You can select the form of consideration that you will receive for your notes from the following three options:

  . Limited Cash Option

    $400 in cash for every $1,000 in principal amount of notes tendered under this option, up to an aggregate maximum of $16 million in cash for $40 million in principal amount of old notes. If more than $40 million in principal amount of notes are tendered under this option, we will exchange $500 in principal amount of new 9% senior subordinated notes due April 1, 2004 for every additional $1,000 in principal amount of notes tendered. We will distribute the $16 million in cash so that everyone who tenders notes under this option will receive cash and new 9% notes in the same proportions as everyone else who tenders notes under this option.

  . 9% Note Option

    $500 in principal amount of new 9% senior subordinated notes due April 1, 2004 for every $1,000 in principal amount of notes tendered under this option.

  . 10% Note Option

    $1,000 in principal amount of new 10% subordinated notes due April 1, 2008 for every $1,000 in principal amount of notes tendered under this option.

  You do not have to choose the same option for all the old notes that you tender. You do not have to tender all of your old notes to participate in this exchange offer. However, this exchange offer is conditioned on our receiving valid tenders of at least 95% of the aggregate principal amount of the old notes. You may withdraw your tender of old notes or change your choice of consideration options at any time before the expiration of this exchange offer.

  This exchange offer is subject to the following conditions:

    . valid tenders of at least 95% of the aggregate principal amount of the 6.75% convertible subordinated notes;

    . the refinancing of our senior bank debt;

    . the consent of parties to our synthetic lease arrangements;

    . the closing of the sale of Danka Services International; and

    . other customary conditions.

  Old notes: On March 13, 1995, we issued and sold $200 million of 6.75% convertible subordinated notes due 2002.

  Cash and new notes: We are offering $16 million in cash, 9% senior subordinated notes due April 1, 2004 and 10% subordinated notes due April 1, 2008 as consideration under this exchange offer. We intend to apply to list the new 9% notes and the new 10% notes on the Luxembourg Stock Exchange.

  See "Risk Factors" beginning on page 15 of this prospectus and exchange offer for a discussion of risk factors that you should consider in connection with this exchange offer and an investment in the new notes.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus and exchange offer. Any representation to the contrary is a criminal offense.

            The exclusive Dealer Manager for this Exchange Offer is:

                         Banc of America Securities LLC

      The date of this exchange offer and prospectus is February 20, 2001.

   No person has been authorized to give any information or to make any representations other than those contained in this exchange offer and, if given or made, such information or representations must not be relied upon as having been authorized. This statement and any related documents do not constitute an offer to buy or the solicitation of an offer to sell notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                    CERTAIN UNITED KINGDOM REGULATORY ISSUES

   The new 9% notes and the new 10% notes will only be available for exchange in the United Kingdom pursuant to this exchange offer to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995.

   No document issued in connection with this exchange offer, including this prospectus, may be passed on to any person in the United Kingdom unless that person is as described in article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended), or is a person to whom the document may otherwise lawfully be issued or passed on. Accordingly, by accepting delivery of this prospectus, the recipient warrants and acknowledges that it is such a person.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  15
Disclosure Regarding Forward-Looking Statements..........................  24
Use of Proceeds..........................................................  24
Capitalization...........................................................  25
This Exchange Offer......................................................  27
Our Business.............................................................  36
Properties...............................................................  40
Legal Proceedings........................................................  40
Selected Financial Data..................................................  42
Management's Discussion and Analysis of Financial Condition and Results
 of Operations ..........................................................  45
Management...............................................................  60
Executive Compensation...................................................  65
Summary Compensation Table...............................................  65
Principal Stockholders...................................................  75
Certain Relationships and Related Transactions...........................  77
Unaudited Pro Forma Consolidated Financial Statements....................  78
Comparison of the Old Notes and the New Notes............................  84
Terms of the Old Notes...................................................  89
Terms of the New Notes...................................................  95
Description of Existing Indebtedness..................................... 138
Description of Capital Stock............................................. 140
Book-Entry; Delivery and Form............................................ 144
Material United States Federal and United Kingdom Income Tax
 Consequences............................................................ 151
Legal Matters............................................................ 161
Experts.................................................................. 161
Where You Can Find More Information...................................... 162
Financial Statements..................................................... F-1

                               PROSPECTUS SUMMARY

   The following summary highlights some information from this prospectus. It may not contain all of the information that may be important to you. To understand this exchange offer fully and for a more complete description of the legal terms of this exchange offer, you should read carefully this entire prospectus and the other documents to which we have referred you, including the letter of transmittal accompanying this prospectus.

                               Explanatory Notes

   Unless otherwise indicated, in this prospectus we may refer to:

  . ""we," "us," "Danka" or "our company" which means Danka Business Systems
    PLC;

  . the "old notes" or "your notes" which means our 6.75% convertible subordinated notes due April 1, 2002;

  . the "new 9% notes" which means the 9% senior subordinated notes due April
    1, 2004 that we propose to issue in this exchange offer;

  . the "new 10% notes" which means the 10% subordinated notes due April 1, 2008 that we propose to issue in this exchange offer;

  . the "new notes" which means the new 9% notes and the new 10% notes, collectively;

  . the "notes" which means the old notes, the new 9% notes and the new 10% notes, collectively;

  . the "senior bank debt" which means our indebtedness under our credit agreement;

  . the "participating shares" which means our 6.50% senior convertible participating shares, par value $1.00 each; and

  . the (Pounds) to $ exchange rate references are as of February 16, 2001.

                                  Our Company

   We are one of the world's largest independent suppliers of photocopiers and office imaging equipment. We primarily market these products, and photocopier services, parts and supplies directly to customers in approximately 30 countries. We principally distribute the products of Canon, Heidelberg, Nexpress, Ricoh and Toshiba. In addition, we market photocopiers, parts and supplies on a wholesale basis to independent dealers through our international operations. Our operations are conducted through three reporting segments:
Danka Americas, Danka International and Danka Services International.

   We provide a wide range of customer-related support services, maintenance contracts, supply contracts, and leasing arrangements relating to the sale of our office imaging equipment. Our service business is contractual. Our service contract renewals provide a significant source of recurring revenue for us.

   We also provide worldwide document management services through our outsourcing business, Danka Services International (which we also refer to as "DSI"). Services provided by Danka Services International range from on- and off-site document management services, including the management of central reprographics departments, the placement and maintenance of photocopiers, print-on-demand operations and document archiving and retrieval services. We plan to sell Danka Services International in the near future. (See "Planned Sale of Danka Services International.")

   We are a public limited company organized under the laws of England and Wales. Our principal operating subsidiaries are located in North America, Europe, Australia and Latin America. Our registered office is located at Masters House, 107 Hammersmith Road, London W14 0QH England, and the telephone number is 011-44-20-7603-1515. The headquarters of our United States operations are located at 11201 Danka Circle North, St. Petersburg, Florida 33716, and the telephone number is 727-576-6003.

             SUMMARY REASONS FOR AND EFFECTS OF THIS EXCHANGE OFFER

Reasons for this Exchange Offer

   We are making this exchange offer as a fundamental part of an overall plan to reduce and refinance our indebtedness. Our goal is to provide for the long-term financing of our business.

   Our plan to reduce and refinance our indebtedness has three parts:

  . the refinancing of our old notes through this exchange offer;

  . the sale of our outsourcing business, Danka Services International; and

  . the refinancing of our senior bank debt.

   We are currently operating with a very high level of indebtedness. Our obligations to make regular payments of interest, fees and principal to service our indebtedness have had, and continue to have, a significant impact on our financial results. The impact on our financial performance of these obligations has been exacerbated in recent periods by a decline in our cash flow from operations resulting from the difficult business conditions in the photocopier industry that we, and our competitors, are currently experiencing.

   Our two major items of indebtedness are our senior bank debt and the old notes. The senior bank debt is due for repayment in full on March 31, 2002 and the principal balance of the old notes is due for repayment on April 1, 2002. We do not currently have or expect to have sufficient liquidity to repay in full both our senior bank debt and the old notes (which rank behind the senior bank debt in right of payment). Based on our recent history, expectations and the problems facing our industry generally, we do not anticipate that we will generate sufficient cash flow from operations to repay our senior bank debt and the old notes when they become due in 2002.

   We wish to implement our plan to reduce and refinance our indebtedness, which includes this exchange offer, in advance of the 2002 due dates for repayment of our senior bank debt and the old notes for the following reasons:

  . We have had to obtain a number of waivers from our senior bank lenders of various covenants in the credit agreement for our senior bank debt. (See "Senior Bank Debt.") Our current waiver expires on March 28, 2001. Unless we obtain a further waiver, after that date lenders owning a majority of our senior bank debt may decide to declare all amounts under the credit agreement immediately due. In addition, our senior bank lenders will not be obligated to lend us any additional funds.

  . We are required to make a scheduled repayment of approximately $30 million of principal on our senior bank debt on April 1, 2001. We are required to make an interest payment on our senior bank debt of approximately $11 million on March 30, 2001. We are also required on April 1, 2001 to make an interest payment of $6.75 million on the old notes and a rent payment of $1.2 million under our synthetic lease arrangements (which we sometimes refer to as our tax retention operating leases or the "TROL"). In total, these payments amount to approximately $48.95 million. We expect that we will only have a small amount of cash available after these payments are made. Although we currently expect to have sufficient funds to make these payments, including the interest payment on the old notes, we cannot assure you that we will be able to make the payments.

  . The old notes are due for repayment one day after the balance of our senior bank debt is due for repayment. We do not currently have, nor do we expect to have, sufficient liquidity to repay our senior bank debt and the old notes when they become due. We believe it is highly unlikely that we will be able to refinance our senior bank debt while any significant portion of the old notes remain outstanding. We are prohibited from repaying the old notes until our senior bank debt is paid in full. Therefore, if we are unable to refinance our senior bank debt, we will default on our obligation to repay the old notes.

  . The sale of DSI will generate funds to repay part of our senior bank debt prior to its refinancing and to finance the limited cash option under this exchange offer. (See "Planned Sale of Danka Services
    International.") Reducing the amount of our senior bank debt will assist us in refinancing that indebtedness.

   The success of our plan to reduce and refinance our indebtedness is dependent on all three parts taking place:

  . This exchange offer is conditioned upon the closing of the sale of DSI and the refinancing of our senior bank debt. This exchange offer is conditioned on the sale of DSI because we plan to use up to $16 million of the proceeds of the sale of DSI to finance the limited cash option of this exchange offer. This exchange offer is conditioned upon the refinancing of our senior bank debt because we are prohibited from repurchasing the old notes under the credit agreement and we will be required to obtain the consent of our senior lenders to use up to $16 million of the proceeds of the sale of DSI to finance the limited cash option. We anticipate that our lenders will give us these consents only if we have made satisfactory arrangements to refinance the senior bank debt following the sale of DSI.

  . We must obtain the consent of our senior bank lenders to the sale of DSI because the credit agreement prohibits us from disposing of significant assets without their consent and we have pledged the DSI assets in the United States as security for the senior bank debt.

  . The refinancing of the senior bank debt will be conditioned on the success of this exchange offer because the old notes are due for repayment one day after our senior bank debt.

   We are hoping to complete all three parts of our plan in the first quarter of our 2002 fiscal year. However, we cannot assure you that we will be successful in our efforts to implement all or any parts of our three-part plan.

   The trading price of our American depositary shares has fallen from a high of $14.0625 on December 7, 1999 to $0.78125 on February 16, 2001. As a result of this decline, we have been required to transfer the Nasdaq listing for our American depositary shares from the Nasdaq National Market to the Nasdaq SmallCap Market. We presently have very limited, if any, access to capital markets.

   We announced in the third quarter of our fiscal year 2001 that we would be eliminating approximately 1,200 positions, or approximately 8% of our worldwide workforce, and would be closing and consolidating some of our facilities. As a result, we recorded a $27.5 million pre-tax restructuring charge in December 2000. We expect the workforce reductions to be substantially completed by the second quarter of fiscal year 2002. We have identified approximately 50 facilities to be closed, partially closed and/or consolidated with our other facilities and we expect that the remaining lease obligations related to these facility closures will be substantially completed during fiscal year 2002. We believe this restructuring is needed to bring our cost structure into line with our current revenue and margin expectations. Upon full implementation of the restructuring, we expect approximately $50.0 million in annualized savings, although we cannot assure you that these savings will be achieved.

   We have included elsewhere in this document pro forma financial information which reflects the effect of the exchange offer, the sale of DSI and the refinancing of our senior bank debt on our business. (See "Unaudited Pro Forma Financial Information".)

Senior Bank Debt and Other Secured Liabilities

   Our senior bank debt is our largest indebtedness. Other than cash flow from operations, our primary source of cash is borrowings under the credit agreement. As of December 31, 2000, we owed approximately $551.3 million under the credit agreement. Our available unused commitments as of December 31, 2000 were

$12.2 million. Our new borrowings are currently limited to amounts necessary for ordinary operational needs. Our existing credit agreement prohibits us from incurring other significant indebtedness.

   We must comply with various covenants contained in the credit agreement, several of which concern our financial condition. If we fail to comply with the covenants, our lenders can demand repayment of our senior bank debt and refuse to lend us any additional funds. Because of our financial condition, we had to obtain waivers of compliance with financial covenants contained in the credit agreement in June 1998, October 1998, February 1999, October 2000 and, most recently, in December 2000.

   Effective December 15, 2000, we obtained an amendment to the credit agreement which modifies the financial covenants for the period December 31, 2000 through March 28, 2001. Without this amendment we would have been in violation of certain covenants. During the waiver period ending March 28, 2001, we may receive advances under the credit agreement only for ordinary operational needs.

   We expect that we will require an additional amendment to, or a further waiver of, the financial covenants that will be in effect under the credit agreement as of March 29, 2001. We have requested an additional amendment providing relief from the financial covenants through July 16, 2001. However, we cannot assure you that our senior bank lenders will agree to the amendment. In the absence of a further amendment or waiver to the credit agreement, after March 28, 2001, our lenders would be entitled to exercise all of their rights under the credit agreement including, without limitation, if lenders owning a majority of our outstanding indebtedness under the credit agreement so decide, declaring all amounts outstanding under the credit agreement immediately due. Accordingly, we are reflecting our indebtedness under the credit agreement as a current liability on our December 31, 2000 balance sheet.

   The credit agreement prohibits us from disposing of significant assets without our lenders' consent. The credit agreement also requires that if we do sell any significant assets, we must apply substantially all of the proceeds to reduce our indebtedness under the credit agreement. Our lenders' commitments to provide funds would be permanently reduced by the amounts of those payments.

   We are in the process of developing the financing structure that we will implement to refinance our senior bank debt. We anticipate that a substantial part of the financing structure will consist of asset-based funding under which available borrowings will be determined by reference to the value of our accounts receivable and inventory.

   We occupy various properties under synthetic leases. Our commitments under these leases are not reflected on our balance sheet. We sometimes refer to these arrangements as the "tax retention operating leases" or the "TROL." We must make rent payments under the TROL and we must pay the maintenance, insurance and operating costs of, and taxes on, the leased properties. The leases of the TROL properties expire on March 31, 2002. One of our subsidiaries has given a residual guarantee in respect of the properties under which it is obligated on termination of the TROL to pay the difference between the maximum amount of the guarantee (which is equal to 87% of the total cost of the TROL properties) and the fair market value of the TROL properties on termination. The TROL incorporates various covenants that are included in the credit agreement for our senior bank debt including the financial covenants. One of those covenants prohibits us from repurchasing or redeeming the old notes, which is why we are making this exchange offer conditional on the consent of the parties to the TROL. If we breach the financial convenants in the credit agreement, we also breach the TROL covenants. We are required to obtain a waiver of the financial covenants or amendment of the TROL whenever we are required to obtain a waiver of the financial covenants or amendment of the credit agreement.

   We have included elsewhere in this document pro forma financial statements which reflect the effect of the refinancing of our senior bank debt on our business. (See "Unaudited Pro Forma Financial Information".)

Planned Sale of Danka Services International

   We intend to sell our outsourcing business, Danka Services International, as part of our plan to reduce and refinance our indebtedness. We have retained Houlihan Lokey Howard & Zukin Capital to, among other things, assist us in identifying potential buyers for DSI. We are currently holding discussions with a number of interested parties, although we have not yet entered into a binding sale agreement. We anticipate that we will close the sale of DSI during our next fiscal quarter, but we cannot assure you that we will do so. The sale of DSI will generate funds to repay a portion of our senior bank debt, which should assist us in refinancing that indebtedness. The closing of the sale of DSI is a condition of this exchange offer.

   We anticipate that we will use the net proceeds of the sale of DSI to finance the cash payable under the limited cash option part of the exchange offer, to finance the costs of the exchange offer and to repay part of our senior debt prior to its refinancing.

   We previously entered into an agreement in 1999 to sell a 90% interest in DSI to Schroder Ventures, a United Kingdom equity fund, for $300 million. That transaction did not take place. Shortly before the scheduled closing, one of DSI's major customers indicated that it was considering terminating its relationship with DSI. In fact, the customer has not terminated its relationship with DSI.

   The United Kingdom Listing Rules (to which we are subject because our ordinary shares are listed on the London Stock Exchange) will require us to obtain the approval of our shareholders before we can close the sale of DSI. We plan to convene a meeting of our shareholders for the purpose of approving the sale of DSI, and to mail the appropriate documentation to our shareholders as soon as practicable after we have signed a definitive agreement for the sale. The vote required at the shareholder meeting to approve the sale is a simple majority of the shareholders present and voting in person on a show of hands, or a simple majority of the shares voted by shareholders present and voting in person or by proxy on a poll. On a poll, our ordinary shares carry one vote per share and our participating shares vote as if they were converted into ordinary shares, which means that currently, each participating share carries 322 votes.

   We have included elsewhere in this document pro forma financial statements which reflect the effect of the disposal of DSI on our business. (See "Unaudited Pro Forma Financial Information.") The sale of DSI could have material effects on our subsequent operations and results, some of which effects could be adverse.

Effect of this Exchange Offer on Owners of the Old Notes

   This exchange offer is conditional on our receiving tenders of at least 95% of the outstanding $200 million in principal amount of old notes. If this exchange offer is successful, $10 million or less in principal amount of the old notes will remain outstanding. Any remaining old notes will be subordinated to substantially all of our other indebtedness. We will be prohibited from repaying any remaining old notes at maturity or otherwise, while any indebtedness to which they are subordinated remains outstanding.

   The following list describes the order of priority for repayment of our funded indebtedness and secured obligations that will be outstanding following this exchange offer, in descending order:

  . first, our senior indebtedness, any indebtedness that we incur to refinance our senior bank debt and any commitments under the TROL;

  . next, the new 9% senior subordinated notes due 2004;

  . next, the new 10% subordinated notes due 2008; and

  . finally, any remaining old notes.

   The trading market for the old notes will become more limited if this exchange offer is successful. A more limited trading market for the old notes will adversely affect the liquidity of the remaining old notes.

   If you choose not to accept this exchange offer, your old notes will remain outstanding and convertible into American depositary shares or ordinary shares. The old notes are convertible into American depositary shares at a price of $29.125 per American depositary share and into ordinary shares at a price of $7.281 per ordinary share. As of close of business on February 16, 2001, the closing price of our American depositary shares on the Nasdaq SmallCap Market was $0.78125 and the closing price of our ordinary shares on the London Stock Exchange was (Pounds)0.1175 (equivalent to approximately $0.170 at a rate of UK(Pounds)1:$1.4483). Our American depositary shares represent beneficial ownership of four ordinary shares.

   The terms of the old notes, the new 9% notes and the new 10% notes, and the principal differences between the old notes and the new notes, are described in more detail in the sections entitled "Comparison of the Old Notes and the New Notes," "Terms of the Old Notes" and "Terms of the New Notes."

   Our board of directors does not make any recommendation to you whether or not to tender your old notes under this exchange offer. In addition, we have not authorized anyone to make a recommendation regarding this exchange offer. You must make your own decision whether to tender your old notes in this exchange offer.

                         SUMMARY OF THIS EXCHANGE OFFER

   We summarize below the terms of this exchange offer. You should read the detailed description of the offer in the section entitled "This Exchange Offer." In addition, you should review the section entitled "Risk Factors" for a discussion of risk factors that you should consider in connection with this exchange offer.


Purpose of this exchange
offer.........................  We are making this exchange offer as part of an overall plan to reduce and refinance our
                                indebtedness. The other parts of our plan are the sale of DSI and the refinancing of our senior bank debt.
Securities for which we are
making this exchange offer....  $200 million in principal amount of 6.75%
                                convertible subordinated notes due April 1, 2002.

Securities offered under this
exchange offer................  Up to $100 million in principal amount of 9%
                                senior subordinated notes due April 1, 2004 and up to $200 million in principal amount of 10% subordinated notes due April 1, 2008.

Cash offered under this
exchange offer................  Up to $16 million.

This exchange offer...........  We are offering to exchange cash and new debt securities for your 6.75% convertible
                                subordinated notes due 2002. You can select the form of consideration that you will receive for your old notes from the following three options:

                                . Limited Cash Option

                                $400 in cash for every $1,000 in principal amount of old notes tendered under this option, up to an aggregate maximum of $16 million in cash for $40 million in principal amount of old notes. If more than $40 million in principal amount of old notes are tendered under this option, we will exchange $500 in principal amount of new 9% senior subordinated notes due April 1, 2004 for every additional $1,000 in principal amount of old notes tendered. We will distribute the $16 million in cash so that everyone who tenders old notes under this option will receive cash and new 9% notes in the same proportions as everyone else who tenders old notes under this option.

                                . 9% Note Option

                                $500 in principal amount of new 9% senior subordinated notes due April 1, 2004 for every $1,000 in principal amount of old notes tendered under this option.

                                . 10% Note Option

                                $1,000 in principal amount of new 10%
                                subordinated notes due April 1, 2008 for every $1,000 in principal amount of old notes tendered under this option.

                                You do not have to choose the same option for all the old notes that you tender. You do not have to tender all of your old notes to participate in this exchange offer. However, this exchange offer is conditioned on us receiving valid tenders of at least 95% of the aggregate principal amount of the old notes.

Conditions to this exchange
offer.........................  This exchange offer is subject to the conditions that:

                                . we receive valid tenders for at least 95% of
                                  the aggregate principal amount of the old notes;

                                . we refinance our senior bank debt;

                                . we obtain the consent of parties to the TROL;

                                . we close the sale of Danka Services
                                  International;

                                . this exchange offer complies with applicable
                                  laws and applicable interpretations of the staff of the SEC;

                                . this exchange offer complies with all
                                  applicable state securities or "blue sky" laws;

                                . no litigation has been instituted or
                                  threatened or law enacted that could prohibit this exchange offer, materially adversely affect our business, or materially impair the benefits of this exchange offer;

                                . no event has occurred affecting our business
                                  that could prohibit this exchange offer or materially impair the benefits of this exchange offer;

                                . there has not occurred any general suspension
                                  of, or material impairment in the trading of our company's or other companies' securities in the United States or United Kingdom securities markets;

                                . the trustee of the old notes has not objected
                                  to this exchange offer; and

                                . no tender or exchange offer for our equity
                                  securities or any business combination
                                  involving us has been proposed or announced or has occurred.

                                Subject to satisfaction or waiver of the conditions, we will accept for exchange any and all old notes that are validly tendered and not withdrawn before 5:00 p.m., New York City time, on March 20, 2001, the expiration date of this exchange offer. However, we reserve the right to:

                                . delay the acceptance of the old notes for
                                  exchange;

                                . terminate this exchange offer;

                                . extend the expiration date and retain all old
                                  notes that have been tendered, subject to the right of owners of old notes to withdraw their tendered old notes;

                                . refuse to accept the old notes and return all
                                  old notes that have been tendered to us; or

                                . waive any condition or otherwise amend the
                                  terms of this exchange offer in any respect.

Accrued interest..............  We will pay in cash the accrued and unpaid interest on old notes accepted in this exchange offer to, but not including, the date of issuance of the new notes.

Procedures for tendering old
notes.........................  We anticipate that tenders will be effected by book entry transfers. If you wish to tender old notes in this exchange offer and you are not a participant in DTC, Euroclear or Clearstream, you should contact your broker, dealer, commercial bank, trust company or other nominee regarding the procedures to follow in tendering your old notes.

                                Letters of transmittal and other documentation relating to the old notes and this exchange offer should not be sent to us. These documents should be sent only to the exchange agent. Questions regarding how to tender your old notes and requests for information should also be directed to the exchange agent.

                                See "This Exchange Offer--Procedures for
                                Exchanging Old Notes."

Acceptance of old notes and
delivery of new notes.........  We will accept all old notes validly tendered
                                (and not withdrawn) on or prior to 5:00 p.m., New York City time, on the expiration date. See "This Exchange Offer--Procedures for Exchanging Old Notes." The exchange agent will deliver the appropriate credit for new notes issued in this exchange offer to the accounts of the owners of the new notes at the Depositary Trust Company, Euroclear or Clearstream and make the appropriate cash payments as soon as practicable after the expiration date. See "This Exchange Offer--Exchange of Notes and Payment of Cash."

Expiration date...............  The expiration date is 5:00 p.m., New York City time on March 20, 2001, unless extended. See
                                "This Exchange Offer--Amendment of this
                                Exchange Offer."

Withdrawal rights.............  The tender of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

Notes not tendered or
accepted for exchange.........  Any old notes not accepted for exchange for any reason will be returned without expense to you as promptly as practicable after the expiration or termination of this exchange offer. If you do not exchange your old notes in this exchange offer, or if your old notes are not accepted for exchange, you will continue to hold your old notes and will be entitled to all the rights and will be subject to all the limitations applicable to the old notes.

Use of proceeds...............  We will not receive any cash proceeds from the issuance of the new notes offered in this exchange offer.

Appraisal rights..............  You will have no dissenters' rights or appraisal rights in connection with this exchange offer.

United States and United
Kingdom tax considerations of
exchange......................  You are referred to the discussion of the
                                United States federal and United Kingdom income consequences of the exchange offer in the section entitled "Material United States Federal and United Kingdom Income Tax Consequences." The tax consequences to you of this exchange offer will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences to you of this exchange offer.

No established markets........  Although we intend to apply to list the new 9%
                                notes and the new 10% notes on the Luxembourg Stock Exchange, we cannot assure you that any active trading markets in the new 9% notes or the new 10% notes will develop.

"Blue Sky" compliance.........  We are not making this offer to, and we will not accept tenders from, holders of notes in any jurisdiction in which this exchange offer or the acceptance of notes would not comply with the applicable securities or "blue sky" laws of that jurisdiction.

Dealer manager................  Banc of America Securities LLC is the exclusive dealer manager for this exchange offer. Its address and telephone numbers are located in the section "Where You Can Get More Information."

Exchange agent................  HSBC Bank USA is the exchange agent for this exchange offer. Its address and telephone numbers are located in the section "Where You Can Get More Information."

Information agent.............  D.F. King & Co., Inc. is the information agent for this exchange offer. Its address and telephone numbers are located in the section "Where You Can Get More Information."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

             9% Senior Subordinated Notes Due 2004 ("new 9% notes")

Notes offered.................  Up to $100 million in aggregate principal amount.

Maturity......................  April 1, 2004

Ranking.......................  The new 9% notes will rank in right of payment behind our senior bank debt and all of our other existing and future senior debt. The new 9% notes will rank in right of payment ahead of the new 10% notes and any remaining old notes. If we issue additional subordinated debt in the future, the new 9% notes will rank in right of payment ahead of, or equal to, that debt. The new 9% notes will be unsecured.

                                The new 9% notes will effectively rank in right of payment behind debt and other liabilities of our subsidiaries, including trade creditors. Because the new 9% notes are subordinated, in the event of our bankruptcy, liquidation or dissolution, owners of the new 9% notes will not be entitled to receive any payment until the holders of our senior debt have been paid in full.

Interest payments.............  Semi-annually on April 1 and October 1, commencing October 1, 2001. Interest payable on the first interest payment on October 1, 2001 will consist of interest accrued from the issuance date of the new 9% notes to October 1, 2001. Interest will be paid in cash, except as follows: Up to and including October 1, 2002, we may elect at our option to make interest payments in the form of additional new 9% notes, provided that our ratio of senior debt to EBITDA (which is our earnings before interest, income taxes, depreciation and amortization) for our preceding four financial quarters is in excess of 2.0 to 1 on the relevant interest payment date. We anticipate that we will make interest payments in the form of additional new 9% notes on October 1, 2001, April 1, 2002 and October 1, 2002.

Optional redemption...........  We will be permitted to redeem the new 9% notes at any time in whole or in part for their principal amount, plus accrued and unpaid interest, if any, to the date of redemption.

Put right on a change of
control.......................  Upon a change of control (as defined under
                                "Terms of the New Notes"), owners of the new 9% notes will be able to require us to purchase their notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of redemption. We might not be able to pay the required price for the notes in these circumstances because we may not have enough funds or the terms of our other debt may prevent us from paying.

Covenants.....................  The new 9% notes will include limitations on our ability, and certain of our subsidiaries' ability, to:

                                . incur additional indebtedness;

                                . create liens;

                                . make certain payments, including dividends;

                                . make investments;

                                . engage in transactions with our affiliates;

                                . merge or consolidate; and

                                . transfer or sell substantially all of our
                                  assets.

Conversion....................  The new 9% notes will not be convertible into equity securities.

Withholding taxes.............  Payments of interest on the new notes may be made without withholding or deduction for or on account of United Kingdom income tax provided that, at the time of the payment, the new notes are listed on a recognized stock exchange, as defined in Section 841 of the Income and Corporation Taxes Act 1988 (the Luxembourg Stock Exchange is a recognized stock exchange).

Listing.......................  We intend to apply to list the new 9% notes on the Luxembourg Stock Exchange.

Payment of additional
amounts.......................  If we are required by the laws or regulations of the United Kingdom to make any deduction or withholding for any present or future taxes in respect of amounts to be paid by us under the new 9% notes, we will pay the owners of the new 9% notes such additional amounts as are necessary so that the net amounts paid to the owners of the new 9% notes after that deduction or withholding will not be less than the amounts specified in the new 9% notes to which the owners are entitled.

United States GAAP accounting
treatment.....................  The new 9% notes will be recorded at the principal amount of the new 9% notes plus an amount equal to the total future cash payments specified by the terms of the new 9% notes.

               10% Subordinated Notes Due 2008 ("new 10% notes")

Notes offered.................  Up to $200 million in aggregate principal amount.

Maturity......................  April 1, 2008

Ranking.......................  The new 10% notes will rank in right of payment behind our senior bank debt and all of our other existing and future senior debt. The new 10% notes will rank in right of payment behind the new 9% notes. The new 10% notes will rank in right of payment ahead of any remaining old notes. If we issue additional subordinated debt in the future, the new 10% notes will rank in right of payment equal to, or behind, that debt. The new 10% notes will be unsecured.

                                The new 10% notes will effectively rank in right of payment behind debt and other liabilities of our subsidiaries, including trade creditors. Because the new 10% notes are subordinated, in the event of our bankruptcy, liquidation or dissolution, owners of the new 10% notes will not be entitled to receive any payment until the holders of our senior debt, including our new 9% notes, has been paid in full.

Interest payments.............  Semi-annually in cash on April 1 and October 1, commencing October 1, 2001. Interest payable on the first interest payment date of October 1, 2001, will accrue from the date of issuance of the new 10% notes to October 1, 2001.

Optional redemption...........  We will be permitted to redeem the new 10%
                                notes at any time following April 1, 2005. We may redeem all or part of the new 10% notes at the redemption prices expressed as percentages of principal amount as follows:

                                                                      Redemption
                    Twelve Month Period Commencing                      Price
                    ------------------------------                    ----------
                    April 1, 2005....................................  105.000%
                    April 1, 2006....................................  102.500%
                    April 1, 2007 and thereafter.....................  100.000%

                                In addition, we will pay accrued and unpaid interest, if any, up to the date of redemption.

Optional redemption following
equity offerings..............  At any time before April 1, 2005, we will be permitted to redeem up to 35% in principal amount of the new 10% notes for their principal amount plus a premium of 10%, together with accrued and unpaid interest, if any, to the date of redemption, if:

                                . we use the net cash proceeds of a public or
                                  private offering of our equity securities to finance the redemption; and

                                . at least 65% of the aggregate principal
                                  amount of the new 10% notes originally issued remain outstanding after giving effect to the redemption.

Put right on a change of
control.......................  Upon a change of control (as defined under
                                "Terms of the New Notes"), owners of the new
                                10% notes will be able to require us to
                                purchase their notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of redemption.

Covenants.....................  The new 10% notes will include limitations on our ability, and certain of our subsidiaries' ability, to:

                                . engage in transactions with our affiliates;

                                . merge or consolidate;

                                . transfer or sell substantially all of our
                                  assets; and

                                . make payments on our indebtedness which is
                                  subordinated to the new 10% notes, including any remaining old notes.

Conversion....................  The new 10% notes will not be convertible into equity securities.

Withholding taxes.............  Payments of interest on the new notes may be made without withholding or deduction for or on account of United Kingdom income tax provided that, at the time of the payment, the new notes are listed on a recognized stock exchange, as defined in section 841 of the United Kingdom Income and Corporation Taxes Act 1988 (the Luxembourg Stock Exchange is a recognized stock exchange).

Listing.......................  We intend to apply to list the new 10% notes on the Luxembourg Stock Exchange.

Payment of additional amounts
and optional tax redemption...  If we are required by the laws or regulations of the United Kingdom to make any deduction or withholding for any present or future taxes in respect of amounts to be paid by us under the new 10% notes, we will pay the owners of the new 10% notes such additional amounts as are necessary so that the net amounts paid to the owners of the new 10% notes after that deduction or withholding will not be less than the amounts specified in the new 10% notes to which the owners are entitled.

                                If we are required to pay these additional amounts because of any change in law or regulation, we may redeem the new 10% notes for their principal amount plus accrued and unpaid interest, if any, to the date of redemption.

United States GAAP accounting
treatment.....................  The new 10% notes will be recorded at the carrying amount of the old notes for which they are exchanged.

                                  RISK FACTORS

   Holding any of our indebtedness presents risks. You should consider these risks in making your decision regarding whether to tender your old notes under this exchange offer. After the discussion of risks relating to our business and financial condition, we discuss risks which are more specifically applicable to this exchange offer, risks associated with holding the new 9% notes and the new 10% notes, and risks associated with failure to tender your old notes in this exchange offer.

Risks Associated with Our Business and Financial Condition

   We incurred a loss from operations of approximately $31 million in the third quarter of our 2001 fiscal year and we may incur losses in the future.

   We incurred a loss from operations of approximately $31 million in the third quarter of our 2001 fiscal year, which ended on December 31, 2000. We previously incurred a loss from operations of approximately $50 million in the second quarter of our 2001 fiscal year.

   We believe that our results for the third quarter of our 2001 fiscal year are due in large part to competitive pressures and reduced demand for office products and that our situation is consistent with the experiences of our competitors. These difficult conditions are due in large part to changes in the nature of the photocopier industry and the types of products that our customers are now demanding, in particular the transition from analog to digital equipment. As a result of these difficult conditions, we recorded a $27.5 million pre-tax restructuring charge in December 2000 in connection with a proposed reduction in our workforce and the closure and consolidation of certain of our facilities.

   Our business is likely to be adversely affected if we continue to incur losses in the future. In addition, our ability to service our indebtedness may be harmed.

   Our industry is highly competitive. This high level of competition may prevent us from growing, and may even decrease, our business.

   Our industry is highly competitive. We have competitors in all markets in which we operate. Much of the competition in our industry is driven by rapid technological advances. Besides competition from within the photocopier industry, we are also experiencing competition from other sources as a result of the development of new document processing, retention and duplication technologies. We may not be able to keep, and we may even lose, our market share because of the high level of competition in our industry.

   Certain of our major competitors are currently experiencing financial difficulties similar to our own. Some or all of these competitors may respond to their financial difficulties by reducing prices on certain products to increase market share or by disposing of surplus inventory. We may not be able to compete with price-cutting by our competitors. Any material deterioration in our financial condition is likely to have a material adverse effect on our ability to respond effectively to competitive pressures.

   Technological changes are having a significant impact on our business.

   The photocopier industry is changing rapidly from analog to digital photocopiers. Digital photocopiers are more efficient than analog photocopiers, meaning that our customers require less of them. In addition, digital photocopiers are more reliable than analog photocopiers and require less maintenance. This has contributed to the decline in our service contract revenue, which has traditionally formed a significant part of our business.

   Development of new technologies in our industry may have an adverse effect upon our future operating performance and our ability to compete. We may not be able to procure or gain access to new products and bring them to the marketplace. We may not be able to make the capital expenditures necessary for us to retrain personnel or compete with other providers of the new technologies. Any material deterioration in our financial condition is likely to have a material adverse effect on our ability to obtain new products and/or the terms upon which we are able to obtain them and our ability to make capital expenditures necessary to maintain our competitive position.

   We are required to make payments of principal and interest on our indebtedness and a rent payment on the TROL on March 30, 2001 and April 1, 2001 totaling approximately $48.95 million. We may only have a small amount of cash available after these payments are made.

   We are required to make a scheduled repayment of approximately $30 million of principal of our senior bank debt on April 1, 2001. We are required to make an interest payment on our senior bank debt of approximately $11 million on March 30, 2001. We are also required on April 1, 2001 to make an interest payment of $6.75 million on the old notes and a $1.2 million rent payment on the TROL. In total, these payments amount to approximately $48.95 million. We expect that we will only have a small amount of cash available after these payments are made. Although we currently expect to have sufficient funds to make these payments, we cannot assure you that we will be able to make the payments. If we are unable to make these payments in full, or if we make the payments but have only a small amount of cash remaining, this may have a material adverse effect on our business.

   The principal amount of our senior bank debt is due for repayment in full on March 31, 2002. If we are not able to refinance this indebtedness we would not be permitted to repay the principal amount of the old notes on its due date of April 1, 2002.

   The principal amount of our senior bank debt is due for repayment in full on March 31, 2002. We believe that it is highly unlikely that we will be able to repay this indebtedness with cash generated from our operations. Accordingly, we will have to refinance and/or extend the due date for the senior bank debt. Our ability to do so will depend on, among other things, our financial condition, market conditions and other factors beyond our control.

   The principal amount of the old notes is due for repayment on April 1, 2002, one day following the due date for repayment of our senior bank debt. We do not currently have, nor do we expect to have, sufficient liquidity to repay the old notes when they become due. It is highly unlikely that we will be able to refinance our senior bank debt beyond March 31, 2002 while any significant portion of the old notes remain outstanding.

   We are prohibited from repaying the old notes until the senior bank debt is paid in full. Therefore, if we are unable to refinance our senior bank debt, we will default on our obligation to repay the old notes on April 1, 2002. In those circumstances, it is highly likely that we would have to seek bankruptcy protection and/or commence liquidation proceedings.

   We have significant indebtedness and leverage which could adversely affect our business operations and prevent us from meeting our obligations under our debt instruments.

   We have significant outstanding indebtedness. At December 31, 2000, we had consolidated indebtedness of approximately $756 million. We will remain highly leveraged following this exchange offer. Our level of indebtedness has affected adversely, and may continue to adversely affect, our business operations. For example, our significant indebtedness may:

  . require us to dedicate a substantial portion of our operating cash flows to payments of interest and principal;

  . adversely affect our ability to generate sufficient cash to pay the interest and principal on our indebtedness when due;

  . limit our ability to react to changing conditions in our industry and economic downturns;

  . limit our ability to make capital expenditures so that we keep pace with the technological changes currently affecting our industry; and

  . cause us to be vulnerable to increases in interest rates because a substantial amount of our indebtedness bears interest at floating rates, and only a portion of the indebtedness is hedged.

   Our credit agreement imposes significant operating restrictions on us and contains significant financial covenants. We will not be in compliance with the financial covenants contained in our credit agreement as of March 29, 2001 if we do not obtain a waiver or amendment of the covenants from our banks. If we fail to comply with these restrictions, our lenders could demand that we repay them immediately. In addition, breach of the financial covenants in the credit agreement is also a breach of the TROL.

   The credit agreement for our senior bank debt imposes significant operating restrictions on us and contains financial covenants. If we fail to comply with the financial covenants and do not obtain a waiver or amendment from our senior bank lenders, we will be in default under the credit agreement and lenders owning a majority of the senior bank debt will be permitted to demand immediate repayment. If we fail to repay our senior bank debt when it becomes due, our lenders could proceed against certain of our and our subsidiaries' assets and capital stock, which we have pledged to them as security for the repayment of the senior bank debt. If our senior bank lenders exercise their right to accelerate repayment of our senior bank debt, we may have to seek bankruptcy protection and/or commence liquidation proceedings because we will not have sufficient cash to repay the senior bank debt in full.

   In December 2000, we obtained a waiver from our senior bank lenders which amended the requirements of the financial covenants contained in the credit agreement until March 28, 2001. Following that date, lenders owning a majority of the senior bank debt will be entitled to demand immediate repayment of the senior bank debt if we have not obtained a further waiver of, or amendments to, the financial covenants or refinanced our senior bank debt. We will most likely be required to pay a fee to obtain the waiver or amendment.

   The TROL incorporates the financial covenants included in the credit agreement. If we breach the financial covenants or other restrictions in the TROL, then, in certain circumstances, the banks who have financed the TROL properties can terminate the TROL. In that case, we may be required to purchase the properties that are subject to the TROL lease or they may be sold to third parties. In addition, we may be required to make payments to the banks under guarantees that we have given regarding the value of the properties. All of these occurrences would harm our business.

   If we breach our agreement with General Electric Capital Corporation, we may be unable to arrange for financing to our new customers through General Electric Capital Corporation.

   We have an agreement with General Electric Capital Corporation under which General Electric Capital Corporation agrees to provide financing to our customers to purchase equipment from us. General Electric Capital Corporation finances a significant part of our business under this arrangement. If we breach the financial covenants or other restrictions in our agreement with General Electric Capital Corporation then, in certain circumstances, General Electric Capital Corporation can refuse to provide financing to our new customers. If General Electric Capital Corporation fails to provide financing to our new customers this may have a material adverse effect on our business.

   We may be unable to sell DSI at a price and on other terms that are acceptable to us or our shareholders. If we cannot sell DSI, we are unlikely to complete this exchange offer and we may not be able to achieve our overall refinancing plans.

   We have not yet entered into a binding agreement for the sale of DSI. We may not be able to reach such an agreement at a price and on other terms that are acceptable to us. Even if we do identify a buyer, we may not be able to agree to a sale agreement with that buyer on mutually satisfactory terms.

   In addition, many of our nearest competitors are currently experiencing difficult business conditions. Some of them are contemplating disposing of assets in order to reduce their indebtedness. If our competitors decide to dispose of businesses that are similar to DSI, this may reduce the price that we can obtain for DSI. In addition, some of our competitors who would otherwise have been interested in acquiring DSI may be precluded from doing so by the difficulties that they are currently facing.

   If we cannot sell DSI, it is highly unlikely that we will be able to repay our senior bank debt in a sufficient amount so that we will be able to refinance the remainder.

   We must obtain the consent of our senior bank lenders to the sale of DSI because the credit agreement prohibits us from disposing of significant assets without their consent. We must also obtain the consent of our senior bank lenders to utilize a part of the proceeds of the sale of DSI to finance the limited cash option. We cannot assure you that we will obtain these consents. We anticipate that we will not obtain these consents if we are unable to refinance our senior bank debt. In addition, we must obtain the consent of parties to the TROL to the sale of DSI.

   The United Kingdom Listing Rules require that we obtain the approval of our shareholders before we can close the sale of DSI. We cannot assure you that our shareholders will approve the sale of DSI.

   If we cannot sell DSI, we may not be able to finance the limited cash option. In the event we cannot finance the limited cash option, then we will not be able to complete this exchange offer. If we cannot complete this exchange offer, it is highly unlikely that we will be able to achieve our overall refinancing plans.

   The sale of DSI may have adverse implications for our business.

   DSI has historically been one of the most successful parts of our business. If we sell DSI, our business may be less profitable in the future. In addition, we may not benefit from, or utilize opportunities for, growth in DSI's future business. The sale of DSI will result in a reduction in our EBITDA (which is our earnings before interest, taxes, depreciation and amortization) which may reduce our ability to service our indebtedness.

   Our ability to bring our cost structure in line with our current revenue and margin expectations depends on our ability to implement our restructuring proposal in a timely manner.

   In December 2000, we announced that we would be eliminating approximately 1,200 positions, or approximately 8% of our worldwide workforce, and that we would be closing and consolidating several of our facilities in order to bring our cost structure in line with our current revenue and margin expectations. We anticipate that the workforce reductions will be substantially completed by the second quarter of our 2002 fiscal year. We anticipate that the remaining lease obligations related to the facility closures will be substantially completed during fiscal year 2002. Our ability to achieve the savings that we anticipate these measures will bring depends upon our ability to implement our restructuring plans in a timely manner.

   If our program to enhance and unify our United States management information systems is unsuccessful, our operations may be adversely affected.

   Our management information systems are highly important to our current and future operations. The information gathered by our management information systems assists us in managing many aspects of our business. We currently operate a number of different management information systems in the United States, our biggest market. In the past, we have encountered some difficulties with coordinating these systems. We have recently begun a $12 million program to enhance and unify our United States management information systems. We anticipate that the program will be completed by March 31, 2002, the end of our fiscal year 2002. If the program is unsuccessful, our operations may be adversely affected.

   We may not be able to attract and keep the key executives and sales personnel we need to succeed.

   Our ability to retain the services of our directors, key executives, managers and skilled personnel is extremely important to our continued success. We could be seriously harmed by the loss of key executives or sales personnel. Our current financial condition may make it more difficult for us to retain our key executives and sales personnel and to attract and retain additional highly qualified personnel.

   Our business is dependent upon close relationships with our vendors and our ability to purchase products from these vendors on competitive terms. Without those relationships, our ability to obtain products and supplies may adversely affect our business.

   Our worldwide product alliances include relationships with Canon, Heidelberg, Nexpress, Ricoh (under our private label Infotec) and Toshiba. The sale of these products represented over 75% of our total retail equipment sales in fiscal year 2000. We also rely on our equipment vendors for related parts and supplies. Our principal vendors may not continue to provide products to us at current levels, if at all. Significant reductions in supplies from these vendors, or the loss of a major vendor, would seriously harm our business. Our ability to obtain and deliver products and supplies is likely to be materially adversely affected if our financial situation continues to deteriorate.

   We conduct operations in a number of countries and are subject to economic and political risks of international operations.

   Our operations are located in a number of countries, including Australia, Austria, Belgium, Brazil, Canada, Chile, Colombia, Denmark, France, Germany, Italy, Mexico, New Zealand, Netherlands, Norway, Spain, Sweden, Switzerland, the United Kingdom and the United States. As a result, we are affected by economic and political conditions and changes in laws and regulations in some or all of these countries, including:

  . changes in labor conditions;

  . longer payment cycles;

  . greater difficulty in collecting accounts receivable;

  . burdens and costs of compliance with a variety of laws;

  . political and economic instability;

  . increases in duties and taxation;

  . imposition of restrictions on currency conversion or the transfer of funds; and

  . limitations on imports or exports.

   Currency fluctuations may affect our financial results or our ability to pay our liabilities.

   Changes in exchange rates will affect our cost of sales, operating margins and revenues. We have significant operations in countries which have adopted the Euro as their currency. Our recent financial results have been significantly affected by the decline of the Euro and the United Kingdom Pound against the United States Dollar. We cannot predict the impact of future exchange rate fluctuations. We may experience significant unexpected expenses from fluctuations in exchange rates.

   We are an English company which is subject to United Kingdom insolvency laws. If we are liquidated under United Kingdom insolvency laws, the consequences for owners of the old notes and the new notes may be worse than if we seek bankruptcy protection under United States laws.

   We are an English company and we are therefore subject to United Kingdom insolvency laws. United Kingdom insolvency laws generally provide for liquidation of an insolvent entity under supervision of an appointed liquidator, and for payment of the proceeds to creditors strictly in accordance with legal priorities of payment. United Kingdom insolvency laws do not provide for reorganization of the entity under incumbent management, which is permitted under United States laws under chapter 11 of the Bankruptcy Code. Liquidation may result in recovery of lower values than a reorganization, and that could reduce the likelihood or amount of recovery by subordinate creditors. Unlike the United Kingdom, United States laws give unsecured creditors rights to participate in the chapter 11 process; in practice, subordinate creditors may be able, through employment of these rights, to achieve a recovery greater than they could receive in a strict application of the legal priorities.

   Holders of old notes and new notes are not creditors of our subsidiaries and therefore may not have rights as creditors with respect to any United States bankruptcy proceedings in which the subsidiaries are debtors.

   The old notes and the new notes are obligations of Danka Business Systems PLC, which is a holding company organized under the laws of England and Wales, and not obligations of our United States subsidiaries. You would not be considered a creditor of our United States subsidiaries for the purposes of United States bankruptcy proceedings. Accordingly, in the event that we enter into a reorganization under Chapter 11 of the United States Bankruptcy Code, you may be unable to obtain the rights of a creditor in the Chapter 11 process.

Risks Associated with this Exchange Offer

   If we do not refinance our senior bank debt, we will not consummate this exchange offer.

   This exchange offer is conditioned on the refinancing of our senior bank debt. We have no definitive commitments from any lenders to provide us with new financing. We are prohibited from consummating this exchange offer by the terms of our existing credit agreement. Therefore, we intend to refinance our senior bank debt. We cannot assure you that we will be able to refinance our senior bank debt.

   This exchange offer will not be consummated unless we receive tenders of at least 95% of the outstanding old notes.

   This exchange offer is conditioned on us receiving tenders of at least 95% of the outstanding old notes. We cannot assure you that we will receive tenders of at least 95% of the outstanding old notes.

   If you choose the limited cash option and it is oversubscribed, you will have to accept new 9% notes as part of your exchange consideration.

   If you choose the limited cash option under this exchange offer, and the limited cash option is oversubscribed, you will receive new 9% notes as a portion of your consideration. We will not determine whether the limited cash option is oversubscribed until after this exchange offer closes. You will not be able to withdraw your tender of old notes at the time that we make this determination, even though it may affect the type of exchange consideration that you will receive in this exchange offer.

   The exchange ratios for this exchange offer do not reflect any valuation of the old notes, the new 9% notes or the new 10% notes.

   Our board of directors has made no determination that the exchange ratio represents a fair valuation of either the old notes, the new 9% notes or the new 10% notes. We have not obtained a fairness opinion from any financial advisor about the fairness of the exchange ratios to you or to us. We cannot assure you that if you tender your old notes you will receive more value than if you choose to keep them.

   Cash payments that we make under the limited cash option under this exchange offer to owners of the old notes may be subject to challenge as preferences if we file for bankruptcy in the United States within ninety days of the closing of the exchange offer or if we enter into liquidation proceedings in the United Kingdom within six months of the closing of the exchange offer.

   Any cash payment that we make under this exchange offer to an owner of the old notes may be subject to challenge as a preference under United States bankruptcy law if such payment: (a) is made within ninety days of a bankruptcy filing by us (or within one year in the case of owners of the old notes who are determined to be our insiders); (b) is made when we are insolvent; and (c) permits the owner of the old notes to receive more than the owner might otherwise receive in a liquidation under applicable bankruptcy laws.

   In addition, any payment that we make under this exchange offer to an owner of the old notes may be subject to challenge as a preference under United Kingdom insolvency law if it is shown that: (a) such payment is made by us with the intent of placing the owner of the old notes in a better position than otherwise in the event of our insolvent liquidation; and (b) such payment is made at a time that we are unable to pay our debts and our liquidation is commenced within six months of the payment (or within two years of the payment, in the case of persons connected to us). If any such payment were deemed to be a preference, the full amount of such payment could be recovered by our liquidator, and the owner of the old notes would be entitled to assert a claim in respect of the old notes against us in our liquidation.

Risks Associated with the New 9% Notes and the New 10% Notes

   The new 9% notes will be subordinated to our senior debt. If we default on our senior debt, we may not be able to pay you principal or interest on the new 9% notes.

   The new 9% notes will rank in right of payment behind all of our existing and future senior debt.

   We may not pay any principal or interest on, or any other amounts owing on, or purchase, redeem or otherwise retire the new 9% notes, if principal or interest on our senior debt is not paid when due. In addition, if we are in default on any of our other obligations under our senior debt, we may be prohibited from making payments to the owners of the new 9% notes.

   The owners of our senior debt will be entitled to receive payment of all amounts due to them before the owners of the new 9% notes upon any payment or distribution of our assets to our creditors upon our liquidation or other insolvency or reorganization proceedings.

   The new 10% notes will be subordinated to our senior debt and our senior subordinated debt. If we default on our senior debt or our senior subordinated debt, we may not be able to pay your principal or interest on the new 10% notes.

   The new 10% notes will rank in right of payment behind all of our existing and future senior debt and senior subordinated debt, including our indebtedness under the credit agreement and the new 9% notes.

   We may not pay any principal or interest on, or other amounts owing on, or purchase, redeem or otherwise retire the new 10% notes, if principal or interest on our senior debt or senior subordinated debt is not paid when due. In addition, if we are in default on any of our other obligations under our senior debt or our senior subordinated debt, we may be prohibited from making payments to the owners of the new 10% notes.

   The owners of our senior debt and senior subordinated debt, including the new 9% notes, will be entitled to receive payment of all amounts due to them before the owners of the new 10% notes upon any payment or distribution of our assets to our creditors upon our liquidation or other insolvency or reorganization proceedings.

   We may not be able to repay or refinance the new 9% notes or the new 10% notes when they become due for payment.

   Although this exchange offer is a necessary step in our refinancing plan, we will remain highly leveraged following its successful completion. Our ability to service our indebtedness following this exchange offer, including our payment obligations under the new 9% notes, the new 10% notes and other financial obligations, will depend upon our future operating performance, which in turn is subject to market conditions and other factors, including factors beyond our control. Accordingly, we can give no assurance that we will have the cash resources required to meet our obligations to repay the new 9% notes and the new 10% notes when they fall due.

   We may not be able to service the new notes because of our operational structure.

   We are a holding company and, as such, our operations are conducted through our subsidiaries. Our subsidiaries are our primary source of income and we rely on that income to make payments on our indebtedness. Our subsidiaries are separate and distinct legal entities and have no obligations, contingent or otherwise, to pay any amounts due under the new notes, whether by dividends, loans or other payments. The ability of our subsidiaries to make payments to us will also be affected by their obligations to their own creditors, their obligations under guarantees of our senior debt and applicable state and foreign laws.

   We expect a limited trading market for the new notes. A limited trading market will make it difficult for you to sell the new notes.

   Although we will intend to list the new notes on the Luxembourg Stock Exchange, we do not expect an active trading market to develop in either the new 9% notes or the new 10% notes. Accordingly, you may have difficulty selling them.

   Owners of the new notes may become subject to United Kingdom withholding tax if the new notes are not listed on a recognized stock exchange.

   If the new notes are not listed on a stock exchange which is a "recognized stock exchange" for the purposes of United Kingdom tax law on any interest payment date, then we may be required to withhold United Kingdom income tax (currently 20%) on any interest that we pay to you on the new notes. We intend to list the new notes on the Luxembourg Stock Exchange (which is a recognized stock exchange) before the first interest payment date, but we cannot assure you that our application to list the new notes on the Luxembourg Stock Exchange will be successful or that the new notes will be listed on the Luxembourg Stock Exchange prior to the first interest payment date.

   The exchange of old notes solely for cash and/or new 9% notes by a United States holder of notes will be a taxable event for United States federal income tax purposes, generally requiring the recognition of gain or loss by the United States holder.

   The exchange of old notes solely for cash and/or new 9% notes by a United States holder will be a taxable event for United States federal income tax purposes. A United States holder must therefore generally recognize gain or loss equal to the difference between the issue price of the new 9% notes plus any cash received under this exchange offer and the United States holder's tax basis in the old notes. See "Material United States Federal and United Kingdom Income Tax Consequences" for a more detailed discussion of the United States federal income tax consequences to holders of acquiring, owning and disposing of the new notes. Holders should consult their tax advisors regarding the United States federal, state, local and foreign tax consequences to them of tendering old notes in this exchange offer.

   The exchange by a United States holder of old notes for either (1) a mix of new 10% notes and new 9% notes and/or cash, or (2) solely for new 10% notes should be treated as a recapitalization, and such a United States holder would therefore not recognize any loss, but may recognize gain, if any, on the exchange.

   The exchange of by a United States holder of old notes either for a mix of new 10% notes and new 9% notes and/or cash, or for solely new 10% notes, should be treated as a recapitalization, and we intend to report any such exchange accordingly. Therefore, such a United States holder would not be permitted to recognize any loss, but would be required to recognize gain (if any) equal to the lesser of the issue price of the new 9% notes plus any cash received, or the amount of gain realized on the exchange. See "Material United States Federal and United Kingdom Income Tax Consequences" for a more detailed discussion of the United States federal income tax consequences to holders of acquiring, owning and disposing of the new notes. Holders should consult their tax advisors regarding the United States federal, state, local and foreign tax consequences to them of tendering old notes in the exchange offer.

   You may be required to recognize original issue discount as taxable income on the new 9% notes and the new 10% notes before you receive the cash payments to which the income is attributable.

   The new 9% notes and new 10% notes will be issued with original issue discount for tax purposes. Accordingly, holders of such new notes may be required to include amounts in gross income for United States federal income tax purposes before they receive the cash payments to which the income is attributable. See "Material United States Federal and United Kingdom Income Tax Consequences" for a more detailed discussion of the United States federal income tax consequences to holders of acquiring, owning, and disposing of the new notes.

Risks Associated with Retaining Old Notes

   Failure of this exchange offer may lead to our bankruptcy or liquidation.

   In the event that this exchange offer fails to close, we are unlikely to be able to refinance our senior bank debt. If we fail to refinance our senior bank debt, we may have to seek bankruptcy protection and/or commence liquidation proceedings. In that case, we expect that it is highly unlikely that owners of the old notes will receive repayment in full of the principal amount of their notes. In that case, owners of the old notes may only receive repayment of little or none of the principal amount of their notes.

   The old notes will be subordinated to our senior debt, our secured liabilities and our other subordinated debt.

   The old notes will rank subordinate in right of payment to all of our existing and future senior debt, other secured liabilities and other subordinated debt. This includes our senior bank debt, the new 9% notes and the new 10% notes.

   We may not pay any principal or interest on, or any amounts owing on, or purchase, redeem or otherwise retire the old notes if our senior debt or other subordinated debt is not paid when due. In addition, if we are in default of any of our other obligations under our senior debt or other subordinated debt, we may be prohibited from making payments to the owners of the old notes for specified periods of time.

   The holders of our senior debt, TROL obligations, and other subordinated debt will be entitled to receive payment of all amounts due to them before the owners of the old notes upon any payment or distribution of our assets to our creditors upon our liquidation or other insolvency or reorganization proceedings.

   The market for old notes that are not exchanged in this exchange offer will be substantially limited.

   Any old notes tendered and exchanged in this exchange offer will reduce the aggregate principal amount of the old notes outstanding. Because it is a condition of this exchange offer that at least 95% of the old notes are tendered, we anticipate that the liquidity of the market for any old notes remaining outstanding after this exchange offer will be extremely limited.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, or otherwise made by our officers or directors, including:

  . statements related to our future performance and our outlook for our businesses and respective markets;

  . projections, statements of management's plans or objectives, forecasts of market trends and other matters;

are forward-looking statements, and contain information relating to us that is based on the beliefs of our management as well as assumptions, made by, and information currently available to, our management. The words "goal," "anticipate," "expect," "believe," and similar expressions as they relate to our company or our management, are intended to identify forward-looking statements. No assurance can be given that the results in any forward-looking statement will be achieved. For the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements provided for in the Private Securities Litigation Act of 1995. Such statements reflect our current views with respect to future events and are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed under the heading "Risk Factors," beginning on page 15 of this prospectus and exchange offer, and you are urged to consider carefully those factors.

   You are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis as of the date they are made. We undertake no obligation and do not intend to update these forward-looking statements to reflect events or circumstances that arise after such statements are made. Furthermore, as a matter of policy, we do not generally make any specific projections as to future results nor do we endorse any projections regarding future performance, which may be made by others outside our company.

                                USE OF PROCEEDS

   We will not receive any proceeds from the issuance of the new notes offered in this exchange offer. We will receive the old notes in consideration for issuing the new notes. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new notes will not increase our indebtedness and, given the terms of this exchange offer, should decrease our indebtedness.

   The following table shows the sources and uses of cash for all three parts of our overall plan to reduce and refinance our indebtedness, which consists of this exchange offer, the sale of DSI and the refinancing of our senior bank debt, as if all three transactions were completed at December 31, 2000. The pro forma assumptions that we have used to prepare this table are set out in the Unaudited Pro Forma Financial Statements on page 78 of this prospectus.


                                                 Sources  Uses
                                                 ------- ------
                                                 (in millions)
         Sale of DSI............................ $300.0
         New borrowings.........................  309.1
         Repayment of senior bank debt..........         $551.3
         Cash portion of exchange offer.........           16.0
         Payment of current taxes...............           19.3
         Payment of transaction expenses........           22.5
                                                 ------  ------
                                                 $609.1  $609.1
                                                 ======  ======

                                 CAPITALIZATION

   The table below describes our debt and capitalization as of December 31, 2000 as if this exchange offer, the sale of DSI and the refinancing of our senior debt as described below had occurred on that date.

   You should read this information in conjunction with our consolidated financial information and accompanying notes, which are included in this registration statement. The pro forma column does not purport to represent what our financial condition would actually have been if these transactions and events occurred on the date specified. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable. In the opinion of our management, all adjustments have been made that are necessary to present fairly the unaudited pro forma consolidated data. We can give you no assurances that the transactions referred to in the assumptions will take place or, if they do take place, that they will take place on the terms specified in the assumptions.

   The pro forma adjustments have been prepared on the following assumptions:

Exchange Offer

  . $100 million in principal amount of old notes are tendered under the limited cash option and are exchanged for $16 million in cash (which will be funded from the proceeds of sale of DSI) and $30 million in principal amount of new 9% notes.

  . $100 million in principal amount of old notes are tendered under the 10% note option and are exchanged for $100 million in principal amount of new 10% notes.

  . Interest expense on the new 9% notes will not be recognized in future periods as the total interest payable has been recorded in the carrying amount of the new 9% notes. Interest expense on the new 10% notes will be $10.0 million per year.

  . Fees and expenses associated with this exchange offer are $3 million.

  . We will pay a current United Kingdom corporation tax charge of $11.8 million (tax rate of 23.5%) in connection with the exchange offer.

  . The accompanying pro forma adjustments have been prepared on assumptions noted above relating to elections made by holders of the old notes. However, we will not know the final adjustments until we receive the final elections to this exchange offer from the holders of the old notes.

Sale of DSI

   We intend to sell DSI as part of our plan to reduce and refinance our indebtedness. We have retained Houlihan Lokey Howard & Zukin Capital to, among other things, assist us in selling DSI. We are currently holding discussions with a select number of interested parties, although we have not yet entered into a binding sale agreement. The following assumptions have been made for the purposes of the pro forma adjustments only and we can give you no assurance that the sale of DSI will take place or that it will take place for the price set out below.

  . We are assuming that we will sell DSI for $300 million and incur expenses in connection with the sale of $7 million, plus income taxes of $81.8 million (tax rate of 39.4%).

  . We will apply $16 million of the proceeds of the sale of DSI to fund the limited cash portion of this exchange offer, costs of the sale of DSI ($7 million), and current taxes resulting from the sale of DSI ($7.5 million).

  . We will apply the remainder of the proceeds of the sale of DSI to partially repay our senior bank debt.

  . We will incur a deferred tax liability in association with the sale of DSI of $74.3 million.

Refinancing of Senior Bank Debt

  . We are assuming that our new credit facility will have a stated rate of 9.5% per annum and the initial amount outstanding will be $309.1 million.

  . Fees and expenses associated with the refinancing of senior bank debt will be $12.5 million, $3.0 million of which will be deferred and will be amortized over the term of the new credit facility and included as a component of interest expense.

                                                Adjustments
                                      --------------------------------------
                                                    Refinancing
                                       Sale of       of Senior     Exchange        Pro
                          Historical     DSI         Bank Debt       Offer        Forma
                          ----------  ---------     -----------    ---------     --------
                               (In thousands, except per share amounts)
Current maturities of
 long-term debt and
 notes payable..........  $  553,958  $(269,793)(a)  $(296,550)(d) $  14,750 (g) $  2,365
                          ----------  ---------      ---------     ---------     --------
                             553,958   (269,793)      (296,550)       14,750        2,365
                          ----------  ---------      ---------     ---------     --------
Long-term debt:
  6.75% convertible
   subordinated notes
   due April 1, 2002....     200,000        --             --       (200,000)(h)      --
  9% senior subordinated
   notes due April 1,
   2004.................         --         --             --         38,100 (h)   38,100
  10% subordinated notes
   due April 1, 2008....         --         --             --        100,000 (h)  100,000

  Senior bank debt......         --         --         309,050(e)        --       309,050
  Long-term debt and
   notes payable, less
   current maturities...       1,904       (879)(b)        --            --         1,025
                          ----------  ---------      ---------     ---------     --------
    Total long-term
     debt...............     201,904       (879)       309,050       (61,900)     448,175
                          ----------  ---------      ---------     ---------     --------

6.50% senior convertible
 participating shares--
 redeemable; $1.00 par
 value: 500,000
 authorized; 231,236
 issued and
 outstanding............     219,667        --             --            --       219,667
                          ----------  ---------      ---------     ---------     --------
Shareholders' equity:
Ordinary shares; 1.25
 pence stated value:
 500,000,000 authorized;
 245,257,314
 issued and
 outstanding............       5,087        --             --            --         5,087
Additional paid-in
 capital................     325,445        --             --            --       325,445
Accumulated earnings
 (deficit)..............    (171,191)   120,679(c)      (8,382)(f)    32,033(i)   (26,861)
Accumulated other
 comprehensive (loss)
 income.................     (89,271)     5,124(c)         --            --       (84,147)
                          ----------  ---------      ---------     ---------     --------
  Total shareholders'
   equity...............      70,070    125,803         (8,382)       32,033      219,524
                          ----------  ---------      ---------     ---------     --------
    Total
     capitalization.....  $1,045,599  $(144,869)     $   4,118     $ (15,117)    $889,731
                          ==========  =========      =========     =========     ========

--------
(a) Pro forma adjustment to reflect the use of the cash proceeds from the sale of DSI ($269,500) and remove debt of DSI ($293).
(b) Pro forma adjustment to remove long-term debt of DSI.
(c) Pro forma adjustments to reflect the impact on equity resulting from the estimated gain realized from sale of DSI ($120,679), and the write-off of DSI's cumulative currency translation adjustment ($5,124).
(d) Pro forma adjustment to reflect reclassification of current maturities of long-term debt and notes payable to long-term debt.
(e) Pro forma adjustment to reflect reclassification to long-term debt ($296,550) and record liability for estimated debt issue costs associated with the refinancing of senior debt ($12,500).
(f) Pro forma adjustment to reflect write-off of old debt issue costs ($1,457); write-off of estimated fees paid to creditors ($9,500); and deferred taxes related to both write-offs ($2,575).
(g) Pro forma adjustment to reflect financing of exchange offer costs ($3,000) and current taxes payable from estimated gain on exchange offer ($11,750).
(h) Pro forma adjustment to reflect the exchange of the remaining $160,000 of old notes (after the exchange of $40,000 of old notes tendered for cash) for $30,000 of new 9% notes plus accrued interest of $8,100 ($38,100) and $100,000 of new senior 10% notes ($100,000).

    This exchange offer is being accounted for as a troubled debt restructuring. As the total consideration being paid to owners tendering old notes under the limited cash option and the new 9% notes, including interest, is estimated to be less than the carrying amount of the old notes being tendered, a gain on the extinguishment of the old notes is expected to be recognized. As a result, interest payable over the life of the new 9% notes has been included in the carrying amount of the new 9% notes presented ($8,100). Accordingly, interest expense will not be recognized in future financial statements for the new 9% notes. Interest expense will be recognized in future financial statements for the new 10% notes.

    Alternatively, if all the old notes are exchanged for new 10% notes, no gain would be recognized on this exchange offer and interest expense would increase by $6,500 annually.

(i) Pro forma adjustment to reflect the impact on equity resulting from the gain realized from this exchange offer ($41,875), less estimated income taxes ($9,842).

                              THIS EXCHANGE OFFER

   This section of the prospectus describes our proposed exchange offer. While we believe that the description covers the material terms of this exchange offer, this summary may not contain all the information that is important to you. You should read the entire document and the other documents we refer to carefully for a more complete understanding of this exchange offer.

Purpose of this Exchange Offer

   We are making this exchange offer as part of an overall plan to reduce and refinance our indebtedness. The other parts of our plan are the sale of DSI and the refinancing of our senior bank debt.

Terms of this Exchange Offer

   You can select the form of consideration that you will receive for your old notes from the following three options:

  . Limited Cash Option

   $400 in cash for every $1,000 in principal amount of old notes tendered under this option, up to an aggregate maximum of $16 million in cash for $40 million in principal amount of old notes. If more than $40 million in principal amount of old notes are tendered under this option, we will exchange $500 in principal amount of new 9% senior subordinated notes due April 1, 2004 for every additional $1,000 in principal amount of old notes tendered. We will distribute the $16 million in cash so that everyone who tenders old notes under this option will receive cash and new 9% notes in the same proportions as everyone else who tenders old notes under this option.

  . 9% Note Option

   $500 in principal amount of new 9% senior subordinated notes due April 1, 2004 for every $1,000 in principal amount of old notes tendered under this option.

  . 10% Note Option

   $1,000 in principal amount of new 10% subordinated notes due April 1, 2008 for every $1,000 in principal amount of old notes tendered under this option.

   You do not have to choose the same option for all of the old notes that you tender. You do not have to tender all of your old notes to participate in this exchange offer. However, this exchange offer is conditioned on our receiving valid tenders of at least 95% of the aggregate principal amount of the old notes. You may withdraw your tender of old notes or change your choice of consideration options at any time before the expiration of this exchange offer.

   The limited cash option will likely be over-subscribed. Therefore, if you choose the limited cash option you should expect to receive new 9% notes for a portion, and possibly the majority, of the old notes that you tender for cash.

   The following table illustrates how cash and new 9% notes will be distributed for every $1,000 in principal amount of old notes to persons who choose the limited cash option, in the following scenarios: if $40 million or less, exactly $100 million, exactly $150 million or exactly $200 million in principal amount of old notes are tendered for the limited cash option. In the event that the principal amount of old notes tendered for the limited cash option is between one of the amounts shown in the table, the amount of cash and new 9% notes distributed for every $1,000 in principal amount of old notes will vary proportionately.

                                                           Principal amount of new
                                                           9% senior subordinated
   Principal amount of          Cash received              notes due April 1, 2004
   old notes tendered         for each $1,000 in              received for each
     for the limited           principal amount              $1,000 in principal
       cash option               of old notes                amount of old notes
   -------------------        ------------------           -----------------------
   $40,000,000 or less             $400.00                         $  0.00
   $100,000,000                    $160.00                         $300.00
   $150,000,000                    $106.67                         $366.67
   $200,000,000                    $ 80.00                         $400.00

   We will not determine whether the limited cash option is over-subscribed until after this exchange offer closes. You will not be able to withdraw your tender of old notes once we make this determination even though it may affect the type of exchange consideration that you will receive in this exchange offer. We will make a press announcement regarding the extent to which the limited cash option is over-subscribed and the amount of cash and new 9% notes that persons who choose the limited cash option can expect to receive as soon as practicable following the expiration date of this exchange offer.

Market and Trading Information Regarding the Old Notes

   The old notes currently are traded over-the-counter. Although the old notes are listed on the London Stock Exchange, there is no established reporting system or trading market for trading in the old notes. Accordingly, Banc of America Securities LLC has advised us that there is no practical way to determine the trading history of the old notes. We believe that trading in the old notes has been limited and sporadic. We believe that the trading market for the old notes that remain outstanding after this exchange offer will be very limited.

Conditions to this Exchange Offer

   This exchange offer is subject to the following conditions:

  . we receive valid tenders under this exchange offer of at least 95% of the aggregate principal amount of the outstanding old notes and those tenders must not be withdrawn;

  . we refinance our senior bank debt;

  . we obtain the consent of parties to the TROL;

  . we close the sale of DSI;

  . this exchange offer complies with applicable laws and applicable interpretations of the staff of the SEC;

  . this exchange offer complies with all applicable state securities or "blue sky" laws;

  . no action or proceeding has been instituted or threatened in any court or before any governmental agency and no law, rule, regulation, judgment, order or injunction has been proposed (including a proposal which is in existence as of the date of this document), enacted, entered or enforced by any court or governmental agency that in our judgment would reasonably be expected to (1) prohibit, prevent or materially impair our ability to proceed with this exchange offer, (2) materially adversely affect the business, condition (financial or otherwise), income, operations, assets, liabilities or prospects of our subsidiaries or us taken as a whole, (3) limit the deductibility of interest on or indebtedness on the new debt or any other debt connected to this exchange offer or that would materially increase the after-tax cost to us of this exchange offer, or (4) materially impair our contemplated benefits of this exchange offer;

  . no event has occurred or is reasonably likely to occur affecting the business, condition (financial or otherwise), income, operations, assets, liabilities or prospects of our company or our subsidiaries taken as a whole that in our judgment would reasonably be expected to (1) prohibit, prevent or delay consummation of this exchange offer, or (2) materially impair our contemplated benefits of this exchange offer;

  . there has not occurred (1) any general suspension of trading in, or limitation on prices for, securities on a United States or United Kingdom national securities exchange or over-the-counter market, (2) any material adverse change in the trading price of our ordinary shares or American depositary shares, (3) a material impairment in the trading market for securities that in our judgment would reasonably be expected to affect this exchange offer, (4) a declaration of a banking moratorium or any suspension of payment of banks by federal or state authorities in the United States or the United Kingdom, (5) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States or the United Kingdom,
    (6) any significant change in United States or United Kingdom currency exchange rates, (7) a commencement or escalation of a war, armed hostilities or other national or international crisis relating to the United States or the United Kingdom, (8) any material adverse change in the United States or United Kingdom securities or financial markets generally, or (9) in the case of any of the foregoing existing at the time of commencement of this exchange offer, a material acceleration or worsening;

  . the trustee of the old notes has not objected or taken any action that in our judgment would reasonably be expected to affect materially adversely the consummation of this exchange offer; and

  . no tender or exchange offer for any class of our equity securities and no merger, acquisition, business continuation or similar transaction involving us has occurred, been proposed or announced.

   We reserve the right to waive any of the foregoing conditions in whole or in part. Failure by us to enforce any conditions will not be considered a waiver of that condition.

Period for Tendering Old Notes

   As set forth in this exchange offer and prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all old notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. The term "expiration date" means 5:00 p.m., New York City time on March 20, 2001; however, if we extend the period of time for which this exchange offer is open, the term "expiration date" means the latest time and date to which this exchange offer is extended.

   We expressly reserve the right, at any time or from time to time, to extend the period of time during which this exchange offer is open, and thereby delay acceptance for exchange of any old notes, by announcing an extension of this exchange offer as described below. During any extension, all old notes previously tendered will remain subject to this exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering owner as promptly as practicable after the expiration or termination of this exchange offer.

   We also expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions to this exchange offer have been satisfied, subject to applicable law, to:

  . extend the expiration date for this exchange offer;

  . to amend this exchange offer and solicitation in any respect;

  . to terminate this exchange offer prior to the expiration date and return the old notes tendered pursuant thereto; or

  . to delay the acceptance of the old notes under this exchange offer.

in each case by giving written notice of such extension, amendment or termination to the exchange agent. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service and to the Company Announcements Office of the London Stock Exchange.

   In our sole discretion, we will decide whether to exercise our right to extend the expiration date for this exchange offer. Tendered old notes may be withdrawn at any time on or prior to the expiration date and, unless accepted for payment, at any time after 40 business days following the date of this prospectus.

Procedures for Exchanging Notes

   We contemplate that the new notes will be delivered in book-entry form through DTC, Euroclear and Clearstream. Cash payment will be paid to you by the exchange agent. If you have any questions or need assistance in tendering your old notes, please call D.F. King & Co., Inc., the information agent, whose address and contact details appear in the section entitled "The Exchange Agent" below.

   Only holders of record are authorized to tender their old notes for exchange. We have been informed by the trustee for the old notes that none of the old notes are held in physical form. If you wish to tender old notes in this exchange offer and you are not a participant in DTC, Euroclear or Clearstream, you should contact your broker, dealer, commercial bank, trust company or other nominee promptly regarding the procedures to follow to tender your old notes. If you wish to exchange notes in this exchange offer on your own behalf, you must, before completing and signing the letter of transmittal and delivering the old notes, make appropriate arrangements to register the ownership of the notes in your name. This may take considerable time and may not be able to be completed before the expiration date of this exchange offer.

   Tender of old notes held through a custodian. If your old notes are held of record by a broker, dealer, commercial bank, trust company or other nominee, you must contact the holder of record promptly and instruct the holder of record to tender your old notes on your behalf. Any beneficial owner of old notes held of record by DTC, Euroclear or Clearstream or their nominee, through authority granted by DTC, Euroclear or Clearstream, may direct the holder of record to tender on the beneficial owner's behalf.

   Tender of old notes held through DTC, Euroclear or Clearstream. To tender notes that are held through DTC, the holder should transmit its acceptance through the Automated Tender Offer Program ("ATOP"), and DTC will then edit and verify the acceptance and send an Agent's Message to the exchange agent for its acceptance. To tender old notes held through Euroclear or Clearstream, the holder should transmit its acceptance to Euroclear or Clearstream (as appropriate) and Euroclear or Clearstream will then edit or verify the acceptance and sent an Agent's Message to the exchange agent for its acceptance. Delivery of tendered old notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

   You should send letters of transmittal only to the exchange agent and not to us, D.F. King & Co., Inc. or Banc of America Securities LLC.

   The delivery of old notes and letter of transmittal, any required signature guarantees and all other required documents, including delivery through DTC, Euroclear, or Clearstream and any acceptance of an Agent's Message transmitted through the ATOP program or otherwise, is at the election and risk of the person tendering old notes and delivering the letter of transmittal. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to assure timely delivery to the exchange agent.

   Except as provided below, unless the old notes being tendered for exchange are deposited with the exchange agent on or before the expiration date (accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent's Message), we may, at our option, treat the tender of the old notes as defective for purposes of the right to exchange pursuant to this exchange offer. Exchange of the old notes will be made only against deposit of the tendered old notes and delivery of all other required documents.

   Book-entry delivery procedures. The exchange agent will establish accounts with respect to the old notes at DTC, Euroclear and Clearstream for purposes of this exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC, Euroclear or Clearstream may make book-entry delivery of the notes by causing DTC, Euroclear or Clearstream (as appropriate) to transfer such notes into the exchange agent's account in accordance with DTC's, Euroclear's, or Clearstream's procedures for such transfer.

   Although delivery of notes may be effected through book-entry into the exchange agent's account at DTC, Euroclear or Clearstream, the letter of transmittal (or facsimile of it), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent on or before the expiration date, as applicable. Delivery of documents to DTC, Euroclear or Clearstream does not constitute delivery to the exchange agent.

   The confirmation of a book-entry transfer into the exchange agent's account at DTC, Euroclear or Clearstream as described above is referred to as a "Book-Entry Confirmation."

   "Agent's Message" means a message transmitted by DTC, Euroclear or Clearstream, received by the exchange agent, and made a part of a Book-Entry Confirmation. The message states that DTC, Euroclear or Clearstream has received an express acknowledgement from the person tendering the old notes that the person has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the holder.

   Signature guarantees. Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a "Medallion Signature Guarantor"), unless the relevant old notes are tendered:

  . by a participant in DTC, Euroclear or Clearstream whose name appears on a security position listing as the owner of such old notes who has not completed the box entitled "Special Delivery Instructions" or "Special Exchange Instructions" on the letter of transmittal; or

  . for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. (NASD) or a commercial bank or trust company having an office or correspondent in the United States (which entities we refer to as "eligible institutions").

   The signatures on the letter of transmittal accompanying the tendered old notes must be guaranteed by a Medallion Signature Guarantor if:

  . the old notes are registered in the name of a person other than the signer of the letter of transmittal; or

  . the old notes not accepted for exchange or not tendered are to be returned.

   Determination of validity. We will determine in our sole discretion all questions as to the validity, form, eligibility, including time or receipt, and acceptance and withdrawal of tendered old notes. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding, on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty or will incur any liability for failure to give such notification. Tenders of old notes will not be considered to have been made until any defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

   Backup United States federal income tax withholding. To prevent backup federal income tax withholding, you must provide the exchange agent with your current taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the applicable Form W-8 or Form W-9 included in the letter of transmittal.

Withdrawals of Tenders

   You may withdraw tenders of old notes at any time on or prior to the expiration of the exchange offer, but the exchange consideration shall not be payable in respect of old notes that are withdrawn. We will not determine whether the limited cash option for the exchange consideration has been oversubscribed until after the expiration of the exchange offer. You will not be able to withdraw your tender of old notes at the time we make this determination even though it may affect the type of consideration that you will receive in the exchange offer.

   Except as otherwise provided in this prospectus, tenders of notes may be withdrawn at any time prior to 5:00 p.m., New York City time on the expiration date.

   For a withdrawal of tendered old notes to be effective, a written notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer at the address set forth below under "Exchange Agent." Any notice of withdrawal must:

  . specify the name of the person who tendered the old notes to be withdrawn
    (the "depositor");

  . identify the old notes to be withdrawn, including the name and number of the account at the applicable book-entry transfer facility to be credited;

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable person register transfer of the notes into the name of the person withdrawing the tender; and

  . specify the name in which any withdrawn old notes are to be registered, if different from that of the depositor.

   If you have tendered your old notes through a custodian but wish to withdraw them, you must withdraw your tender through the custodian prior to the expiration of this exchange offer.

   All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer and no cash will be paid or new notes will be issued in exchange unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under "Procedures for Tendering Old Notes" at any time prior to the expiration date.

Exchange of Notes and Payment of Cash

   We will pay cash and issue new 9% notes and new 10% notes upon the terms of this exchange offer and applicable law with respect to the old notes validly tendered and not withdrawn for exchange under this exchange offer promptly after the expiration date. We will pay any cash due on the old notes validly tendered and not withdrawn by deposit of funds with the exchange agent, who will act as agent the owners of old notes tendering for cash for the purposes of receiving cash payments from us and transmitting those payments to the owners tendering for cash. We will exchange the old notes for new 9% notes and new 10% notes by the credit to the account of the tendering owner at DTC, Euroclear or Clearstream (as appropriate) of the appropriate amount of new 9% notes or new 10% notes, in the name of, or pursuant to the instructions of, the tendering owner.

   In all cases, cash payments or credits of new 9% notes or new 10% notes for old notes will only be made as soon as practicable after the expiration date of this exchange offer and assuming receipt by the exchange agent of:

  . timely confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC, Euroclear or Clearstream pursuant to the procedures set forth in "Procedures for Tendering Old Notes--Book-Entry Delivery Procedures" above;

  . a properly completed and duly signed letter of transmittal (or facsimile copy) or a properly transmitted Agent's Message; and

  . any other documents required by the letter of transmittal.

   If we do not accept any tendered old notes for exchange pursuant to this exchange offer for any reason, the exchange agent will, without expense and promptly after expiration or termination of this exchange offer credit the old notes to the account maintained at DTC, Euroclear or Clearstream from which the old notes were delivered.

Interest on Notes

   You will receive a cash payment for accrued and unpaid interest on all old notes which are accepted for exchange to but not including the date of acceptance. Each new 9% note and each new 10% note will bear interest from its date of issuance.

Amendment of this Exchange Offer

   We reserve the right to amend this exchange offer, in our sole discretion, to:

  . delay the acceptance of your old notes for exchange;

  . terminate this exchange offer;

  . extend the expiration date and retain all old notes that have been tendered, subject to the rights of owners of the old notes to withdraw their old notes;

  . refuse to accept the old notes and return all old notes that have been tendered to us; or

  . waive any condition to, or otherwise amend the terms of, this exchange offer in any respect and accept all properly tendered old notes that have not been withdrawn.

   We reserve the right, in our sole discretion, to reduce the amount of old notes that we will exchange under this exchange offer. We may also change the consideration that we are offering. If we change the consideration that we are offering, or decrease the amount of old notes being sought, we will give at least 10 business days' notice of the change. If that is less than the time remaining before the expiration date, the expiration date will be extended until a date that is no earlier than the 10th business day after the announcement.

   Following any delay in acceptance, extension, termination or amendment, we will notify the exchange agent and make a public announcement. In the case of an extension, we will make the announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We will communicate any public announcement by issuing a release to the Dow Jones News Service and the Company Announcements Office of the London Stock Exchange.

Future Acquisitions of Old Notes

   We reserve the right, in our sole discretion and if we are so permitted by the terms of our indebtedness, to purchase or make offers for any old notes that remain outstanding after the expiration date of this exchange offer. To the extent permitted by applicable law and regulation, we may make these purchases in the open market, in privately negotiated transactions, or in additional exchange offers. The terms of these purchases could differ from the terms of this exchange offer. We make no promises that we will purchase or make offers for any old notes that remain outstanding after the expiration date of this exchange offer and we may not have the financing to do so.

"Blue Sky" Compliance

   We are making this exchange offer to all holders of old notes. We are not aware of any jurisdiction in which making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of old notes be accepted from or on behalf of, the holders of old notes residing in such jurisdiction.

Exchange Agent

   HSBC Bank USA has been appointed as the exchange agent for this exchange offer of the notes. We have agreed to pay HSBC Bank USA reasonable and customary fees for its services and will reimburse HSBC Bank USA for its reasonable out-of-pocket expenses. All executed letters of transmittal and any other required documents should be sent or delivered to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

   HSBC Bank USA
   One Hanson Place
   Lower Level
   Brooklyn, New York 11243

   By Facsimile:

   (718) 488-4488

   Confirm Facsimile by Telephone:

   (718) 488-4475

   Delivery of a letter of transmittal to an address other than that for the exchange agent as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of a letter of transmittal.

Dealer Manager

   We have retained Banc of America Securities LLC as our exclusive dealer manager in connection with this exchange offer. We will pay Banc of America Securities LLC a customary fee for its services. We have also agreed to reimburse Banc of America Securities LLC for its expenses and to indemnify it against certain expenses and liabilities, including liabilities under federal securities laws. These expenses are not included in the fees set forth above.

Information Agent

   D.F. King & Co., Inc. has been appointed the Information Agent for this exchange offer of the notes. We have agreed to pay D.F. King reasonable and customary fees for its services and will reimburse D.F. King for its reasonable out-of-pocket expenses. Any questions concerning the procedures of this exchange offer or requests for assistance or additional copies of this prospectus or the letters of transmittal may be directed to the information agent at:

   D.F. King & Co., Inc.
   77 Water Street
   New York, New York 10005

   Bank and Brokers, call collect:
   (212) 269-5500

   Others, call toll free:
   (800) 769-4414

Fees and Expenses

   We will bear the expenses of soliciting tenders for this exchange offer. We are making the principal solicitation by mail. However, we may make additional solicitations by telegraph, telephone or in person by officers and regular employees of ours and those of our affiliates.

   We have retained Banc of America Securities LLC as our exclusive dealer manager in connection with this exchange offer. In addition, we may make payments to brokers, dealers or others soliciting acceptance of this exchange offer. We will also pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

   We will pay the cash expenses to be incurred in connection with this exchange offer and are estimated in the aggregate to be approximately $3 million. Such expenses include fees and expenses of the trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

   Owners who tender their old notes for exchange will not be obligated to pay any transfer taxes. If, however,

  . new notes are to be delivered to, or issued in the name of, any person other than the registered owner of the old notes; or

  . old notes are registered in the name of any person other than the person signing the letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of new notes for old notes in connection with this exchange offer;

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

United States GAAP Accounting Treatment

   We do not currently believe that we have sufficient liquid resources to repay the principal balance to satisfy the obligations of the old notes when they are due on April 1, 2002. In addition, we do not believe that we can obtain alternate financing with reasonable interest rates that would otherwise permit us to repay the old notes at that time. This exchange offer contains concessions by the holders of the old notes, including accepting new notes with an extended maturity date and accepting an interest rate on the new notes which is lower than we could obtain from other lenders, and, subject to the amount of old notes tendered for cash, a reduction in the face amount of our obligations. Accordingly, this exchange offer will be treated as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," or SFAS 15. SFAS 15 applies to debt restructurings where a creditor for reasons related to the debtor's financial difficulties grants a concession to the debtor that it would not otherwise consider.

United States Federal and United Kingdom Income Tax Considerations

   See "Material United States Federal and United Kingdom Income Tax Consequences" for a discussion of the United States federal and United Kingdom income tax consequences expected to result in owners who tender notes in this exchange offer for new notes and/or cash.

Appraisal Rights

   You will not have any right to dissent and receive appraisal of your old notes in connection with this exchange offer.

                                  OUR BUSINESS

Introduction

   We are one of the world's largest independent suppliers of photocopiers and office imaging equipment. We primarily market these products, and photocopier services, parts and supplies directly to customers in approximately 30 countries. We principally distribute the products of Canon, Heidelberg, Nexpress, Ricoh and Toshiba. In addition, we market photocopiers, parts and supplies on a wholesale basis to independent dealers through our international operations.

   We provide a wide range of customer-related support services, maintenance contracts, supply contracts and leasing arrangements relating to the sale of our office imaging equipment. Our service business is contractual. Our service contract renewals provide a significant source of recurring revenue for us.

   Our operations are conducted through three reporting segments: Danka Americas, Danka International and Danka Services International (which we also refer to as "DSI"). Danka Americas, which represented 55% of our total revenue in fiscal year 2000, provides photocopiers, services, parts and supplies to retail customers throughout the United States, Canada and Latin America. Danka International, which represented 34% of our total revenue in fiscal year 2000, provides photocopiers, services, parts and supplies to retail customers throughout Europe and Australia. Danka International also provides photocopiers, facsimiles and other office imaging equipment on a wholesale basis to over 750 independent dealers. Danka Services International represented 11% of our total revenue in fiscal year 2000 and operates in 12 countries.

   Services provided by Danka Services International range from on- and off-site document management services, including the management of central reprographics departments, the placement and maintenance of photocopiers, print-on-demand operations and document archiving and retrieval services. We plan to sell DSI to generate funds to help repay our indebtedness and to finance the limited cash option under the exchange offer. We have retained Houlihan Lokey Howard & Zukin Capital to, among other things, assist us in selling DSI. We are currently holding discussions with a number of interested parties, although we have not yet entered into a binding sale agreement. We anticipate that we will close the sale of DSI during our next fiscal quarter, but we cannot assure you that we will do so.

   We are a public limited company organized under the laws of England and Wales. Our principal operating subsidiaries are located in North America, Europe, Australia and Latin America. Our registered office is located at Masters House, 107 Hammersmith Road, London W14 0QH England, and our telephone number is 011-44-20-7603-1515. The headquarters of our United States operations are located at 11201 Danka Circle North, St. Petersburg, Florida 33716, and our telephone number is 727-576-6003.

Equipment Suppliers

   Our business is dependent upon close relationships with equipment suppliers and our ability to purchase products from these suppliers on competitive terms. See "Equipment and Software Products" below. Our worldwide product alliances include relationships with Canon, Heidelberg, Nexpress, Ricoh (under our private label Infotec) and Toshiba. Sales of the products manufactured by these suppliers represented over 75% of total retail equipment sales in fiscal 2000. We also rely on our equipment suppliers for related parts and supplies.

Equipment and Software Products

   Our primary products include state-of-the-art digital and color photocopiers, high-volume printing systems, software for copying and printing systems, and parts and supplies. The photocopy industry is often classified into the following six informal "segments":

  . segments one and two contain the least sophisticated photocopiers which can produce up to 30 copies per minute;

  . segments three and four contain faster and more sophisticated mid-range photocopiers which can produce from 31 to 69 copies per minute; and

  . segments five and six contain the most sophisticated and fastest photocopiers in the industry which can produce from 70 to over 100 copies per minute.

   The principal manufacturers in segments one through four are Canon, Konica, Minolta, Ricoh, Sharp and Toshiba. Segments five and six are primarily dominated by Heidelberger Druckmaschinen AG, a German manufacturer of printing systems (commonly known as Heidelberg), and Xerox Corporation.

   In July 1999, we launched worldwide distribution of the Digimaster 9110, our first high-volume digital printing system. The Digimaster 9110 is designed and manufactured through a joint venture by Heidelberg and Nexpress Solutions. In October 1999, we signed a five-year agreement with Heidelberg to distribute worldwide black and white electrophotographic equipment manufactured by Heidelberg, including the Digimaster 9110.

   Our other equipment suppliers have invested considerable resources in the research, development, and creation of digital products and have introduced new lines of digital black-and-white photocopiers and printers. We have developed and acquired the expertise necessary to support the transition to digital technology and provide training and support to our sales professionals and engineers for new digital products, which we market as our Danka Digital Solutions Center.

   Color photocopiers also represent a growing part of our industry. Color photocopiers can be used as conventional photocopiers and can be converted into color printers that will accept digital output from a computer. We are expanding the markets in which we sell color photocopiers through our relationships with Canon worldwide and Ricoh in Europe. In February 2000, we started to distribute new color photocopiers made by Toshiba which have full color, copier, printer and scanner capabilities.

   As a percentage of retail equipment sales, black-and-white digital and color products sold by us in the United States represented approximately 53% in fiscal year 2000, increasing from 22% in fiscal year 1999. On a worldwide basis, black-and-white digital and color products sold by us in fiscal year 2000, represented approximately 42% of our equipment sales compared to 25% in fiscal year 1999.

   In February 2000, we introduced DankaWare(TM) which is industry and application specific software designed to co-ordinate document production by different office equipment. We have created relationships with the following third party software and hardware providers to use our DankaWare(TM) software:
Electronics for Imaging, Inc., NetPaper.com, Network Printing Solutions and Alto Imaging Technologies.

Services

   In fiscal year 2000, retail service, supplies and rentals represented 66% of our total revenue. This revenue is primarily derived from our equipment, maintenance and supply contracts. Generally, our contracts are for a one-year term and are automatically renewable. Most of our maintenance contracts are based upon a per copy charge with scheduled payments.

   Revenue generated by Danka Services International is also included in our service revenue stream. Generally, Danka Services International's outsourcing contracts are based on three to five year terms which generally can be canceled by the customer upon 90 days notice, subject to termination charges.

Marketing, Customers and Sales Organization

   Our retail operation targets a broad range of customer groups, including:

  . small businesses;

  . large multinational companies;

  . professional firms;

  . governmental institutions; and

  . educational institutions.

   Additionally, we market photocopiers and facsimiles on a wholesale basis to a network of authorized independent dealers in Europe.

   We believe that our retail customers primarily base their purchasing decisions on:

  . price;

  . product performance and capabilities;

  . quality and reliability of post-sales service and support;

  . speed of service; and

  . availability of financing.

   We use a range of advertising and promotional activities, including:

  . print media advertising campaigns;

  . distribution of descriptive brochures and direct mail pieces; and

  . informational seminars and presentations.

   Our marketing efforts are also enhanced by national advertising campaigns by the manufacturers of the equipment that we sell and co-operation arrangements between us and those manufacturers. In addition, we use our website to market our products and services. Information contained on our website does not constitute a part of this prospectus.

   Our compensation plan is designed to provide a career path for our sales representatives and the opportunity to move up from selling lower segment machines to more complex systems. It is our goal to minimize sales personnel turnover by increasing training and providing a career path. Compensation for our sales representatives consists of a base salary and a selling commission.

Leasing

   We have historically financed most of our customer purchases of equipment with leases using various funding sources. General Electric Capital Corporation funds our largest customer leasing program. In April 2000, we entered into an agreement with General Electric Capital Corporation to provide ongoing customer lease financing in the United States through March 2003. We also obtain customer lease financing from other funding sources, including for our business outside the United States. External lease financing arrangements permit us to use our capital for other business activities.

Training

   We train our employees so that there is a uniform application of our operating procedures throughout the sales network. Upon employment, our sales representatives participate in an intensive information and skills training program. After the initial training is completed, we continue to develop the skills and knowledge of our sales representatives by providing new product training, self-study computer based courses and on-going sales skills development.

   Field engineers and service technicians who are new to our company are immediately trained and certified by us. Our service personnel are continuously trained on new technology developed by us or our equipment manufacturers. Our service training centers are certified as authorized service facilities by many of our equipment manufacturers. In addition, each field engineer carries state-of-the-art service tools, including a laptop computer loaded with technical information and diagnostic software.

   At our Digital Support Center, our network and system support engineers receive ongoing, in-house training on industry standard certifications for digital photocopiers and other equipment from some of the leading technology companies, including Microsoft, Adobe Systems, Novell and Sun Microsystems.

Competition

   Our business is highly competitive. We have competitors in all of the markets in which we operate. Besides competition from within the photocopier industry, we are also experiencing competition from other sources as a result of the development of new document processing, retention and duplication technologies. Our retail operations are in direct competition with local and regional equipment suppliers and dealers, manufacturers, mass merchandisers, and wholesale clubs.

   The principal areas of competition for our retail operations include:

  . price;

  . quality and speed of post-sales service support;

  . availability of competitive products, parts and supplies;

  . speed of delivery;

  . product capability and performance; and

  . availability of financing, leasing, or rental programs.

   The principal areas of competition for our European wholesale operations include:

  . availability of competitive products;

  . price;

  . speed of delivery;

  . dealer support;

  . centralized volume buying;

  . product performance; and

  . availability of financing programs.

Employees

   As of December 31, 2000, we employed approximately 16,000 persons, of which approximately 9,500 were dedicated to service and service support. Approximately 2,400 employees were devoted to generating sales. The remaining employees were devoted to training, management, and other administrative and support positions. During the third quarter of our 2001 fiscal year, we announced that we would be eliminating approximately 1,200 positions, representing approximately 8% of our workforce. We incurred a restructuring charge of $21.8 in the third quarter of our fiscal year 2001 in connection with the reduction. We expect the workforce reductions to be substantially completed by the second quarter of fiscal year 2002.

   Some of our non-United States employees are subject to labor agreements that, among other things, establish rates of pay and working hours.

   We consider our employee relations to be good. We believe that we provide working conditions and wages that are comparable with those of our competitors.

   We rely heavily on our senior management, and we may be adversely affected by the loss of certain executive officers.

Trademarks and Service Marks

   We believe that our trademarks and service marks have gained recognition in the office imaging and document management industry and are important to our marketing efforts. We have registered various trademarks and service marks. In particular, we believe that the trademarks "Danka" and "Infotec" are viewed as important to our ongoing business. Our policy is to continue to pursue registration of our marks whenever possible and to oppose vigorously any infringement of our proprietary rights. Depending on the jurisdiction, trademarks and service marks are valid as long as they are in use and/or their registrations are properly maintained, and they have not been found to become generic. Registrations of trademarks and service marks in the United States can generally be renewed indefinitely as long as the trademarks and service marks are in use.

Backlog

   Backlogs are not material to our business.

                                   PROPERTIES

   Our general policy is to lease, rather than own, our business locations. We lease numerous properties for administration, sales and service, and distribution functions and for our retail and wholesale operations. The terms vary under the leases. Some of our leases contain a right of first refusal or an option to purchase the underlying real property and improvements. In general, our lease agreements require us to pay our proportionate share of taxes, common area expenses, insurance, and related costs of such rental properties.

   During the third quarter of fiscal year 2001, we announced that we would be closing and consolidating some of our facilities. We have identified approximately 50 facilities to be closed, partially closed and/or consolidated with our other facilities. The remaining lease obligations relating to these facility closures will be terminated or subleased during fiscal year 2002. We incurred a restructuring charge of $5.7 million in the third quarter of our fiscal year 2001 in connection with the closures.

   We own several smaller business locations, none of which are necessary to the success of our business. In the future, we may dispose of some of the properties that we own and replace them with leased properties that we believe may be more desirable or more conveniently located.

   Our management believes that the properties we occupy are, in general, suitable and adequate for the purposes for which they are used.

                               LEGAL PROCEEDINGS

   On March 22, 2000, the United States District Court for the Middle District of Florida, Tampa Division entered an order dismissing a consolidated class action complaint brought against us and certain former directors and executives on June 18, 1998. The complaint alleged, principally, that we and the other defendants had issued materially false and misleading statements regarding our progress integrating Kodak's office imaging and outsourcing businesses, had engaged in improper accounting practices and that certain former officers had utilized insider information, in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. We have reached a tentative settlement agreement with the plaintiff class. The settlement agreement is subject to approval by the United States District Court for the Middle District of Florida, Tampa Division. If approved, the settlement should not have a material effect on our financial position, results of operations or liquidity.

   On March 15, 2000 the United States District Court, Southern District of New York, entered an order dismissing a complaint brought against us and our attorneys in February 1999. The complaint alleged claims of breach of contract, breach of duty of good faith and fair dealing, conversion and violation of the Uniform Commercial Code. The complaint alleged that in December 1997, the plaintiffs had attempted to sell approximately one million restricted American Depositary Shares at approximately $35.00 per share and that we and our attorneys had wrongfully refused and/or unreasonably delayed registering the transfer of the plaintiffs' restricted shares. The complaint further stated that the plaintiffs were unable to complete the sale of shares and were later forced to sell the shares in February 1998 at approximately $17.00 per share. The plaintiffs were attempting to recover the difference in price from our attorneys and us. On or about November 13, 2000, the United States Court of Appeals for the Second Circuit affirmed the order of the District Court dismissing plaintiff's complaint, in its entirety, and effectively ending this litigation.

   On or about December 11, 2000, Danka's former chief executive officer, Larry
K. Switzer, filed a demand for arbitration with the American Arbitration Association to be heard in St. Petersburg, Florida. The demand alleges that Mr. Switzer is entitled to damages for an alleged breach of his employment contract with us, an alleged breach of the amendments to his employment agreement, an alleged breach of an agreement to provide split-dollar insurance, and other and further relief. It is too early to determine the potential outcome of this litigation or whether it will have a material effect on our financial position, results of operations or liquidity.

   We are subject to other legal proceedings and claims which arise in the ordinary course of our business. We do not expect these legal proceedings to have a material effect upon our financial position, results of operations or liquidity.

                            SELECTED FINANCIAL DATA

   The following table presents our summary selected consolidated financial and pro forma information which takes into account the possible effect of this exchange offer, the sale of DSI and the refinancing of our senior bank debt. This information should be read in conjunction with our Consolidated Financial Statements, which are included in this exchange offer and prospectus and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our fiscal year ends on March 31. Certain prior year amounts have been reclassified to conform with the current year presentation.

   You should read this information in conjunction with our consolidated financial information and accompanying notes, which are included in this registration statement. The unaudited pro forma column does not purport to represent what our financial condition would actually have been if these transactions and events occurred on the date specified. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable. In the opinion of our management, all adjustments have been made that are necessary to present fairly the unaudited pro forma consolidated data. We can give you no assurances that the transactions referred to in the assumptions will take place or, if they do take place, that they will take place on the terms specified in the assumptions.

   The pro forma adjustments have been prepared on the following assumptions:

Exchange Offer

  . $100 million in principal amount of old notes are tendered under the limited cash option and are exchanged for $16 million in cash (which will be funded from the proceeds of the sale of DSI) and $30 million in principal amount of new 9% notes.

  . $100 million in principal amount of old notes are tendered under the 10% note option and are exchanged for $100 million in principal amount of new 10% notes.

  . Interest expense on the new 9% notes will not be recognized in future periods as the total interest payable has been recorded as part of the carrying amount of the new 9% notes. Interest expense on the new 10% notes will be $10.0 million per year.

  . Fees and expenses associated with this exchange offer are $3 million.

  . We will pay a current United Kingdom corporation tax charge of $11.8 million (tax rate of 23.5%) in connection with this exchange offer.

  . The accompanying unaudited pro forma statements have been prepared on assumptions noted above relating to elections made by the holders of the old notes. However, we will not know the final adjustments until we receive the final elections to this exchange offer from the holders of the old notes.

Sale of DSI

   We intend to sell DSI as part of our plan to reduce and refinance our indebtedness. We have retained Houlihan Lokey Howard & Zukin Capital to, among other things, assist us in selling DSI. We are currently holding discussions with a select number of interested parties, although we have not yet entered into a binding sale agreement. The following assumptions have been made for the purposes of the pro forma adjustments only and we can give you no assurance that the sale of DSI will take place or that it will take place for the price set out below.

  . We are assuming that we will sell DSI for $300 million and incur expenses in connection with the sale of $7 million plus income taxes of $81.8 million (tax rate of 39.4%).

  . We will apply $16 million of the proceeds of the sale of DSI to fund the limited cash portion of this exchange offer, costs of the sale of DSI ($7.0 million) and current taxes resulting from the sale of DSI ($7.5 million).

  . We will apply the remainder of the proceeds of the sale of DSI to partially repay our senior bank debt.

  . We will incur a deferred tax liability in connection with the sale of DSI of $74.3 million.

Refinancing of Senior Bank Debt

  . We are assuming that our new credit facility will have a stated rate of 9.5% per annum and the initial amount outstanding will be $309.1 million.

  . Interest expense on new facility will include $1.0 million of annual amortization of debt issue costs related to the refinancing.

  . United Kingdom corporation tax on interest is computed using a 23.5% income tax rate.

  . Fees and expenses associated with the refinancing of senior bank debt will be $12.5 million, $3.0 million of which will be deferred and will be amortized over the term of the new credit facility and included as a component of interest expense.

                                                                                                        Pro forma     Pro forma
                                                                                For the nine months   for the twelve for the nine
                                    For the years ended                                ended           months ended  months ended
                                          March 31                                  December 31          March 31    December 31
                   ----------------------------------------------------------  ---------------------  -------------- ------------
                      1996        1997        1998        1999        2000        1999       2000          2000          2000
                   ----------  ----------  ----------  ----------  ----------  ---------- ----------  -------------- ------------
                                                      In thousands, except share amounts
REVENUE:
 Retail..........  $1,069,593  $1,851,766  $3,065,694  $2,689,090  $2,390,153  $1,800,017 $1,494,232    $2,108,634    $1,276,016
 Wholesale.......     170,711     240,531     257,042     208,130     105,469      80,456     72,717       105,469        72,717
                   ----------  ----------  ----------  ----------  ----------  ---------- ----------    ----------    ----------
                    1,240,304   2,092,297   3,322,736   2,897,220   2,495,622   1,880,473  1,566,949     2,214,103     1,348,733
                   ----------  ----------  ----------  ----------  ----------  ---------- ----------    ----------    ----------
GROSS PROFIT:
 Retail..........     446,909     735,457   1,132,209     906,161     851,759     663,900    467,034       791,608       421,490
 Special charges,
  retail gross
  profit.........         --          --      (10,000)    (57,853)        --          --         --            --            --
 Wholesale.......      30,116      44,061      49,136      28,992      18,654      14,661     11,977        18,654        11,977
 Special charges,
  wholesale gross
  profit.........         --          --          --         (514)        --          --         --            --            --
                   ----------  ----------  ----------  ----------  ----------  ---------- ----------    ----------    ----------
                      477,025     779,518   1,171,345     876,786     870,413     678,551    479,011       810,262       433,467
                   ----------  ----------  ----------  ----------  ----------  ---------- ----------    ----------    ----------
Selling, general
 and
 administrative
 expenses........     358,783     610,770     941,707     919,897     738,319     551,095    487,889       702,573       462,097
Special charges,
 general and
 administrative
 expenses........         --          --          --       16,805         --          --         --            --            --
Amortization of
 intangible
 assets..........      13,587      19,386      21,232      19,714      14,258      10,705     29,138        13,888        28,893
Write-off of
 goodwill and
 other long-lived
 assets..........         --          --          --      109,474         --          --         --            --            --
Commitment to
 Kodak under R&D
 agreements......         --       12,500      50,000      53,434         --          --         --            --            --
Restructuring
 charges
 (credits).......       8,500      35,000      11,000      40,818      (4,148)        --      19,309        (4,148)       19,223
                   ----------  ----------  ----------  ----------  ----------  ---------- ----------    ----------    ----------
EARNINGS (LOSS)
 FROM
 OPERATIONS......      96,155     101,862     147,406    (283,356)    121,984     116,761    (57,325)       97,949       (76,746)
Interest expense
 and other, net..      21,566      33,985      64,214      74,197     107,631      76,638     68,250        89,596        36,934
                   ----------  ----------  ----------  ----------  ----------  ---------- ----------    ----------    ----------
EARNINGS (LOSS)
 BEFORE INCOME
 TAXES...........      74,589      67,877      83,192    (357,553)     14,353      40,123   (125,575)        8,353      (113,680)
Provision
 (benefit) for
 income taxes....      28,241      25,522      30,958     (62,773)      4,019      11,234     32,398        (1,422)      (32,900)
                   ----------  ----------  ----------  ----------  ----------  ---------- ----------    ----------    ----------
EARNINGS (LOSS)
 BEFORE
 EXTRAORDINARY
 ITEMS AND GAIN
 FROM
 DISCONTINUED
 OPERATIONS......      46,348      42,355      52,234    (294,780)     10,334      28,889    (93,117)        9,775       (80,780)
Extraordinary
 items--early
 extinguishment
 of debt, net of
 tax.............      (1,133)       (578)        --          --          --          --         --         19,027        22,505
Gain from
 discontinued
 operation, net
 of tax..........         --          --          --          --          --          --         --        115,105       120,679
                   ----------  ----------  ----------  ----------  ----------  ---------- ----------    ----------    ----------
NET EARNINGS
 (LOSS)..........  $   45,215  $   41,777  $   52,234  $ (294,780) $   10,334  $   28,889 $  (93,117)   $  143,907    $   62,404
                   ==========  ==========  ==========  ==========  ==========  ========== ==========    ==========    ==========
BASIC EARNINGS
 (LOSS) PER
 ADS:............
 Income before
  extraordinary
  items and
  discontinued
  operations.....  $     0.93  $     0.75  $     0.92  $    (5.18) $     0.10  $     0.50 $    (1.75)   $     0.09    $    (1.55)
 Extraordinary
  items..........       (0.02)      (0.01)        --          --          --          --         --           0.33          0.38
 Discontinued
  operations.....         --          --          --          --          --          --         --           2.00          2.01
                   ----------  ----------  ----------  ----------  ----------  ---------- ----------    ----------    ----------
 Total...........  $     0.91  $     0.74  $     0.92  $    (5.18) $     0.10  $     0.50 $    (1.75)   $     2.42    $     0.84
                   ==========  ==========  ==========  ==========  ==========  ========== ==========    ==========    ==========

                                                                                                  Pro forma     Pro forma
                                                                           For the nine months  for the twelve for the nine
                                    For the years ended                           ended          months ended  months ended
                                         March 31                              December 31         March 31    December 31
                     ----------------------------------------------------- -------------------  -------------- ------------
                       1996       1997        1998      1999       2000      1999      2000          2000          2000
                     ---------  ---------   --------- ---------  --------- --------- ---------  -------------- ------------
                                                    In thousands, except share amounts
DILUTED EARNINGS (LOSS) PER ADS:
 Income before
  extraordinary
  items and
  discontinued
  operations ......  $    0.90  $    0.73   $    0.90 $   (5.18) $    0.10 $    0.49 $   (1.75)       0.09      $   (1.55)
 Extraordinary
  items............      (0.02)     (0.01)        --        --         --        --        --         0.33            .38
 Discontinued
  operations.......        --         --          --        --         --        --        --         1.97           2.01
                     ---------  ---------   --------- ---------  --------- --------- ---------     -------      ---------
 Total.............  $    0.88  $    0.72   $    0.90 $   (5.18) $    0.10 $    0.49 $   (1.75)       2.39      $    0.84
                     =========  =========   ========= =========  ========= ========= =========     =======      =========
 Dividends per
  ADS..............  $    0.13  $    0.16   $    0.20       --         --        --        --          --             --
                     ---------  ---------   --------- ---------  --------- --------- ---------     -------      ---------
OPERATING DATA:
 Ratio of earnings
  to fixed
  charges..........       3.55       2.35        1.90       N/A       1.08      1.39       N/A        1.05            N/A
                     ---------  ---------   --------- ---------  --------- --------- ---------     -------      ---------
OTHER DATA:
 EBITDA............    148,291    196,650     318,679  (120,035)   274,336   233,505    62,676     218,896         21,759
 Cash capital
  expenditures,
  net..............     45,212     92,747     189,133   191,054    126,879    95,114    63,670     118,740         49,514
                     ---------  ---------   --------- ---------  --------- --------- ---------     -------      ---------
BALANCE SHEET DATA:
Total assets.......  1,091,556  2,352,704   2,178,941 1,905,142  1,667,697 1,757,807 1,456,170                  1,344,142
Long-term debt,
 less current
 maturities........    318,262  1,059,823     858,892 1,052,415    715,406   772,735   201,904                    448,175
Total debt.........    348,676  1,101,208     943,382 1,142,147    802,182   865,873   756,862                    450,540
Redeemable
 convertible
 participating
 shares............        --         --          --        --     207,878   204,630   219,667                    219,667
Shareholders'
 equity............    441,843    465,731     480,307   171,164    176,714   202,623    70,070                    219,524

   You should find the following explanations useful in understanding our financial data:

  . The ratio of earnings to fixed charges is computed by dividing income
    (before income taxes, extraordinary items, discontinued operations and fixed charges) by fixed charges. Fixed charges include interest expense, amortized debt issuance costs, participating dividends and the portion of rental expenses which are deemed to represent interest.

  . The ratio of earnings to fixed charges for fiscal year 1999, the 9 months ended December 31, 2000, and 9 month pro forma period ended December 31, 2000, are not presented because of the loss before income taxes incurred for these periods. Earnings were inadequate to cover fixed charges by $357.6 million in our fiscal year 1999, $133.7 million for the 9 months ended December 31, 2000 and $121.8 million for the 9 month pro forma period ended December 31, 2000.

  . EBITDA means earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure utilized under generally accepted accounting principles. However, we believe that EBITDA provides additional information for measuring our ability to generate funds for liquidity and capital requirements as a supplement to the information presented under generally accepted accounting principles and that this data is useful for additional analysis. EBITDA should not be considered in isolation or as a substitute for net income, cash from operating activities and other consolidated operations or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

   In addition, in reviewing our pro forma financial information you should refer to the assumptions and notes which accompany our pro forma financial information on pages 78 to 83 of this prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our Company

   We are one of the world's largest independent suppliers of photocopiers and office imaging equipment. We primarily market these products, and photocopier services, parts and supplies direct to customers in approximately 30 countries. We principally distribute the products of Canon, Heidelberg, Nexpress, Ricoh and Toshiba. Throughout Europe, we also market private label photocopiers, facsimile machines and related supplies direct to customers under our Infotec trademark. In addition, we market photocopiers, parts and supplies on a wholesale basis to independent dealers through our international operations.

   We also provide worldwide document management services through our outsourcing business, Danka Services International. Services provided by Danka Services International range from:

  . on- and off-site document management services, including the management of central reprographics departments;

  . the placement and maintenance of photocopiers;

  . print-on-demand operations; and

  . document archiving and retrieval services.

   We intend to sell DSI as part of our plan to reduce and refinance our indebtedness. We have retained Houlihan Lokey Howard & Zukin Capital to, among other things, assist us in selling DSI. We are currently holding discussions with a number of interested parties, although we have not yet entered into a binding sale agreement. We anticipate that we will close the sale of DSI during our next fiscal quarter, but we cannot assure you that we will do so. The sale of DSI will generate funds to help reduce our senior bank debt, which should assist us in refinancing that indebtedness.

   During the third quarter of our fiscal year 2001, we announced we would be eliminating approximately 1,200 positions, or approximately 8% of our worldwide workforce, and would be closing and consolidating some of our facilities. As a result, we recorded a $27.5 million pre-tax restructuring charge in December 2000. We expect the workforce reductions to be substantially completed by the second quarter of fiscal year 2002. In addition, we have identified approximately 50 facilities to be closed and/or consolidated with other Danka facilities and we expect that the remaining lease obligations related to these facility closures will be substantially completed during fiscal year 2002. We believe this restructuring is needed to bring our cost structure into line with current revenue and margin expectations. Upon full implementation of the restructuring, we expect approximately $50.0 million in annualized savings, although we can give no assurance that these savings will be achieved.

Results of Operations

   The tables below set forth for the periods indicated the dollar amounts and percentage of total revenue represented by the principal items in our Consolidated Statements of Operations after and before restructuring and other special charges.

 After Restructuring and Other Special Charges:

                                                           Nine months ended
                                                              December 31
                              Years ended March 31            (unaudited)
                           -----------------------------   ------------------
                             1998      1999       2000       1999      2000
                           --------  --------   --------   --------  --------
                                          (In millions)
REVENUE:
Retail equipment sales...  $  993.9  $  764.6   $  742.1      533.0     478.4
Retail service, supplies
 and rentals.............   2,071.8   1,924.5    1,648.1    1,267.0   1,015.8
Wholesale................     257.0     208.1      105.4       80.5      72.7
                           --------  --------   --------   --------  --------
TOTAL REVENUE............   3,322.7   2,897.2    2,495.6    1,880.5   1,566.9
Cost of revenue..........   2,151.4   2,020.4    1,625.2    1,201.9   1,087.9
                           --------  --------   --------   --------  --------
GROSS PROFIT:............   1,171.3     876.8      870.4      678.6     479.0
Selling, general and
 administrative
 expenses................     941.7     936.7      738.3      551.1     487.9
Amortization of
 intangible assets.......      21.2      19.7       14.3       10.7      29.1
Write-off of goodwill and
 other long-lived
 assets..................       --      109.5        --         --        --
Commitment to Kodak under
 R&D agreements..........      50.0      53.4        --         --        --
Restructuring charges
 (credits)...............      11.0      40.8       (4.1)       --       19.3
                           --------  --------   --------   --------  --------
EARNINGS (LOSS) FROM
 OPERATIONS..............     147.4    (283.3)     121.9      116.8     (57.3)
Interest expense and
 other, net..............      64.2      74.2      107.6       76.7      68.3
                           --------  --------   --------   --------  --------
EARNINGS (LOSS) BEFORE
 INCOME TAXES............      83.2    (357.5)      14.3       40.1    (125.6)
Provision (benefit) for
 income taxes............      31.0     (62.7)       4.0       11.2     (32.4)
                           --------  --------   --------   --------  --------
NET EARNINGS (LOSS)......  $   52.2  $ (294.8)  $   10.3       28.9     (93.2)
                           ========  ========   ========   ========  ========
                                                           Nine months ended
                                                              December 31
                              Years ended March 31            (unaudited)
                           -----------------------------   ------------------
                             1998      1999       2000       1999      2000
                           --------  --------   --------   --------  --------
                                     (Percentage of Revenue)
REVENUE:
Retail equipment sales...      29.9%     26.4%      29.7%      28.3%     30.5%
Retail service, supplies
 and rentals.............      62.4%     66.4%      66.1%      67.4%     64.9%
Wholesale................       7.7%      7.2%       4.2%       4.3%      4.6%
                           --------  --------   --------   --------  --------
TOTAL REVENUE............     100.0%    100.0%     100.0%     100.0%    100.0%
Cost of revenue..........      64.8%     69.7%      65.1%      63.9%     69.4%
                           --------  --------   --------   --------  --------
GROSS PROFIT:............      35.2%     30.3%      34.9%      36.1%     30.6%
Selling, general and
 administrative
 expenses................      28.3%     32.4%      29.6%      29.3%     31.1%
Amortization of
 intangible assets.......       0.6%      0.7%       0.6%       0.6%      1.9%
Write-off of goodwill and
 other long-lived
 assets..................       --        3.8%       --         --        --
Commitment to Kodak under
 R&D agreements..........       1.5%      1.8%       --         --        --
Restructuring charges
 (credits)...............       0.4%      1.4%      (0.2)%      --        1.2%
                           --------  --------   --------   --------  --------
EARNINGS (LOSS) FROM
 OPERATIONS..............       4.4%     (9.8)%      4.9%       6.2%     (3.6)%
Interest expense and
 other, net..............       1.9%      2.5%       4.3%       4.1%      4.4%
                           --------  --------   --------   --------  --------
EARNINGS (LOSS) BEFORE
 INCOME TAXES............       2.5%    (12.3)%      0.6%       2.1%     (8.0)%
Provision (benefit) for
 income taxes............       0.9%     (2.1)%      0.2%       0.6%     (2.1)%
                           --------  --------   --------   --------  --------
NET EARNINGS (LOSS)......       1.6%    (10.2)%      0.4%       1.5%     (5.9)%
                           ========  ========   ========   ========  ========

 Before Restructuring and Other Special Charges:

                                                           Nine months ended
                                                              December 31
                               Years ended March 31           (unaudited)
                            -----------------------------  ------------------
                              1998      1999       2000      1999      2000
                            --------  --------   --------  --------  --------
                                           (In millions)
REVENUE:
Retail equipment sales....  $  993.9  $  764.6   $  742.1  $  533.0  $  478.4
Retail service, supplies
 and rentals..............   2,071.8   1,924.5    1,648.1   1,267.0   1,015.8
Wholesale.................     257.0     208.1      105.4      80.5      72.7
                            --------  --------   --------  --------  --------
TOTAL REVENUE.............   3,322.7   2,897.2    2,495.6   1,880.5   1,566.9
Cost of revenue...........   2,141.4   1,962.1    1,625.2   1,201.9   1,055.0
                            --------  --------   --------  --------  --------
GROSS PROFIT..............   1,181.3     935.1      870.4     678.6     511.9
Selling, general and
 administrative expenses..     941.7     919.9      738.3     551.1     487.9
Amortization of intangible
 assets...................      21.2      19.7       14.3      10.7      10.4
Commitment to Kodak under
 R&D agreements...........      50.0      53.4        --        --        --
                            --------  --------   --------  --------  --------
EARNINGS (LOSS) FROM
 OPERATIONS...............     168.4     (57.9)     117.8     116.8      13.6
Interest expense and
 other, net...............      64.2      74.2      107.6      76.7      68.2
                            --------  --------   --------  --------  --------
EARNINGS (LOSS) BEFORE
 INCOME TAXES.............     104.2    (132.1)      10.2      40.1     (54.6)
Provision (benefit) for
 income taxes.............      38.8     (13.2)       2.9      11.2     (18.9)
                            --------  --------   --------  --------  --------
NET EARNINGS (LOSS).......  $   65.4  $ (118.9)  $    7.3  $   28.9  $  (35.7)
                            ========  ========   ========  ========  ========
                                                           Nine months ended
                                                              December 31
                               Years ended March 31           (unaudited)
                            -----------------------------  ------------------
                              1998      1999       2000      1999      2000
                            --------  --------   --------  --------  --------
                                      (Percentage of Revenue)
REVENUE:
Retail equipment sales....      29.9%     26.4%      29.7%     28.3%     30.5%
Retail service, supplies
 and rentals..............      62.4%     66.4%      66.1%     67.4%     64.9%
Wholesale.................       7.7%      7.2%       4.2%      4.3%      4.6%
                            --------  --------   --------  --------  --------
TOTAL REVENUE.............     100.0%    100.0%     100.0%    100.0%    100.0%
Cost of revenue...........      64.5%     67.7%      65.1%     63.9%     67.3%
                            --------  --------   --------  --------  --------
GROSS PROFIT..............      35.5%     32.3%      34.9%     36.1%     32.7%
Selling, general and
 administrative expenses..      28.3%     31.8%      29.6%     29.3%     31.1%
Amortization of intangible
 assets...................       0.6%      0.7%       0.6%      0.6%      0.7%
Commitment to Kodak under
 R&D agreements...........       1.5%      1.8%       --        --        --
                            --------  --------   --------  --------  --------
EARNINGS (LOSS) FROM
 OPERATIONS...............       5.1%     (2.0)%      4.7%      6.2%      0.9%
Interest expense and
 other, net...............       1.9%      2.5%       4.3%      4.1%      4.4%
                            --------  --------   --------  --------  --------
EARNINGS (LOSS) BEFORE
 INCOME TAXES.............       3.2%     (4.5)%      0.4%      2.1%     (3.5)%
Provision (benefit) for
 income taxes.............       1.2%     (0.4)%      0.1%      0.6%     (1.2)%
                            --------  --------   --------  --------  --------
NET EARNINGS (LOSS).......       2.0%     (4.1)%      0.3%      1.5%     (2.3)%
                            ========  ========   ========  ========  ========

   Note: Certain prior year amounts have been reclassified to conform with the current year presentation.

   The tables below set forth for the periods indicated, the dollar gross profit margin and the percentage for each of our revenue classifications after and before restructuring and other special charges:

 After restructuring and other special charges:

                                                    Nine months
                                                       ended
                                                    December 31
                           Years ended March 31     (unaudited)
                           ----------------------  --------------
                            1998    1999    2000    1999    2000
                           ------  ------  ------  ------  ------
                                     (In millions)
GROSS PROFIT:
  Retail equipment sales.. $311.3  $142.0  $218.1  $160.3  $105.4
  Retail service, supplies
   and rentals............  810.9   706.4   633.6   503.6   361.6
  Wholesale...............   49.1    28.4    18.7    14.7    12.0
                                                    Nine months
                                                       ended
                                                    December 31
                           Years ended March 31     (unaudited)
                           ----------------------  --------------
                            1998    1999    2000    1999    2000
                           ------  ------  ------  ------  ------
                                (Percentage of revenue)
GROSS PROFIT:
  Retail equipment sales..   31.3%   18.6%   29.4%   30.1%   22.0%
  Retail service, supplies
   and rentals............   39.1%   36.7%   38.4%   39.7%   35.6%
  Wholesale...............   19.1%   13.6%   17.7%   18.2%   16.5%

 Before restructuring and other special charges:

                                                    Nine months
                                                       ended
                                                    December 31
                           Years ended March 31     (unaudited)
                           ----------------------  --------------
                            1998    1999    2000    1999    2000
                           ------  ------  ------  ------  ------
                                     (In millions)
GROSS PROFIT:
  Retail equipment sales.. $321.3  $172.7  $218.1  $160.3  $127.9
  Retail service, supplies
   and rentals............  810.9   733.5   633.6   503.6   372.0
  Wholesale...............   49.1    28.9    18.7    14.7    12.0
                                                    Nine months
                                                       ended
                                                    December 31
                           Years ended March 31     (unaudited)
                           ----------------------  --------------
                            1998    1999    2000    1999    2000
                           ------  ------  ------  ------  ------
                                (Percentage of revenue)
GROSS PROFIT:
  Retail equipment sales..   32.3%   22.6%   29.4%   30.1%   26.7%
  Retail service, supplies
   and rentals............   39.1%   38.1%   38.4%   39.7%   36.6%
  Wholesale...............   19.1%   13.9%   17.7%   18.2%   16.5%

Nine Months Ended December 31, 2000 Compared to Nine Months Ended December 31, 1999

   The following comparison analysis for the nine months ended December 31, 2000 is based on our results before and after the effect of all restructuring and other special charges which were taken during the nine month period.

   Revenue: Our revenue decreased 16.7% to $1.6 billion for the nine months ended December 31, 2000, compared to $1.9 billion for the nine months ended December 31, 1999. Excluding our Omnifax business, which we sold in July 1999, and the negative impact of foreign currency movements, our total revenue was down 11.0%.

   Our retail equipment sales decreased by 10.2% to $478.4 million for the nine months ended December 31, 2000, from $533.0 million for the nine months ended December 31, 1999. After excluding the negative impact on our international operations of foreign currency movements ($24.1 million) and the sale of the Omnifax business ($7.7 million), our retail equipment sales decreased by 4.5% or $22.8 million for the nine months ended December 31, 2000 compared to the nine months ended December 31, 1999. This decline is primarily a result of weak sales in the United States due to increased competition and pricing pressures.

   Our retail service, supplies and rentals revenue decreased by 19.8% to $1.0 billion for the nine months ended December 31, 2000, from $1.3 billion for the nine months ended December 31, 1999. The decrease was primarily due to the negative impact on our international operations of foreign currency movements ($51.2 million), the sale of our Omnifax business ($25.5 million), the continuing reduction of machines under service contracts and fewer rental machines.

   Gross Profit: Our gross profit decreased 29.4% to $479.0 million for the nine months ended December 31, 2000, from $678.6 million for the nine months ended December 31, 1999. Our results for the second quarter of fiscal 2001 included the write-down to fair market value of analog inventory and rental equipment in the United States and Europe totaling $32.9 million. The write-down is included in Cost of Retail Equipment Sales ($22.4 million) and Retail Service, Supplies and Rental Costs ($10.5 million). The write-down to fair market value reflects the decrease in value of our analog assets caused by the photocopier industry's rapid transition to digital products. In addition, our results for the third quarter of fiscal 2001 include an $11.3 million adjustment to retail service revenue for revised estimates of unbilled service revenue.

   Our gross profit as a percentage of our retail equipment sales declined to 22.0% for the nine months ended December 31, 2000, from 30.1% for the nine months ended December 31, 1999. This decrease was primarily due to the write-down of analog inventory and rental equipment discussed above. Excluding these items, our gross profit as a percentage of retail equipment sales was 26.7% for the nine months ended December 31, 2000. The decrease is primarily due to increased competition and pricing pressures, which we believe are affecting the photocopier industry as a whole.

   As a percentage of revenue, the gross profit margin on retail service, supplies and rentals decreased to 35.6% for the nine months ended December 31, 2000 from 39.7% for the nine months ended December 31, 1999, due in part to the write-down of analog inventory and the adjustment to retail service revenue discussed above. In addition, the gross profit margin on retail service supplies and rentals was affected by lower service revenue, which is a result of the decline in the number of service contracts that we have for analog photocopiers.

   As a percentage of revenue, the gross profit margin on our wholesale sales decreased to 16.5% for the nine months ended December 31, 2000 from 18.2% for the nine months ended December 31, 1999. Excluding the Omnifax business sold in July 1999, the gross profit margin on wholesale sales was slightly lower for the nine months ended December 31, 2000 as compared to the same period in the prior fiscal year.

   Selling, General and Administrative Expenses: Our selling, general and administrative expenses declined by $63.2 million to $487.9 million for the nine months ended December 31, 2000, from $551.1 million for the nine months ended December 31, 1999. The lower expense amounts were primarily due to foreign currency movements reducing the costs of our international operations, lower employment costs, and lower sales commissions resulting from lower revenues. However, expenses increased as a percentage of total revenue from 29.3% to 31.1% due to the decline in revenue.

   Amortization of Intangible Assets: Amortization of our intangible assets increased to $29.1 million for the nine months ended December 31, 2000, from $10.7 million for the nine months ended December 31, 1999 primarily due to the write-off of goodwill attributable to our Australian subsidiary of $18.8 million. The write-off of the goodwill was necessary because our forecast of future cash flows from our Australian subsidiary's operations was insufficient to recover the amount of goodwill recorded.

   Earnings (loss) from Operations: We reported an operating loss of $57.3 million for the nine months ended December 31, 2000, compared to earnings of $116.8 million for the nine months ended December 31, 1999. The decrease in earnings is partially due to the write-down of analog inventory and rental equipment ($32.9 million), the net restructuring charge ($19.3 million), the write-off of goodwill for our Australian subsidiary ($18.8 million), and the charge for the revised estimates of unbilled service revenue ($11.3 million). In addition to these items, earnings from operations were negatively impacted by lower revenues and gross margins as previously discussed.

   Interest Expense and Other Net: Interest expense and other, net decreased to $68.3 million for the nine months ended December 31, 2000, compared to $76.6 million for the nine months ended December 31, 1999. Excluding the $2.1 million loss related to the sale of our Omnifax business in the prior year, interest expense and other, net decreased by $6.3 million. This is primarily a result of a $13.8 million decrease in interest expense due to lower indebtedness in fiscal 2001, partially offset by a $5.0 million increase in foreign exchange losses and a $1.9 million increase in the amount of bank waiver fees that we expensed during the nine months ended December 31, 2000.

   Income Taxes: We recorded an income tax benefit of $32.4 million for the nine months ended December 31, 2000, compared to a $11.2 million provision for the nine months ended December 31, 1999. The decrease was primarily due to the loss in the current year. The combined effective income tax rate decreased to 25.8% for the nine months ended December 31, 2000, compared to 28.0% for the nine months ended December 31, 1999. The decrease is primarily due to the write-off of goodwill with no associated tax benefit as well as a shift in income, which we expect will continue through the end of fiscal year 2001, from lower to higher tax jurisdictions and changes in the classification of income taxed at various rates within these jurisdictions.

   Net Earnings (Loss): As a result of the factors discussed above, we incurred a net loss of $93.2 million for the nine months ended December 31, 2000, compared to net earnings of $28.9 million for the nine months ended December 31, 1999.

Three Years Ended March 31, 2000, 1999 and 1998

   The following comparison analysis for the three years ended March 31, 2000 is based on our results before the effect of all restructuring and other special charges which were taken during the fiscal 1998 and 1999 years. In fiscal year 2000, we reversed $4.1 million in unutilized reserves associated with our fiscal year 1999 and 1997 restructuring charges.

   Revenue: In fiscal year 2000, our revenue declined 14% to $2.5 billion compared to $2.9 billion in fiscal year 1999. Our revenue for fiscal year 2000 was affected by the sale of our Omnifax business effective July 30, 1999 and the closure of our United States wholesale division effective March 31, 1999. Our results for fiscal year 2000 included $35.7 million of revenue from the Omnifax business compared to $111.0 million for fiscal year 1999. In addition, our United States wholesale operations reported revenue of $96.7 million in fiscal year 1999.

   Our fiscal year 2000 retail equipment sales declined 3% to $742.1 million from $764.6 million in fiscal year 1999. In fiscal year 1999, we entered into several key strategic vendor alliances and expanded our worldwide product portfolio to add new color, digital and high-volume products as discussed below in the fiscal year 1999 review. Related to this strategic focus, we took actions aggressively to move away from the sale of low segment analog machines during fiscal year 2000. Although not evident from the fiscal year-over-year comparison, we reported sequential quarterly growth in our retail equipment sales during the second and fourth quarters of fiscal year 2000, while the third quarter remained relatively flat. Further, strengthened by our expanded product portfolio, fiscal year 2000 sales of black and white digital and color equipment represented 42% of retail equipment sales compared to 25% in fiscal year 1999.

   Our retail service, supplies and rentals revenue declined 14% to $1.6 billion in fiscal year 2000 from $1.9 billion in fiscal year 1999. The decline was due to the sale of non-core operations, including our Omnifax business in July 1999. The decline was also due to a decline in our analog machine base due to shifts in the industry and product mix to mid- and high-volume digital and color equipment. As discussed above, we took actions aggressively to move away from the sale of low segment analog machines which impacted service and supply revenue.

   Our fiscal year 2000 wholesale revenue declined 49% to $105.4 million from $208.1 million in fiscal year 1999 primarily due to the closure of our United States wholesale division effective March 31, 1999. As mentioned above, the United States wholesale division reported revenue of $96.7 million in fiscal year 1999. The decision to close our United States wholesale operations was in-line with our strategy to focus on higher margin businesses.

   Our fiscal year 1999 revenue declined 13% to $2.9 billion from $3.3 billion in fiscal year 1998, due to lower revenue in all segments of our business. Our retail equipment sales and retail service, supplies and rentals revenue were lower in both the United States and international markets. The decline in our wholesale revenue was primarily due to declining sales in our United States wholesale operations. We closed our United States wholesale operations effective March 31, 1999.

   We believe the decline in our fiscal year 1999 retail equipment sales, which declined 23% from fiscal year 1998 to $764.6 million, was related to a number of factors:

  . Equipment sales in the United States and international markets were affected in the third and fourth quarters of fiscal year 1999 by negative press regarding our financial situation at that time, which led to some price discounting.

  . Our product availability was constrained due to stricter credit terms with suppliers primarily during the third quarter of fiscal year 1999.

  . We lacked the digital product availability necessary to compete in the marketplaces experiencing a fast move towards digital products, primarily the United States and Australia.

  . During the second half of fiscal year 1999, we also experienced difficulties in receiving lease financing, resulting in delays and loss of sales worldwide.

  . Equipment sales by our International division, primarily in the United
    Kingdom and Australia, were impacted as a result of competitive pressures from Japanese manufacturers selling directly to customers.

   We took several steps in fiscal year 1999 to improve our digital portfolio to meet the shift in customer demand. In September 1998, we entered into an alliance with Canon, allowing us to offer the complete line of Canon digital color copiers to all of our customers throughout North America and Europe and in some Latin American countries. In January 1999, we received authorization from Canon to offer a full line of digital black and white copiers throughout the United States. We have similar distribution rights for Toshiba's digital black and white products.

   We introduced distribution of the Digimaster 9110, our first high-volume digital machine, in March 1999. We launched worldwide distribution of the Digimaster 9110 in July 1999.

   Our retail service, supplies and rentals revenue declined 7% to $1.9 billion in fiscal year 1999 from $2.1 billion in fiscal year 1998. The decline was primarily due to two factors.

  . A reduction in the number of photocopiers in the United States under service contracts, specifically within our larger named accounts, resulted in a decline in service and supply revenue.

  . Supply sales by our International division weakened due to the competitive pressures from Japanese manufacturers selling directly to customers.

   Our wholesale revenue declined 19% to $208.1 million in fiscal year 1999 from $257.0 million in fiscal year 1998. The decline was primarily due to lower sales in the United States in both equipment and supplies as a result of focusing our efforts on higher profit margin sales. We closed our United States wholesale division effective March 31, 1999.

   Approximately 40% of our revenue is generated in countries outside of the United States. As a result of foreign currency fluctuations, our revenue for the fiscal years 2000, 1999 and 1998 was negatively impacted by approximately $67.1 million, $16.8 million and $100.0 million, respectively.

   Gross Profit: For fiscal year 2000 our gross profit declined 7% to $870.4 million from $935.1 million in fiscal year 1999. Our gross profit as a percentage of total revenue increased to 34.9% in fiscal year 2000 from 32.3%, before special charges, in fiscal year 1999. The increase in our combined gross profit margin was attributable to improvements in each of our revenue categories.

   Our gross profit as a percentage of retail equipment sales increased to 29.4% in fiscal year 2000 from 22.6%, before special charges, in fiscal year 1999. Changes in the current product mix resulting from new, higher margin color, digital and high-volume products, positively affected the fiscal year 2000 retail equipment margin. The higher retail equipment margin was partially offset by a reduced margin in the fourth quarter of fiscal year 2000 related to our decision to sell off end of life Kodak analog equipment at significantly reduced margins. Also affecting the retail equipment margin were manufacturer price increases on digital equipment, which were not fully recovered in our pricing actions during the fourth quarter of fiscal year 2000. The margin for fiscal year 1999 also reflected the impact of the write-down of certain non-Kodak branded inventory to estimated market value and our efforts to reduce out-of-box inventories during the third quarter of fiscal year 2000.

   Our gross profit margin on retail service, supplies and rentals increased to 38.4% in fiscal year 2000 compared to 38.1%, before special charges, in fiscal year 1999. The increase was primarily due to improvements in United States service productivity. The improvement in the service margin for fiscal year 2000 was partially offset by a lower margin in the fourth quarter of fiscal year 2000 which was impacted by higher parts costs specifically related to parts used in the servicing of Kodak photocopiers. The service margin was also affected by lower service revenue in the fourth quarter, which has resulted from the decline in the number of photocopiers under service contracts.

   Our gross profit margin on wholesale sales increased to 17.7% in fiscal year 2000 compared to 13.9%, before special charges, in fiscal year 1999. This was primarily due to the closure of our United States wholesale operations effective March 31, 1999. The United States wholesale operations generated a lower gross profit margin than our international wholesale business.

   Our gross profit declined 18% to $935.1 million in fiscal year 1999 from $1.2 billion in fiscal year 1998. The total gross profit margin decreased to 32.3% in fiscal year 1999 from 35.5% in fiscal year 1998. The decline in our total gross profit margin, before special charges, was primarily due to a lower margin on retail equipment sales. Including the effect of special charges to cost of retail equipment sales, retail service, supplies and rental costs, and wholesale costs of revenue during fiscal year 1999 and a $10.0 million provision for the anticipated shortfall in equipment purchases recorded in the third quarter of fiscal year 1998, gross profit was $876.8 million in fiscal year 1999 compared to $1.2 billion in fiscal 1998. See Note 7 to the consolidated financial statements on page F-12 for a further discussion.

   Our gross profit as a percentage of retail equipment sales decreased to 22.6% in fiscal year 1999 compared to 32.3% in fiscal year 1998, before special charges. The decline in the retail equipment sales margin was attributable to several factors, including the write-down of certain of our non-Kodak branded inventory to estimated market value during the third quarter of fiscal year 1999 and our efforts to reduce used machine and out-of-box inventories during fiscal year 1999. The net impact of these factors was approximately $25.0 million. Other factors that affected our retail equipment sales margin were primarily external market pressures. Negative press during the third and fourth quarters of fiscal year 1999 regarding our financial situation led to price discounting to customers. The impact of competitive pressures on equipment sales has increased as a result of the shift to digital products in the United States and the direct selling by Japanese manufacturers in our international markets. Our gross profit as a percentage of retail equipment sales, including the effect of special charges, declined to 18.6% for fiscal year 1999.

   Our gross profit margin on retail service, supplies and rentals, declined to 38.1% in fiscal year 1999 compared to 39.1% in fiscal year 1998, before special charges. We reported a gross profit margin of 36.7% in fiscal year 1999. This gross profit margin included special charges to retail service, supplies and rental costs.

   Our gross profit margin on wholesale sales declined to 13.9% in fiscal year 1999 from 19.1% in fiscal year 1998. The decline was primarily due to competitive pressures in the international and United States markets and a write-down of our United States wholesale inventory to estimated market value. In addition, our gross profit margin on wholesale margin in fiscal year 1998 was particularly strong due to solid private label sales. We reported a gross profit margin of 13.6% in fiscal year 1999, including special charges to wholesale costs of revenue for the write-down of inventory.

   Selling, General and Administrative Expenses: Our selling, general and administrative expenses declined 20% to $738.3 million in fiscal year 2000 from $919.9 million in fiscal year 1999 before special charges. As a percentage of revenue, expenses decreased to 29.6% for fiscal year 2000 compared to 31.8% in fiscal year 1999. This decrease was due in part to:

  . cost savings achieved through our restructuring initiatives and worldwide cost reduction program implemented in December 1998;

  . the closure of our United States wholesale division in March 1999; and

  . the sale of our Omnifax business in July 1999.

   Expenses declined 2% to $919.9 million in fiscal year 1999 from $941.7 million in fiscal year 1998, respectively. Selling expenses declined, primarily due to lower retail equipment sales. However, this was partially offset by higher general and administrative expenses, the majority of which occurred during the second half of fiscal year 1999. Primary factors of the increase in general and administrative expenses included:

  . increased bad debt expenses;

  . professional fees related to our restructuring efforts; and

  . costs associated with the transition of the Office Imaging business from Kodak's computer system to Danka's computer system due to termination of our research and development agreement with Kodak in December 1998.

   The net impact of these factors was approximately $15.0 million. During the third quarter of fiscal year 1999, we implemented a worldwide cost reduction program with the goal of reducing expense levels. As a percentage of revenue, total expenses increased to 31.8% in fiscal year 1999 from 28.3% in fiscal year 1998. The increase was primarily due to the decline in total revenue. We reported total expenses of $936.7 million, including the effect of special charges during fiscal year 1999.

   Amortization of Intangible Assets: Amortization of intangible assets totaled $14.3 million, $19.7 million and $21.2 million for fiscal years 2000, 1999 and 1998. The decrease in fiscal year 2000 was principally related to the write-off of goodwill in fiscal year 1999. Our total goodwill was also reduced in fiscal year 2000 because of the sale of our Omnifax business. We continually evaluate our goodwill and other long-lived assets for recoverability. In fiscal year 1999, we determined that based on changes in the business environment and an analysis of projected cash flows, the carrying amount of certain goodwill and other long-lived assets in the United States and Canada would not be recoverable. Accordingly, we wrote-down $107.9 million during the third quarter of fiscal year 1999, comprised of $89.5 million in the United States and $18.4 million in Canada. In the fourth quarter of fiscal year 1999, we closed our United States wholesale operations and wrote-off $1.6 million of goodwill.

   Commitment to Kodak Under Research and Development Agreements: In connection with the acquisition of the Office Imaging and outsourcing businesses in December 1996, we were providing funding to Kodak for ongoing research and development for new electrophotographic equipment under a research and development agreement. We were to pay Kodak a sum of $175.0 million over the period April 1, 1997 through December 31, 2002 (plus an additional $30.0 million if certain milestones were met). The research and development agreement was terminated as of December 15, 1998. Following the termination of this agreement, we reached a new agreement with Kodak under which Kodak was required to finish the development of a digital high-volume copier, the Digimaster 9110, and we agreed to pay Kodak $23.0 million. We recorded commitments to Kodak under research and development agreements of $53.4 million and $50.0 million in fiscal years 1999 and 1998, respectively. We had no further commitments to Kodak for research and development in fiscal year 2000.

   Restructuring Charges: We recorded a $42.7 million pre-tax restructuring charge during fiscal year 1999, primarily related to our worldwide cost reduction program announced during the third quarter. The fiscal year 1999 restructuring charge was reduced by $1.9 million for remaining liabilities unused from prior restructuring charges in fiscal year 1998 and fiscal year 1997 resulting in a net charge of $40.8 million. We also reversed $4.1 million in fiscal year 2000 which is included as a credit to restructuring charges. Of the total amount, $3.1 million related to lease obligations originally provided for in the 1997 restructuring plan which were not utilized as a result of favorable lease settlements on certain facilities. The remaining $1.0 million reversal related to estimated severance provided for in the 1999 restructuring plan which was not fully utilized. In fiscal year 1998, we recorded an $11.0 million pre-tax restructuring charge principally related to the integration of our office imaging business. The charge consisted of severance and other employee termination benefits.

   Earnings (Loss) from Operations: Earnings from operations increased to $117.8 million in fiscal year 2000 compared to an operating loss of $57.9 million in fiscal year 1999, before restructuring and other special charges. Earnings from operations were positively impacted by:

  . the higher combined gross profit;

  . lower selling, general and administrative expenses;

  . lower amortization expense; and

  . the elimination of our research and development commitments to Kodak.

   Our operating loss of $57.9 million in fiscal year 1999 before restructuring and special charges compared to earnings from operations of $168.4 million in fiscal year 1998. Fiscal year 1999 earnings from operations were primarily impacted by a decline in revenue, lower combined gross profit and higher selling, general and administrative expenses. We reported an operating loss of $283.3 million in fiscal year 1999, including restructuring and other special charges.

   Interest Expense and Other, Net: Our interest expense and other, net increased to $107.6 million in fiscal year 2000 compared to $74.2 million in fiscal year 1999 and $64.2 million in fiscal year 1998. The interest expense increase in fiscal year 2000 was primarily due to a higher interest rate under our credit agreement. It also includes covenant waiver fees of $16.9 million that we incurred as a result of amendments to our credit agreement effective June 15, July 9 and December 1, 1999. The increase of other expenses in fiscal year 2000 is related to several other factors, including:

  . a loss of $2.1 million related to the sale of our Omnifax business in July 1999;

  . foreign exchange losses of $0.6 million; and

  . settlement of a lawsuit brought against us by Wasserstein Perella, our former financial advisers, for $4.3 million.

   The interest expense increase in fiscal year 1999 was due to higher levels of borrowings, a higher interest rate under our credit agreement and waiver fees. The interest rate increase and waiver fees were related to amendments to our credit agreement effective June 30, 1998 and waivers dated October 18, 1998 and February 26, 1999.

   Income Taxes: Our income taxes increased to $4.0 million for fiscal year 2000 compared to a tax benefit of $62.8 million for fiscal year 1999 after restructuring and other special charges. The increase was primarily due to a higher level of earnings. The combined effective income tax rate was 28.0% for fiscal year 2000 compared to a 17.6% tax benefit in fiscal year 1999 due to the loss before income taxes. The reduction from the statutory U.K. tax rate of 30.0% in fiscal year 2000 was due to utilization of tax loss carry-forwards. For fiscal year 1998, we reported income taxes of $31.0 million, based on an effective income tax rate of 37.2%.

   The reduction in the fiscal year 1999 effective tax rate was the result of non-tax deductible items, primarily:

  . the write-off of goodwill and other long-lived assets;

  . valuation allowances established as a result of uncertainties about the ability to utilize net operating loss carry-forwards in some jurisdictions, principally the United Kingdom and Canada; and

  . the pre-tax operating loss that we incurred.

   Our effective tax benefit for fiscal year 1999 was 10.0%, excluding the effect of restructuring and other special charges.

   Net Earnings (Loss): We reported net earnings of $7.3 million in fiscal year 2000, excluding the $4.1 million restructuring credit, compared to a net loss of $118.9 million in fiscal year 1999, before restructuring and other special charges.

   The increase was attributable to:

  . higher combined gross profit;

  . lower selling, general and administrative expenses;

  . lower amortization expense; and

  . the elimination of research and development commitments to Kodak.

   We reported net earnings of $65.4 million in fiscal year 1998 before restructuring and other special charges.

   Including the effect of restructuring and other special changes, we reported net earnings of $10.3 million in fiscal year 2000, a net loss of $294.8 million in fiscal year 1999 and net earnings of $52.2 million in fiscal 1998.

Exchange Rates

   Fluctuations in the exchange rates between the pound sterling and the United States dollar affect the dollar equivalent of the pound sterling market price of our ordinary shares on the London Stock Exchange and, as a result, are likely to affect the market price of our American depositary shares.

   We operate in approximately 30 countries worldwide. Fluctuations in exchange rates between the United States dollar and the currencies in each of the countries in which we operate, affect:

  . the results of our international operations reported in United States dollars; and

  . the value of the net assets of our international operations reported in United States dollars.

   The results of operations, financial condition and competitive position of our business are affected by the relative strength of currencies in the countries where our products are currently sold. In particular, the results of several of our European subsidiaries have been adversely affected by the decline of the Euro against the dollar. Our results of operations and financial condition have been, and may continue to be, adversely affected by fluctuations in foreign currencies and by translations of the financial statements of our foreign subsidiaries from local currencies into United States dollars.

Liquidity and Capital Resources

   We have a credit agreement with a consortium of international bank lenders through March 31, 2002. As amended on December 1, 1999, the credit agreement requires that we maintain minimum levels of adjusted consolidated net worth, cumulative consolidated EBITDA, a ratio of consolidated EBITDA to interest expense, and a consolidated fixed charge coverage ratio and a consolidated total leverage ratio, each as defined in the credit agreement.

   As of December 31, 2000, we owed approximately $551.3 million under the credit agreement. The available unused commitments as of December 31, 2000 are $12.2 million. Our new borrowings are currently limited to amounts necessary for ordinary operational needs. The credit agreement prohibits us from incurring other significant indebtedness. We were incurring interest on that indebtedness at a weighted average rate of 8.94% and 7.62% per annum, respectively. Effective interest rates under the credit agreement are LIBOR, or comparable interbank rates for non-United States dollars, plus 2.75 percent.

   Our indebtedness under the credit agreement is secured by substantially all of our United States assets. The credit agreement contains negative and affirmative covenants which place restrictions on dispositions of assets, capital expenditures, incurring additional indebtedness and creating liens, prohibit the payment of dividends (other than payment-in-kind dividends on our participating shares) and require us to maintain certain financial ratios as described above. We are not permitted to make any acquisitions of businesses, except with the approval of our bank lenders. We cannot dispose of any of our assets outside the ordinary course of our business without the approval of our bank lenders.

   While we are generally prohibited from incurring new indebtedness other than under the credit agreement, we are permitted to borrow up to $40.0 million at any one time outside of the credit agreement to finance the purchase of high-volume digital copiers and to secure those loans with liens upon the financed equipment.

   Effective December 15, 2000, we obtained an amendment to the credit agreement which modifies the financial covenants for the period December 31, 2000 through March 28, 2001. Without this amendment we would have been in violation of certain covenants. During the waiver period ending March 28, 2001, we may receive advances under the credit agreement for ordinary operational needs. We will pay fees to our bank lenders for the December 2000 amendment of approximately $1.5 million. These fees will be expensed in the quarter ending March 31, 2001.

   We expect that we will require an additional amendment to, or a further waiver of, the financial covenants as of March 29, 2001. We have requested an additional amendment providing relief from the financial covenants through July 16, 2001. However, we cannot assure you that our senior bank lenders will be prepared to provide the amendment. In the absence of a further amendment or waiver to the credit agreement, after March 28, 2001, our lenders would be entitled to exercise all of their rights under the credit agreement including, without limitation, if lenders owning a majority of our outstanding indebtedness under the credit agreement so decide, declaring all amounts outstanding under the credit agreement immediately due. Accordingly, we are reflecting our indebtedness under the credit agreement as a current liability on our December 31, 2000 balance sheet. The financial covenants that apply under the credit agreement for the period from December 31, 2000 to March 28, 2001, and the financial covenants that will apply from March 29, 2001, are as follows:

                           Required amounts and
                              ratios for the                         Required
                           period December 31,   Actual amounts    amounts and
                               2000 through       and ratios at     ratios at
                              March 28, 2001    December 31, 2000 March 29, 2001
                           -------------------- ----------------- --------------
Minimum Adjusted
 Consolidated Net Worth..      $286,000,000       $346,937,000     $426,400,000
Minimum Cumulative Ad-
 justed Consolidated
 EBITDA (latest 12
 months).................      $161,000,000       $163,924,000     $253,517,000
Minimum Ratio of Consoli-
 dated EBITDA to Interest
 Expense (latest 12
 months).................              1.90               1.99             2.00
Minimum Consolidated
 Fixed Charge Coverage
 Ratio...................              0.80               0.96             1.50
Maximum Consolidated To-
 tal Leverage Ratio (lat-
 est 12 months)..........              5.30               5.09             3.25

  . The Minimum Consolidated Fixed Charge Coverage Ratio is defined as
    Cumulative Consolidated EBITDA less the last 12 months of Adjusted Capital Expenditures divided by total adjusted interest expense.

  . The Maximum Consolidated Total Leverage Ratio is Indebtedness divided by
    Cumulative Consolidated EBITDA.

   We are required to make a scheduled repayment of the approximately $30.0 million of outstanding principal under the term loan component of the credit agreement on April 1, 2001. We are required to make an interest payment on our senior bank debt of approximately $11.0 million on March 30, 2001. We are also required on April 1, 2001 to make an interest payment of $6.75 million on our 6.75% convertible subordinated notes and a rent payment of $1.2 million on our tax retention operating lease. In total, these payments amount to approximately $48.95 million. We expect to make these payments when due, however, our making of these payments will further reduce our short-term liquidity. Although we currently expect to have sufficient funds to make these payments, we cannot assure you that we will be able to make the payments.

   We are currently taking actions intended to permit us to maintain liquidity on a long-term basis. We are in the process of trying to obtain alternative long-term bank financing to refinance our indebtedness under the credit agreement. The $200.0 million in principal amount of the old notes is due for repayment on April 1, 2002. We believe that it is highly unlikely that we will be able to refinance our indebtedness under the credit agreement while any substantial portion of the old notes are outstanding. Therefore, we are currently undertaking this exchange offer. We also plan to sell DSI and use the net proceeds of sale to repay part of our indebtedness under the credit agreement and finance the cash consideration that we plan to offer under this exchange offer. We believe that our best opportunity to refinance our indebtedness under the credit agreement in an expedited manner is to complete this exchange offer and sell DSI. Both of these transactions are contingent upon our obtaining various regulatory and third party approvals and meeting certain conditions. We are hoping to complete all of these transactions in the first quarter of our fiscal year 2002. We cannot assure you that we will be successful in our efforts to implement our plan to refinance our indebtedness under the credit agreement, complete this exchange offer or sell DSI, whether within the planned timeframe or at all. If we are not successful, then we may have to consider other alternatives to refinance our indebtedness. These other alternatives may include the disposal of some or all of our businesses and assets, in addition to DSI.

   We do not expect to be able to complete the three planned transactions by March 28, 2001. Therefore, we expect to require a waiver or amendment of the financial covenants under the credit agreement after March 29, 2001. We have commenced discussions with our senior lenders and we anticipate that, particularly if our efforts to complete the three transactions are proceeding at a reasonable pace, our senior lenders may be prepared to provide a waiver or amendment, and we cannot assure you that they will do so.

   On December 17, 1999, we issued 218,000 new 6.50% senior convertible participating shares for $218.0 million. The participating shares are entitled to dividends equal to the greater of 6.50% per annum or ordinary share dividends on an as converted basis. Dividends are cumulative and are paid in the form of additional participating shares for the first five years. The participating shares are currently convertible into ordinary shares at a conversion price of $3.10 per ordinary share (equal to $12.40 per American depositary share), subject to adjustment in certain circumstances to avoid dilution of the interests of participating shareholders. The participating shares have voting rights, on an as converted basis, currently corresponding to approximately 23% of the total voting power of our capital stock. As of December 31, 2000, we have issued an additional 13,236 participating shares as payment-in-kind dividends.

   We are not permitted to pay dividends (other than payment-in-kind dividends on our participating shares) under the credit agreement and do not anticipate the payment of a dividend on ordinary shares in the foreseeable future. We are an English company and, under English law, we are allowed to pay dividends only if we have "distributable profits." As of the date of this prospectus, we do not have any distributable profits.

   The Internal Revenue Service has completed an examination of our federal income tax returns for the fiscal years ended March 31, 1996 and 1995. We received a notice of proposed deficiency in November 1999. The principal adjustments relate to the timing of certain deductions associated with leased equipment financing. We have filed a protest and are meeting with the Appellate Division of the Internal Revenue Service to resolve this issue. If the Internal Revenue Service were to prevail, net operating losses available for carryback to these years would increase by corresponding amounts. Discussions are ongoing and we expect that the issue will be resolved favorably for the Company and its resolution will not have a material impact on our financial position, results of operations or liquidity.

   The Internal Revenue Service has also commenced an examination of our federal income tax returns for the fiscal years 1998 and 1997. This audit is in an early stage and no adjustments have been proposed.

   In addition to the foregoing, an audit by fiscal authorities in the Netherlands has commenced into our Dutch operations. We do not believe that this audit, or any result thereof, will have a material impact on our financial position, results of operations or liquidity. Until finalization of the audit, we cannot determine the ultimate amount of taxes due in the Netherlands nor whether any additional assessments, potentially including interest and penalties, could have an adverse impact on our liquidity.

   Our net cash flow provided by operating activities was $90.3 million and $117.8 million for the nine months ended December 31, 2000 and 1999, respectively. Operating cash flow for the nine months ended December 31, 2000 was primarily affected by a decrease in cash provided by net earnings, as well as changes in working capital accounts. Accounts receivable and inventory account changes provided in excess of $100.0 million in cash but this was partially offset by decreases in accounts payable and accrued expenses due to payments of trade payables, employee commissions, and a legal settlement. Cash flow used in investing activities was $62.9 million and $49.5 million for the nine months ended December 31, 2000 and 1999, respectively. The increase of cash used in investing activities for the nine months ended December 31, 2000 was primarily due to the $45.0 million in cash proceeds received from the sale of our Omnifax business in July 1999. Excluding the Omnifax sale, cash flow used in investing activities would have decreased by $31.6 million for the nine months ended December 31, 2000 as compared to the nine months ended December 31, 1999, due in large part to our reduction in capital expenditures for equipment on operating leases. Net cash used in financing activities was $35.4 million and $51.1 million for the nine months ended December 31, 2000 and 1999, respectively. The change in cash used in financing activities was primarily due to prior year repayment of borrowings from the cash received as a result of the Omnifax sale in July 1999.

Market Risk Management

   Interest rate risk: Our exposure to interest rate risk primarily relates to our long-term debt. As outlined above in "Liquidity and Capital Resources," our credit agreement at December 31, 2000 had an outstanding balance of $521.3 million under the revolving component and approximately $30.0 million under the term loan. These amounts were incurring interest at a weighted average rate of 8.94% and 7.62% per annum, respectively.

   We have notes payable with an aggregate outstanding balance of $4.5 million as of December 31, 2000 bearing interest from prime to 12%.

   Based on the outstanding balance under our credit agreement, a change of 100 basis points in the average interest rate, with all other variables remaining constant, would cause an increase/decrease in our interest expense of approximately $5.5 million on an annual basis, without taking account of the offset of the interest rate swap agreements discussed below.

   We offset our interest rate risk by holding both fixed and variable debt as well as interest rate swap agreements. Under our credit agreement, we are required to enter into arrangements that provide protection from the volatility of variable interest rates for a portion of the outstanding principal balance on the credit agreement. As of December 31, 2000, we had interest rate swap agreements with three financial institutions, effectively converting portions of our indebtedness with variable interest rates into fixed rates for the next six months. As of December 31, 2000, we maintained interest rate swaps on notional amounts of DEM65.1 million ($30.8 million), NLG93.6 million ($39.3 million), FRF166.9 million ($23.5 million), with weighted average fixed rates of approximately 4.4%. Based on the United States dollar balances maintained on the swap agreements, a 100 basis point change in the interest rate, with all other variables remaining constant, would result in gains/losses on these interest rate swap agreements of approximately $940,000.

   In March 1995, we issued $200.0 million of fixed rate old notes at par, due April 2002. The estimated fair value of the notes at February 16, 2001 was approximately $30.0 million, based on our estimate of the trading price of the notes.

   After adjusting for the above interest rate swaps, and including our old notes, approximately 39% of our total indebtedness is at a fixed rate.

   Currency exchange risk: We are a multinational corporation and foreign exchange risk arises as a normal part of business. We minimize this risk by transacting our international business in local currencies. In this manner, assets and liabilities are matched in the local currency which reduces the need for United States dollar conversion. In addition, at December 31, 2000, approximately 16% of our indebtedness was non-United States dollar denominated. Any foreign currency impact on translating assets and liabilities into United States dollars is included as a component of shareholders' equity. Our recent results have been considerably negatively impacted by foreign currency covenants, in particular the decline of the Euro and the United Kingdom Pound against the Dollar.

   We occasionally enter into forward and option contracts with major banks to manage our exposure to foreign currency fluctuations. As of December 31, 2000, we had no outstanding forward contracts or option contracts to buy or sell foreign currency. For the nine months ending December 31, 2000 and the three years ending March 31, 2000, gains and losses included in our consolidated statements of operations on forward contracts and option contracts were not material.

Seasonality

   We have experienced some seasonality in our business. Our European and Canadian operations have historically experienced lower revenue for the second quarter of our fiscal year, which is three month period ended September 30. This is due to increased vacation time by Europeans and Canadians during July and August. This has resulted in reduced sales activity and reduced usage of photocopiers, facsimiles and other office imaging equipment during that period.

                                   MANAGEMENT

Directors and Executive Officers

   In the table below is information regarding the current directors and executive officers and persons chosen to become directors of the company and our primary operating subsidiaries. The executive officers serve at the pleasure of the respective boards of directors.

                                                                      Board Committees
                                                           --------------------------------------
                                                                               Human   Director's
          Name           Age          Position(s)          Nominations Audit Resources  Rotation
          ----           --- ----------------------------  ----------- ----- --------- ----------
David W. Kendall........  65 Chairman and Director             --       --      --        2001
Michael B. Gifford......  65 Chief Executive Officer and
                              Director                           X      --      --        2002
P. Lang Lowrey..........  47 Chief Executive Officer and
                              Director with effect from
                              March 1, 2001                    --       --      --         --
Brian L. Merriman.......  63 President, Chief Operating
                              Officer and Director             --       --      --        2001
Richard C. Lappin.......  56 Director                            X      --        X       2002
Richard F. Levy.........  70 Director                            X        X     --        2003
J. Ernest Riddle........  59 Director                            X        X     --        2003
James L. Singleton......  45 Director                            X      --        X        N/A
Anthony D. Tutrone......  36 Director                            X        X     --         N/A
C. Anthony Wainwright...  67 Director                            X      --        X       2002
Paul G. Dumond..........  45 Company Secretary                 --       --      --         --
F. Mark Wolfinger.......  45 Executive Vice President and
                              Chief Financial Officer          --       --      --         --

   David W. Kendall. Mr. Kendall was named our chairman in October 1998. Mr. Kendall has served as one of our directors since July 1993. He is chairman of Celtic Energy Ltd., a Welsh coal mining company Blagden Industries plc, a chemicals company, and Wagon plc, an engineering company. Mr. Kendall is a non-executive director of Gowrings plc, a motor distributor, and The British Standards Institution. Mr. Kendall has previously served as executive deputy chairman of British Coal, a coal mining company, as chairman of each of Bunzl PLC, a U.K. conglomerate, Ruberoid PLC, a manufacturer and supplier of building products, Whitecroft plc, a U.K. conglomerate and as chief executive of BP Oil Ltd., an oil refining and marketing company. Mr. Kendall will resign as our chairman and as a director effective March 1, 2001.

   Michael B. Gifford. Mr. Gifford was appointed as our chief executive officer in October 2000 to fill the vacancy created by the resignation of Larry K. Switzer. Mr. Gifford was appointed to our board of directors in September 1999. From 1983 through 1996, Mr. Gifford was group chief executive of the Rank Organization Plc, a London based leisure and entertainment conglomerate and the joint venture partner for Xerox operations outside the Americas. During that period, he served as the Rank representative on the Rank Xerox board. He was also a director of Fuji Xerox, whose operations covered the Eastern Hemisphere. Mr. Gifford also served on the Board of English China Clays Plc from 1992 to 1999. He is currently a director of The Gillette Company, a United States quoted global consumer products company. Effective March 1, 2001, Mr. Gifford will be appointed as our Chairman and Mr. P. Lang Lowrey III will be appointed as our chief executive officer.

   P. Lang Lowrey III. Mr. Lowrey was appointed as our chief executive officer and director on February 14, 2001 effective March 1, 2001. From 2000 to February 2001, Mr. Lowrey served as chief executive officer of eMags Solutions, LLC, a worldwide data storage solutions and services company and as chairman of eMags since 1999. From 1995 to 1997, Mr. Lowrey served as chairman and chief executive officer of Anacomp, Inc., an imaging solutions and services company. From 1997 to 1998, Mr. Lowrey was chairman emeritus of Anacomp. Since 1997, Mr. Lowrey has been the managing partner of Buckhead Angels, an e-commerce venture capital group.

   Brian L. Merriman. Mr. Merriman joined us in July 1998 and was appointed to our board of directors in July 1999. Mr. Merriman was also appointed in July 1999 to serve as our president and chief operating officer worldwide and is responsible for the sales, service and marketing activity of our global operations. Before Mr. Merriman's appointment to the board of directors in July 1999, he served as president and chief operating officer of Danka Americas, including the United States, Canada and Latin America regions. From 1994 to 1998 Mr. Merriman served as senior vice president of the Electronic Imaging Division of Toshiba America Information Systems, Inc. Mr. Merriman has also held several senior level positions with Savin Corporation and Konica Business Machines USA, Inc.

   Richard C. Lappin. Mr. Lappin was appointed as a director in September 1999. Mr. Lappin has been a Senior Managing Director at Blackstone Group since 1999. Before joining Blackstone, Mr. Lappin served as President of Farley Industries, which included West Point-Pepperell, Inc., Acme Boot Company Inc., Magnus Metals, Inc., and Fruit of the Loom, Inc. He was also president and chief executive officer of Doehler-Jarvis and Southern Fastening Systems. Mr. Lappin has also held senior executive positions with Champion Spark Plug Company and RTE Corporation. Mr. Lappin currently serves as a director of American Axle, Collins & Aikman, Premcor, Inc., Haynes, and Republic Technologies.

   Richard F. Levy. Mr. Levy was appointed as a director in February 2000. Since May 1996, Mr. Levy has been a partner at Altheimer & Gray, an international law firm based in Chicago, Illinois. Before joining Altheimer & Gray, Mr. Levy was a partner with Kirkland & Ellis, an international law firm also based in Chicago, Illinois. Mr. Levy also serves as vice chairman and a director of Amalgamated Investments Company, a bank holding company. Before 1998, he was a director of Ambassador Apartments, a large apartment real estate investment trust.

   J. Ernest Riddle. Mr. Riddle was appointed as a director in January 1998. From March 1997 to July 1999, Mr. Riddle was president and chief operating officer of Norrell Services, Inc., an outsourcing information technology and staffing services company based in Atlanta, Georgia. Before joining Norrell, Mr. Riddle spent four years with Ryder System, Inc., a logistics and transportation group, primarily in marketing and sales. He was President of Ryder International from October 1995 to December 1996. Mr. Riddle also has considerable experience in the photocopier industry, having worked for Xerox Corporation from 1966 to 1992 where he held several executive positions including vice president marketing and vice president operations for the United States group, and vice president worldwide marketing operations and vice president marketing/sales director for Rank Xerox in London. Mr. Riddle serves on the board of directors of AirNet Systems, Inc, a provider of time-sensitive small package delivery services. He also serves as a trustee of Brevard College and is on the board of visitors of the University of North Carolina.

   James L. Singleton. Mr. Singleton was appointed as a director in December 1999. In 1994 Mr. Singleton formed The Cypress Group LLC, a private equity firm, and currently serves as vice chairman. Previously, Mr. Singleton was a managing director in Lehman Brothers' Merchant Banking Group. Mr. Singleton serves on the board of directors of Cinemark USA Inc., Genesis Health Ventures, William Scotsman Inc., WESCO International Inc., ClubCorp Inc., HomeRuns.Com. Inc. and LP Thiebault & Company. Mr. Singleton was designated by the owners of the participating shares as their nominee to serve on the board of directors.

   Anthony D. Tutrone. Mr. Tutrone was appointed as a director in December 1999. In 1994 Mr. Tutrone became a principal of The Cypress Group LLC. In 1998, he was made a managing director. Before joining The Cypress Group LLC, Mr. Tutrone was a member of Lehman Brothers' Merchant Banking Group. Mr. Tutrone serves on the board of directors of AMTROL Inc. and WESCO International, Inc. Mr. Tutrone was designated by the owners of the participating shares as their nominee to serve on the board of directors.

   C. Anthony Wainwright. Mr. Wainwright was appointed as a director in September 1999. Since 1997, Mr. Wainwright has served as vice chairman of McKinney & Silver, a North Carolina advertising agency and wholly-owned division of the public company MarchFIRST. From 1995 to 1997 Mr. Wainwright was the chairman of Harris Drury Cohen, a Ft. Lauderdale advertising agency. Before serving as chairman of Harris

Drury Cohen, Mr. Wainwright was the chairman of Compton Partners, Saatchi & Saatchi, an international advertising agency which is a subsidiary of Cordiant PLC. Mr. Wainwright also serves as a director of six public companies including: Advanced Polymer Systems, Inc., America Woodmark Corporation, Caribiner International, Del Webb Corporation and Marketing Services Group Inc. In addition, Mr. Wainwright services on other various private and charitable boards.

   Paul G. Dumond. Mr. Dumond, has been company secretary since March 1986. He is a chartered accountant. Mr. Dumond is also the owner and director of Nautilus Management Limited, a management services company. In addition, he is a non-executive director of two publicly owned U.K. companies: (1) Redbus Interhouse PLC, which provides internet web server co-location facilities, and
(2) Mid-States PLC, which distributes auto parts in the United States. Mr. Dumond was previously with Thomson McLintock, Chartered Accountants, now part of KPMG, following which he held the positions of finance manager, and later finance director, in the oil and gas industry.

   F. Mark Wolfinger. Mr. Wolfinger joined us in August 1998 and currently serves as our executive vice president and chief financial officer. Before his appointment to chief financial officer in December 1998, Mr. Wolfinger served as the president of our specialty markets divisions, including Canada, Latin America and Omnifax. Before joining us, Mr. Wolfinger served as executive vice president and chief financial officer for Hollywood Entertainment Corporation since 1997. Mr. Wolfinger also served in a variety of roles at Metromedia Restaurant Group, Grand Metropolitan PLC and PepsiCo before joining Hollywood Entertainment Corporation.

   Our articles of association set the size of our board of directors at not less than two persons. Our board of directors currently consists of nine members who serve pursuant to our articles of association.

   Two directors are elected by the owners of the participating shares: currently these are Mr. Singleton and Mr. Tutrone. The directors elected by the owners of the participating shares are elected by the affirmative vote of a majority of the votes cast at a class meeting of the owners of those shares. The quorum for the class meeting is two persons holding or representing by proxy at least one-third in nominal value of the participating shares in issue. Our articles of association provide that, subject to the following exception, the owners of the participating shares are entitled to appoint two directors so long as they hold, in aggregate, voting shares (including participating shares) that represent at least 10 percent of the total voting rights. The owners of participating shares are entitled to appoint one participating share director if they own in aggregate voting shares representing less than 10 percent but more than 5 percent of the total voting rights.

   The owners of the participating shares are entitled to appoint a maximum of one participating share director if:

  . the Cypress Group LLC or its affiliates transfer participating shares to a person who is not an affiliate of them without the consent of our board of directors (which consent is not to be unreasonably withheld); and

  . as a result the Cypress Group LLC and its affiliates hold in aggregate less than 50.01 percent of the participating shares in issue.

   Each committee of the board of directors must include at least one director appointed by the owners of the participating shares, except as prohibited by applicable law or regulation. The right of the owners of the participating shares to elect the participating share directors is in addition to their right to vote with other shareholders on the appointment of directors generally.

   One-third of our board of directors (excluding the directors appointed by the owners of the participating shares and directors appointed by the board since the last annual general meeting) are required to retire and are eligible for re-election at each annual general meeting. In addition, directors may be appointed by the board of directors. Directors appointed by the board of directors will hold office only until the next following annual general meeting of shareholders, when they are eligible for re-election.

   There is no understanding regarding any of our executive officers or directors or any other person pursuant to which any executive officer or director was, or is, to be elected or appointed to such position except for:

  . the directors appointed by the owners of the participating shares; and

  . agreements that we have entered into with Mr. Kendall, Mr. Merriman, Mr.
    Gifford and Mr. Riddle.

   No executive officer is related to any other executive officer or director. The board of directors held 18 meetings (including conference calls) during fiscal 2000. In fiscal 2000, each incumbent director attended more than of seventy-five percent, collectively, of the meetings of the board of directors and of each committee of which he or she was a member.

Nominations Committee

   The members of the nominations committee are Michael B. Gifford, Richard C. Lappin, Richard F. Levy, J. Ernest Riddle, James L. Singleton, Anthony D. Tutrone and C. Anthony Wainwright.

   The nominations committee, as it deems appropriate, makes recommendations to the full board of directors regarding:

  . the size and composition of the board of directors and its committees;
    and

  . nominees for election as directors.

   The nominations committee met once in fiscal 2000. The nominations committee will consider suggestions, regarding candidates for election to the board of directors, submitted by shareholders in writing to our company secretary.

Audit Committee

   The members of the audit committee are Richard F. Levy, J. Ernest Riddle and Anthony D. Tutrone.

   The functions of the audit committee are to:

  . recommend annually to the board of directors the appointment of our independent public accountants (chartered accountants and registered auditor);

  . discuss and review the scope and the fees of the prospective annual audit;

  . review the results of the annual audit with the independent public accountants;

  . review and approve non-audit services of the independent public accountants;

  . review compliance with our existing major accounting and financial policies;

  . review the adequacy of our financial organization;

  . review management's procedures and policies relative to the adequacy of our internal accounting control;

  . monitor compliance with relevant laws relating to accounting practices and our policies and practices concerning financial reporting to shareholders and the public; and

  . review and approve transactions, if any, with affiliated parties.

   The audit committee met seven times in fiscal 2000.

   The audit committee also reviews the systems and procedures for direct communication between the audit committee and internal accounting staff and the independent public accountants.

Human Resources Committee

   The members of the human resources committee are Richard C. Lappin, James L. Singleton and C. Anthony Wainwright.

   The function of the human resources committee is to:

  . review and approve annual salaries and bonuses for executive directors and certain officers; and

  . review, approve and/or generally recommend to the board of directors the terms and conditions of periodic stock option grants and employee benefit plans or changes thereto.

   The human resources committee met four times in fiscal 2000.

                             EXECUTIVE COMPENSATION

Compensation of Executive Officers and Directors

   The table below contains information about the annual and long-term compensation for services rendered in all capacities for the last three fiscal years for our chief executive officer and our other four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                           Long-Term
                                                                         Compensation
                                      Annual Compensation                   Awards
                          ------------------------------------------- -------------------
        Name and          Fiscal                       Other Annual        Number of       All Other
   Principal Position      Year   Salary    Bonus    Compensation (1)  Options/SARs (2)   Compensation
   ------------------     ------ -------- ---------- ---------------- ------------------- ------------
Larry K. Switzer, (3)...   2000  $800,000 $1,168,000     $12,083              --            $10,000(4)
 Chief Executive Officer   1999   328,846    850,000       7,235      1,000,000/1,080,000       --

Brian L. Merriman, (5)..
 President and Chief       2000   650,000    949,000      12,083              --             50,245(6)
 Operating Officer         1999   400,126    557,000         --         835,000/750,000     119,000(6)

F. Mark Wolfinger, (7)..
 Executive Vice
 President and             2000   450,000    657,000         --               --              3,995(8)
 Chief Financial Officer   1999   228,462    617,500         --         570,000/500,000     174,000(8)

David P. Berg, (9)......
 Executive Vice
 President and             2000   325,000    524,500         --               --             27,246(10)
 General Counsel           1999   246,154    370,400         --         250,000/250,000       6,413(10)

R. Paul Umberg, (11)....
 Corporate Vice            2000   300,000    161,814         --           50,000/--         100,510(12)
 President                 1999   301,154        --          --           50,000/--          39,675(12)
 U.S. Divisions            1998   283,846     81,000         --           110,000/--          7,193(12)

--------
 (1) The amounts listed represent sums received as director fees.
 (2) The stock options granted are to acquire either ordinary shares or American depositary shares. Each ADS represents four ordinary shares. All numbers shown in the above table represent American depositary shares. All options were granted at the fair market value of the ordinary shares or the American depositary shares on the date of the grant. All stock appreciation rights were granted in the form of American depositary shares.
 (3) Larry K. Switzer resigned as chief executive officer effective October 12, 2000. Larry K. Switzer had served as an executive officer since September 1998 and as our chief executive officer since October 1998.
 (4) This amount includes a matching contribution to our 401(k) plan of $10,000.
 (5) Brian L. Merriman began serving as an executive officer in July 1998.
 (6) This amount includes relocation reimbursements of $44,995 and $119,000 for fiscal 2000 and 1999, respectively. Fiscal 2000 also includes a matching contribution to our 401(k) plan of $5,250.
 (7) F. Mark Wolfinger began serving as an executive officer in August 1998.
 (8) Fiscal 2000 includes a matching contribution to our 401(k) plan of $3,995. Fiscal 1999 other compensation represents relocation reimbursements.
 (9) David P. Berg began serving as an executive officer in fiscal 1999. He resigned effective June 2, 2000.
(10) These amounts include matching contributions to our 401(k) plan of $14,135 and $3,440 in fiscal 2000 and 1999, respectively. It also includes $13,111 and $2,973 of above-market interest earned on deferred compensation arrangements in fiscal 2000 and 1999, respectively.
(11) R. Paul Umberg retired from the company March 31, 2000.
(12) These amounts include matching contributions to our 401(k) plan of $8,538, $6,639 and $6,513 in fiscal 2000, 1999 and 1998, respectively. Fiscal 2000 and 1999 also include $91,972 and $33,036, respectively, of above-market interest earned on deferred compensation arrangements. R. Paul Umberg also received a car allowance of $680 in fiscal 1998.

Share Option Plans

   We have options outstanding under our share option plans. The options granted are for the right to acquire ordinary shares or American depositary shares. The table below provides information concerning options issued under our share option plans to R. Paul Umberg. R. Paul Umberg is the only executive officer to receive a grant of options during fiscal 2000. We did not grant any stock appreciation rights during fiscal 2000.

                            Option Grants in Fiscal 2000
                                 Individual Grants
                         ----------------------------------
                                                                       Potential Realizable Value
                                      % of Total                         at Assumed Annual Rates
                                       Options    Exercise             of Share Price Appreciation
                          Number of   Granted to   or Base               for Option Term (2)(3)
                           Options   Employees in   Price   Expiration ----------------------------
Name                     Granted (1) Fiscal 2000  ($/share)    Date         5%            10%
----                     ----------- ------------ --------- ---------- ------------- --------------
R. Paul Umberg..........   50,000        5.6%       $9.19    08/19/09  $     288,977 $     732,325

--------
(1) The options granted are for American depositary shares.
(2) The United States dollar amounts under these columns are the result of calculations at 5% and 10% which reflect rates of potential appreciation set by the SEC. Therefore these calculations are not intended to forecast possible future appreciation, if any, of our ordinary share or ADS price. Our stock options are granted with a pence per ordinary share or United States dollar per ADS exercise price.
(3) Options vest in three equal annual installments beginning after the first anniversary date.

   The table below provides detailed information concerning aggregate share option/stock appreciation rights values at the end of fiscal 2000 for unexercised share options/SARs held by each of the named executive officers. No share options/SARs were exercised by any named executive officer in fiscal 2000.

                AGGREGATE OPTIONS/SARs EXERCISED IN FISCAL 2000
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                         Number of Ordinary
                              Share or                    Number of Unexercised       Value of Unexercised
                         American Depositary                  Options/SARs          In-The-Money Options/SARs
                         Shares Acquired on   Value        at Fiscal Year-End          at Fiscal Year-End
Name                        Exercise (1)     Realized Exercisable/Unexercisable (1) Exercisable/Unexercisable
----                     ------------------- -------- ----------------------------- -------------------------
Larry K. Switzer........         --            --            640,000/360,000            $834,481/$387,240
                                                             720,000/360,000(2)         $595,000/$297,500
Brian L. Merriman.......         --            --            528,333/306,667            $675,338/$305,794
                                                             500,000/250,000(2)         $406,250/$203,125
F. Mark Wolfinger.......         --            --            356,667/213,333            $446,892/$197,196
                                                             333,333/166,667(2)         $270,833/$135,417
David P. Berg...........         --            --             166,667/95,833            $ 232,196/$11,485
                                                              166,667/83,333(2)         $ 135,417/$67,708
R. Paul Umberg..........         --            --                133,215/--                   --/--
                                                                  57,000/-- (3)               --/--

--------
(1) The options granted are for ordinary shares or the ordinary share equivalent of American depositary shares. The options were granted at the fair market value underlying the ordinary shares or American depositary shares on the date of the grant. All grants in the above table are American depositary shares, except for those noted as ordinary shares for R. Paul Umberg. Each ADS represent four ordinary shares.
(2) These amounts represent stock appreciation rights granted during fiscal
    1999.
(3) Options granted are for ordinary shares. All other figures in table represent American depositary shares.

Compensation of Directors

   We entered into an agreement with David W. Kendall with effect from his appointment as chairman on October 23, 1998. The agreement provides for annual remuneration of (Pounds)125,000 ($182,238) and is terminable on six months' notice.

   Each director serving as an executive officer received the equivalent of (Pounds)7,500 ($10,934) in directors' fees for fiscal 2000 and will receive the same annual sum for fiscal 2001.

Non-Employee, Independent (Non Executive) Directors

   Compensation payable to the non-employee directors is determined by the executive members of the board and is reviewed annually.

   Each of our non-employee directors, other than David W. Kendall, received the following compensation for fiscal 2000:

  . An annual sum of (Pounds)7,500 ($10,934). The same annual sum will be paid for fiscal 2001.

  . If a member of a committee of the board of directors, an additional annual sum of (Pounds)22,500 ($32,803).

  . (Pounds)750 ($1,093) for each day in which a board of directors or committee meeting is attended (or (Pounds)1,000 ($1,458) if chairman of a committee) and reimbursement for expenses in connection with such attendance.

  . An allowance of (Pounds)250 ($365) for participation in each telephone conference call constituting a meeting of the board of directors or committee.

  . An allowance of (Pounds)375 ($547) for inter-continental overnight travel to meetings of the board of directors or a committee.

   James L. Singleton and Anthony D. Tutrone, the directors appointed by holders of the participating shares, have waived their entitlement to receive emoluments.

Human Resources Committee Interlocks and Insider Participation

   The members of our human resources committee in fiscal 2000 were Richard C. Lappin, James L. Singleton and C. Anthony Wainwright. None of the members have at any time been an executive officer of the company. There were no human resources committee interlocks or insider participation in compensation decisions in fiscal 2000.

Change of Control Agreements

   In November 1998, we entered into change of control agreements with Brian L. Merriman, Larry K. Switzer, F. Mark Wolfinger and David P. Berg. Mr. Switzer and Mr. Berg resigned in October 2000 and June 2000, respectively. Under each change of control agreement, if the relevant executive's employment with the Company is terminated without "cause," other than due to death, "disability," or "retirement," or the executive terminates his employment for "good reason" (which includes adverse changes in his status or position, decrease in base salary, relocation, or our failure to continue in effect any compensation or benefit plan), then, in either case within two years after a "change of control," the relevant executive will be entitled to receive certain benefits, including the immediate vesting and exercisability of their respective stock options for three years after termination.

   The severance benefits to which Messrs. Merriman and Wolfinger would be entitled and Messrs. Switzer and Berg were entitled under the terms of the respective change of control agreement include:

  . a lump-sum cash payment, in an amount equal to three times "base salary" for Mr. Merriman, and two times "base salary" for Messrs. Switzer, Wolfinger and Berg. "Base salary" is the salary being earned (a) at the time of the change of control, or (b) at the time of the termination of the executive's employment, whichever is greater;

  . a pro rata annual bonus for the fiscal year of termination calculated as if our financial performance targets for that fiscal year were deemed to be satisfied at the level equal to the performance achieved through the date of termination or, if greater, the pro rata amount of any performance bonus that the relevant executive is guaranteed to receive for the fiscal year;

  . an amount equal to three times, in the case of Mr. Merriman, and two times, in the case of Messrs. Switzer, Wolfinger and Berg, the annual bonus for the fiscal year of termination calculated as if our financial performance targets for that fiscal year were deemed to be satisfied at the level equal the performance achieved through the date of termination or, if greater, any performance bonus that the relevant executive is guaranteed to receive for that fiscal year; and

  . continued coverage under our welfare plans for up to 24 months.

   If the severance benefits are paid in connection with a change of control, the change of control agreements provide that Messrs. Merriman and Wolfinger will be reimbursed and Messrs. Switzer and Berg would have been reimbursed for any federal excise taxes imposed on payments that constitute excess "golden parachute payments."

   A "change of control" occurs for the purposes of the change of control agreement if:

  . any person or group unaffiliated with us acquires securities representing more than 30 percent of our shareholder voting power;

  . a merger or consolidation involving us is consummated and results in less than 50 percent of the outstanding voting securities of the surviving or resulting entity being owned by our then existing stockholders;

  . we sell substantially all of our assets (or substantially all of the assets of Danka Holding Company) to a person or entity which is not our wholly-owned subsidiary or any of our affiliates; or

  . during any period of two consecutive years, individuals who, at the beginning of such period, constituted our board of directors cease to constitute at least a majority of our board of directors, unless the election or nomination for election for each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

Employment Agreements--Current Employees

 Michael B. Gifford

   In October 2000, Michael B. Gifford was appointed as our chief executive officer. On November 20, 2000, we entered into an agreement with Mr. Gifford relating to the terms on which Mr. Gifford provides services for Danka as an independent contractor. The agreement provides for:

  . a payment of $5,000 per day for each day that Mr. Gifford performs services for Danka; and

  . reimbursement for all reasonable and necessary business and travel expenses.

   The agreement became effective on October 11, 2000 and may be terminated by us or Mr. Gifford upon seven days' notice or immediately by mutual agreement. This agreement will be replaced as of March 1, 2001.

   Effective March 1, 2001, Michael B. Gifford will become the chairman of our Board of Directors. Mr. Gifford has entered into an employment agreement effective March 1, 2001 which provides that, as chairman, Mr. Gifford will be entitled to receive:

  . an annual base salary of not less than $200,000;

  . medical insurance coverage for himself and his spouse; and

  . reimbursement for all reasonable, ordinary and necessary expenses in connection with Mr. Gifford's employment.

   Mr. Gifford may terminate the agreement upon 30 days' written notice. We may terminate the agreement upon 30 days' written notice of resolution of our board of directors. Mr. Gifford is required to comply with worldwide non-compete provisions for two years following termination of employment.

 Brian L. Merriman

   In September 1999, we entered into an amended and restated employment agreement with Brian L. Merriman. The employment agreement provides that in exchange for his services as our president and chief operating officer, Mr. Merriman will be entitled to receive:

  . an annual base salary of not less than $650,000;

  . an annual target bonus based on individual and corporate performance of up to 100 percent of Mr. Merriman's base salary; and

  . eligibility for additional bonuses based on meeting or exceeding maximum levels of performance of up to 60 percent of Mr. Merriman's base salary.

   Mr. Merriman's employment agreement provides that he will be granted stock options during his employment period on an equitable basis consistent with his position. The employment agreement provides for vesting of options on an accelerated basis on termination of Mr. Merriman's employment period, death or permanent disability or on termination of employment other than for cause. Mr. Merriman is entitled to a company car, airline club memberships and up to $15,000 annually in premiums for life insurance policies.

   Mr. Merriman's employment agreement expires on August 31, 2002 and is otherwise terminable on one year's notice by us or Mr. Merriman. In the event that Mr. Merriman's employment is terminated other than by reason of his death or by us for cause, we must pay Mr. Merriman:

  . two full years of his then-current base salary, which is payable one-half in a lump sum and one-half in twelve equal monthly payments;

  . an amount equal to 1.6 times the annual target bonus of 100 percent of his base salary for the fiscal year in which termination occurs if the relevant financial performance targets are deemed satisfied for that year, which is payable one-half in a lump sum and one-half in twelve equal monthly payments; and

  . a proportionate amount of any performance bonus that would have been payable for the fiscal year in which termination occurs, which is payable after the end of the fiscal year to which it relates.

   We will also continue to provide Mr. Merriman and his wife's medical and other insurance benefits for up to twenty-four months after the termination date (but no later that the earlier of (a) August 31, 2002, or (b) the date on which he obtains comparable benefits from a new employer).

   Mr. Merriman is required to comply with worldwide non-compete provisions for two years following termination of employment.

   At our annual general meeting on July 12, 2000, the shareholders approved a proposal to amend Mr. Merriman's employment agreement to provide for the issue to Mr. Merriman of 385,542 American depositary shares (being the number of American depositary shares with an aggregate closing market value as of May 8, 2000 as close as possible to $2 million). Mr. Merriman's American depositary shares will be issued in three equal installments on May 8, 2001, May 8, 2002 and May 8, 2003, subject to acceleration on the occurrence of the events set out below. Issuance of each installment is conditional on Mr. Merriman remaining employed by us on the relevant issue date. Our human resources committee may determine that Mr. Merriman receive up to 40 percent of any installment in cash instead of American depositary shares, the cash amount being calculated by reference to the closing market price of our American depositary shares on the dealing day last preceding the relevant issuance date.

   Mr. Merriman's entitlement to issuance of the American depositary shares will accelerate on the occurrence of the following events:

  . death or permanent disability;

  . voluntary termination of employment by Mr. Merriman for good reason;

  . if we terminate Mr. Merriman's employment other than for cause; or

  . a change of control event affecting us (as determined by Mr. Merriman's existing change of control agreement).

   In addition, the number of American depositary shares that are issuable under the arrangement will be subject to adjustment to protect against dilution in certain circumstances. The American depositary shares will be issued to Mr. Merriman for no monetary consideration.

 F. Mark Wolfinger

   In July 2000, we entered into an amended and restated employment agreement with F. Mark Wolfinger. The employment agreement provides that in exchange for his services as our executive vice president and chief financial officer, Mr. Wolfinger will be entitled to receive:

  . an annual base salary of $450,000;

  . an annual target bonus based on individual and corporate performance of up to 100% of then-current base salary;

  . life insurance premiums up to $10,000 annually;

  . a company car;

  . airline club membership; and

  . a grant of stock options on an equitable basis consistent with Mr.
    Wolfinger's position.

   The term of Mr. Wolfinger's employment agreement expires in July 2003. In addition, Mr. Wolfinger's employment agreement may be terminated by us or Mr. Wolfinger upon thirty days' written notice. If Mr. Wolfinger's employment is involuntarily terminated (other than by reason of death or for cause), we will be obligated to provide Mr. Wolfinger with the following severance compensation:

  . termination payments, in an amount equal to the sum of (a) two full years of his annual base salary, and (b) twice the annual target bonus;

  . a pro rata annual bonus for the year of such involuntary termination;

  . medical, hospitalization, life and other insurance benefits for Mr.
    Wolfinger and his wife for up to two years after the date of termination;

  . immediate vesting of stock options with a three year exercise period; and

  . other vested benefits payable to him under the terms of any deferred compensation, retirement, incentive or other benefit plan maintained by us.

   These severance benefits are paid 1/2 by a lump sum payment and the remainder will be paid to Mr. Wolfinger in a series of twelve monthly payments. Mr. Wolfinger is required to comply with non-compete and confidentiality provisions for two years following termination of employment.

 P. Lang Lowrey III

   Mr. P. Lang Lowrey III will be our chief executive officer and a director effective March 1, 2001.

   In February, 2001, we entered into an employment agreement with P. Lang Lowrey III. The employment agreement provides that in exchange for his services as our chief executive officer effective March 1, 2001, Mr. Lowrey will be entitled to receive:

  . an annual base salary of not less than $500,000;

  . an annual target bonus based on individual and corporate performance of up to 100% of Mr. Lowrey's base salary;

  . an additional "stretch" bonus based on specified corporate objectives of up to 100% of his base compensation; and

  . a signing bonus of $250,000.

   Mr. Lowrey's employment agreement provides that he will be granted stock options during his employment period on an equitable basis consistent with his position. Effective March 1, 2001, Mr. Lowrey will receive a registered stock option grant of 1 million American depositary shares that will vest in accordance with our stock option plan.

   In connection with his relocation, Mr. Lowrey is entitled to receive benefits under our standard relocation plan. In addition, Mr. Lowrey will be reimbursed up to $8,000 per month (plus a "gross up" payment) for temporary living and travel expenses associated with his relocation for twelve months beginning March 1, 2001.

   Mr. Lowrey's employment is terminable by either party upon 30 days' written notice (if without cause). In the event that Mr. Lowrey's employment is terminated other than by reason of his death or by us for cause, we will be required to provide Mr. Lowrey:

  . $1 million, payable over twelve months in standard bi-weekly payments;
    and

  . a proportionate amount of any performance bonus that would have been payable for the fiscal year in which termination occurs.

   We also will continue to provide Mr. Lowrey and his family with the same insurance benefits for two years after the termination date. In addition, all stock options received by Mr. Lowrey will become immediately exercisable and will remain exercisable for two years.

   Mr. Lowrey is required to comply with worldwide non-compete provisions for two years following termination of employment and has agreed to standard confidentiality terms. In addition, any invention, improvement, design, development or discovery conceived, developed, invented or made by Mr. Lowrey during his employment will be our exclusive property.

   In addition, in February 2001 we entered into a change of control agreement with Mr. Lowrey that becomes effective March 1, 2001. Under the change of control agreement, if Mr. Lowrey's employment with the Company is terminated without "cause," other than due to death or "disability," or the executive terminates his employment for "good reason" (which includes adverse changes in his status or position, decrease in base salary, relocation, or our failure to continue in effect any compensation or benefit plan), then, in either case within two years after a "change of control," Mr. Lowrey will be entitled to receive certain benefits, including the immediate vesting and exercisability of their respective stock options for three years after termination.

   The severance benefits to which Mr. Lowrey would be entitled under the terms of the change of control agreement include:

  . a lump-sum cash payment in an amount equal to two times "base salary."
    "Base salary" is the salary being earned (a) at the time of the change of control, or (b) at the time of the termination of Mr. Lowrey's employment, whichever is greater;

  . a pro rata annual bonus for the fiscal year of termination calculated as if our financial performance targets for that fiscal year were deemed to be satisfied at the level equal to the performance achieved through the date of termination or, if greater, the pro rata amount of any performance bonus that Mr. Lowrey is guaranteed to receive for the fiscal year;

  . an amount equal to two times the annual bonus for the fiscal year of termination calculated as if our financial performance targets for that fiscal year were deemed to be satisfied at the level equal the performance achieved through the date of termination or, if greater, any performance bonus that Mr. Lowrey is guaranteed to receive for that fiscal year; and

  . continued coverage under our welfare plans for up to 12 months.

   If the severance benefits are paid in connection with a change of control, the change of control agreements provide that Mr. Lowrey will be reimbursed for any federal excise taxes imposed on payments that constitute excess "golden parachute payments."

   A "change of control" occurs for the purposes of the change of control agreement if:

  . any person or group unaffiliated with us acquires securities representing more than 30 percent of our shareholder voting power;

  . a merger or consolidation involving us is consummated and results in less than 50 percent of the outstanding voting securities of the surviving or resulting entity being owned by our then existing stockholders;

  . we sell substantially all of our assets (or substantially all of the assets of Danka Holding Company) to a person or entity which is not our wholly-owned subsidiary or any of our affiliates; or

  . during any period of two consecutive years, individuals who, at the beginning of such period, constituted our board of directors cease to constitute at least a majority of our board of directors; unless the election or nomination for election for each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

Employment Agreements--Former Employees

 Larry K. Switzer

   Mr. Switzer resigned as our chief executive officer effective October 12, 2000.

   In September 1999, we entered into an amended and restated employment agreement with Larry K. Switzer. The employment agreement provided that in exchange for his services as our chief executive officer, Mr. Switzer was entitled to receive:

  . an annual base salary of not less than $800,000;

  . an annual target bonus based on individual and corporate performance of up to 100 percent of Mr. Switzer's base salary; and

  . eligibility for additional bonuses based on meeting or exceeding maximum levels of performance of up to 100 percent of Mr. Switzer's base salary.

   Mr. Switzer's employment agreement provided that he would be granted stock options during his employment period on an equitable basis consistent with his position. The employment agreement provided for vesting of options on an accelerated basis on termination of Mr. Switzer's employment period, death or permanent disability or on termination of employment other than for cause. Mr. Switzer was entitled to a company car, airline club memberships and up to $15,000 annually in premiums for life insurance policies.

   Mr. Switzer's employment agreement would have expired on August 31, 2002 and was otherwise terminable on one year's notice by us or Mr. Switzer. In the event that Mr. Switzer's employment was terminated other than by reason of his death or by us for cause, we would have been required to pay Mr. Switzer:

  . two full years of his then-current base salary, which is payable one-half in a lump sum and one-half in twelve equal monthly payments;

  . an amount equal to two times the annual target bonus of 100 percent of his base salary for the fiscal year in which termination occurs if the relevant financial performance targets are deemed satisfied for that year, which is payable one-half in a lump sum and one-half in twelve equal monthly payments; and

  . a proportionate amount of any performance bonus that would have been payable for the fiscal year in which termination occurs, which is payable after the end of the fiscal year to which it relates.

   We also would have been required to continue to provide Mr. Switzer and his wife's medical and other insurance benefits for up to twenty-four months after the termination date (but no later that the earlier of (a) August 31, 2002, or (b) the date on which he obtains comparable benefits from a new employer).

   Mr. Switzer is required to comply with worldwide non-compete provisions for two years following termination of employment.

   At our annual general meeting on July 12, 2000, the shareholders approved a proposal to amend Mr. Switzer's employment agreement to provide for the issue to Mr. Switzer of 578,313 American depositary shares (being the number of American depositary shares with an aggregate closing market value as of May 8, 2000 as close as possible to $3 million).

   We entered into a severance agreement with Mr. Switzer on October 11, 2000. The principal terms of the severance agreement are as follows:

  . We paid Mr. Switzer $800,000 on signing of the severance agreement.

  . We will pay Mr. Switzer an additional $800,000 in twelve monthly installments commencing on October 11, 2001.

  . We issued 578,313 American depositary shares to Mr. Switzer.

  . We vested Mr. Switzer's outstanding stock options.

  . We will pay Mr. Switzer's and his wife's medical insurance premiums until October 10, 2002.

   Mr. Switzer has commenced arbitration proceedings against us regarding certain matters arising from his resignation. (See "Legal Proceedings".)

 David P. Berg

   Mr. Berg resigned as our executive vice president and general counsel effective June 2, 2000.

   In July 1998, we entered into an employment agreement with David P. Berg and modified the employment agreement in February 1999. As modified, the employment agreement provided that in exchange for his services as our executive vice president and general counsel, Mr. Berg was entitled to receive:

  . an annual base salary of $325,000;

  . an annual target bonus based on individual and corporate performance of up to 100% of then-current base salary;

  . eligibility for an additional "stretch" bonus based on specified corporate objectives of up to 35% of his base compensation;

  . a company car;

  . airline club membership;

  . a grant of options over 40,000 ordinary shares (equivalent to 10,000
    American depositary shares) on commencement of employment; and

  . the options have a term of ten years and were exercisable in three equal tranches. Options with respect to the first one-third tranche became exercisable on June 4, 1999 and the second one-third tranche of options became exercisable on February 19, 2000. The third tranche of options would have been exercised on the first to occur of either the third anniversary of the date of grant or the date on which the price of our American depositary shares exceeds $20.00, but in any event not before the second anniversary of the date of grant.

   The modified employment agreement also provided stock appreciation rights to Mr. Berg in an amount equal to the product of:

  . the 250,000 American depositary shares; and

  . the lesser of (a) $2.00, and (b) the excess over $4.3125 of the price of an ADS, with the value of the stock appreciation rights to be calculated and paid at such times as and in such proportions as Mr. Berg exercises his options for the 250,000 American depositary shares referred to above. For example, if Mr. Berg exercised options with respect to 50,000 American depositary shares (10% of his 500,000 options for American depositary shares), then 10% of the value of his stock appreciation rights would have been calculated and paid at the time of the option exercise.

   The term of Mr. Berg's employment agreement expired on July 27, 1999 (with automatic renewal for one year terms). If Mr. Berg's employment was terminated (other than by reason of death or for cause), we would have been required to continue to pay Mr. Berg his then-current base salary and continue his benefits for:

  . the remainder of the initial term of his employment agreement, if he is terminated during the initial term of his employment agreement; or

  . twelve months, if he is terminated after the initial term of his employment agreement.

   These severance benefits would be paid in one lump sum and were subject to a minimum payment of not less than the aggregate of twelve months' base compensation and the annual target bonus. Mr. Berg is required to comply with non-compete and confidentiality provisions for one year following termination of employment.

                             PRINCIPAL STOCKHOLDERS

Security Ownership of Management and Others

   The following table sets forth, as of January 31, 2001, information as to the beneficial ownership of our ordinary shares by:

  . each person known to us as having beneficial ownership of more than five percent (5%) of our equity securities;

  . each director;

  . each "named executive officer" (as defined in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "1934 Act"); and

  . all of our directors and executive officers as a group.

                                             Shares Beneficially Owned
Name of Beneficial Owner (1)                 As of January 31, 2001 (2)
----------------------------         ------------------------------------------
                                          Number of         ADS
Holdings of Greater Than 5 Percent   Ordinary Shares (7) Equivalent Percent (7)
----------------------------------   ------------------- ---------- -----------
Cypress Associates II LLC (3)......      67,886,080      16,971,520    21.7%
Holdings by Directors and
Executive Officers
-------------------------
David W. Kendall...................          15,000           3,750       *
Brian L. Merriman (4)..............       2,248,800         562,200       *
Michael B. Gifford.................           8,000           2,000       *
Richard C. Lappin..................          10,000           2,500       *
Richard F. Levy....................          40,000          10,000       *
J. Ernest Riddle...................          20,000           5,000       *
James L. Singleton (5).............      67,886,080      16,971,520       *
Anthony D. Tutrone.................             --              --        *
C. Anthony Wainwright..............           4,000           1,000       *
F. Mark Wolfinger (6)..............       1,521,624         380,406       *

All directors and executive
 officers as a group (23 persons)..      73,620,932      18,405,233    24.0%

--------
 (*) Represents less than one percent (1%) of the share capital.

 (1) Except for Mr. Wolfinger all of the listed individuals are currently directors. Mr. Merriman is one of our executive officers.
 (2) Except as otherwise indicated, all ordinary shares or ADSs are held of record with sole voting and investment power.
 (3) Consists of (a) 201,628 participating shares which are convertible into 64,520,960 ordinary shares, beneficially owned by Cypress Merchant Banking Partners II L.P., (b) 8,571 participating shares which are convertible into 2,742,720 Ordinary Shares, beneficially owned by Cypress Merchant Banking II C.V. and (c) 1,945 participating shares which are convertible into 622,400 ordinary shares, beneficially owned by 55th Street Partners II L.P. Cypress Associates II LLC, as well as James A. Stern, Jeffrey P. Hughes, James L. Singleton and David P. Spalding (each a "Managing Member" of Cypress Associates II LLC), may be deemed to beneficially own these shares.
     However, each of Cypress Associates II LLC and each Managing Member disclaims beneficial ownership. The share and percentage ownership figures are calculated at the conversion rate as of the date of this document of 320 ordinary shares for each participating share. The principal business and office address of Cypress Associates II LLC and the Managing Members is 65 East 55th Street, New York, New York 10022.
 (4) Includes options held by Mr. Merriman to purchase 556,667 ADSs (equivalent to 2,226,668 ordinary shares), all of which are currently exercisable.

 (5) Includes 67,886,080 ordinary shares beneficially owned by affiliates of Cypress Associates II LLC. Mr. Singleton is Vice Chairman of The Cypress Group LLC. See note 3 above. Mr. Singleton disclaims beneficial ownership of such shares.
 (6) Includes options held by Mr. Wolfinger to purchase 380,000 ADSs (equivalent to 1,520,000 ordinary shares), all of which are currently exercisable.
 (7) At January 31, 2001 a total of 245,257,314 ordinary shares were outstanding. Pursuant to the rules of the Securities and Exchange Commission, ordinary shares or ADSs that a person has a right to acquire within 60 days of the date hereof pursuant to the exercise of stock options or the conversion of our participating shares or the convertible subordinated notes, are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

   On December 31, 2000, The Bank of New York, as depositary for our ADS program, held 193,502,896 ordinary shares representing 78.9% of the ordinary shares in issue.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The following information briefly describes certain relationships and transactions between us and affiliated parties. Our management believes that these relationships and transactions have been established on terms no less favorable to us than the terms that could have been obtained from unaffiliated parties. These relationships and transactions have been approved by a majority of our independent outside directors (and, since its creation, our audit committee).

   Future relationships and transactions, if any, with affiliated parties will be approved by a majority of our independent outside directors and our audit committee and will be on terms no less favorable to us than those that could be obtained from unaffiliated parties.

   On January 1, 1996, our former director, James F. White, Jr. became of counsel to the law firm of Shumaker, Loop & Kendrick, LLP which served as our outside counsel since 1993. Mr. White retired at our 2000 annual general meeting.

   Richard F. Levy, a member of the board of directors, is a partner at the international law firm of Altheimer & Gray. Altheimer & Gray has served as our outside counsel from fiscal years 1998 to 2001.

   J. Ernest Riddle, a member of the board of directors, had a consulting agreement with us under which Mr. Riddle was compensated approximately $145,000 to provide us with consulting services.

   David W. Kendall, a member of the board of directors, has a consulting agreement with us under which Mr. Kendall is compensated (Pounds)125,000 per year to provide us with consulting services.

   We occupy business offices in St. Petersburg, Florida under a lease dated December 22, 1986 under which Daniel M. Doyle, our former director and chief executive, and Frances J. McPeak, Jr., a previous shareholder, are the lessors. The lease was assigned from the individuals on March 1, 1987, to Mid-Country Investments, Inc., a Florida corporation of which Mr. Doyle is a fifty percent (50%) shareholder. An Addendum to the Lease Agreement was entered into on September 1, 1992, extending the lease term until December 31, 2003 and providing for a rental of $580,000 per annum. Our payments under the lease for fiscal year 1998 and fiscal year 1999 amounted to $580,000. The aggregate sum owed for the remainder of the lease was approximately $3,332,000 as of March 31, 1998 and was approximately $2,743,000 as of March 31, 1999. Danka Holding Company has deposited $36,000 with the landlord as security for the performance of its obligations under the lease. Additionally, since 1987, Danka Holding Company has had a contingent liability for a guarantee for the financing of the building by Mr. Doyle and Mr. McPeak. Its contingent liability for repayment in the event of a default of the obligation totaled $792,000 as of March 31, 1998 and $485,000 as of March 31, 1999. Further, Danka Holding Company leased three other offices in 1998 and leased two other offices from Mr. Doyle and Mr. McPeak in 1999. The aggregate rent (including tax) that it paid on these leases during fiscal year 1998 was $177,000 and during fiscal year 1999 was $141,000. In addition, it paid approximately $1,263,000 for the fiscal year ended March 31, 1998 and approximately $2.1 million for the fiscal year ended March 31, 1999, to a real estate services company whose former president is related to Mr. Doyle.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   We have set out our unaudited pro forma consolidated financial statements on the following pages.

   The unaudited pro forma consolidated balance sheet as of December 31, 2000 has been prepared on the basis that this exchange offer, the sale of DSI and the refinancing of our senior debt as described below, had occurred on December 31, 2000. The unaudited pro forma combined consolidated statements of operations for the year ended March 31, 2000 and the nine month period ending December 31, 2000 have been prepared on the basis that this exchange offer as described below had occurred at the beginning of the respective periods ending on March 31, 2000 and December 31, 2000.

   You should read this information in conjunction with our consolidated financial information and the accompanying notes, which are included in this registration statement. The unaudited pro forma consolidated financial data does not purport to represent what our results of operations would actually have been had if these transactions and events occurred on the dates specified, or to project our results of operations for any future period or date. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable. In the opinion of our management, all adjustments have been made that are necessary to present fairly the unaudited pro forma consolidated data. We can give you no assurances that the transactions referred to in the assumptions will take place or, if they do take place, that they will take place on the terms specified in the assumptions.

   The pro forma financial statements have been prepared on the following assumptions:

Exchange Offer

  . $100 million in principal amount of old notes are tendered under the limited cash option and are exchanged for $16 million in cash (which will be funded from the proceeds of the sale of DSI) and $30 million in principal amount of new 9% notes.

  . $100 million in principal amount of old notes are tendered under the 10% note option and are exchanged for $100 million in principal amount of new 10% notes.

  . Interest expense on the new 9% notes will not be recognized in future periods as the total interest payable has been recorded as part of the carrying amount of the new 9% notes. Interest expense on the new 10% notes will be $10.0 million per year.

  . Fees and expenses associated with this exchange offer are $3 million.

  . We will pay a current United Kingdom corporation tax charge of $11.8 million (tax rate of 23.5%) in connection with this exchange offer.

  . The accompanying unaudited pro forma statements have been prepared on the assumptions noted above relating to elections made by the holders of the old notes. However, we will not know the final adjustments until we receive the final elections to this exchange offer from the holders of the old notes.

Sale of DSI

   We intend to sell DSI as part of our plan to reduce and refinance our indebtedness. We have retained Houlihan Lokey Howard & Zukin Capital to, among other things, assist us in selling DSI. We are currently holding discussions with a select number of interested parties, although we have not yet entered into a binding sale agreement. The following assumptions have been made for the purposes of the pro forma adjustments only and we can give you no assurance that the sale of DSI will take place or that it will take place for the price set out below.

  . We are assuming that we will sell DSI for $300 million and incur expenses in connection with the sale of $7 million plus income taxes of $81.8 million (tax rate of 39.4%).

  . We will apply up to $16 million of the proceeds of the sale of DSI to fund the limited cash portion of this exchange offer, costs of the sale of DSI ($7.0 million), and current taxes resulting from the sale of DSI ($7.5 million).

  . We will apply the remainder of the proceeds of the sale of DSI to partially repay our senior bank debt.

  . We will incur a deferred tax liability in association with the sale of DSI of $74.3 million.

Refinancing of Senior Debt

  . We are assuming that our new credit facility will have a stated rate of 9.5% per annum and the actual amount outstanding is $309.1 million.

  . Interest expense on the new facility will include $1.0 million of annual amortization of debt issue costs related to the refinancing.

  . United Kingdom corporation tax on interest is computed using a 23.5% income tax rate.

  . Fees and expenses associated with the refinancing of senior bank debt will be $12.5 million, $3.0 million of which will be deferred and will be amortized over the term of the new credit facility and included as a component of interest expense.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               December 31, 2000

                                                 Adjustments
                                      ---------------------------------------
                                                     Refinancing
                                                      of Senior     Exchange
                          Historical  Sale of DSI     Bank Debt       Offer       Pro Forma
                          ----------  -----------    -----------    ---------     ----------
                                 (In thousands, except per share amounts)
         ASSETS
Current Assets:
 Cash and cash equiva-
  lents.................  $   55,840     $16,000 (a)  $     --      $ (16,000)(a) $   55,840
 Accounts receivable,
  net...................     446,486     (48,907)(b)        --            --         397,579
 Inventories............     259,957      (1,721)(b)        --            --         258,236
 Prepaid expenses, de-
  ferred income taxes
  and other current
  assets................      91,084      (2,669)(b)        --            --          88,415
                          ----------   ---------      ---------     ---------     ----------
 Total Current Assets...     853,367     (37,297)           --        (16,000)       800,070
Equipment on operating
 leases, net............     151,280     (43,691)(b)        --            --         107,589
Property and equipment,
 net....................      87,240     (10,894)(b)        --            --          76,346
Intangible assets, net..     269,138      (8,718)(b)        --            --         260,420
Other assets............      95,145        (429)(b)      4,118 (f)       883 (j)     99,717
                          ----------   ---------      ---------     ---------     ----------
 Total Assets...........  $1,456,170   $(101,029)     $   4,118     $ (15,117)    $1,344,142
                          ==========   =========      =========     =========     ==========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
Current Liabilities:
                                       $(269,500)(c)
 Current maturities of
  long-term debt and
  notes payable.........  $  553,958        (293)(b)  $(296,550)(g) $  14,750 (k) $    2,365
 Accounts payable.......     144,237     (14,106)(b)        --            --         130,131
 Accrued expenses and
  other current liabili-
  ties..................     196,892     (15,394)(b)        --            --         181,498
 Deferred revenue.......      37,063        (129)(b)        --            --          36,934
                          ----------   ---------      ---------     ---------     ----------
 Total Current Liabili-
  ties..................     932,150    (299,422)      (296,550)       14,750        350,928
6.75% convertible subor-
 dinated notes due April
 1, 2002................     200,000         --             --       (200,000)(l)        --
9% senior subordinated
 notes due April 1,
 2004...................         --          --             --         38,100 (l)     38,100
10% subordinated notes
 due April 1, 2008......         --          --             --        100,000 (l)    100,000
                                                         12,500 (h)
Senior bank notes.......         --          --         296,550 (g)       --         309,050
Other long-term debt and
 notes payable..........       1,904        (879)(b)        --            --           1,025
                                          74,293 (d)
Deferred income taxes
 and other long-term li-
 abilities..............      32,379        (824)(b)        --            --         105,848
                          ----------   ---------      ---------     ---------     ----------
 Total Liabilities......   1,166,433    (226,832)        12,500       (47,150)       904,951
                          ----------   ---------      ---------     ---------     ----------
6.50% Convertible Par-
 ticipating Shares--Re-
 deemable:
 $1.00 stated value;
 500,000 authorized;
 231,236 issued and
 outstanding............     219,667         --             --            --         219,667
Shareholders' Equity:
 Ordinary Shares 1.25
  pence stated value;
  500,000,000
  authorized;
  245,257,314 issued and
  outstanding...........       5,087         --             --            --           5,087
 Additional paid-in cap-
  ital..................     325,445         --             --            --         325,445
 Accumulated deficit....    (171,191)    120,679 (e)     (8,382)(i)    32,033 (m)    (26,861)
 Accumulated other com-
  prehensive (loss) in-
  come..................     (89,271)      5,124 (e)        --            --         (84,147)
                          ----------   ---------      ---------     ---------     ----------
 Total Shareholders' Eq-
  uity..................      70,070     125,803         (8,382)       32,033        219,524
                          ----------   ---------      ---------     ---------     ----------
 Total Liabilities and
  Shareholders' Equity..  $1,456,170   $(101,029)     $   4,118     $ (15,117)    $1,344,142
                          ==========   =========      =========     =========     ==========

--------
(a) Pro forma adjustment to reflect use of proceeds from sale of DSI ($16,000) to fund cash portion of this exchange offer.
(b) Pro forma adjustment to remove the assets and liabilities of DSI resulting from the sale of DSI.
(c) Pro forma adjustment to reflect the use of the remaining estimated cash proceeds from the sale of DSI ($269,500) to repay a portion of the senior debt outstanding, after use of cash to pay DSI transaction costs ($7,000); current income taxes resulting from the sale of DSI ($7,500); and cash portion of this exchange offer ($16,000).
(d) Pro forma adjustment to recognize estimated deferred income taxes resulting from the sale of DSI ($74,293).
(e) Pro forma adjustments to reflect the impact on equity resulting from the gain realized from sale of DSI ($120,679), and the write-off of DSI's cumulative currency translation adjustment ($5,124).
(f) Pro forma adjustment to record new debt issue costs ($3,000); write-off of old debt issue costs ($1,457); and deferred taxes ($2,575).
(g) Pro forma adjustment to reflect the reclassification of the new senior debt from current to long-term ($296,550).
(h) Pro forma adjustment to record the liability for estimated debt issue costs associated with the refinancing of senior debt ($12,500).
(i) Pro forma adjustment to reflect write-off of old debt issue costs ($1,457), write-off of estimated fees to be paid to creditors ($9,500), and deferred taxes related to both write-offs ($2,575).
                                             (Notes continued on following page)

(Notes continued from previous page)

(j) Pro forma adjustment to reflect deferred income taxes on gain realized from this exchange offer ($1,908) and write-off of old debt issue costs ($1,025).
(k) Pro forma adjustment to reflect the payment of estimated expenses of this exchange offer ($3,000); and the payment of estimated income taxes due on the gain realized from this exchange offer ($11,750).
(l) Pro forma adjustment to reflect the exchange of the remaining $160,000 of old notes (after the exchange of $40,000 of old notes tendered for cash) for $30,000 of new 9% notes plus accrued interest of $8,100 ($38,100) and $100,000 of new senior 10% notes ($100,000).

    This exchange offer is being accounted for as a troubled debt restructuring. As the total consideration being paid to owners tendering old notes under the limited cash option and the new 9% notes, including interest, is estimated to be less than the carrying amount of the old notes being tendered, a gain on the extinguishment of the old notes is expected to be recognized. As a result, interest payable over the life of the new 9% notes has been included in the carrying amount of the new 9% notes presented ($8,100). Accordingly, interest expense will not be recognized in future financial statements for the new 9% notes. Interest expense will be recognized in future financial statements for the new 10% notes.

    In the event that all the old notes are exchanged for new 10% notes, no gain would be recognized on this exchange offer and interest expense would increase by $6,500 annually.

(m) Pro forma adjustment to reflect the impact on equity resulting from the estimated gain realized from this exchange offer ($41,875); less estimated income taxes ($9,842).

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                   For the Twelve Months Ended March 31, 2000

                                                Adjustments
                                      --------------------------------------
                                                     Refinancing
                                                      of Senior     Exchange
                          Historical  Sale of DSI     Bank Debt      Offer       Pro Forma
                          ----------  -----------    -----------    --------     ----------
                                 (In thousands, except per share amounts)
REVENUE:
 Retail equipment
  sales.................  $  742,084   $     --       $    --       $   --       $  742,084
 Retail service, sup-
  plies and rentals.....   1,648,069    (281,519)(a)       --           --        1,366,550
 Wholesale..............     105,469         --            --           --          105,469
                          ----------   ---------      --------      -------      ----------
 Total Revenue..........   2,495,622    (281,519)          --           --        2,214,103
                          ----------   ---------      --------      -------      ----------
COST AND OPERATING
 EXPENSES:
 Cost of retail equip-
  ment sales............     523,993         --            --           --          523,993
 Retail service, sup-
  plies and rental
  costs.................   1,014,401    (221,368)(a)       --           --          793,033
 Wholesale costs of rev-
  enue..................      86,815         --            --           --           86,815
 Selling, general and
  administrative ex-
  penses................     738,319     (35,746)(a)       --           --          702,573
 Amortization of intan-
  gible assets..........      14,258        (370)(a)       --           --           13,888
 Restructuring charges..      (4,148)        --            --           --           (4,148)
                          ----------   ---------      --------      -------      ----------
 Total costs and operat-
  ing expenses..........   2,373,638    (257,484)          --           --        2,116,154
                          ----------   ---------      --------      -------      ----------
EARNINGS (LOSS) FROM OP-
 ERATIONS...............     121,984     (24,035)          --           --           97,949
Interest expense and
 other, net.............     107,631        (433)(a)   (14,102)(c)   (3,500)(f)      89,596
                          ----------   ---------      --------      -------      ----------
EARNINGS (LOSS) BEFORE
 INCOME TAXES...........      14,353     (23,602)       14,102        3,500           8,353
Provisions (benefit) for
 income taxes...........       4,019      (9,578)(a)     3,314 (d)      823 (g)      (1,422)
                          ----------   ---------      --------      -------      ----------
EARNINGS (LOSS) FROM OP-
 ERATIONS BEFORE EX-
 TRAORDINARY ITEMS AND
 GAIN FROM DISCONTINUED
 OPERATIONS.............      10,334     (14,024)       10,788        2,677           9,775
Extraordinary items-
 early extinguishment of
 debt (net of income tax
 benefit of $3,614 and
 income tax provision of
 $9,459)................         --          --        (11,764)(e)   30,791 (h)      19,027
Gain from discontinued
 operation (net of in-
 come tax of $77,695)...         --      115,105 (b)       --           --          115,105
                          ----------   ---------      --------      -------      ----------
 NET EARNINGS (LOSS)....  $   10,334   $ 101,081      $   (976)     $33,468      $  143,907
                          ==========   =========      ========      =======      ==========
BASIC EARNINGS (LOSS)
 PER ADS:
 Income before extraor-
  dinary items and dis-
  continued operations..  $     0.10                                             $     0.09
 Extraordinary items....        0.00                                                   0.33
 Discontinued opera-
  tions.................        0.00                                                   2.00
                          ----------                                             ----------
 Total..................  $     0.10                                             $     2.42
                          ==========                                             ==========
 Weighted average ADSs..      57,624                                                 57,624
DILUTED EARNINGS (LOSS)
 PER ADS:
 Income before extraor-
  dinary items and dis-
  continued operations..  $     0.10                                             $     0.09
 Extraordinary items....        0.00                                                   0.33
 Discontinued opera-
  tions.................        0.00                                                   1.97
                          ----------                                             ----------
 Total..................  $     0.10                                             $     2.39
                          ==========                                             ==========
 Weighted average ADS...      58,525                                                 58,525

-------
(a) Pro forma adjustment to reflect the elimination of historical revenue and expenses resulting from the sale of DSI.
(b) Pro forma adjustment to record the estimated gain resulting from sale of DSI assuming gross proceeds of $300,000, less book value of net assets (95,804); estimated expenses of the sale ($7,000); income taxes ($77,695); and the write-off of DSI's cumulative currency translation adjustment ($4,396).
(c) Pro forma adjustment to reflect the reduction of interest expense resulting from lower borrowings from the refinancing of senior debt. The adjustment assumes an interest rate on the senior debt of 9.5% ($66,210); less the adjustment of historical interest expense and bank waiver fees relating to the existing credit agreement ($80,313).
(d) Pro forma adjustment to reflect income taxes based on an estimated income tax rate of 23.5%.
(e) Pro forma adjustment to reflect write-off of debt issue cost on the old credit facility ($5,878); fees paid to creditors on new borrowings ($9,500); and, net of taxes ($3,614).
(f) Pro forma adjustment to record interest expense associated with new 10% notes ($10,000); less interest expense associated with the old notes ($13,500).
(g) Pro forma adjustment to reflect estimated income taxes resulting from the interest adjustment noted in (f) above at an estimated income tax rate of 23.5%.
(h) Pro forma adjustment to reflect the gain on the exchange offer ($43,250); less new debt issue costs ($3,000); and income taxes ($9,459).

    This exchange offer is being accounted for as a troubled debt restructuring. As the total consideration being paid to owners tendering old notes under the limited cash option and the new 9% notes, including interest, is estimated to be less than the carrying amount of the old notes being tendered, a gain on the extinguishment of the old notes is expected to be recognized. As a result, interest payable over the life of the new 9% notes has been included in the carrying amount of the new 9% notes presented on the unaudited pro forma consolidated balance sheet ($8,100). Accordingly, interest expense is not recognized in these unaudited pro forma consolidated statements of operations.

    The gain on this exchange offer assumes that $100,000 of the old notes are exchanged for the limited cash option for $16,000 in cash and $30,000 of new 9% notes, plus $100,000 of new 10% notes. The pro forma adjustments also assume that the new 9% notes and new 10% notes have a maturity of 3 and 7 years, respectively. Alternatively, if all the old notes are exchanged for new 10% notes, no gain would be recognized on this exchange offer and interest expense would increase by $6,500 annually.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                  For the Nine Months Ended December 31, 2000

                                               Adjustments
                                      -------------------------------------
                                                    Refinancing
                                       Sale of        of Bank      Exchange
                          Historical     DSI           Debt         Offer       Pro Forma
                          ----------  ---------     -----------    --------     ----------
                                (In thousands, except per share amounts)
REVENUE:
 Retail equipment
  sales.................  $  478,419  $  (9,435)(a)  $    --       $   --       $  468,984
 Retail service, sup-
  plies and rentals.....   1,015,813   (208,781)(a)       --           --          807,032
 Wholesale..............      72,717        --            --           --           72,717
                          ----------  ---------      --------      -------      ----------
 Total Revenue..........   1,566,949   (218,216)          --           --        1,348,733
                          ----------  ---------      --------      -------      ----------
COST AND OPERATING EX-
 PENSES:
 Cost of retail equip-
  ment sales............     372,950     (7,277)(a)       --           --          365,673
 Retail service, sup-
  plies and rental
  costs.................     654,248   (165,395)(a)       --           --          488,853
 Wholesale costs of rev-
  enue..................      60,740        --            --           --           60,740
 Selling, general and
  administrative ex-
  penses................     487,889    (25,792)(a)       --           --          462,097
 Amortization of intan-
  gible assets..........      29,138       (245)(a)       --           --           28,893
 Restructuring charges..      19,309        (86)(a)       --           --           19,223
                          ----------  ---------      --------      -------      ----------
 Total costs and operat-
  ing expenses..........   1,624,274   (198,795)          --           --        1,425,479
                          ----------  ---------      --------      -------      ----------
EARNINGS (LOSS) FROM OP-
 ERATIONS...............     (57,325)   (19,421)          --           --          (76,746)
Interest expense and
 other, net.............      68,250       (113)(a)   (28,578)(c)   (2,625)(f)      36,934
                          ----------  ---------      --------      -------      ----------
EARNINGS (LOSS) BEFORE
 INCOME TAXES...........    (125,575)   (19,308)       28,578        2,625        (113,680)
Provisions (benefit) for
 income taxes...........     (32,398)    (7,835)(a)     6,716 (d)      617 (g)     (32,900)
                          ----------  ---------      --------      -------      ----------
EARNING (LOSS) FROM OP-
 ERATIONS BEFORE EX-
 TRAORDINARY ITEMS AND
 GAIN FROM DISCONTINUED
 OPERATIONS.............     (93,177)   (11,473)       21,862        2,008         (80,780)
Extraordinary item-early
 extinguishment of debt
 (net of income tax of
 benefit of $2,758 and
 income tax provision of
 $9,671)................         --         --         (8,974)(e)   31,479 (h)      22,505
Gain from discontinued
 operation (net of in-
 come tax $81,793)......         --     120,679 (b)       --           --          120,679
                          ----------  ---------      --------      -------      ----------
NET EARNINGS (LOSS).....  $  (93,177) $ 109,206      $ 12,888      $33,487      $   62,404
                          ==========  =========      ========      =======      ==========
BASIC EARNINGS (LOSS)
 PER ADS:
 Income before extraor-
  dinary items and dis-
  continued operations..  $    (1.75)                                           $    (1.55)
 Extraordinary items....        0.00                                                  0.38
 Discontinued opera-
  tions.................        0.00                                                  2.01
                          ----------                                            ----------
 Total..................  $    (1.75)                                           $     0.84
                          ==========                                            ==========
 Weighted average ADSs..      59,961                                                59,961
DILUTED EARNINGS (LOSS)
 PER ADS:
 Income before extraor-
  dinary items and dis-
  continued operations..  $    (1.75)                                           $    (1.55)
 Extraordinary items....        0.00                                                  0.38
 Discontinued opera-
  tions.................        0.00                                                  2.01
                          ----------                                            ----------
 Total..................  $    (1.75)                                           $     0.84
                          ==========                                            ==========
 Weighted average ADS...      59,961                                                59,961

-------
(a) Pro forma adjustment to reflect the elimination of historical revenue and expenses resulting from the sale of DSI.
(b) Pro forma adjustment to record the estimated gain resulting from sale of DSI assuming gross proceeds of $300,000, less book value of net assets ($85,404); estimated expenses of the sale ($7,000); income taxes ($81,793); and the write-off of DSI's cumulative currency translation adjustment ($5,124).
(c) Pro forma adjustment to reflect the reduction of interest expense resulting from lower borrowings from the refinancing of senior debt. The adjustment assumes an interest rate on the senior debt of 9.5% ($24,143); less historical interest expense and bank waiver fees relating to the existing credit agreement ($52,721).
(d) Pro forma adjustment to reflect income taxes based on an estimated income tax rate of 23.5%.
(e) Pro forma adjustment to reflect write-off of debt issue cost on the old credit facility ($2,232); fees paid to creditors on new borrowings ($9,500) and, net of taxes ($2,758).
(f) Pro forma adjustment to record interest expense associated with new 10% notes ($7,500); less interest expense associated with the old notes ($10,125).
(g) Pro forma adjustment to reflect estimated income taxes resulting from the interest adjustment noted in (f) above at an estimated income tax rate of 23.5%.
(h) Pro forma adjustment to reflect the gain on the exchange offer ($44,150); less new debt issue costs ($3,000); and estimated income taxes ($9,671).

    This exchange offer is being accounted for as a troubled debt restructuring. As the total consideration being paid to owners tendering old notes under the limited cash option and the new 9% notes, including interest, is estimated to be less than the carrying amount of the old notes being tendered, a gain on the extinguishment of the old notes is expected to be recognized. As a result, interest payable over the life of the new 9% notes has been included in the carrying amount of the new 9% notes presented on the unaudited pro forma consolidated balance sheet ($8,100). Accordingly, interest expense is not recognized in these unaudited pro forma consolidated statements of operations.

    The gain on this exchange offer assumes that $100,000 of the old notes are exchanged for the limited cash option for $16,000 in cash and $30,000 of new 9% notes, plus $100,000 of new 10% notes. The pro forma adjustments also assume that the new 9% notes and new 10% notes have a maturity of 3 and 7 years, respectively. In the event that if all the old notes are exchanged for new 10% notes, no gain would be recognized on this exchange offer and interest expense would increase by $6,500 annually.

                 COMPARISON OF THE OLD NOTES AND THE NEW NOTES

                              Old Notes             New 9% Notes       New 10% Notes
-----------------------------------------------------------------------------------------------
Aggregate principal    $200 million            Up to $100 million      Up to $200
amount outstanding on                                                  million
initial issuance
-----------------------------------------------------------------------------------------------
Maturity date          April 1, 2002           April 1, 2004           April 1,
                                                                       2008
-----------------------------------------------------------------------------------------------
Interest rate          6.75% per annum,        9% per annum, payable   10% per
                       payable in cash on      on April 1 and October  annum,
                       April 1 and October 1   1 of each year,         payable in
                       of each year.           commencing October 1,   cash on
                                               2001. Interest will be  April 1
                                               paid in cash, except    and
                                               as follows: Up to and   October 1
                                               including October 1,    of each
                                               2002, we may elect at   year,
                                               our option to make      commencing
                                               interest payments in    October 1,
                                               the form of additional  2001.
                                               new 9% notes, provided
                                               that our ratio of
                                               senior debt to EBITDA
                                               (which is our earnings
                                               before interest,
                                               income taxes,
                                               depreciation and
                                               amortization) for the
                                               most recently
                                               completed four fiscal
                                               quarters is in excess
                                               of 2.0 to 1 on the
                                               relevant interest
                                               payment date.
-----------------------------------------------------------------------------------------------
Optional redemption    We can redeem the old   We can redeem the new   We can
                       notes at any time in    9% notes at any time    redeem the
                       whole or part for       in whole or part for    new 10%
                       their principal amount  their principal         notes at
                       plus accrued and        amount, plus accrued    any time
                       unpaid interest, if     and unpaid interest,    following
                       any, to the date of     if any, to the date of  the fourth
                       redemption. The         redemption.             anniversary
                       current redemption                              of their
                       price is 101.929% of                            initial
                       principal amount. On                            issue
                       April 1, 2001, the                              date. The
                       redemption price                                redemption
                       becomes 100.964% of                             price (as
                       principal amount.                               a
                                                                       percentage
                                                                       of
                                                                       principal
                                                                       amount)
                                                                       is:
                                                                       Twelve
                                                                       Month
                                                                       Period        Redemption
                                                                       Commencing    Price
                                                                       ----------    ----------
                                                                       April 1,      105.000%
                                                                       2005
                                                                       April 1,      102.500%
                                                                       2006
                                                                       April 1,      100.000%
                                                                       2007 and
                                                                       thereafter

                                                                       In
                                                                       addition,
                                                                       we will
                                                                       pay
                                                                       accrued
                                                                       and unpaid
                                                                       interest,
                                                                       if any, to
                                                                       the date
                                                                       of
                                                                       redemption.
-----------------------------------------------------------------------------------------------

                                 Old Notes             New 9% Notes            New 10% Notes
------------------------------------------------------------------------------------------------
Optional redemption       None                    None                    At any time before
following equity                                                          April 1, 2005, we can
offerings                                                                 redeem up to 35% of
                                                                          the principal amount
                                                                          of the new 10% notes
                                                                          in issue for their
                                                                          principal amount plus
                                                                          a premium of 10%,
                                                                          together with accrued
                                                                          and unpaid interest,
                                                                          if any, to the date of
                                                                          redemption, if:

                                                                          . we use the net cash
                                                                            proceeds of a public
                                                                            or private offering
                                                                            of our equity
                                                                            securities to
                                                                            finance the
                                                                            redemption; and

                                                                          . at least 65% of the
                                                                            aggregate principal
                                                                            amount of the new
                                                                            10% notes originally
                                                                            issued remain
                                                                            outstanding after
                                                                            giving effect to the
                                                                            redemption.
------------------------------------------------------------------------------------------------
Put right on a change of  Upon a change of        Upon a "change of       Upon a "change of
control                   control (as defined     control" (as defined    control" (as defined
                          under "Terms of the     under "Terms of the     under "Terms of the
                          Old Notes"), owners of  New Notes"), owners of  New Notes"), owners of
                          the old notes can       the new 9% notes can    the new 10% notes can
                          require us to purchase  require us to purchase  require us to purchase
                          their old notes at a    their new notes at a    their new notes at a
                          price equal to 101% of  price equal to 101% of  price equal to 101% of
                          their principal         their principal         their principal
                          amount, plus accrued    amount, plus accrued    amount, plus accrued
                          and unpaid interest,    and unpaid interest,    and unpaid interest,
                          if any, to the date of  if any, to the date of  if any, to the date of
                          redemption.             redemption.             redemption.
------------------------------------------------------------------------------------------------
Put right on an asset     None                    Owners of the new       None
sale                                              notes can require us
                                                  to purchase their new
                                                  notes at a price equal
                                                  to 100% of their
                                                  principal amount, plus
                                                  accrued and unpaid
                                                  interest, if any, to
                                                  the date of redemption
                                                  with certain excess
                                                  proceeds of an "asset
                                                  sale" (as defined
                                                  under "Terms of the
                                                  New Notes").
------------------------------------------------------------------------------------------------
Conversion                The old notes are       The new 9% notes are    The new 10% notes are
                          convertible at any      not convertible into    not convertible into
                          time into our American  equity securities.      equity securities.
                          depositary shares at a
                          price of $29.125 per
                          American depositary
                          share or our ordinary
                          shares at a price of
                          $7.281 per ordinary
                          share (which prices
                          are subject to
                          adjustment in limited
                          circumstances).
------------------------------------------------------------------------------------------------

                              Old Notes             New 9% Notes            New 10% Notes
---------------------------------------------------------------------------------------------
Ranking and security   The old notes rank in   The new 9% notes will   The new 10% notes will
                       right of payment        rank in right of        rank in right of
                       behind our senior bank  payment behind our      payment behind our
                       debt and all of our     senior bank debt and    senior bank debt and
                       other existing and      all of our other        all of our other
                       future senior debt.     existing and future     existing and future
                       The old notes will      senior debt. The new    senior debt. The new
                       rank in right of        9% notes will rank in   10% notes will rank in
                       payment behind the new  right of payment ahead  right of payment
                       9% notes and the new    of the new 10% notes    behind the new 9%
                       10% notes. If we issue  and any remaining old   notes. The new 10%
                       additional              notes. If we issue      notes will rank in
                       subordinated debt in    additional              right of payment ahead
                       the future, the old     subordinated debt in    of any remaining old
                       notes will rank in      the future, the new 9%  notes. If we issue
                       right of payment        notes will rank in      additional
                       behind, or equal to,    right of payment ahead  subordinated debt in
                       that debt. The old      of, or equal to, that   the future, the new
                       notes are unsecured.    debt. The new 9% notes  10% notes will rank in
                                               will be unsecured.      right of payment equal
                                                                       to, or behind, that
                                                                       debt. The new 10%
                                                                       notes will be
                                                                       unsecured.
---------------------------------------------------------------------------------------------
Affirmative Covenants  The old notes include   The new 9% notes        The new 10% notes
                       the following required  include the following   include the following
                       actions:                required actions:       required actions:

                       . maintenance of an     . maintenance of an     . maintenance of an
                         office for notices      office for notices      office for notices
                         in New York, New        in New York, New        in New York, New
                         York;                   York;                   York;

                       . timely payment of     . maintenance of        . maintenance of
                         principal and           property and            property and
                         interest on the old     insurance;              insurance;
                         notes;

                       . a compliance          . a compliance          . a compliance
                         certificate             certificate given by    certificate by
                         delivered by an         counsel at least        counsel at least
                         officer at least        once yearly;            once yearly;
                         once yearly;

                       . maintenance of        . timely payment of     . timely payment of
                         corporate existence;    taxes and other         taxes and other
                                                 claims;                 claims;

                       . maintenance of        . maintenance of all    . maintenance of all
                         London Stock            registration,           registration,
                         Exchange listing;       regulations and         regulations and
                                                 licenses; and           licenses;

                       . the payment of        . timely payment of     . the payment of
                         additional amounts      principal and           additional amounts
                         in the event of the     interest on the new     in the event of the
                         imposition of United    9% notes;               imposition of United
                         Kingdom withholding                             Kingdom withholding
                         tax; and                                        tax;

                       . filing of public      . the payment of        . timely payment of
                         reports.                additional amounts      principal and
                                                 in the event of the     interest on the new
                                                 imposition of United    10% notes; and
                                                 Kingdom withholding
                                                 tax;

                                               . addition of           . filing of public
                                                 subsidiary              reports.
                                                 guarantees in
                                                 specified
                                                 circumstances; and

                                               . filing of public
                                                 reports.


--------------------------------------------------------------------------------

                           Old Notes             New 9% Notes            New 10% Notes
------------------------------------------------------------------------------------------
Negative Covenants  The old notes include   The new 9% notes        The new 10% notes
                    limitations on our      include limitations on  include limitations on
                    ability or certain of   our ability, and        our ability, and
                    our subsidiaries'       certain of our          certain of our
                    ability to, among       subsidiaries' ability,  subsidiaries' ability,
                    other things:           to, among other         to, among other
                                            things:                 things:

                    . merge or              . incur additional      . engage in
                      consolidate; and        indebtedness;           transactions with
                                                                      our affiliates;

                    . transfer or sell      . incur any debt that   . merge or
                      substantially all of    ranks below our         consolidate;
                      our assets.             senior debt but
                                              ranks ahead of the    . transfer or sell
                                              new 9% notes;           substantially all of
                                                                      our assets; and
                                            . make certain
                                              restricted payments;  . engage in certain
                                                                      business activities.
                                            . make certain
                                              payments, including
                                              dividends;

                                            . issue or sell
                                              capital stock of
                                              certain
                                              subsidiaries;

                                            . create liens;

                                            . engage in
                                              transactions with
                                              our affiliates;

                                            . merge or
                                              consolidate;

                                            . transfer or sell
                                              substantially all of
                                              our assets;

                                            . make payments on
                                              our indebtedness
                                              which is
                                              subordinated to the
                                              new 9% notes,
                                              including the old
                                              notes; and

                                            . engage in certain
                                              business activities.
------------------------------------------------------------------------------------------

                          Old Notes             New 9% Notes            New 10% Notes
-----------------------------------------------------------------------------------------
Events of default  The following are       The following are       The following are
                   events of default       events of default       events of default
                   under the terms of the  under the terms of the  under the terms of the
                   old notes:              new 9% notes:           new 10% notes:

                   . the failure to pay    . the failure to pay    . the failure to pay
                     principal when due;     principal when due;     principal when due;

                   . the failure to pay    . the failure to pay    . the failure to pay
                     interest when due       interest when due       interest when due
                     continued for 30        continued for 30        continued for 30
                     days;                   days;                   days;

                   . the failure to        . the failure to pay    . the failure to pay
                     provide notice of a     principal of,           principal of,
                     designated event as     premium, if any, and    premium, if any, and
                     provided in the         interest on the new     interest on the new
                     indenture;              9% notes required to    10% notes required
                                             be purchased            to be purchased
                                             pursuant to a net       pursuant to a change
                                             proceeds offer or a     of control offer;
                                             change of control
                                             offer;

                   . the failure to        . the failure to        . the failure to
                     perform any other       perform any other       perform any other
                     covenant for 90 days    covenant for 30 days    covenant for 30 days
                     after written           after written           after written
                     notice;                 notice;                 notice;

                   . certain events of     . the failure to        . the failure to
                     bankruptcy,             comply with the         comply with the
                     insolvency or           provisions in           provisions in
                     reorganization; or      "Mergers,               "Mergers,
                                             Consolidations and      Consolidations and
                                             Sale of Assets" of      Sale of Assets" of
                                             the new 9% note         the new 10% note
                                             indenture;              indenture;

                   . the failure to        . the occurrence of a   . the occurrence of a
                     repurchase any          default under any of    default under any of
                     securities as           our debt or our         our debt or our
                     provided in the         subsidiaries' debt      subsidiaries' debt
                     indenture.              which in aggregate      which in aggregate
                                             is over $25 million;    is over $25 million;

                                           . the rendering of a    . the rendering of a
                                             final judgment          final judgment
                                             against us or our       against us or our
                                             subsidiaries in         subsidiaries in
                                             excess of $10           excess of $10
                                             million which           million which
                                             remains unpaid for      remains unpaid for
                                             over 60 days; or        over 60 days; or

                                           . certain events of     . certain events of
                                             bankruptcy,             bankruptcy,
                                             insolvency or           insolvency or
                                             reorganization.         reorganization.
-----------------------------------------------------------------------------------------
Remedies           If an event of default  If an event of default  If an event of default
                   occurs, either the      occurs, either the      occurs, either the
                   trustee or holders of   trustee or holders of   trustee or holders of
                   at least 25% in         at least 25% in         at least 25% in
                   aggregate principal     aggregate principal     aggregate principal
                   amount of the old       amount of the           amount of the
                   notes may accelerate    outstanding new 9%      outstanding new 10%
                   the maturity of all of  notes may accelerate    notes may accelerate
                   the old notes.          the maturity of all of  the maturity of all of
                                           the new 9% notes.       the new 10% notes.
-----------------------------------------------------------------------------------------

                             TERMS OF THE OLD NOTES

   The following is a summary of the terms of the old notes that we are offering to exchange under this exchange offer. The terms of the old notes include those terms stated in the indenture for the old notes dated as of March 13, 1995, as amended as of December 10, 1999 and those terms made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. We urge you to read the indenture in its entirety. You may obtain copies of the indenture from us. See "Where You Can Find More Information."

Principal, Maturity and Interest

   $200 million in principal amount of old notes is outstanding.

   The old notes have a maturity date of April 1, 2002. On maturity, owners of the old notes are entitled to receive 100% of the principal amount of the old notes plus accrued interest.

   The old notes bear interest at a rate of 6.75% per annum. We pay the interest semi-annually in cash on April 1 and October 1 (or the next following business day after those dates). Upon conversion (unless otherwise called for redemption), each old note ceases to bear interest from the interest payment date immediately preceding the conversion date. Interest is computed on the basis of a 360-day year comprised of 12 months of 30 days each.

Ranking

   The old notes rank in right of payment behind substantially all of our indebtedness, including the new 9% notes and the new 10% notes. The old notes are unsecured.

Form

   We issued the old notes in bearer form in the form of global notes. No old notes have been issued in definitive form.

Conversion

   The old notes are convertible into:

  . American depositary shares representing ordinary shares, at an initial conversion price of $29.125 per American depositary share (inclusive of United Kingdom stamp duty reserve tax); or

  . $7.281 per ordinary share (equivalent to an initial conversion rate of approximately 34.335 American depositary shares or 137.339 ordinary shares per $1,000 principal amount of old notes).

   Conversion rights can only be exercised with respect to $100,000 principal amount of old notes or integral multiples of $1,000 in excess of $100,000. Conversion rights cannot be exercised on the business day immediately preceding any interest payment date, unless the interest payment date is also a redemption date. If the interest payment date is also a redemption date, the conversion right may be exercised prior to the close of business on that day.

   Fractions of ordinary shares or American depositary shares are not issued on conversion of old notes and no cash adjustments are made in respect of fractional entitlements.

   Adjustment of conversion price: The conversion price for the old notes is subject to adjustment upon the occurrence of the following events:

  . the issuance of ordinary shares as a dividend or distribution on our ordinary shares;

  . the issuance to all holders of our ordinary shares of rights or warrants to subscribe for or purchase ordinary shares at less than the current market price at the time of issuance or rights or warrants to subscribe for or purchase any other securities or indebtedness;

  . subdivisions, combinations and reclassifications of our ordinary shares;

  . the distribution to all holders of our ordinary shares of cash or other assets (other than any regular semi-annual or quarterly dividends payable solely in cash that may from time to time be fixed by our board of directors); or

  . some repurchases by us or any of our subsidiaries of our ordinary shares for a price in excess of the then current market price of the ordinary shares.

Trustee and Agents

   HSBC Bank USA (formerly Marine Midland) is trustee for the old notes. The principal office of HSBC Bank USA is 140 Broadway, New York, New York 10005. HSBC Bank USA is also the principal paying agent, transfer agent and conversion agent for the old notes. HSBC is responsible, among other things, for:

  . accepting old notes for exchange and registering transfers of old notes;

  . ensuring that payments of principal and interest in respect of the old notes received by the trustee are duly paid to owners of the old notes;

  . transmitting to us any notices from owners of the old notes; and

  . accepting conversion notices and related documents.

   We have appointed HSBC Bank plc at its office in London, England as an additional paying agent, transfer agent and conversion agent.

   We may vary or terminate the appointment of the trustee, the registrar and any paying agent, transfer agent or conversion agent at any time with or without cause. In addition, we may appoint another registrar or additional or other agents or approve any change in the office through which the registrar or any agent acts. However, there must always be a registrar, a paying agent, a transfer agent and a conversion agent in the Borough of Manhattan, the City of New York, New York and in London, England.

Redemption at Our Option

   We can redeem old notes at our option in whole or in part at any time prior to maturity upon not less than 30 nor more than 60 days' notice. Upon redemption, owners of old notes will receive the redemption price set out below, expressed as a percentage of the principal amount of the old notes, together with accrued interest to the redemption date.

     Twelve Month Period Commencing                             Redemption Price
     ------------------------------                             ----------------
     April 1, 2000.............................................     101.929%
     April 1, 2001.............................................     100.964%

   If less than all of the old notes are redeemed, the trustee will select which old notes will be redeemed (in principal amounts of $100,000 or integral multiples of $1,000 in excess thereof) by lot or, in its discretion, on a pro rata basis.

Repurchase Rights of Owners of the Old Notes

   Owners of the old notes have the right, at their option, to require us to repurchase all or a portion of their old notes for a price equal to 100% of the principal amount of the old notes plus accrued interest (if any) on the occurrence of the following events:

  . On a change in control. A "change of control" includes, among others, the following events:

   . if any person or group becomes the beneficial owner of more than 50% of our outstanding voting stock;

   . if any person or group has the right to elect or designate for election a majority of our board of directors;

   . we merge with another entity or sell all, or substantially all, of our assets to another person, in any event pursuant to a transaction in which more than 50% of our total voting stock outstanding is reclassified or changed into or exchanged for cash, securities or other property; or

   . if our continuing directors cease to form a majority of our board of directors. For these purposes our "continuing directors" are (a) our directors as of March 13, 1995, and (b) all directors appointed since March 13, 1995 whose appointment was approved by a majority of our directors then still in office who were either directors as of March 31, 1995 or whose election was previously so approved.

  . On a termination of trading. "A termination of trading" occurs if our ordinary shares or our American depository shares are not:

   . listed for trading on the London Stock Exchange, in the case of the ordinary shares, or the Nasdaq National Market, in the case of the American depository shares; or/and

   . listed for trading on a U.S. national securities exchange; or/and

   . approved for trading on an established automated over-the-counter trading market in the U.S.

   If a designated event occurs, any repurchase of the old notes could, absent payment in full of any outstanding senior debt or waiver, be prevented by the subordination provisions of the indenture. In addition, the repurchase of old notes upon a designated event may be prohibited by the terms of our senior debt. As a result, absent payment in full of our senior debt or waiver, repurchase of the old notes could be prevented.

Payment of Additional Amounts and Tax Redemption

   If we are required by the laws or regulations of the United Kingdom to make any deduction or withholding for any present or future taxes, assessments or other governmental charges in respect of any amounts to be paid by us under the old notes, we will pay owners of the old notes, as additional interest, such additional amounts as may be necessary so that the net amounts paid to owners of the old notes after that deduction or withholding will be not less than the amounts specified in the note to which owners of the old notes are entitled. However, we are not required to make any payment of additional amounts in some limited circumstances, which are outlined in the indenture for the old notes.

   We may redeem the old notes in whole (but not in part) at any time, upon not less than 30 nor more than 60 days' notice if we are required to pay the additional amounts described above because of any change in the laws or regulations of the United Kingdom.

Subordination

   The payment of the principal of, any premium and interest on the old notes is subordinated in right of prior payment in full of all our existing and future senior debt. Upon any payment or distribution of assets to our creditors upon any liquidation, insolvency or similar proceedings of our company, then the holders of all existing and future senior debt options will be entitled to receive payment in full of all amounts due or to become due to them before owners of the old notes are entitled to receive any payment in respect of the principal of, any premium, or interest on the old notes. In addition, no payment on the old notes may be made if:

  . any default in the payment of principal of, any premium, or interest on, or rent under, or any other payment obligation under all existing and future senior debt beyond any applicable grace period; or

  . any event of default with respect to all existing and future senior debt, permitting the holders of such debt (or a trustee or other representative on behalf of the holders thereof) to declare such debt due and payable prior to the date on which it would otherwise have become due and payable.

   However, payments on the old notes may not be prevented for a period of more than 179 days after an applicable default notice has been received by the trustee, unless the debt for which such event of default exists has been declared due and payable in its entirety. If the debt has been declared due and payable in its entirety, then no payment on the old notes may be made until such acceleration has been rescinded or annulled or such debt has been paid in full.

   We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the old notes. The trustee's claims for such payments is senior to claims of owners of the old notes in respect of all funds collected or held by the trustee.

Events of Default

   The following are events of default under the indenture for the old notes:

  . failure by us to pay principal (including any redemption price or repurchase price) of, or premium, if any, on any note when due;

  . failure by us to pay any interest (including any additional amounts) on any note when due, which continues for 30 days;

  . failure by us to provide notice of an event which entitles owners of old notes to require us to repurchase their old notes, or to purchase old notes when they are due;

  . failure by us to perform any of our other covenants in the indenture continuing for 90 days; and

  . events of insolvency or reorganization involving us or our material subsidiaries.

   If certain of these events of default occur and continue, the aggregate principal amount of the old notes will automatically become immediately due and payable. If any other event of default with respect to the old notes occurs and continues, either the trustee or the holders of at least 25% in aggregate principal amount of the old notes outstanding may, by notice, declare the principal amount of all of the old notes to be due and payable immediately. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate principal amount of the old notes outstanding, under certain circumstances, may rescind and annul such declaration.

   Except in limited situations, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of owners of old notes unless the owners offer to indemnify the trustee. The owners of a majority in aggregate principal amount of the old notes have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee. This right is limited by the trustee's indemnity from those persons.

   You do not have any right to institute any proceeding with respect to the indenture or the old notes, unless:

  . you have given to the trustee written notice of a continuing event of default;

  . the holders of at least 25% in aggregate principal amount of the old notes outstanding have made a written request, and offered reasonable indemnity, to the trustee to institute such proceedings as trustee;

  . the trustee has not received from the holders of a majority (in principal amount) of the old notes outstanding a direction inconsistent with such request; and

  . the trustee has failed to institute such proceeding within 60 days.

   These limitations do not apply to a suit instituted by an owner of the old notes to enforce the payment of the principal of, or interest on, old notes on or after the appropriate due date.

Mergers, Consolidations and Certain Purchases of Assets

   We cannot consolidate or merge with any other person and will not, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of our properties and assets as an entirety unless, immediately after giving effect to such transaction:

  . no event of default or an event or condition which, after the giving of notice or lapse of time or both, would constitute an event of default under the indenture for the old notes will have occurred and be continuing;

  . the person formed by such consolidation or merger, or the person which acquires by transfer, conveyance, sale, lease or other disposition all or substantially all of our properties and assets as an entirety, will be a company organized and validly existing under the laws of England and Wales or the United States or any political subdivision thereof and, if not Danka, will expressly assume all our obligations under the old notes and the indenture and the performance of every covenant of the indenture on our part to be performed or observed and will have provided for conversion rights in accordance with the indenture; and

  . we (or such other successor person) expressly agree to indemnify each holder of a note (or a beneficial interest therein) against any tax, assessment or governmental charge payable by withholding or deduction thereafter imposed on such holder solely as a consequence of such transaction with respect to payments in respect of the old notes or any purchase by us of old notes.

Modification and Waiver

   We and the trustee may make modifications and amendments to the indenture for the old notes with the consent of the holders of not less than a majority in principal amount of the old notes to be affected. However, we cannot make any of the following modifications or amendments to the old notes without the consent of each owner of the old notes who is affected by any of the following:

  . changes to the stated maturity of the principal, or premium, or any installment of interest;

  . reduction of the principal or the interest rate;

  . changes to our obligations to pay additional amounts;

  . adverse changes to our obligations to repurchase the old notes;

  . modifications to the subordination provisions which is adverse to owners of the old notes;

  . changes to the currency in which principal or interest is payable;

  . impairment of the right to institute a lawsuit for the enforcement of any payment on the old notes;

  . change to the right to convert any old notes which is adverse to the owners of the old notes;

  . reduction in the percentage in principal amount of old notes required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or the waiver of certain defaults; or

  . increase to the conversion price.

   The holders of not less than a majority in aggregate principal amount of the old notes outstanding may waive any past default under the indenture, except a default in the payment of principal of, or any interest on, any old note.

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Consent to Service

   We have irrevocably designated CT Corporation Systems as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the indenture or the old notes. Any such legal action or proceeding must be brought in any federal or state court in the Borough of Manhattan, the City of New York. In addition, we have irrevocably submitted to the non-exclusive jurisdiction of those courts.

Governing Law

   The indenture and the old notes are governed by the laws of the State of New York.

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                             TERMS OF THE NEW NOTES

9% Senior Subordinated Notes Due 2004 ("new 9% notes")

   The following is a summary of the terms of the new 9% notes that Danka proposes to issue in this exchange offer. The new 9% notes will be issued under an indenture between Danka and the trustee for the new 9% notes (the "9% indenture"). The terms of the new 9% notes include those terms stated in the 9% indenture and those terms made part of the 9% indenture by reference to the Trust Indenture Act of 1939, as amended. You can find the definitions of terms used in this section under "Definitions." This section contains a summary and a more detailed description of the material provisions of the 9% indenture. This section, however, does not restate the 9% indenture in its entirety. We urge you to read the 9% indenture because the 9% indenture and not this description defines your rights as holders of the new 9% notes. You may obtain copies of the 9% indenture from Danka. See "Where You Can Find More Information." This section uses defined terms. See "Definitions" on page 107.

Principal, Maturity and Interest

 The new 9% notes

  . have an initial maximum aggregate principal amount of $100.0 million;

  . will mature on April 1, 2004; and

  . accrue interest at 9% per year, payable semi-annually on each of April 1 and October 1, beginning October 1, 2001.

   Danka will issue the new 9% notes in denominations of $1,000 and integral multiples of $1,000 (except in the case of notes issued in payment of interest as described below).

   Danka will pay interest on the new 9% notes semi-annually in arrears on the interest payment dates. Danka will make each interest payment to the persons in whose names the new 9% notes are registered at the close of business on the preceding April 1 and October 1. Interest will accrue from the date of original issuance or, if Danka has already paid interest, from the date interest was most recently paid. Danka will compute interest on the basis of a 360-day year of twelve 30-day months. Interest on the new 9% notes will be paid in cash, except that Danka may elect at its option to pay interest in the form of additional new 9% notes in respect of any interest period from the date of issuance up to and including October 1, 2002 if, on the relevant interest payment date, our ratio of senior debt to earnings before interest, income taxes, depreciation and amortization for the four preceding completed financial quarters for which financial statements are available exceeds 2.0 to 1.

   Principal of, and premium, if any, and interest on each new 9% note will be payable and the new 9% notes may be presented for transfer or exchange at the office or agency of Danka maintained for those purposes. At its option, Danka may pay interest by check mailed to registered holders of the new 9% notes at the addresses stated on the registry books maintained by the Trustee, who will initially act as paying agent and registrar for the new 9% notes. Danka will not charge a service fee for any exchange or registration of transfer of the new 9% notes, but Danka may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any exchange or registration of transfer. Unless otherwise designated by Danka, Danka's office or agency will be the corporate trust office of the Trustee.

Ranking

   The new 9% notes rank below all of Danka's existing and future Senior Debt. They rank or will rank pari passu or senior to Danka's existing and future senior subordinated Debt. They are senior to the new 10% notes and the old notes. This means that if Danka defaults, holders of Senior Debt are entitled to be paid in full

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before any payments are made on the new 9% notes. The new 9% notes are entitled to be paid in full before any other subordinated Debt of Danka. In addition, the senior lenders will have the right to block current payments on the new 9% notes if there is a default under the Senior Debt.

   The new 9% notes are subordinate in right of payment to the prior payment in full of all existing and future Senior Debt. Upon any payment or distribution of assets of Danka to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets, bankruptcy, insolvency or any similar proceedings of Danka, the holders of Senior Debt will first be paid in full the principal of, premium, if any, and interest on such Senior Debt before the holders of the new 9% notes are entitled to receive any payment of principal of, premium, if any, or interest on such new 9% notes or on account of the purchase or redemption or other acquisition of new 9% notes by Danka or any subsidiary of Danka, except for permitted insolvency payments. If the Trustee or holder of any new 9% note receives any payment or distribution of assets of Danka before all the Senior Debt is paid in full, then such payment or distribution will be required to be paid over or delivered to the trustee in bankruptcy or other Person making payment or distribution of assets of Danka to be applied to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full.

   Danka may not make any payments on account of the new 9% notes or on account of the purchase or redemption or other acquisition of the new 9% notes if a default occurs and is continuing in the payment when due of principal of, premium, if any, or interest on any Senior Debt, including any default in the payment when due of any commitment or facility fees, letter of credit fees or agency fees under the Credit Facility, or any default in payment when due of any reimbursement obligation of Danka with respect to any letter of credit issued under the Credit Facility (a "Senior Payment Default").

   In addition, if a default, other than a Senior Payment Default, occurs and is continuing with respect to the Credit Facility or any Designated Senior Debt that permits, or with the giving of notice or lapse of time or both would permit, the holders thereof, or a trustee on behalf thereof, to accelerate the maturity thereof (a "Senior Nonmonetary Default"), and Danka and the Trustee have received written notice thereof from the agent bank for the Credit Facility or from an authorized person on behalf of any Designated Senior Debt, then Danka may not make any payments on account of the new 9% notes or on account of the purchase or redemption or other acquisition of the new 9% notes for a period (a "blockage period") commencing on the date Danka and the Trustee receive such written notice and ending on the earlier of:

  . 179 days after such date; or

  . the date, if any, on which the Senior Debt to which such default relates is discharged or such default is waived or otherwise cured.

   In any event, not more than one blockage period may be commenced during any period of 360 consecutive days, and there will be a period of at least 181 consecutive days in each period of 360 consecutive days when no blockage period is in effect. No Senior Nonmonetary Default that existed or was continuing on the date of the commencement of any blockage period with respect to the Senior Debt initiating such blockage period will be, or can be, made the basis for the commencement of a subsequent blockage period, unless such default has been cured or waived for a period of not less than 90 consecutive days. If, notwithstanding the foregoing, Danka makes any payment to the Trustee or the holder of any note prohibited by the subordination provisions, then such payment will be required to be paid over and delivered to the holders of the Senior Debt remaining unpaid, to the extent necessary to pay in full all the Senior Debt.

   Because of the subordination, in the event of insolvency of Danka, holders of the new 9% notes may recover less ratably than creditors of Danka who are holders of Senior Debt.

   The subordination provisions described above will cease to apply to the new 9% notes upon any defeasance or covenant defeasance of the new 9% notes as described below under "Defeasance."

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   The new 9% notes, while inferior to all Senior Debt, do rank above all other subordinated debt, including the new 10% notes and the old notes. As such, if Danka defaults, the Holders of the new 9% notes are entitled to be paid in full, subject to payment of the Senior Debt, before any other subordinated debt of Danka. In addition, the Holders of the new 9% notes will have the right to block payments on the subordinated debt if there is a default under the new 9% notes.

Optional Redemption

   In general. Danka may redeem the new 9% notes in full or in part at anytime, for their principal amount plus accrued and unpaid interest.

   At any time, Danka may redeem all or part of the new 9% notes with at least 30 but not more than 60 days' notice at their principal amount plus accrued and unpaid interest. Danka will pay accrued and unpaid interest on the new 9% notes up to but not including the redemption date.

Payment of Additional Amounts

   If we are required by the laws or regulations of the United Kingdom to make any deduction or withholding for any present or future taxes, assessments or other governmental charges in respect of any amounts to be paid by us under the new 9% notes, we will pay owners of the new 9% notes, as additional interest, such additional amounts as may be necessary so that the net amounts paid to owners of the new 9% notes after that deduction or withholding will be not less than the amounts specified in the note to which owners of the new 9% notes are entitled. However, we are not required to make any payment of additional amounts in some limited circumstances, which are outlined in the indenture for the new 9% notes.

Selection and Notice of Redemption

   If Danka redeems or purchases less than all of the new 9% notes, the Trustee will select the new 9% notes for redemption or purchase in compliance with the requirements of the principal national securities exchange, if any, on which the new 9% notes are listed, or, if the new 9% notes are not so listed, on a pro rata basis, by lot or any other method that the Trustee deems fair and appropriate; however, Danka will not redeem or purchase in part any new 9% notes with a principal amount of less than $1,000.

   Danka will mail notice of redemption by first class mail at least 30 but not more than 60 days before the redemption date to each holder of new 9% notes to be redeemed at the last address for that holder shown on the registry books. If Danka redeems any note in part only, the notice of redemption that relates to that note will state the portion of the principal amount to be redeemed, which portion will not be less than $1,000. Danka will issue a new note in principal amount equal to the unredeemed or unpurchased portion in the name of the holder upon cancellation of the original note (subject to DTC procedures). On and after the redemption or purchase date, interest will no longer accrue on the new 9% notes or portions of the new 9% notes called for redemption or purchase, whether or not such new 9% notes are presented for payment at the office of the paying agent for the new 9% notes in New York City, so long as Danka has deposited funds in a sufficient amount to pay the redemption or purchase price.

Mandatory Redemption or Sinking Fund

   Except as set forth below under "Change of Control" and "Covenants-- Limitation on Asset Sales," Danka is not required to make mandatory redemption or sinking fund payments for the new 9% notes.

Repurchase at the Option of Holders

   Change of control. Upon a Change of Control, the holders of the new 9% notes have the right to require Danka to purchase the new 9% notes. The purchase price will equal 101% of the principal amount of the new 9% notes on the date of purchase, plus accrued interest. A Change of Control includes:

  . disposition of all or substantially all of Danka's assets to a person or group (other than Permitted Holders);

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  . approval of a plan of liquidation or dissolution;

  . acquisition of a majority of Danka's voting stock by a person or group
    (other than Permitted Holders);

  . replacement of a majority of the board of directors by directors not nominated by majority of the existing board; and

  . merger or consolidation that results in a person or group acquiring a majority of Danka voting stock.

   Upon a Change of Control, each holder of the new 9% notes will have the right to require Danka to purchase the holder's new 9% notes in whole or in part at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, pursuant to the offer described in the next succeeding paragraph (the "Change of Control Offer"). The definition of Change of Control includes any sale, lease, exchange or other transfer of "all or substantially all" the assets of Danka and its Subsidiaries taken as whole to any Person or group of Persons. Although there is a developing body of caselaw interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of new 9% notes to require Danka to make a Change of Control Offer as a result of the sale, lease, exchange or other transfer of less than all of the assets of Danka may be uncertain.

   Within 30 days following any Change of Control, Danka will mail a notice to each holder, with a copy to the Trustee, stating:

  . that a Change of Control has occurred and that such holder has the right to require Danka to repurchase such holder's new 9% notes, in whole or in part, equal to $1,000 or integral multiples of $1,000, at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase;

  . the circumstances and relevant facts regarding such Change of Control;

  . the repurchase date, which will not be earlier than 30 days and not later than 60 days from the date such notice is mailed (the "Repurchase Date");

  . that any note not tendered will continue to accrue interest;

  . that any note accepted for payment pursuant to the Change of Control
    Offer will cease to accrue interest after the Repurchase Date unless Danka defaults in payment of the purchase price;

  . that holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent, which may be Danka, at the address specified in the notice before the close of business on the Repurchase Date;

  . that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day preceding the Repurchase Date, a telegram, telex, facsimile transmission or other written communication setting forth the name of the holder, the principal amount of new 9% notes the holder delivered for purchase, and a statement that such holder is withdrawing his election to have such new 9% notes purchased; and

  . that holders which elect to have their new 9% notes purchased only in part will be issued new 9% notes in a principal amount equal to the unpurchased portion of the new 9% notes surrendered.

   On the Repurchase Date, Danka will accept for payment new 9% notes or portions thereof tendered pursuant to the Change of Control Offer, deposit with the Trustee or a paying agent money sufficient to pay the purchase price of all new 9% notes or portions thereof so tendered and deliver or cause to be delivered to the Trustee new 9% notes so accepted, together with an officers' certificate indicating the new 9% notes or portions thereof which have been tendered to Danka. The Trustee or a paying agent will promptly mail to the holders of new 9% notes so accepted payment in an amount equal to the purchase price therefor and promptly authenticate and mail to such holders a new note in a principal amount equal to any unpurchased portion of the note surrendered. Danka will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Repurchase Date.

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   In the event a Change of Control occurs and any repurchase pursuant to the foregoing constitutes a "tender offer" for purposes of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, Danka will comply with the requirements of Rule 14e-l as then in effect, to the extent applicable, and any other applicable securities laws or regulations with respect to such repurchase. The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Danka.

   Danka's ability to repurchase new 9% notes upon a Change of Control may be limited by the terms of its then existing contractual obligations. Repurchase of the new 9% notes upon a Change of Control may constitute a default under the Credit Facility, and any future credit agreements or other agreements relating to Senior Debt may contain provisions that would restrict Danka's ability to repurchase new 9% notes upon a Change in Control. If Danka makes a Change of Control Offer following a Change of Control, Danka may not have adequate financial resources to repurchase all new 9% notes tendered. Danka's failure to repurchase tendered new 9% notes or to make a Change of Control Offer following a Change of Control would constitute an Event of Default under the 9% indenture, but the subordination provisions in the 9% indenture may restrict payments to the holders of new 9% notes.

   The provisions of the 9% indenture may not afford holders of the new 9% notes protection in the event of a highly leveraged transaction involving Danka that may adversely affect the holders of the new 9% notes, if such transaction does not result in a Change of Control, violate the covenant described under "Limitation on Incurrence of Additional Debt" or "Limitation on Restricted Payments" or otherwise violate the 9% indenture.

   Asset sales. Danka will not dispose of assets in an Asset Sale unless it receives the fair market value of the assets disposed of, and Danka applies any Net Cash Proceeds to prepay Senior Debt, make an investment in replacement assets or a combination of prepayment or investment or make an offer to repurchase the new 9% notes as described below.

   Danka will not, and will not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Sale, except under the following circumstances:

     (1) Danka or the applicable Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by Danka's Board of Directors).

     (2) Upon the consummation of the Asset Sale, Danka will apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds of the Asset Sale within 360 days of receipt either (a) to prepay Senior Debt, (b) to make an investment in properties and assets (other than cash, cash equivalents or inventory) that replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in a Permitted Business ("Replacement Assets"), or (c) a combination of prepayment and investment permitted by (a) and (b).

   On the 360th day after an Asset Sale (the "Net Proceeds Offer Trigger Date"), the portion of the aggregate amount of Net Cash Proceeds not applied on or before the Net Proceeds Offer Trigger Date multiplied by a fraction the numerator of which is equal to the principal amount of the new 9% notes and the denominator of which is equal to the sum of the principal amount of the new 9% notes and all Debt ranking equal to the new 9% notes (each a "Net Proceeds Offer Amount") will be applied by Danka or the Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") at least 30 but not more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, that amount of the new 9% notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the new 9% notes to be purchased, plus accrued and unpaid interest, if any, to the date of purchase. If any non-cash consideration received is converted into or sold or otherwise disposed of for cash or cash equivalents (other than interest received with respect to any such non-cash consideration), then the conversion or disposition will be deemed to be an Asset Sale and the Net Cash Proceeds of which will be applied in accordance with this covenant. Danka may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5 million

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resulting from one or more Asset Sales (at which time, the entire unutilized
Net Proceeds Offer Amount, and not just the amount in excess of $5 million, will be applied).

   Each Net Proceeds Offer will be mailed to the record holders of the new 9% notes as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and will comply with the procedures set forth in the 9% indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their new 9% notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender new 9% notes in an amount exceeding the Net Proceeds Offer Amount, tendered new 9% notes will be purchased on a pro rata basis based on amounts tendered. A Net Proceeds Offer will remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of new 9% notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, Danka may use any remaining Net Proceeds Offer Amount for general corporate purposes subject to the provisions of the 9% indenture, and the Net Proceeds Offer Amount will return to zero.

   Danka will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder to the extent they apply in connection with the repurchase of new 9% notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sales" covenant of the 9% indenture, Danka will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Asset Sales" covenant of the 9% indenture.

Covenants

   The 9% indenture contains covenants with which Danka must comply. We set forth below a summary and more detailed description of the material covenants.

   Limitation on incurrence of additional debt. Danka and its subsidiaries will not, directly or indirectly, incur any additional debt not allowed under the 9% indenture. Danka will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of ("Incur") any Debt (other than Permitted Debt), except that Danka and its Restricted Subsidiaries may Incur Debt (including Acquired Debt) if there is no Default or Event of Default at the time or as a consequence of the incurrence of the Debt and on the date of incurrence of the Debt, after giving effect to the Debt, the Consolidated Fixed Charge Coverage Ratio of Danka would be equal to or greater than 2.0 to 1. The accrual of interest and the accretion of original issue discount do not constitute the Incurrence of Debt.

   For purposes of determining compliance with this restriction (i) in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, Danka will classify, in its sole discretion, such item of Debt and shall only be required to include the amount and type of such Debt in one of the clauses referred to above or in the definition of "Permitted Debt," and (ii) Debt permitted by this restriction need not be permitted solely by reference to one provision permitting such Debt but may be divided and classified in more than one type and permitted in part by one such provision and in part by one or more other provisions of this restriction permitting such Debt.

   Limitation on other subordinated debt. Danka will not incur any Debt that is by its terms subordinated to Senior Debt but ranks senior to the new 9% notes. For purposes of this restriction, Debt which is secured by a junior Lien does not constitute subordinated debt by virtue of such junior priority.

   Limitation on restricted payments. Danka will not and will not permit any of its Restricted Subsidiaries to make Restricted Payments except in limited circumstances. Danka will not and will not permit any of its Restricted Subsidiaries to make Restricted Payments, unless at the time of such Restricted Payment and immediately after giving effect to the Restricted Payment (1) no Default or Event of Default has occurred or is continuing, (2) Danka can incur at least $1.00 of additional Debt (in addition to Permitted Debt) under the

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"Limitation on Incurrence of Additional Debt" covenant, and (3) the aggregate amount of Restricted Payments (including the proposed Restricted Payment) made after the Issue Date is less than the formula described below. In addition, Danka may make Restricted Payments that fall within permitted Restricted Payments "baskets." Danka may also make non-cash payments to holders of Danka's participating shares as required under the terms of those shares.

   Restricted Payments. "Restricted Payments" are those that Danka or any of its Restricted Subsidiaries make in connection with the following:

     (1) the declaration or payment of any dividend or any distribution (other than dividends or distributions payable in the form of Qualified Capital Stock of Danka) on or in respect of shares of Danka's Capital Stock or any Restricted Subsidiary's Capital Stock;

     (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Danka or any Subsidiary of Danka or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

     (3) any Investment (other than Permitted Investments); or

     (4) any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value any of Debt that ranks below the new 9% notes in right of payment, except a payment of interest or principal at stated maturity and except an offer to purchase the new 10% notes made in accordance with their terms upon a change of control, provided such offer is consummated after the corresponding offer on the new 9% notes has been consummated and the purchase price for any tendered 9% notes has been paid in full.

   Formula. The formula allows Restricted Payments (including the proposed restricted payment) that do not in the aggregate exceed the sum of:

     (1) 50% of the cumulative Consolidated Net Income (or if a loss, minus 100% of such loss) of Danka earned during the period after the Issue Date and on or before the date the Restricted Payment occurs (excluding any partial fiscal quarter or quarters); plus

     (2) 100% of the aggregate net cash proceeds received by Danka from any Person other than a Subsidiary of Danka from the issuance and sale after the Issue Date, and on or before the date the Restricted Payment occurs, of Qualified Capital Stock; and

     (3) 100% of the net cash proceeds from the sale of Investments by Danka (other than Permitted Investments) if such Investment is made after the Issue Date.

   Baskets. There are separate Restricted Payments "baskets" permitting:

     (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

     (2) if no Default or Event of Default has occurred or is continuing, acquisition of any shares of Qualified Capital Stock of Danka or payment, redemption, acquisition or defeasance of Debt that ranks below the 9% notes in right of payment, either (a) solely in exchange for shares of Qualified Capital Stock of Danka and, in the case of the payment, redemption, acquisition or defeasance of Debt, for Refinancing Debt, or (b) through the application of net proceeds of a substantially concurrent sale for cash of shares of Qualified Capital Stock of Danka;

     (3) the defeasance, redemption, repurchase or other acquisition of subordinated Debt with the net cash proceeds from Refinancing Debt;

     (4) the payment of a dividend or distribution by any one of Danka's Restricted Subsidiaries to Danka or any one of Danka's wholly owned Restricted Subsidiaries; and

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     (5) if no Default or Event of Default has occurred or is continuing, repurchases of Capital Stock deemed to occur upon the exercise of stock options held by current or former employees or directors if such Capital Stock represents a portion of the exercise price.

     (6) if no Default or Event of Default has occurred or is continuing, dividends and distributions by a Restricted Subsidiary pro rata to the holders of its Capital Stock.

   Limitation on dividend and other payment restrictions affecting subsidiaries. Danka generally will not allow its Restricted Subsidiaries to be subject to restrictions on their ability to pay money to Danka.

   Danka may not, and may not permit any Restricted Subsidiary of Danka to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of
Danka:

     (1) to pay dividends or make any other distributions in respect of its Capital Stock;

     (2) to make loans or advances or to pay or guarantee any Debt or other obligation owed to Danka or any Restricted Subsidiary of Danka; or

     (3) to transfer any of its property or assets to Danka or another of Danka's Restricted Subsidiaries.

   Notwithstanding the foregoing, those encumbrances or restrictions that exist under or by reason of the following are permitted:

     (1) applicable law;

     (2) the 9% indenture;

     (3) the 10% indenture;

     (4) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Subsidiary of Danka;

     (5) any instrument governing Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

     (6) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

     (7) purchase money obligations for property acquired that impose restrictions of the nature described in clause (5) above on the property so acquired;

     (8) any instrument or agreement governing Senior Debt;

     (9) any instrument or agreement governing any other Debt permitted to be incurred under the 9% indenture, provided that the encumbrances or restrictions that exist in such instrument or agreement are similar to those in the 9% indenture; or

     (10) any restrictions imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or property of any Restricted Subsidiary that apply pending the closing of such sale or disposition.

   Limitation on issuances and sales of capital stock of Restricted Subsidiaries. Danka will not, and will not permit any of its Restricted Subsidiaries to, issue, transfer, convey, sell, lease or otherwise dispose of any Capital Stock (other than directors' qualifying shares) of any Restricted Subsidiary of Danka to any Person, other than Danka or another of Danka's Restricted Subsidiaries, unless the disposition complies with the "Asset Sales" covenant.

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   Limitation on Liens. Danka and its Restricted Subsidiaries may not pledge assets as collateral for any Debt that ranks equally with or junior to the new 9% notes, unless the new 9% notes also receive the benefit of the pledge.

   Danka will not, and will not permit any Restricted Subsidiary of Danka to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens upon any property or assets of Danka or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, in order to secure any Debt that ranks equally with or junior to the new 9% notes, unless:

     (1) for Liens securing Debt that is expressly subordinate or junior in right of payment to the new 9% notes, the new 9% notes are secured by a Lien that is senior in priority to the Liens securing Debt which is subordinated to the new 9% notes; and

     (2) in all other cases, the new 9% notes are equally and ratably secured.

The restrictions will not apply to:

     (1) Liens existing as of the Issue Date;

     (2) Liens securing Senior Debt;

     (3) Liens in favor of Danka or a wholly owned Restricted Subsidiary of Danka on assets of any Restricted Subsidiary of Danka;

     (4) Liens securing Refinancing Debt that is incurred to Refinance Debt that is secured by a Lien permitted under the 9% indenture and has been incurred in accordance with the 9% indenture; provided, however that such Liens are no less favorable to the holders of the new 9% notes than the Liens for the Debt being Refinanced and do not extend to any property or assets not securing the Debt so Refinanced; and

     (5) Permitted Liens.

   Limitation on transactions with affiliates. Danka and its Restricted Subsidiaries may not enter into transactions with Persons it controls, is controlled by or is under common control with, unless Danka complies with specified procedures.

   Danka will not, and will not permit any Restricted Subsidiary of Danka, directly or indirectly, to enter into any transaction or series of related transactions with or for the benefit of any Affiliate of Danka or its Restricted Subsidiaries, other than:

     (1) Affiliate transactions permitted under the next succeeding paragraph below; and

     (2) Affiliate transactions on terms that are no less favorable to Danka or such Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate of Danka or its Restricted Subsidiary.

   All Affiliate transactions and each series of related Affiliate transactions that are similar or part of a common plan involving aggregate payments or other property with a fair market value in excess of $5 million will be approved by the Board of Directors of Danka or such Restricted Subsidiary, as the case may be, which approval will be evidenced by a board resolution stating that the Board of Directors, including a majority of the disinterested directors, has determined that such transaction complies with the foregoing provisions. If Danka or any Restricted Subsidiary of Danka enters into an Affiliate transaction (or a series of related Affiliate transactions related to a common plan) that involves aggregate payments or other property with a fair market value of more than $20 million, Danka or the relevant Restricted Subsidiary will, before the consummation, obtain a favorable opinion as to the fairness of the transaction or series of related transactions to Danka or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an independent financial advisor and file the same with the Trustee.

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   The restrictions of this covenant will not apply to:

     (1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of Danka or any Subsidiary of Danka as determined in good faith by Danka's Board of Directors;

     (2) transactions between or among Danka and any of its Restricted Subsidiaries or between or among Restricted Subsidiaries;

     (3) any agreement in effect on the Issue Date and any modified or replacement agreement of an agreement in effect on the Issue Date that is not more disadvantageous to the holders of the new 9% notes in any material respect than the original agreement as in effect on the Issue Date; and

     (4) Restricted Payments and Permitted Investments permitted by the 9% indenture.

   Limitations on merger, consolidation and sale of assets. Danka will not merge, amalgamate or consolidate with other companies or sell all or substantially all its assets unless the surviving corporation assumes all obligations under the 9% indenture, Danka or the surviving corporation could incur $1.00 of additional Debt under the "Limitation on Incurrence of Additional Debt" covenant or, alternatively, the Consolidated Fixed Charge Coverage Ratio is not reduced as a result of the transaction, Danka is not in default under the new 9% notes and Danka or the surviving corporation has provided an officer's certificate and opinion of counsel to the Trustee to the effect of the foregoing.

   Danka will not, in a single transaction or series of related transactions:

  . consolidate, amalgamate or merge with or into any Person; or

  . sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of Danka to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Danka's assets (determined on a consolidated basis for Danka and Danka's Subsidiaries).

unless, in either case:

     (1) either:

       (a) Danka is the surviving or continuing corporation; or

       (b) the Person (if other than Danka) formed by the consolidation or amalgamation or into which Danka is merged or the Person that acquires the properties and assets of Danka and of Danka's Subsidiaries substantially as an entirety (the "Surviving Entity") (x) is a corporation organized and validly existing under the laws of England and Wales or the United States or any State thereof or the District of Columbia and (y) expressly assumes, by a supplemental indenture, the due and punctual payment of the principal of, and premium, if any, and interest on all of the new 9% notes and the performance of every covenant of the new 9% notes, and the 9% indenture on the part of Danka to be performed or observed;

     (2) immediately after giving effect to the transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Debt and Acquired Debt incurred or anticipated to be incurred in connection with or in respect of such transaction), Danka or such Surviving Entity, as the case may be, can incur at least $1.00 of additional Debt (in addition to Permitted Debt) pursuant to the "Limitation on Incurrence of Additional Debt" covenant or, alternatively, the Consolidated Fixed Charge Coverage Ratio is not reduced as a result of the transaction;

     (3) immediately after giving effect to the transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Debt and Acquired Debt incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default has occurred or is continuing;

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     (4) Danka or the Surviving Entity agree to indemnify each holder of new
  9% notes against any tax, levy, assignment or governmental change payable by withholding or deduction which may be imposed on the holder as a result of such a merger or consolidation; and

     (5) Danka or the Surviving Entity will have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental 9% indenture is required in connection with the transaction, the supplemental 9% indenture will comply with the applicable provisions of the 9% indenture and that all conditions precedent in the 9% indenture relating to the transaction have been satisfied.

   Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Danka in accordance with the foregoing, in which Danka is not the continuing corporation, the successor Person formed by the consolidation or into which Danka is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, Danka under the 9% indenture and the new 9% notes and, except in the case of a lease, Danka will be released.

   Limitations on payment for consent. Neither Danka nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any new 9% notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the 9% indenture or the new 9% notes unless such consideration is offered to be paid or is paid to all holders of the new 9% notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

   Limitation on business activities. Danka will not and will not permit any of its Restricted Subsidiaries to engage in any business other than Permitted Businesses, except to such extent as would not be material to the Danka and its Restricted Subsidiaries taken as a whole.

   Limitation on restricted and unrestricted subsidiaries. The Board of Directors of Danka may designate an Unrestricted Subsidiary to be a Restricted Subsidiary and may designate a Restricted Subsidiary to be an Unrestricted Subsidiary if no Default or Event of Default has occurred and upon compliance with the "Limitation on Incurrence of Debt" covenant.

   The Board of Directors of Danka may, if no Default or Event of Default will have occurred and be continuing or would arise therefrom, designate an Unrestricted Subsidiary to be a Restricted Subsidiary, provided, however, that:

     (1) any such redesignation will be deemed to be an incurrence as of the date of such redesignation by Danka and its Restricted Subsidiaries of the Debt (if any) of such redesignated Subsidiary for purposes of the "Limitation on Incurrence of Additional Debt" covenant; and

     (2) unless such redesignated Subsidiary does not have any Debt outstanding (other than Permitted Debt), no such designation will be permitted if immediately after giving effect to such redesignation and the incurrence of any such additional Debt (other than Permitted Debt) Danka could not incur $1.00 of additional Debt (other than Permitted Debt) pursuant to the "Limitation on Incurrence of Additional Debt" covenant.

   The Board of Directors of Danka also may, if no default or event of default will have occurred and be continuing or would arise therefrom, designate any Restricted Subsidiary to be an Unrestricted Subsidiary if:

     (1) such designation is at that time permitted under the "Limitation on Restricted Payments" covenant (for purposes of this clause, Danka will be deemed to have made an Investment (other than a Permitted Investment) in the amount of the fair market value of the equity of such Subsidiary held directly or indirectly by Danka);

     (2) immediately after giving effect to such designation, Danka could incur $1.00 of additional debt (in addition to Permitted Debt) pursuant to the "Limitation of Incurrence of Additional Debt" covenant;

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     (3) such Subsidiary meets the requirements of the definition of the term
  Unrestricted Subsidiary; and

     (4) any Subsidiary of such designated Restricted Subsidiary is also designated as, and meets the requirements of, an Unrestricted Subsidiary.

   Any such designation by the Board of Directors of Danka will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by "Limitation on Restricted Payments" covenant.

Affirmative Covenants

 Subsidiary guarantees

   Pursuant to the 9% indenture, Danka's obligations are not guaranteed by its subsidiaries. However, in the event that Danka later provides such subsidiary guarantees for other subordinated debt then Danka will be required to provide subsidiary guarantees of the new 9% notes on the basis described below.

   Danka will not permit any Restricted Subsidiary to guarantee other subordinated debt unless:

     (1) such Restricted Subsidiary guarantor will fully and unconditionally guarantee, jointly and severally, to each holder of the new 9% notes and the Trustee, the payment of the principal of premium if any, and interest on the new 9% notes as follows: if the other subordinated debt that is being guaranteed is expressly subordinate or junior in right of payment to the new 9% notes, the new 9% notes are guaranteed by a guarantee which is senior to the Restricted Subsidiary guarantees of the other subordinated debt; and

     (2) in other cases, the new 9% notes are equally and ratably guaranteed.

   Maintenance of office or agency for notices and demands. Danka will maintain in New York, New York, an office or agency where the new 9% notes may be presented for payment, registration of transfer or exchange as provided in the 9% indenture and an office or agency where notices and demands to or upon Danka in respect of such notes or of the 9% indenture may be served. Danka may designate multiple offices for purposes of notices and demands.

   Maintenance of property and insurance. Danka agrees to maintain all material property, including equipment, in reasonable condition and order. Danka will provide or cause to be provided, for itself and each of its Subsidiaries, insurance against loss or damage arising from the conduct of the business of Danka and its Subsidiaries with reputable insurers in such amounts, with such deductibles, and by such methods as will be either (i) consistent in all material respects with past practices of Danka or the applicable Subsidiary, or (ii) customary in the industry, unless the failure to provide such insurance would not have a material adverse effect on the financial condition or results of operations taken as a whole or be a violation of applicable law or material agreement of Danka or its Subsidiaries.

   Compliance certificate and opinion of counsel. Danka will deliver to the Trustee, within 120 days after the end of Danka's fiscal year, an officer's certificate, if given by one of Danka's officers, or an opinion of counsel, if it is given by counsel, stating that a review of its activities and the activities of its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Person with a view to determining whether it has kept, observed, performed and fulfilled its obligations under the 9% indenture and further stating, as to each such Officer signing such certificate or such counsel signing the opinion, that to the best of his or her knowledge Danka during such preceding fiscal year has kept, observed, performed and fulfilled each and every of its covenants contained in the 9% indenture and no Default or Event of Default occurred during such year or, if such signers do know of any, the certificate will describe such and its status with reasonable particularity.

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   Payment of taxes and other claims. Danka will pay or discharge or cause to be paid or discharged, before any material penalty accrues the following: (1) all material taxes, assessments and governmental charges levied or imposed upon Danka or any Subsidiary of Danka or upon the income, profits or property of Danka or any Subsidiary of Danka, and (2) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon the property of Danka or any Subsidiary of Danka; provided however, that Danka will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

   Maintenance of all registration, regulations and licenses. Danka will maintain all registrations, licenses, permits, privileges and franchises material to the conduct of its business and shall comply in all material respects with all laws, rules, regulations and orders of any government entity.

   Payment on principal and interest. Danka will pay the principal and interest on the new 9% notes on the dates and in the manner provided in the new 9% notes. Before each payment date, Danka will segregate and hold in trust for the benefit of Holders entitled to payment, a sum sufficient to pay the principal and/or interest then becoming due until such sum has been paid to holders or otherwise disposed of in accordance with the 9% indenture.

   Reports to Holders. Whether or not Danka is required to file reports with the SEC, Danka will file with the SEC the quarterly and annual reports and the information or documents, if any, that Danka would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Securities Exchange Act as amended. Holders can obtain copies of such reports and other information or documents from www.sec.gov.

Definitions

   We have set forth below a summary of certain terms used in this description of the new 9% notes. You should read the 9% indenture for the full definition of all terms.

   "Acquired Debt" means:

     (1) Debt of a Person existing at the time such Person becomes a Subsidiary of Danka or such Person merges or consolidates with Danka; or

     (2) Debt of a Person assumed in connection with the acquisition of assets from such Person, in each case not incurred by such Person in connection with or in contemplation of such Person becoming a Subsidiary of Danka or such merger or consolidation or acquisition.

   "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that beneficial owner of 10% or more of the voting Capital Stock of a Person will be deemed to be in control. The terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Asset Acquisition" means:

     (1) an Investment by Danka or any Restricted Subsidiary of Danka in any other Person pursuant to which such Person:

       (a) becomes a Restricted Subsidiary of Danka;

       (b) is merged with or into Danka or any Restricted Subsidiary of Danka; or

     (2) the acquisition by Danka or any Restricted Subsidiary of Danka of the assets of any Person (other than a Subsidiary of Danka), which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

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   "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other disposition for value by Danka or any of its Restricted Subsidiaries, including a sale and leaseback transaction, to any Person other than Danka or a wholly owned Restricted Subsidiary of Danka of:

     (1) any Capital Stock of any Subsidiary of Danka; or

     (2) any other property or assets of Danka or any Restricted Subsidiary of Danka.

   The term "Asset Sale" does not include:

     (1) a transaction or series of related transactions for which Danka or its Subsidiaries receive aggregate consideration of less than $1 million;

     (2) the sale, lease, conveyance, transfer or other disposition of all or substantially all of the assets of Danka as permitted under "Merger, Consolidation and Sale of Assets" below; or

     (3) any sale, lease, conveyance, transfer or other disposition in the ordinary course of business;

     (4) any operating lease in the ordinary course of business; or

     (5) any sale or other disposition of obsolete or unusable inventory or other assets.

   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

   "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee of the board of directors of such Person.

   "Capital Stock" means, as to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's equity interest (however designated).

   "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease of real or personal property of such Person that are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP. The stated maturity of such obligation will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

   "Change of Control" means the occurrence of one or more of the following events:

     (1) any sale, lease, exchange or other transfer of all or substantially all the assets of Danka and its Subsidiaries taken as a whole to any Person or group of Persons (other than Permitted Holders);

     (2) the approval by the holders of Capital Stock of Danka of a plan or proposal for the liquidation or dissolution of Danka;

     (3) a Person or group of Persons (as those terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended) (other than Permitted Holders) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), of a majority of the securities of Danka ordinarily having the right to vote in the election of directors;

     (4) the replacement of a majority of the Board of Directors of Danka over a two-year period from the directors who constituted the Board of Directors of Danka at the beginning of such period, and the replacement was not approved by a majority vote of the directors then still in office who were either directors at the beginning of such period or whose election as a director was previously so approved; and

     (5) the merger or consolidation of Danka with or into another corporation or the merger of another corporation into Danka with the effect that immediately after such transaction any Person or group of

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  Persons (other than Permitted Holders) becomes the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors.

   "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

     (1) Consolidated Net Income of such Person for such period; plus

     (2) to the extent Consolidated Net Income has been reduced or increased by the following:

       (a) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes (benefits) attributable to transactions the effect of which has been excluded from Consolidated Net Income);

       (b) Consolidated Interest Expense; and

       (c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

   "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA to Consolidated Fixed Charges, as measured for the four full fiscal quarters (the "Four Quarter Period") ending on or before the date of the transaction to which the Consolidated Fixed Charge Coverage Ratio applies and for which financial statements are available (the "Transaction Date").

   For purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" are calculated after giving effect on a pro forma basis for the period of the calculation to:

     (1) the incurrence or repayment of Debt of such Person or any of its Subsidiaries (and the application of the proceeds) giving rise to the calculation and any incurrence or repayment of other Debt (and the application of the proceeds), other than the incurrence or repayment of Debt in the ordinary course of business for working capital purposes occurring during the Four Quarter Period or at any time after the last day of the Four Quarter Period and on or before the Transaction Date, as if the incurrence or repayment (and the application of proceeds) had occurred on the first day of the Four Quarter Period; and

     (2) any Asset Sales or Asset Acquisitions (including any Asset Acquisition giving rise to the calculation as a result of such Person or one of its Subsidiaries (including a Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise becoming liable for Acquired Debt and also including any Consolidated EBITDA, but only to the extent includable pursuant to the definition of "Consolidated Net Income," attributable to the assets that are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time after the last day of the Four Quarter Period and on or before the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Debt) had occurred on the first day of the Four Quarter Period.

   If such Person or its Subsidiary guarantees the Debt of a third Person, the preceding sentence will give effect to the incurrence of the guaranteed Debt as if such Person or its Subsidiary had directly incurred or otherwise assumed such guaranteed Debt.

   For purposes of this definition, in calculating "Consolidated Fixed Charges" for determining the denominator (but not the numerator) of the "Consolidated Fixed Charge Coverage Ratio":

     (1) interest on outstanding Debt determined on a fluctuating basis as of and after the Transaction Date will be deemed to have accrued at a fixed rate per year equal to the rate of interest on such Debt in effect on the Transaction Date, except that if the interest on such Debt is covered by interest swap obligation agreements, the interest will be deemed to have accrued at the rate per year after giving effect to those agreements; and

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     (2) if any interest on any Debt actually incurred on the Transaction
  Date may optionally be determined at an interest rate based on a factor of a prime or similar rate, a eurocurrency interbank rate or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period.

   "Consolidated Fixed Charges" means, with respect to any Person, for any period, the sum (without duplication) of:

     (1) Consolidated Interest Expense of such Person, plus;

     (2) The product of:

       (a) the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock or dividends to the extent payable to Danka or its Restricted Subsidiaries) paid, accrued or scheduled to be paid or accrued during such period (other than Preferred Stock of such Person and its Restricted Subsidiaries for which the dividends are deductible for federal income tax purposes, which will be included in Consolidated Fixed Charges without being multiplied by the fraction below); and

       (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

   "Consolidated Interest Expense" means, with respect to any Person, for any period, the sum of (without duplication):

     (1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, whether paid or accrued, including:

       (a) any amortization of Debt discount and amortization or write-off of deferred financing costs;

       (b) net costs under interest swap obligations;

       (c) all capitalized interest; and

       (d) the interest portion of any deferred payment obligation, including with respect to Attributable Debt;

     (2) the aggregate dividend payments of such Person and its Restricted Subsidiaries for such period with respect to Disqualified Capital Stock; and

     (3) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

   "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis (before Preferred Stock (other than Disqualified Stock) dividend requirements), determined in accordance with GAAP, excluding:

     (1) after-tax gains from Asset Sales or abandonments of reserves relating to Asset Sales;

     (2) after-tax items classified as extraordinary or nonrecurring gains or losses;

     (3) the net income of any Person acquired in a "pooling of interests" transaction accrued before the date it becomes a Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Subsidiary of the referent Person;

     (4) the net income (but not loss) of any Restricted Subsidiary (other than a wholly owned Subsidiary) of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted (or subject to tax) by a contract, operation of law or otherwise;

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     (5) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person (subject to the limitation in (4));

     (6) any restoration to income of any contingency reserve, except to the extent that provision of such reserve reduced Consolidated Net Income accrued at any time following the Issue Date;

     (7) income or loss attributable to discontinued operations, whether or not such operations were classified as discontinued;

     (8) in case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation before such consolidation, merger or transfer or assets;

     (9) any gain realized in connection with the disposition of any marketable securities other than cash equivalents by such Person or any of its Restricted Subsidiaries or the extinguishment of Debt of such Person or any of its Restricted Subsidiaries; and

     (10) all gains or losses from the cumulative effect of any change in accounting principles.

   "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP.

   "Credit Facility" means the Credit Agreement dated December 5, 1996, by and among Danka Business Systems PLC, Dankalux Sarl & Co. SCA, Danka Holding Company, the several financial institutions from time to time a party and Bank of America NT & SA, as agent, as amended as of December 15, 2000, and as the same may be amended, modified supplemented, extended, renewed, restated, refunded, refinanced, restructured or replaced from time to time.

   "Debt" means, with respect to any Person (without duplication):

     (1) indebtedness of such Person, whether or not contingent, for borrowed money;

     (2) indebtedness of such Person evidenced by bonds, debentures, new notes or other similar instruments;

     (3) all Capitalized Lease Obligations of such Person;

     (4) all indebtedness or other obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not in default or overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

     (5) all indebtedness for the reimbursement of any obligation on any letter of credit, banker's acceptance or similar credit transaction;

     (6) guarantees and other contingent obligations in respect of indebtedness referred to in (1) through (5) above and (8) below;

     (7) all indebtedness of any other Person of the type referred to in (1) through (6) that are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

     (8) all indebtedness under currency agreements and interest swap agreements of such Person;

     (9) all obligations under the TROL; and


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     (10) all Disqualified Capital Stock issued by such Person with the amount of indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. "Maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price is calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which the indebtedness is required to be determined pursuant to the 9% indenture, and if such price is based upon or measured by the fair market value of such Disqualified Capital Stock, such fair market value will be determined reasonably and in good faith by the Board of Directors of the issuer of the Disqualified Capital Stock.

   The amount of any indebtedness (other than Disqualified Capital Stock) outstanding as of any date is:

     (1) the accreted value to the extent the indebtedness does not require current payments of interest;

     (2) the principal amount together with any interest that is more than 30 days past due in the case of any other indebtedness;

     (3) in the case of currency agreements and interest swap agreements, the amount that would appear on the consolidated balance sheet of the Person in accordance with GAAP; and

     (4) in the case of any guarantee or other contingent obligation in respect of indebtedness of any other Person, the maximum amount of such indebtedness, unless the liability is limited by the terms of the guarantee or contingent obligation, in which case the amount of such guarantee or other contingent obligation is deemed to equal the maximum amount of such liability.

   "Default" means any event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both, would be an Event of Default.

   "Designated Senior Debt" means: (1) Debt under or in respect of the Credit Facility, and (2) any other Debt constituting Senior Debt, which at the time of determination has an aggregate principal amount of at least $50 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by Danka.

   "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Debt, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the new 9% notes mature, excluding the 6.50% Senior Convertible Participating Shares.

   "Equity Offering" means a public or private offering of Qualified Capital Stock of Danka.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

   "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, new 9% notes, debentures or other securities or evidence of Indebtedness issued by, any other Person (including a Subsidiary of the referent Person). The term "Investment" excludes extensions of trade credit by a Person or its Subsidiary on commercially reasonable terms in accordance with normal trade practices of that Person or such Subsidiary. For the purposes of the "Limitation on Restricted Payment" covenant, the amount of any Investment will be the original cost of such Investment plus the cost of all additional Investments by Danka, or any of its Subsidiaries, without any

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adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts will reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

   "Issue Date" means the date on which the exchange offer is consummated.

   "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.

   "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents (other than the portion of any such deferred payment constituting interest) that Danka or any of its Restricted Subsidiaries receive from such Asset Sale net of the following:

     (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

     (2) income taxes paid or payable after taking into account any reduction in consolidated income tax liability due to available tax credits or deductions and any tax sharing arrangements;

     (3) repayment of Debt that is required to be repaid in connection with such Asset Sale;

     (4) appropriate amounts to be provided by Danka or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Danka, or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any warranty or indemnification obligations associated with such Asset Sale;

     (5) proceeds required to be placed in escrow, provided, that upon the release of any such proceeds from such escrow to Danka or a Subsidiary of Danka such released proceeds will constitute "Net Cash Proceeds;" and

     (6) in the case of a sale by a Restricted Subsidiary that is not a wholly owned Restricted Subsidiary, the minority interests' proportionate share of such Net Cash Proceeds.

   "old notes" means the 6.75% convertible subordinated notes due 2002.

   "Permitted Business" means the business of Danka and its Subsidiaries existing on the Issue Date or such other businesses as the Board of Directors of Danka determines are businesses reasonably related thereto as evidenced by a board resolution.

   "Permitted Debt" means:

     (1) indebtedness under the new 9% notes and its 9% indenture;

     (2) indebtedness under the new 10% notes and its 10% indenture;

     (3) indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $150 million, and (b) the available borrowing base of the accounts receivable, inventory and other assets as determined under the Credit Facility;

     (4) indebtedness in an aggregate principal amount at any time outstanding not to exceed $350 million, less the smaller of the amounts in clauses 3(a) and 3(b) above;

     (5) other indebtedness (other than the Credit Facility) of Danka and its Subsidiaries outstanding on the Issue Date, including the old notes;

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     (6) interest swap obligations of Danka covering indebtedness of Danka or any of its Subsidiaries and interest swap obligations of any Subsidiary of Danka covering indebtedness of such Subsidiary; provided, however, that (a) such interest swap obligations are used for bona fide hedging, and not speculative, purposes, and (b) the notional principal amount of such interest swap obligations do not exceed the principal amount of the indebtedness to which such interest swap obligation relates;

     (7) indebtedness under currency agreements that (a) are used for bona fide hedging, and not speculative, purposes, and (b) in the case of currency agreements related to indebtedness, do not increase the indebtedness of Danka and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

     (8) indebtedness of a Restricted Subsidiary of Danka to Danka or to a Restricted Subsidiary of Danka for so long as such indebtedness is held by Danka or a Restricted Subsidiary of Danka, in each case subject to no Lien held by a Person other than Danka or a Restricted Subsidiary of Danka; provided that if as of any date any Person other than Danka or a Restricted Subsidiary of Danka owns or holds any such indebtedness or holds a Lien in respect of such indebtedness, such date is deemed the incurrence of indebtedness not constituting Permitted Debt by the issuer of such indebtedness;

     (9) indebtedness of Danka to a Restricted Subsidiary of Danka for so long as such indebtedness is held subject to no Lien; provided if as of any date any Person other than a Restricted Subsidiary of Danka owns or holds any such indebtedness or any Person holds a lien in respect of such indebtedness, such date will be deemed the incurrence of indebtedness not constituting Permitted Debt by Danka;

     (10) indebtedness arising from the honoring by a bank or other financial institution of a check, draft, or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such indebtedness is extinguished within two business days of incurrence;

     (11) indebtedness of Danka or any of its Subsidiaries represented by letters of credit for the account of Danka or such Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

     (12) Refinancing Debt;

     (13) indebtedness incurred by Danka or any Restricted Subsidiary of Danka in connection with the purchase or improvement of property (real or personal) or equipment or other capital expenditures in the ordinary course of business or consisting of Capitalized Lease Obligations; provided that at the time of the incurrence thereof, such indebtedness that is then outstanding does not exceed $40 million;

     (14) the TROL and any refinancing of the TROL;

     (15) indebtedness arising from agreements of Danka or a Restricted Subsidiary, for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Restricted Subsidiary, other than guarantees of indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability with respect to all such indebtedness will at no time exceed the net cash proceeds actually received by Danka and the Restricted Subsidiary in connection with such disposition;

     (16) obligations in respect of performance bonds and completion guarantees provided by Danka or any Restricted Subsidiary of Danka in the ordinary course of business;

     (17) guarantees by Danka or a Restricted Subsidiary of Danka of indebtedness incurred by Danka or a Restricted Subsidiary of Danka so long as the incurrence of such indebtedness by Danka or any such Restricted Subsidiary of Danka is otherwise permitted by the terms of the 9% indenture; and

     (18) additional indebtedness of Danka and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50 million at any one time outstanding.

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   "Permitted Holder" means Cypress Associates II LLC and its Affiliates.

   "Permitted Investments" means:

     (1) Investments existing as of the Issue Date;

     (2) Investments in Danka;

     (3) Investments by Danka or any Subsidiary of Danka in any Person engaged in a Permitted Business that is or will become immediately after such Investment a Restricted Subsidiary of Danka or that will merge or consolidate into Danka or a Restricted Subsidiary of Danka;

     (4) Investments in cash and cash equivalents;

     (5) loans and advances to employees and officers of Danka and its Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $2.5 million at any one time outstanding;

     (6) currency agreements and interest swap obligations entered into in the ordinary course of Danka's or its Subsidiaries' businesses and otherwise in compliance with the 9% indenture;

     (7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

     (8) Investments made by Danka or any of its Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Asset Sales" covenant; and

     (9) other Investments in any Person having an aggregate fair market value (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this (8) that are at the time outstanding, not to exceed $25 million, so long as that after giving effect to any such Investment, no Default or Event of Default will have occurred.

   "Permitted Liens" means:

     (1) Liens for taxes, assessments or governmental charges or claims that are either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which Danka or its Restricted
  Subsidiaries, as the case may be, has set aside on its books such reserves as may be required pursuant to GAAP;

     (2) Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve, if any, as may be required by GAAP has been made;

     (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

     (4) Liens securing letters of credit issued in the ordinary course of business consistent with past practice in connection with the items referred to in clause (3) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

     (5) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment will not have been finally terminated or the period within which such proceedings may be initiated will not have expired;

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     (6) easements, right-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Danka or any of its Restricted Subsidiaries;

     (7) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

     (8) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds;

     (9) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Danka or any of its Restricted Subsidiaries, including rights of offset and set-off;

     (10) Liens securing interest swap obligations related to Debt that is otherwise permitted under the 9% indenture;

     (11) Liens securing Debt under currency agreements;

     (12) Liens securing Acquired Debt incurred in accordance with the "Limitation on Incurrence of Additional Debt" covenant; provided that (a) such Liens secured such Acquired Debt at the time of and prior to the incurrence of such Acquired Debt by Danka or a Restricted Subsidiary of Danka, and were not granted in connection with the incurrence of such Acquired Debt by Danka or a Subsidiary of Danka, and (b) such Liens do not extend to or cover any property or assets other than the property and assets that secured the Acquired Debt prior to the time such Debt became Acquired Debt of Danka or a Restricted Subsidiary of Danka, and are no more favorable to the lienholders than those securing the Acquired Debt before the incurrence of such Acquired Debt by Danka or a Subsidiary of Danka;

     (13) leases or sublease granted to others not interfering in any material respect with the business of Danka or any of its Restricted Subsidiaries;

     (14) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of a default by Danka or any of its Restricted Subsidiaries of its obligations under such lease;

     (15) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases of personal property that are otherwise permitted under the 9% indenture and under which Danka or any of its Restricted Subsidiaries is lessee;

     (16) Liens arising by virtue of any statutory or common law provisions relating to banker's Liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depositary institution; and

     (17) Liens in favor of the Trustee and any substantially equivalent Lien granted to any trustee or similar institution under any indenture governing Indebtedness permitted to be incurred or outstanding under the 9% indenture.

   "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, a governmental agency or political subdivision thereof or any other entity.

   "Preferred Stock" of any Person means any Capital Stock of such Person of any class or classes that ranks ahead, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

   "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

   "Refinance" means, in respect to any security or Debt, to refinance, extend, renew, refund, repay, redeem, defease or retire, or to issue a security or Debt in exchange or replacement for, such security or Debt in whole or in part. The terms "Refinanced" and "Refinancing" have correlative meanings.

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   "Refinancing Debt" means any Refinancing by a Person of Debt incurred in accordance with the "Limitation on Incurrence of Additional Debt" covenant and pursuant to clause (1), (2), (5) or (12) of the definition of "Permitted Debt", in each case that does not:

     (1) result in an increase in the aggregate principal amount of Debt of such Person as of the date of such proposed Refinancing (plus the amount of any premium or penalty required to be paid under the terms of the instrument government such Debt and plus the amount of reasonable expenses incurred by Danka in connection with such Refinancing); or

     (2) create Debt with (a) a Weighted Average Life of Maturity that is less than the Weighted Average Life to Maturity of the Debt being Refinanced or (b) a final maturity earlier than the final maturity of the Debt being Refinanced; provided that (x) if such Debt being Refinanced is solely Debt of Danka, then such Refinancing Debt will be solely of Danka and (y) if such Debt being Refinanced is subordinate or junior to the new 9% notes or any guarantee, then such Refinancing Debt will require no prior payment 91 days after the final maturity date of the new 9% notes or will be subordinate to the new 9% notes at least to the same extent and in the same manner as the Debt being Refinanced.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "Senior Convertible Participating Shares" means our 6.50% senior convertible participating shares, par value of $1.00 each.

   "Senior Debt" means:

     (1) the principal of, interest on and all other obligations relating to the Credit Facility, including all loans, letters of credit and other extensions of credit under the Credit Facility, and all expenses, fees, reimbursements, indemnities and other amounts owing pursuant to the Credit Facility;

     (2) amounts payable in respect of any interest swap obligations and currency agreements;

     (3) all other Debt, except for any Debt which by its terms ranks equal to or behind the new 9% notes in right of payment and except as otherwise provided below.

   Notwithstanding the foregoing, the term "Senior Debt" does not include:

     (1) any Debt of Danka owing by Danka to any of its Subsidiaries;

     (2) Debt to or guaranteed on behalf of any shareholders, directors, officers or employees of Danka or any Subsidiary of Danka, including amounts owed for compensation;

     (3) Debt to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

     (4) Debt represented by Disqualified Capital Stock;

     (5) any liability for federal, state, local or other taxes owed by Danka;

     (6) Debt incurred in violation of the "Limitation on Incurrence of Additional Debt" covenant;

     (7) Debt that is without recourse to Danka;

     (8) the new 10% notes;

     (9) the old notes; and

     (10) any other Debt that by its express terms ranks in right of payment equal to or behind the new 9% notes.

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   "Subsidiary" means, with respect to any Person:

     (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances is owned, directly or indirectly, by such Person; or

     (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is owned, directly or indirectly, by such Person.

   The term "Subsidiary" does not include an Unrestricted Subsidiary for purposes of the 9% indenture.

   "TROL" means the tax retention operating lease arrangements of Danka in effect on February 19, 2001.

   "Trustee" means HSBC Bank USA.

   "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors of Danka as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent such Subsidiary:

     (1) has no Debt other than non-recourse Debt;

     (2) on the date of designation, is not a party to any agreement with Danka or a Restricted Subsidiary of Danka unless the terms of any such agreement are no less favorable to Danka or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates or Danka or the Restricted Subsidiary;

     (3) is a Person with respect to which neither Danka nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Capital Stock or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of Danka or any of its Restricted Subsidiaries.

   "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying:

       (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

       (b) the number of years calculated to the nearest one-twelfth that will elapse between such date and the making of such payment, by

     (2) the then outstanding principal amount of such Debt.

Events of Default

   Danka will be in default, and the noteholders can call the new 9% notes, upon the occurrence of certain events. These include failure to pay principal of or interest on any note when due, breaches of covenants, defaults under other indebtedness, failure to pay judgments and bankruptcy. Any other Event of Default will give the Trustee or 25% of the holders the right to call the new 9% notes.

   The following are Events of Default:

     (1) failure to pay any interest on any new 9% note when due, and continuance of such failure for 30 days;

     (2) failure to pay principal of, or premium, if any, on any new 9% note when due;

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     (3) failure to pay principal of, premium, if any, or interest on new 9%
  notes required to be purchased pursuant to a Net Proceeds Offer as described under "Asset Sales" or a Change of Control Offer as described under "Change of Control" when due and payable;

     (4) failure to perform or breach of any other covenants or warranties of Danka in the 9% indenture, continued for 30 days after written notice from the Trustee or holders of at least 25% in aggregate principal amount of the outstanding new 9% notes as provided in the 9% indenture;

     (5) failure to perform or comply with the provisions described under "Limitations on Merger, Consolidation and Sale of Assets";

     (6) the occurrence of a default under any Debt of Danka or any Subsidiary of Danka, if both (a) the default either results from failure to pay any such Debt at its stated final maturity or relates to an obligation other than the obligation to pay such Debt at its stated final maturity and results in the holders of such Debt causing such Debt to become due before its stated final maturity, and (b) the principal amount of such Debt, together with the principal amount of any other such Debt in default for failure to pay principal at stated final maturity of the maturity of which has been accelerated, aggregates at least $25 million or more at any one time outstanding;

     (7) the rendering of a final judgment or judgments (not subject to appeal) against Danka or any of its Restricted Subsidiaries in an aggregate amount in excess of $10 million that remain undischarged, unpaid or unstayed for a period of 60 consecutive days thereafter; and

     (8) certain events of bankruptcy, insolvency or reorganization affecting Danka or any significant Subsidiary of Danka.

   Subject to the provisions of the 9% indenture relating to the duties of the Trustee in case an Event of Default has occurred and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the 9% indenture at the request or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding new 9% notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

   If an Event of Default, other than Events of Default with respect to certain events of bankruptcy, insolvency or reorganization affecting Danka or any significant Subsidiary of Danka, will occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding new 9% notes may accelerate the maturity of all new 9% notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding new 9% notes, may under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of interest or accelerated principal, have been cured or waived as provided in the 9% indenture. If a specified Event of Default with respect to certain events of bankruptcy, insolvency or reorganization affecting Danka or any significant Subsidiary of Danka occurs, the principal of the new 9% notes then outstanding will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the new 9% notes. For information as to waiver of defaults, see "Modification and Waiver."

   No holder of any note will have any right to institute any proceeding with respect to the 9% indenture or for any remedy thereunder, unless such holder will have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding new 9% notes will have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee will not have received from the holders of a majority in aggregate principal amount of the outstanding new 9% notes a direction inconsistent with such request and will have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of, premiums, if any, or interest on such note or after the respective due dates expressed in such new 9% note.

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

   Danka is required to furnish to the Trustee annually a statement as to the performance by Danka of certain of its obligations under the 9% indenture and as to any default in such performance. Additionally, Danka is required to notify the Trustee within five business days of the occurrence of a Default or an Event of Default.

Defeasance

   Danka can be relieved of its obligations under the 9% indenture if it deposits with the Trustee sufficient money or government securities to pay the principal of and interest on the new 9% notes when they become due.

   The 9% indenture provides that (1) if applicable, Danka will be discharged from any and all obligations in respect of the outstanding new 9% notes, including the provisions described under "Ranking," or (2) if applicable, and subject to compliance with the Trust Indenture Act, Danka may omit to comply with certain restrictive covenants, and that such omission will not be deemed to be an Event of Default under the 9% indenture and the new 9% notes, in either case (1) or (2) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding new 9% notes.

   With respect to clause (2), the obligations under the 9% indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants will remain in full force and effect. Such trust may only be established if, among other things:

  . with respect to clause (1), Danka has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in an opinion of counsel to Danka provides that holders of the new 9% notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and, with respect to clause (2), Danka has delivered to the Trustee an opinion of counsel to Danka to the effect that the holders of the new 9% notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

  . no Default or Event of Default will have occurred and be continuing;

  . no default on any Senior Debt will have occurred and be continuing; and

  . certain other customary conditions precedent are satisfied.

Modification and Waiver

   The 9% indenture can generally be modified or its provisions waived, with the consent of holders of a majority of principal amount of the new 9% notes. Some changes require the consent of all affected holders of new 9% notes.

   Danka and the Trustee may modify and amend the 9% indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding new 9% notes, subject to the following conditions. Absent the consent of the holders of all outstanding new 9% notes affected by the change, no modification or amendment may:

     (1) change the stated maturity of the principal of, or any installment of interest on, any new 9% note;

     (2) reduce the principal amount of or the premium or interest on, any new 9% note;

     (3) change the place or currency of payment of principal of or the premium or interest on, any new 9% note;

     (4) impair the right to institute suit for the enforcement of any payment on or with respect to any new 9% note;

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

     (5) reduce the above-stated percentage of outstanding new 9% notes necessary to modify or amend the 9% indenture;

     (6) reduce the percentage of aggregate principal amount of outstanding new 9% notes necessary for waiver of compliance with certain provisions of the 9% indenture or for waiver of certain defaults;

     (7) modify any provisions of the 9% indenture relating to the modification and amendment of the 9% indenture or the waiver of past defaults or covenants;

     (8) modify any of the provisions of the 9% indenture relating to the subordination of the new 9% notes in a manner adverse to such holders; or

     (9) following the mailing of an offer with respect to an offer to purchase the new 9% notes as described under "Asset Sales" or a Change of Control Offer as described under "Change of Control," modify the 9% indenture with respect to such offer to purchase in a manner adverse to such holders.

   The holders of a majority in aggregate principal amount of the outstanding new 9% notes may waive compliance by Danka with certain restrictive provisions of the 9% indenture. The holders of a majority in aggregate principal amount of the outstanding new 9% notes may waive any past default under the 9% indenture, except a default in the payment of principal, premium, if any, or interest.

No Recourse Against Others

   Noteholders have no legal recourse under the new 9% notes or the 9% indenture against Danka's directors, officers, employees or stockholders.

   The 9% indenture provides that a director, officer, employee or stockholder of Danka, as such, will not have any liability for any obligations of Danka under the new 9% notes or the 9% indenture, or for any claim based on, in respect of or by reason of such obligations or their creation. Each holder, by accepting the new 9% notes, waives and releases all such liability.

The Trustee

 The duties, rights, powers and limitations of the Trustee are governed by the 9% indenture.

   The 9% indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the 9% indenture. During the continuance of an Event of Default, the Trustee will exercise such rights and powers vested in it under the 9% indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

   The 9% indenture contains limitations on the rights of the Trustee, should it become a creditor of Danka, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with Danka or any Affiliate; provided, however, that if it acquires any conflicting interest, as defined in the 9% indenture or in the Trust Indenture Act, it must eliminate such conflict or resign.

Satisfaction and Discharge

   The 9% indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the new 9% notes, as expressly provided for in the 9% indenture) as to all outstanding new 9% notes when:

     (1) either (a) all the new 9% notes theretofore authenticated and delivered (except lost, stolen or destroyed new 9% notes which have been replaced or paid and new 9% notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Danka and thereafter repaid to

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  Danka or discharged from such trust) have been delivered to the Trustee for cancellation, or (b) all new 9% notes not theretofore delivered to the Trustee for cancellation have become due and payable and Danka has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the new 9% notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the new 9% notes to the date of deposit together with irrevocable instructions from Danka directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

     (2) Danka has paid all other sums payable under the 9% indenture by Danka; and

     (3) Danka has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the 9% indenture relating to the satisfaction and discharge of the 9% indenture have been complied with.

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10% Subordinated Notes Due 2008 ("new 10% notes")

   The following is a summary of the terms of the new 10% notes that Danka proposes to issue in this exchange offer. The new 10% notes will be issued under an indenture between Danka and the indenture trustee for the notes (the "10% indenture"). The terms of the new 10% notes include those terms stated in the 10% indenture and those terms made part of the 10% indenture by reference to the Trust Indenture Act of 1939, as amended. You can find the definitions of terms used in this section under "Definitions." This section contains a summary and a more detailed description of the material provisions of the indenture. This section, however, does not restate the 10% indenture in its entirety. We urge you to read the 10% indenture because the 10% indenture and not this description defines your rights as holders of the new 10% notes. You may obtain copies of the 10% indenture from Danka. See "Where You Can Find More Information." This section uses specific defined terms. See "Definitions" on page 130.

Principal, Maturity and Interest

 The new 10% notes

  . have a maximum aggregate principal amount of $200.0 million;

  . will mature on April 1, 2008; and

  . accrue interest at 10% per year, payable semi-annually in cash on each of April 1 and October 1, beginning October 1, 2001.

   Danka will issue the notes in denominations of $1,000 and integral multiples of $1,000.

   Danka will pay interest on the new 10% notes in cash semi-annually in arrears on the interest payment date. Danka will make each interest payment to the persons in whose names the notes are registered at the close of business on the preceding April 1 and October 1. Interest will accrue from the date of original issuance or, if Danka has already paid interest, from the date interest was most recently paid. Danka will compute interest on the basis of a 360-day year of twelve 30-day months.

   Principal of, and premium, if any, and interest on each new 10% note will be payable and the new 10% notes may be presented for transfer or exchange at the office or agency of Danka maintained for those purposes. At its option, Danka may pay interest by check mailed to registered holders of the notes at the addresses stated on the registry books maintained by the Trustee, who will initially act as paying agent and registrar for the new 10% notes. Danka will not charge a service fee for any exchange or registration of transfer of the new 10% notes, but Danka may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any exchange or registration of transfer. Unless otherwise designated by Danka, Danka's office or agency will be the corporate trust office of the Trustee.

Ranking

   The new 10% notes rank below all of Danka's existing and future Senior Debt. Senior Debt includes our Credit Facilities and all of Danka's existing and future senior subordinated debt, including the new 9% notes. The new 10% notes rank ahead of the old notes. This means that if Danka defaults, holders of Senior Debt are entitled to be paid in full before any payments are made on the new 10% notes. The new 10% notes are entitled to be paid in full before the old notes. In addition, the senior lenders will have the right to block current payments on the new 10% notes if there is a default under either the Senior Debt or senior subordinated debt.

   The new 10% notes are subordinate in right of payment to the prior payment in full of all existing and future Senior Debt. Upon any payment or distribution of assets of Danka to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets, bankruptcy, insolvency or any similar proceedings of Danka, the holders of Senior Debt will first be paid in full

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

of principal of, premium, if any, and interest on such Senior Debt before the holders of the new 10% notes are entitled to receive any payment of principal of, premium, if any, or interest on such notes or on account of the purchase or redemption or other acquisition of new 10% notes by Danka or any subsidiary of Danka, except for permitted insolvency payments. If the Trustee or holder of any new 10% note receives any payment or distribution of assets of Danka before all the Senior Debt is paid in full, then such payment or distribution will be required to be paid over or delivered to the trustee in bankruptcy or other Person making payment or distribution of assets of Danka to be applied to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full.

   Danka may not make any payments on account of the new 10% notes or on account of the purchase or redemption or other acquisition of the new 10% notes if a default occurs and is continuing in the payment when due of principal of, premium, if any, or interest on any Senior Debt, including any default in the payment when due of any commitment or facility fees, letter of credit fees or agency fees under the Credit Facility, or any default in payment when due of any reimbursement obligation of Danka with respect to any letter of credit issued under the Credit Facility (a "Senior Payment Default").

   In addition, if a default, other than a Senior Payment Default, occurs and is continuing with respect to the Credit Facility or any Designated Senior Debt that permits, or with the giving of notice or lapse of time or both would permit, the holders thereof, or a trustee on behalf thereof, to accelerate the maturity thereof (a "Senior Nonmonetary Default"), and Danka and the Trustee have received written notice thereof from the agent bank for the Credit Facility or from an authorized person on behalf of any Designated Senior Debt, then Danka may not make any payments on account of the new 10% notes or on account of the purchase or redemption or other acquisition of the new 10% notes for a period (a "blockage period") commencing on the date Danka and the Trustee receive such written notice and ending on the earlier of:

  . 179 days after such date; or

  . the date, if any, on which the Senior Debt to which such default relates is discharged or such default is waived or otherwise cured.

   In any event, not more than one blockage period may be commenced during any period of 360 consecutive days, and there will be a period of at least 181 consecutive days in each period of 360 consecutive days when no blockage period is in effect. No Senior Nonmonetary Default that existed or was continuing on the date of the commencement of any blockage period with respect to the Senior Debt initiating such blockage period will be, or can be, made the basis for the commencement of a subsequent blockage period, unless such default has been cured or waived for a period of not less than 90 consecutive days. If, notwithstanding the foregoing, Danka makes any payment to the Trustee or the holder of any note prohibited by the subordination provisions, then such payment will be required to be paid over and delivered to the holders of the Senior Debt remaining unpaid, to the extent necessary to pay in full all the Senior Debt.

   Because of the subordination, in the event of insolvency of Danka, holders of the new 10% notes may recover less ratably than creditors of Danka who are holders of Senior Debt.

   The subordination provisions described above will cease to apply to the notes upon any defeasance or covenant defeasance of the notes as described below under "Defeasance."

Optional Redemption

   In general. Danka may redeem the new 10% notes in full or in part beginning on April 1, 2005. The redemption price for the new 10% notes is par plus a premium, declining ratably to par. On or before, April 1, 2005, Danka may use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the new 10% notes.

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

   Danka may redeem all or part of the new 10% notes with at least 30 but not more than 60 days' notice at the redemption prices expressed as percentages of principal amount as follows:

                                                                      Redemption
     Twelve Month Period Commencing                                     Price
     ------------------------------                                   ----------
     April 1, 2005...................................................  105.000%
     April 1, 2006...................................................  102.500%
     April 1, 2007 and thereafter....................................  100.000%

   Danka will pay accrued and unpaid interest on the new 10% notes up to but not including the redemption date. The redemption prices listed above apply to any optional redemption of notes by Danka during the 12-month period beginning on April 1 of the years indicated above.

   Equity Offerings. On or before April 1, 2005, Danka may redeem up to 35% of the aggregate principal amount of the notes originally issued using the net cash proceeds of one or more Equity Offerings, if at least 65% of the aggregate principal amount of the new 10% notes originally issued remain outstanding immediately after the redemption. The redemption price is 110% of the principal amount of the new 10% notes. Danka will pay accrued and unpaid interest on the new 10% notes up to but not including the redemption date. Danka must make the redemption with net cash proceeds from a public Equity Offering not more than 90 days after the consummation of the public Equity Offering.

Payment of Additional Amounts and Optional Tax Redemption

   If we are required by the laws or regulations of the United Kingdom to make any deduction or withholding for any present or future taxes, assessments or other governmental charges in respect of any amounts to be paid by us under the new 10% notes, we will pay owners of the new 10% notes, as additional interest, such additional amounts as may be necessary so that the net amounts paid to owners of the new 10% notes after that deduction or withholding will be not less than the amounts specified in the note to which owners of the new 10% notes are entitled. However, we are not required to make any payment of additional amounts in some limited circumstances, which are outlined in the indenture for the new 10% notes.

   We may redeem the new 10% notes in whole (but not in part) at any time, upon not less than 30 nor more than 60 days' notice if we are required to pay the additional amounts described above because of any change in the laws or regulations of the United Kingdom. The redemption price is 100.00% of the principal amount, plus accrued but unpaid interest up to but not including the redemption date.

Selection and Notice of Redemption

   If Danka redeems or purchases less than all of the new 10% notes, the Trustee will select the notes for redemption or purchase in compliance with the requirements of the principal national securities exchange, if any, on which the new 10% notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or any other method that the Trustee deems fair and appropriate, subject to the following:

  . Danka will not redeem or purchase in part any notes with a principal amount of less than $1,000.

  . If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select notes for redemption only on a pro rata basis or as nearly a pro rata basis as practicable (subject to DTC procedures), unless that basis is not permitted.

   Danka will mail notice of redemption by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at the last address for that holder shown on the registry books. If Danka redeems any note in part only, the notice of redemption that relates to that note will state the portion of the principal amount to be redeemed, which portion will not be less than $1,000. Danka will issue a new note in principal amount equal to the unredeemed or unpurchased portion in the name of the holder upon

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

cancellation of the original note (subject to DTC procedures). On and after the redemption or purchase date, interest will no longer accrue on the notes or portions of the notes called for redemption or purchase, whether or not such notes are presented for payment at the office of the paying agent for the notes in New York City, so long as Danka has deposited funds in a sufficient amount to pay the redemption or purchase price.

Mandatory Redemption or Sinking Fund

   Except as set forth below under "Change of Control" and "Covenants-- Limitations on Merger, Consolidation and Sale of Assets," Danka is not required to make mandatory redemption or sinking fund payments for the new 10% notes.

Repurchase at the Option of Holders

   Change of control. Upon a Change of Control, the holders of the new 10% notes have the right to require Danka to purchase their notes. The purchase price will equal 101% of the principal amount, plus any accrued and unpaid interest. A Change of Control includes:

  . disposition of all or substantially all of Danka's assets to a person or group (other than Permitted Holders);

  . approval of a plan of liquidation or dissolution;

  . acquisition of a majority of Danka's voting stock by a person or group
    (other than Permitted Holders);

  . replacement of a majority of the board of directors by directors not nominated by majority of the existing board; or

  . merger or consolidation that results in a person or group (other than Permitted Holders) acquiring a majority of Danka voting stock.

   Upon a Change of Control, each holder of the new 10% notes will have the right to require Danka to purchase the holder's new 10% notes in whole or in part at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, pursuant to the offer described in the next succeeding paragraph (the "Change of Control Offer"). The definition of Change of Control includes any sale, lease, exchange or other transfer of "all or substantially all" the assets of Danka and its Subsidiaries taken as whole to any Person or group of Persons. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of new 10% notes to require Danka to make a Change of Control Offer as a result of the sale, lease, exchange or other transfer of less than all of the assets of Danka may be uncertain.

   Within 30 days following any Change of Control, Danka will mail a notice to each holder, with a copy to the Trustee, stating:

  . that a Change of Control has occurred and that such holder has the right to require Danka to repurchase such holder's new 10% notes, in whole or in part, equal to $1,000 or integral multiples of $1,000, at a repurchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase;

  . the circumstances and relevant facts regarding such Change of Control;

  . the repurchase date, which will not be earlier than 30 days and not later than 60 days from the date such notice is mailed (the "Repurchase Date");

  . that any note not tendered will continue to accrue interest;

  . that any note accepted for payment pursuant to the Change of Control
    Offer will cease to accrue interest after the Repurchase Date unless Danka defaults in payment of the purchase price;

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

  . that holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent, which may be Danka, at the address specified in the notice before the close of business on the Repurchase Date;

  . that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day preceding the Repurchase Date, a telegram, telex, facsimile transmission or other written communication setting forth the name of the holder, the principal amount of new 10% notes the holder delivered for purchase, and a statement that such holder is withdrawing his election to have such new 10% notes purchased; and

  . that holders which elect to have their new 10% notes purchased only in part will be issued new 10% notes in a principal amount equal to the unpurchased portion of the new 10% notes surrendered.

   On the Repurchase Date, Danka will accept for payment new 10% notes or portions thereof tendered pursuant to the Change of Control Offer, deposit with the Trustee or a paying agent money sufficient to pay the purchase price of all new 10% notes or portions thereof so tendered and deliver or cause to be delivered to the Trustee. Notes so accepted, together with an officers' certificate indicating the new 10% notes or portions thereof which have been tendered to Danka. The Trustee or a paying agent will promptly mail to the holders of new 10% notes so accepted payment in an amount equal to the purchase price therefore and promptly authenticate and mail to such holders a new note in a principal amount equal to any unpurchased portion of the note surrendered. Danka will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Repurchase Date.

   In the event a Change of Control occurs and any repurchase pursuant to the foregoing constitutes a "tender offer" for purposes of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, Danka will comply with the requirements of Rule 14e-l as then in effect, to the extent applicable, and any other applicable securities laws or regulations with respect to such repurchase. The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Danka.

   Danka's ability to repurchase new 10% notes upon a Change of Control may be limited by the terms of its then existing contractual obligations. Repurchase of the new 10% notes upon a Change of Control may constitute a default under the Credit Facility, and any future credit agreements or other agreements relating to Senior Debt, including the new 9% notes, may contain provisions that would restrict Danka's ability to repurchase new 10% notes upon a change in control. If Danka makes a Change of Control Offer following a Change of Control, Danka may not have adequate financial resources to repurchase all notes tendered. Danka's failure to repurchase tendered notes or to make a Change of Control Offer following a Change of Control would constitute an Event of Default under the indenture, but the subordination provisions in the 10% indenture may restrict payments to the holders of notes.

   The provisions of the 10% indenture may not afford holders of the new 10% notes protection in the event of a highly leveraged transaction involving Danka that may adversely affect the holders of the notes, if such transaction does not result in a Change of Control, violate the covenant described under "Limitation on Incurrence of Additional Debt," or otherwise violate the indenture.

Covenants

   The 10% indenture contains covenants with which Danka must comply. We set forth below a summary and more detailed description of the material covenants.

   Limitation on transactions with affiliates. Danka and its Restricted Subsidiaries may not enter into transactions with Persons it controls, is controlled by or is under common control with, unless Danka complies with specified procedures.

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   Danka will not, and will not permit any Restricted Subsidiary of Danka to, directly or indirectly, enter into any transaction or series of related transactions with or for the benefit of any Affiliate of Danka or its Restricted Subsidiaries, other than:

     (1) Affiliate transactions permitted under the next succeeding paragraph below; and

     (2) Affiliate transactions on terms that are no less favorable to Danka or such Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Danka or its Restricted Subsidiary.

   All Affiliate transactions and each series of related Affiliate transactions that are similar or part of a common plan involving aggregate payments or other property with a fair market value in excess of $5 million will be approved by the Board of Directors of Danka or such Restricted Subsidiary, as the case may be, which approval will be evidenced by a board resolution stating that the Board of Directors, including a majority of the disinterested directors, has determined that such transaction complies with the foregoing provisions. If Danka or any Restricted Subsidiary of Danka enters into an Affiliate transaction (or a series of related Affiliate transactions related to a common plan) that involves aggregate payments or other property with a fair market value of more than $20 million, Danka or the relevant Restricted Subsidiary will, before the consummation, obtain a favorable opinion as to the fairness of the transaction or series of related transactions to Danka or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an independent financial advisor and file the same with the Trustee.

   The restrictions of this covenant will not apply to:

     (1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of Danka or any Subsidiary of Danka as determined in good faith by Danka's Board of Directors;

     (2) transactions between or among Danka and any of its Restricted Subsidiaries or between or among Restricted Subsidiaries;

     (3) any agreement in effect on the Issue Date and any modified or replacement agreement of an agreement in effect on the Issue Date that is not more disadvantageous to the holders of the new 10% notes in any material respect than the original agreement as in effect on the Issue Date; and

     (4) Dividends and distributions approved by the Board of Directors;

   Limitations on merger, consolidation and sale of assets. Danka will not merge, amalgamate or consolidate with other companies or sell all or substantially all its assets unless the surviving corporation assumes all obligations under the indenture, Danka is not in default under the new 10% notes and Danka or the surviving corporation has provided an officer's certificate and opinion of counsel to the Trustee to the effect of the foregoing.

   Danka will not, in a single transaction or series of related transactions:

  . consolidate, amalgamate or merge with or into any Person; or

  . sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of Danka to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Danka's assets (determined on a consolidated basis for Danka and Danka's Subsidiaries);

unless, in either case:

     (1) either:

       (a) Danka is the surviving or continuing corporation; or

       (b) the Person (if other than Danka) formed by the consolidation or amalgamation or into which Danka is merged or the Person that acquires the properties and assets of Danka and of Danka's

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    Subsidiaries substantially as an entirety (the "Surviving Entity") (x)
    is a corporation organized and validly existing under the laws of England and Wales or the United States or any State thereof or the District of Columbia and (y) expressly assumes, by a supplemental indenture, the due and punctual payment of the principal of, and premium, if any, and interest on all of the new 10% notes and the performance of every covenant of the new 10% notes, and the 10% indenture on the part of Danka to be performed or observed;

     (2) immediately after giving effect to the transaction and the assumption contemplated by clause (1)(b)(y) above, no Default or Event of Default has occurred or is continuing;

     (3) Danka or the Surviving Entity agrees to indemnify each Holder of new 10% notes against any tax, levy, assignment or governmental change payable by withholding or deduction which may be imposed on the holder as a result of such merger or consolidation; and

     (4) Danka or the Surviving Entity will have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental 10% indenture is required in connection with the transaction, the supplemental 10% indenture will comply with the applicable provisions of the 10% indenture and that all conditions precedent in the 10% indenture relating to the transaction have been satisfied.

   Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Danka in accordance with the foregoing, in which Danka is not the continuing corporation, the successor Person formed by the consolidation or into which Danka is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, Danka under both of the 10% indenture and new 10% notes, and except in the case of a lease, Danka will be released.

   Limitations on payment for consent. Neither Danka nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any new 10% notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the 10% indenture or the new 10% notes unless such consideration is offered to be paid or is paid to all holders of the new 10% notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

   Limitation on business activities. Danka will not and will not permit any of its Restricted Subsidiaries to engage in any business other than Permitted Businesses, except to such extent as would not be material to the Danka and its Restricted Subsidiaries taken as a whole.

Affirmative Covenants

   Maintenance of office or agency for notices and demands. Danka will maintain in New York, New York, an office or agency where the new 10% notes may be presented for payment, registration of transfer or exchange as provided in the 10% Indenture and an office or agency where notices and demands to or upon Danka in respect of such notes or of the 10% Indenture may be served. Danka may designate multiple offices for purposes of notices and demands.

   Maintenance of property and insurance. Danka agrees to maintain all material property, including equipment, in reasonable condition and order. Danka will provide or cause to be provided, for itself and each of its Subsidiaries, insurance against loss or damage arising from the conduct of the business of Danka and its Subsidiaries with reputable insurers in such amounts, with such deductibles, and by such methods as will be either (i) consistent in all material respects with past practices of Danka or the applicable Subsidiary, or
(ii) customary in the industry, unless the failure to provide such insurance would not have a material adverse effect on the financial condition or results of operations of Danka and its Subsidiaries, taken as a whole or be a violation of applicable law or material agreement of Danka or its Subsidiaries.

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   Compliance certificate and opinion of counsel. Danka will deliver to the
Trustee, within 120 days after the end of Danka's fiscal year, an officer's certificate, if given by one of Danka's officers, or an opinion of counsel, if it is given by counsel, stating that a review of its activities and the activities of its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing officers with a view to determining whether it has kept, observed, performed and fulfilled its obligations under the 10% Indenture and further stating, as to each such officer signing such certificate or such counsel signing the opinion, that to the best of his or her knowledge Danka during such preceding fiscal year has kept, observed, performed and fulfilled each and every of its covenants contained in the 10% Indenture and no Default or Event of Default occurred during such year or, if such signers do not know of any, the certificate will describe such and its status with reasonable particularity.

   Payment of taxes and other claims. Danka will pay or discharge or cause to be paid or discharged, before any material penalty accrues the following: (1) all material taxes, assessments and governmental charges levied or imposed upon Danka or any Subsidiary of Danka or upon the income, profits or property of Danka or any Subsidiary of Danka, and (2) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon the property of Danka or any Subsidiary of Danka; provided however, that Danka will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

   Maintenance of all registration, regulations and licenses. Danka will maintain all registrations, licenses, permits, privileges and franchises material to the conduct of its business and shall comply in all material respects with all laws, rules, regulations and orders of any government entity.

   Payment on principal and interest. Danka will pay the principal and interest on the new 10% notes on the dates and in the manner provided in the new 10% notes. Before each payment date, Danka will segregate and hold in trust for the benefit of holders entitled to payment, a sum sufficient to pay the principal and/or interest then becoming due until such sum has been paid to holders or otherwise disposed of in accordance with the 10% indenture.

   Reports to Holders. Whether or not Danka is required to file reports with the SEC, Danka will file with the SEC the quarterly and annual reports and information or documents, if any, that Danka would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Holders can obtain copies of such reports and other information or documents from www.sec.gov.

Definitions

   We have set forth below a summary of certain terms used in this description of both sets of notes. You should read the 10% indenture for the full definition of all terms.

   "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that beneficial owner of 10% or more of the voting Capital Stock of a Person shall be deemed to be in control. The terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee of the board of directors of such Person.

   "Change of Control" means the occurrence of one or more of the following events:

     (1) any sale, lease, exchange or other transfer of all or substantially all the assets of Danka and its Subsidiaries taken as a whole to any Person or group of Persons (other than Permitted Holders);

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     (2) the approval by the holders of Capital Stock of Danka of a plan or proposal for the liquidation or dissolution of Danka;

     (3) a Person or group of Persons (as those terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended) (other than Permitted Holders) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), of a majority of the securities of Danka ordinarily having the right to vote in the election of directors;

     (4) the replacement of a majority of the Board of Directors of Danka over a two-year period from the directors who constituted the Board of Directors of Danka at the beginning of such period, and the replacement was not approved by a majority vote of the directors then still in office who were either directors at the beginning of such period or whose election as a director was previously so approved; or

     (5) the merger or consolidation of Danka with or into another corporation or the merger of another corporation into Danka with the effect that immediately after such transaction any Person or group of Persons (other than Permitted Holders) becomes the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors.

   "Credit Facility" means the Credit Agreement dated December 5, 1996, by and among Danka Business Systems PLC, Dankalux Sarl & Co. SCA, Danka Holding Company, the several financial institution's from time to time a party and Bank of America NT & SA, as agent, as amended as of December 15, 2000, and as the same may be amended, modified, supplemented, extended, renewed, restated, refunded, refinanced, restructured or replaced from time to time.

   "Debt" means, with respect to any Person (without duplication):

     (1) indebtedness of such Person, whether or not contingent, for borrowed money;

     (2) indebtedness of such Person evidenced by bonds, debentures, new notes or other similar instruments;

     (3) all Capitalized Lease Obligations of such Person;

     (4) all indebtedness or other obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not in default or overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

     (5) all indebtedness for the reimbursement of any obligation on any letter of credit, banker's acceptance or similar credit transaction;

     (6) guarantees and other contingent obligations in respect of indebtedness referred to in (1) through (5) above and (8) and (9) below;

     (7) all indebtedness of any other Person of the type referred to in (1) through (6) that are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

     (8) all indebtedness under currency agreements and interest swap agreements of such Person;

     (9) all obligations under the TROL; and

     (10) all Disqualified Capital Stock issued by such Person with the amount of indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. "Maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price is calculated in accordance with the terms of such Disqualified Capital Stock as if such

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  Disqualified Capital Stock were purchased on any date on which the indebtedness is required to be determined pursuant to the indenture, and if such price is based upon or measured by the fair market value of such Disqualified Capital Stock, such fair market value will be determined reasonably and in good faith by the Board of Directors of the issuer of the Disqualified Capital Stock.

   The amount of any indebtedness (other than Disqualified Capital Stock) outstanding as of any date is:

     (1) the accreted value to the extent the indebtedness does not require current payments of interest;

     (2) the principal amount together with any interest that is more than 30 days past due in the case of any other indebtedness;

     (3) in the case of currency agreements and interest swap agreements, the amount that would appear on the consolidated balance sheet of the Person in accordance with GAAP; and

     (4) in the case of any guarantee or other contingent obligation in respect of indebtedness of any other Person is deemed to equal the maximum amount of such indebtedness, unless the liability is limited by the terms of the guarantee or contingent obligation, in which case the amount of such guarantee or other contingent obligation is deemed to equal the maximum amount of such liability.

   "Default" means any event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both, would be an Event of Default.

   "Designated Senior Debt" means (1) Debt under or in respect of the Credit Facility, and (2) any other Debt constituting Senior Debt, which at the time of determination has an aggregate principal amount of at least $50 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by Danka.

   "Equity Offering" means a public or private offering of Qualified Capital Stock.

   "Issue Date" means the date on which the exchange offer is consummated.

   "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.

   "old notes" means the 6.75% convertible subordinated notes due 2002.

   "Permitted Holder" means Cypress Associates II LLC and its Affiliates.

   "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, a governmental agency or political subdivision thereof or any other entity.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "Senior Debt" means:

     (1) the principal of, interest on and all other obligations relating to the Credit Facility, including all loans, letters of credit and other extensions of credit under the Credit Facility, and all expenses, fees, reimbursements, indemnities and other amounts owing pursuant to the Credit Facility;

     (2) amounts payable in respect of any interest swap obligations and currency agreements;

     (3) the new 9% notes; and

     (4) all other Debt, except for any Debt which by its terms is made expressly equal to or behind the new 10% notes in right of payment and except as otherwise provided below.

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   Notwithstanding the foregoing the term "Senior Debt" does not include:

     (1) any Debt of Danka to a Subsidiary of Danka;

     (2) Debt to or guaranteed on behalf of any shareholder, director, officer or employee of Danka or any Subsidiary of Danka, including amounts owed for compensation;

     (3) Debt to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

     (4) Debt represented by Disqualified Capital Stock;

     (5) any liability for federal, state, local or other taxes owed by Danka;

     (6) Debt that is without recourse to Danka;

     (7) the old notes; and

     (8) any other Debt that by its express terms ranks in right of payment equal to or behind the new 10% notes.

   "Subsidiary" means, with respect to any Person:

     (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances is owned, directly or indirectly, by such Person; or

     (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is owned, directly or indirectly, by such Person.

   The term "Subsidiary" does not include an Unrestricted Subsidiary for purposes of the indenture.

   "Trustee" means HSBC Bank USA.

   "TROL" means the tax retention operating lease arrangements of Danka in effect on February 19, 2001.

   "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors of Danka as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent such Subsidiary:

     (1) has no Debt other than non-recourse Debt;

     (2) on the date of designation, is not a party to any agreement with Danka or a Restricted Subsidiary of Danka unless the terms of any such agreement are no less favorable to Danka or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates or Danka or the Restricted Subsidiary;

     (3) is a Person with respect to which neither Danka nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Capital Stock or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of Danka or any of its Restricted Subsidiaries; and

     (5) has at least one director on its board of directors that is not a director or executive officer of Danka or its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Danka or its Restricted Subsidiaries.

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Events of Default

   Danka will be in default, and the noteholders can call the new 10% notes, upon the occurrence of certain events. These include failure to pay principal of or interest on any new 10% note when due, breaches of covenants, defaults under other indebtedness, failure to pay judgments and bankruptcy. Danka will be in default if it does not make payments when due, violates covenants, fails to pay other debt when due, fails to pay judgments when due, or goes bankrupt. Bankruptcy causes automatic acceleration of the new 10% notes. Any other Event of Default will give the Trustee or 25% of the holders the right to call the new 10% notes.

   The following are Events of Default:

     (1) failure to pay any interest on any new 10% note when due, and continuance of such failure for 30 days;

     (2) failure to pay principal of, or premium, if any, on any new 10% note when due;

     (3) failure to pay principal of, premium, if any, or interest on new 10% notes required to be purchased pursuant to a Change of Control Offer as described under "Change of Control" when due and payable;

     (4) failure to perform or breach of any other covenant or warranty of Danka in the indenture, continued for 30 days after written notice from the Trustee or holders of at least 25% in aggregate principal amount of the outstanding new 10% notes as provided in the indenture;

     (5) failure to perform or comply with the provisions described under "Limitations on Merger, Consolidation and Sale of Assets";

     (6) the occurrence of a default under any Debt of Danka or any Subsidiary of Danka, if both (a) the default either results from failure to pay any such Debt at its stated final maturity or relates to an obligation other than the obligation to pay such Debt at its stated final maturity and results in the holders of such Debt causing such Debt to become due before its stated final maturity, and (b) the principal amount of such Debt, together with the principal amount of any other such Debt in default for failure to pay principal at stated final maturity of the maturity of which has been accelerated, aggregates at least $25 million or more at any one time outstanding;

     (7) the rendering of a final judgment or judgments (not subject to appeal) against Danka or any of its Restricted Subsidiaries in an aggregate amount in excess of $10 million that remain undischarged, unpaid or unstayed for a period of 60 consecutive days thereafter; and

     (8) certain events of bankruptcy, insolvency or reorganization affecting Danka or any significant Subsidiary of Danka.

   Subject to the provisions of the 10% indenture relating to the duties of the Trustee in case an Event of Default has occurred and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the 10% indenture at the request or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding new 10% notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

   If an Event of Default, other than Events of Default with respect to certain events of bankruptcy, insolvency or reorganization affecting Danka or any significant Subsidiary of Danka, will occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding new 10% notes may accelerate the maturity of all new 10% notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding new 10% notes, may under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of interest or accelerated principal, have been

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cured or waived as provided in the indenture. If a specified Event of Default with respect to certain events of bankruptcy, insolvency or reorganization affecting Danka or any significant Subsidiary of Danka occurs, the principal of the new 10% notes then outstanding will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the new 10% notes. For information as to waiver of defaults, see "Modification and Waiver."

   No holder of any new 10% note will have any right to institute any proceeding with respect to the 10% indenture or for any remedy thereunder, unless such holder will have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding new 10% notes will have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee will not have received from the holders of a majority in aggregate principal amount of the outstanding new 10% notes a direction inconsistent with such request and will have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of, premiums, if any, or interest on such new 10% note or after the respective due dates expressed in such new 10% note.

   Danka is required to furnish to the Trustee annually a statement as to the performance by Danka of certain of its obligations under the 10% indenture and as to any default in such performance. Additionally, Danka is required to notify the Trustee within five business days of the occurrence of a Default or an Event of Default.

Defeasance

   Danka can be relieved of its obligations under the 10% indenture if it deposits with the Trustee sufficient money or government securities to pay the principal of and interest on the notes when they become due.

   The 10% indenture provides that (1) if applicable, Danka will be discharged from any and all obligations in respect of the outstanding new 10% notes, including the provisions described in this section under "Ranking" or (2) if applicable, and subject to compliance with the Trust Indenture Act, Danka may omit to comply with certain restrictive covenants, and that such omission will not be deemed to be an Event of Default under the 10% indenture and the notes, in either case (1) or (2) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding notes.

   With respect to clause (2), the obligations under the 10% indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants will remain in full force and effect. Such trust may only be established if, among other things:

  . with respect to clause (1), Danka has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in an opinion of counsel to Danka provides that holders of the new 10% notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and, with respect to clause (2), Danka has delivered to the Trustee an opinion of counsel to Danka to the effect that the holders of the new 10% notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

  . no Default or Event of Default will have occurred and be continuing,

  . no default on any Senior Debt will have occurred and be continuing; and

  . certain other customary conditions precedent are satisfied.

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Modification and Waiver

   The 10% indenture can generally be modified or its provisions waived, with the consent of holders of a majority of principal amount of the new 10% notes. Some changes require the consent of all affected holders of new 10% notes.

   Danka and the Trustee may modify and amend the 10% indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding new 10% notes, subject to the following conditions. Absent the consent of the holders of all outstanding new 10% notes affected by the change, no modification or amendment may:

     (1) change the stated maturity of the principal of, or any installment of interest on, any new 10% note;

     (2) reduce the principal amount of or the premium or interest on, any new 10% note;

     (3) change the place or currency of payment of principal of or the premium or interest on, any new 10% note;

     (4) impair the right to institute suit for the enforcement of any payment on or with respect to any new 10% note;

     (5) reduce the above-stated percentage of outstanding new 10% notes necessary to modify or amend the indenture;

     (6) reduce the percentage of aggregate principal amount of outstanding new 10% notes necessary for waiver of compliance with certain provisions of the 10% indenture or for waiver of certain defaults;

     (7) modify any provisions of the 10% indenture relating to the modification and amendment of the 10% indenture or the waiver of past defaults or covenants;

     (8) modify any of the provisions of the 10% indenture relating to the subordination of the notes in a manner adverse to such holders; or

     (9) following the mailing of an offer with respect to a Change of Control Offer as described under "Change of Control," modify the 10% indenture with respect to such offer to purchase in a manner adverse to such holders.

   The holders of a majority in aggregate principal amount of the outstanding new 10% notes may waive compliance by Danka with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding new 10% notes may waive any past default under the indenture, except a default in the payment of principal, premium, if any, or interest.

No Recourse Against Others

   Noteholders have no legal recourse under the new 10% notes or the 10% indenture against Danka's directors, officers, employees or stockholders.

   The 10% indenture provides that a director, officer, employee or stockholder of Danka, as such, will not have any liability for any obligations of Danka under the new 10% notes or the indenture, or for any claim based on, in respect of or by reason of such obligations or their creation. Each holder, by accepting the new 10% notes, waives and releases all such liability.

The Trustee

   The duties, rights, powers and limitations of the Trustee are governed by the indenture.

   The 10% indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an Event of

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Default, the Trustee will exercise such rights and powers vested in it under the 10% indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

   The 10% indenture contains limitations on the rights of the Trustee, should it become a creditor of Danka, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with Danka or any Affiliate; provided, however, that if it acquires any conflicting interest, as defined in the 10% indenture or in the Trust Indenture Act, it must eliminate such conflict or resign.

Satisfaction and Discharge

   The 10% indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the new 10% notes, as expressly provided for in the indentures) as to all outstanding new 10% notes when:

     (1) either (a) all the new 10% notes theretofore authenticated and delivered (except lost, stolen or destroyed new 10% notes which have been replaced or paid and new 10% notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Danka and thereafter repaid to Danka or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all new 10% notes not theretofore delivered to the Trustee for cancellation have become due and payable and Danka has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the new 10% notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the new 10% notes to the date of deposit together with irrevocable instructions from Danka directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

     (2) Danka has paid all other sums payable under the 10% indenture by Danka; and

     (3) Danka has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the 10% indenture relating to the satisfaction and discharge of the 10% indenture have been complied with.

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                      DESCRIPTION OF EXISTING INDEBTEDNESS

Credit Agreement

   We have a credit agreement with a consortium of international bank lenders. The credit agreement is made up of three portions, a revolving line, a term loan and an international swing line facility. As of December 31, 2000, we owed approximately $551.3 million under the credit agreement. The available unused commitments as of December 31, 2000 were $12.2 million. Our new borrowings are currently limited to amounts necessary for our ordinary operational needs. The credit agreement prohibits us from incurring other significant indebtedness.

   The credit agreement restricts us from incurring other indebtedness, subject to some limited exceptions. The final installment of principal of approximately $30 million under the term loan portion is due on April 1, 2001. The balance outstanding under the credit agreement is scheduled for repayment on March 31, 2002.

   The credit agreement includes financial covenants which require us to comply with a:

  . minimum level of adjusted consolidated net worth;

  . minimum level of cumulative consolidated EBITDA;

  . ratio of consolidated EBITDA to interest expense;

  . consolidated fixed charge coverage ratio; and

  . consolidated total leverage ratio.

   In December 2000, we obtained a waiver which amended the requirements of the financial covenants contained in the credit agreement until March 28, 2001. This means that we must regain full compliance with the financial covenants by March 29, 2001. The terms of the waiver allow us to draw down amounts required for our ordinary operational requirements. We are currently negotiating with our bank lenders to further amend the requirements of the financial covenants for the periods from March 29, 2001.

   We were required to pay our lenders a fee of approximately $1.5 million in consideration of the December 2000 waiver. We previously paid our lenders a fee of approximately $1.4 million in consideration of a waiver which partially relaxed the financial covenants continued in the credit agreement until December 30, 2000. We anticipate that we will be required to pay our lenders a fee in respect of any further waiver that we obtain of the financial covenants. See "Risk Factors."

   Our indebtedness under the credit agreement is secured by substantially all of our, and our subsidiaries, United States assets and is guaranteed by some of our subsidiaries and those guarantees are secured by pledges of stock in our operating subsidiaries.

   In addition to the financial covenants described above, the credit agreement contains negative and affirmative covenants which place restrictions on us regarding:

  . the disposition of assets;

  . capital expenditures;

  . additional indebtedness;

  . creating liens over our assets;

  . paying dividends (other than payment-in-kind dividends on our participating shares); and

  . the acquisition of new businesses.

   We currently pay an interest rate on our indebtedness under the credit agreement equal to LIBOR or the applicable interbank rate for non-US dollars plus 2.75%.

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

   While we are generally prohibited from incurring new indebtedness other than under the credit agreement, we are permitted to borrow up to $40.0 million at any one time outside of the credit agreement to finance the purchase of high-volume digital copiers and to secure those loans with liens upon the financed equipment.

6.75% Convertible Subordinated Notes

   See section entitled "Terms of the Old Notes" for a discussion of the terms of the 6.75% convertible subordinated notes.

Tax Retention Operating Lease

   One of our principal United States subsidiaries, Danka Holding Company, is party to a number of agreements with a consortium of banks. We sometimes refer to these agreements collectively as the "TROL," or the "tax retention operating leases." Under the TROL, Danka Holding Company leases various properties in the United States. The leases of the properties expire on March 31, 2002. Danka Holding Company is required to pay rent for the leased properties, together with the taxes, maintenance, insurance and other operating costs of the leased properties.

   Danka Holding Company has given a residual guarantee in respect of the properties, whereby it is obligated to pay the difference between the maximum amount of the residual guarantee and the fair market value of the properties at the termination of the TROL. Our maximum contingent liability under the TROL was approximately $42.6 million as of December 31, 2000.

   Danka Holding Company has purchased renewal options over the leased properties at fair market value and has the right to exercise purchase options for the property at the end of the lease term. Alternatively, the properties can be sold to third parties. Danka Holding Company expects that the realization of the fair market value of the properties on the exercise of the purchase option or on a sale to third parties will reduce substantially or eliminate Danka Holding Company's contingent liability.

   The TROL incorporates numerous covenants from the credit agreement, including the financial covenants.

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                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 500 million ordinary shares with a par value of UK(Pounds)0.0125 per share and 500,000 participating shares, with a par value of $1.00 per share.

   As of December 31, 2000, the following shares were issued and outstanding:

  . 245,257,314 ordinary shares; and

  . 231,236 participating shares.

   As of December 31, 2000, approximately 78.9% of our issued and outstanding ordinary shares were held in the form of American depositary shares. Each of the American depositary shares represents four ordinary shares.

   We are organized under the laws of England and Wales. Specific information regarding our capital stock can be found in our articles of association. Specific information regarding our American depositary shares can be found in the deposit agreement for the American depositary share program. A description of the material terms of our capital stock and the American depositary shares is set out below.

Ordinary Shares

  . Holders of ordinary shares are entitled to one vote for each share held on all matters submitted to a vote of shareholders.

  . Holders of ordinary shares are entitled to receive proportionately any dividends that may be declared by our board of directors or by shareholder meeting (but not in excess of an amount recommended by the board of directors), subject to the preferential dividend rights of the issued and outstanding participating shares.

  . On our liquidation, dissolution or winding up, holders of ordinary shares are entitled to receive proportionately any of our assets remaining after payment of our liabilities and subject to the prior liquidation entitlement of the issued and outstanding participating shares.

  . Our articles of association require that one-third of our board of directors must retire and stand for re-election by the shareholders at each of our annual general meetings. Our board of directors may appoint new directors, but the new directors must stand for re-election by the shareholders at the annual general meeting next following their appointment. Holders of ordinary shares are not entitled to cumulative voting rights for the election of directors.

  . Holders of ordinary shares are entitled to preemptive rights under English law on the issuance by us of new equity securities (including ordinary shares) for cash. The new equity securities must be offered to the holders of the company's existing equity securities in proportion to their existing holdings. Shareholders may waive their preemptive rights, both in relation to specific issuances of securities and generally. Preemptive rights do not apply on the issuance for cash of new equity securities to employee share plans.

  . There are no conversion rights or redemption or sinking fund provisions applicable to the ordinary shares.

American Depositary Shares

  . Our American depositary shares have been issued pursuant to a deposit agreement dated as of June 25, 1992 between us and The Bank of New York, as the depositary.

  . Each American depositary share represents four ordinary shares.

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

  . The Bank of New York, as the depositary of the American depositary share program is the holder of the ordinary shares represented by the American depositary shares. The Bank of New York, as the depositary:

   . is required (to the extent that it is able) to convert into U.S.
     dollars the dividends and distributions that it receives in respect of the ordinary shares underlying the American depositary shares and to distribute the dividends and distributions converted into U.S. dollars (less any applicable withholding and taxes) to the holders of the American depositary shares in proportion to their holdings;

   . may (and if we require, shall) distribute additional American depositary shares to take account of any stock distribution or free distribution of ordinary shares that we might make; and

   . if we request and the Securities Act permits, will make available to the holders of the American depositary shares any right that we offer holders of ordinary shares to subscribe for additional shares.

  . The Bank of New York will mail information regarding meetings or votes of the holders of the ordinary shares to the holders of the American depositary shares. The holders of the American depositary shares are entitled to instruct The Bank of New York how to vote the ordinary shares that are represented by their respective American depositary shares. The Bank of New York will endeavor to vote the ordinary shares in respect of which it receives instructions from the holders of the American depositary shares. The deposit agreement permits our board of directors to instruct The Bank of New York how to vote the ordinary shares in respect of which it does not receive instructions from holders of American depositary shares.

  . The American depositary shares are transferable on the books of The Bank of New York.

  . Holders of American depositary shares can withdraw the underlying ordinary shares from the depositary arrangement at any time, subject to the payment of applicable charges, duties and taxes, certain temporary delays and applicable laws.

  . We may agree with The Bank of New York to amend the terms of the deposit agreement and the American depositary shares at any time.

Participating Shares

  . The participating shares are entitled to dividends equal to the greater of 6.50% per annum (increasing to 8.50% if we are in default of any obligation to redeem any participating shares) or ordinary share dividends on an as converted basis. Dividends are cumulative and will be paid in the form of additional participating shares until December 2004, which is five years after the initial issuance of the shares, and thereafter in cash.

  . In the event of liquidation of the company, participating shareholders shall be entitled to receive a distribution equal to the greater of:

   . the liquidation return per share (initially $1,000 and subject to upward adjustment on certain default events by us) plus accumulated and unpaid dividends from the most recent dividend payment date; and

   . the amount that would have been payable on each participating share if it had been converted into ordinary shares.

  . The participating shares are convertible into ordinary shares at a current conversion price of $3.10 per ordinary share (equal to $12.40 per American depositary share). The current conversion price of $3.10 per ordinary share ($12.40 per American depositary share) is equal to a conversion ratio of 322.581 ordinary shares (80.645 American depositary shares) per participating share.

  . The conversion price is subject to adjustment in certain circumstances to protect against dilution, primarily on issuances of our ordinary shares for less than market value.

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

  . Holders of the participating shares have voting rights on an "as converted" basis with the holders of the ordinary shares on all matters submitted to a vote of shareholders. Holders of the participating shares are also entitled to vote as a separate class on matters directly relating to the rights attaching to the participating shares.

  . Holders of the participating shares are entitled to elect up to two nominees to our board of directors so long as they hold, in aggregate, voting shares (including participating shares) that represent at least 10 percent of the total voting rights.

  . Holders of participating shares are entitled to appoint one nominee director if they own in aggregate voting shares representing less than 10 percent but more than 5 percent of the total voting rights.

  . If the Cypress Group LLC or its affiliates transfer participating shares to a person who is not an affiliate of them without the consent of our board of directors (which consent is not to be unreasonably withheld) and as a result The Cypress Group LLC and its affiliates hold in aggregate less than 50.01 percent of the participating shares in issue then the holders of the participating shares are entitled to appoint a maximum of one nominee director.

  . Each committee of the board of directors must include at least one director nominated by the holders of the participating shares, except as prohibited by applicable law or regulation.

  . Holders of the participating shares may elect an additional two directors to our board if we are in default on our obligations to redeem participating shares on our obligation or to pay a cash dividend on the participating shares following December 2004.

  . Holders of the participating shares are entitled to vote with other shareholders on the appointment of directors generally in addition to their right to elect nominee directors.

  . On or after December 17, 2003, and prior to December 17, 2010, we have the option to redeem the participating shares, in whole but not in part, for cash at the greater of:

   . the redemption price per share as set out in the table below (based on the liquidation return per participating share described below); and

   . the then market value of the ordinary shares into which the participating shares are convertible, in each case plus accumulated and unpaid dividends from the most recent dividend payment date. Instead of redemption in cash at this price, we may decide to convert the participating shares into the number of ordinary shares into which they are convertible.

                                                                Percentage of
      Year                                                    Liquidation return
      ----                                                    ------------------
     2003-2004...............................................      103.250%
     2004-2005...............................................      102.167%
     2005-2006...............................................      101.083%
     2006 and thereafter.....................................      100.000%

  . Holders of the participating shares are entitled to have their shares redeemed if we are subject to a change of control event for cash at the greater of:

  . 101% of the then liquidation return per share plus accumulated and unpaid dividends from the most recent dividend payment date; and

  . the then market value of the ordinary shares into which the participating shares are convertible.

   Instead of redemption in cash at the market value of the ordinary shares, we may decide to convert the participating shares into the number of ordinary shares into which they are convertible, plus accumulated and unpaid dividends from the most recent dividend payment date.

In addition, if the change of control event takes place within three and a half years from the initial issuance date of the participating shares (December 17, 1999), the participating shareholders are entitled to receive an

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

  amount equal to the dividends that would have been paid on the participating shares up to the date three and a half years after the initial issuance date. We are also obligated to pay a penalty to the holders of the participating shares in certain circumstances if we fail to redeem the participating shares following a change of control event.

  . If by December 17, 2010, the participating shares have not been converted or otherwise redeemed, we are obligated (subject to compliance with applicable laws) to redeem the participating shares for cash at the greater of:

   . the then liquidation return per share plus accumulated and unpaid dividends from the most recent dividend payment date; and

   . the then market value of the ordinary shares into which the participating shares are convertible, plus accumulated and unpaid dividends from the most recent dividend payment date. Instead of redemption in cash at this price, we may decide to convert the participating shares into the number of ordinary shares into which they are convertible.

  . We may redeem the participating shares in limited circumstances before the fourth anniversary of their initial issuance date if we are obligated by law or regulation to make withholdings or deductions of United Kingdom taxes or other charges on payments on the participating shares.

Dividend Policy

   We most recently paid a dividend on our ordinary shares on July 28, 1998. We have paid payment-in-kind dividends on our participating shares quarterly from their initial issuance date in December 1999. We are not currently permitted to pay dividends (other than payment-in-kind dividends on our participating shares) under the credit agreement. Any determination to pay cash dividends after the refinancing of the indebtedness outstanding under the credit agreement will be made by the board of directors in light of our earnings, financial position, capital requirements, credit agreements and other such factors as the board of directors deems relevant. We are an English company and under English law, we are allowed to pay dividends only if we have "distributable profits." As of the date of this document, we do not have any distributable profits.

Dissenters' Rights

   Owners of the old notes will have no dissenters' rights or appraisal rights in connection with this exchange offer.

Limitation on Directors' Liability

   Our articles of association allow us to indemnify our directors, officers and auditor for the time being out of our assets against all costs, charges, expenses, losses or liabilities which he or she may incur performing his or her duties, including liabilities incurred by him or her in defending legal proceedings in which judgment is given in his or her favor or in which he or she is acquitted or in connection with any application in which a court grants relief for the director, officer or auditor from liability for negligence, default, breach of duty or breach of trust in relation to our affairs. English company law imposes restrictions on indemnifying directors, officers and the auditor of a company against liabilities resulting from their own negligence, default or breach of duty, but allows a company to purchase insurance for their directors, officers and auditors against those liabilities.

Transfer Agent

   The transfer agent for the old notes is HSBC Bank USA, 140 Broadway, New York, New York 10005.

Registrar

   The registrar for our ordinary shares is Computershare Services PLC, P.O. Box 82, Caxton House, Redcliffe Way, Bristol BS99 7YA, England.

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

                         BOOK-ENTRY; DELIVERY AND FORM

General

   Both the new 9% notes and the new 10% notes will be represented initially by one or more global notes in bearer form without interest coupons. We will issue the global notes in denominations equal to the outstanding principal amount of the notes that they represent.

   On the closing date of this exchange offer, we will deposit the global notes with HSBC Bank USA (the book-entry depositary). We will make this deposit
pursuant to the terms of note deposit agreements, dated as of       , 2001,
between the book-entry depositary and us, for the limited purposes set forth in the deposit agreement.

   The book-entry depositary will issue a certificateless interest for each global note to DTC. The certificateless interest for each global note will represent a 100% interest in the underlying global note. The book-entry depositary will record the interest in its books and records in the name of Cede & Co., as a nominee of DTC. The records that DTC (with respect to its participants) and its participants maintain in book-entry form will show the beneficial interests in the global notes. Any transfer of the global notes will only be effected through these records. In this prospectus, we refer to the beneficial interests in the global notes as "book-entry interests."

   All interests in the global notes will be subject to the procedures and requirements of DTC.

Definitive Registered Notes

   Under the terms of each of the deposit agreements and the indentures, you, as an owner of book-entry interests in the global notes, will receive definitive registered notes only if any of the three following events occurs:

  . DTC notifies us or the book-entry depositary in writing that it (or its respective nominee) is unwilling or unable to continue to act as a depositary registered under the Securities and Exchange Act of 1934, as amended, and we do not appoint a successor depositary registered as a clearing agency under the Act within 90 days;

  . at any time if we determine that the global notes (in whole but not in part) should be exchanged for definitive registered notes; provided that such exchange is required by (a) any applicable law, (b) any event beyond our control, or (c) payments of interest on any global note, depositary interest or book-entry interest are, or would become, subject to any deduction or withholding for taxes; or

  . the book-entry depositary is at any time unwilling or unable to continue as book-entry depositary and we do not appoint a successor book-entry depositary within 90 days.

   In addition to those circumstances, during the continuance of an event of default, you, as a holder of book entry interests, will be entitled to request and receive definitive registered notes. We will issue the definitive registered notes to you, and register them in your name, or as you direct, only if we receive a request in writing by the book-entry depositary (based upon the instructions of DTC).

   In no event will we issue definitive securities in bearer form. Any definitive registered notes we issue will be fully registered in denominations of $1,000, in principal amount, and integral multiples of $1,000. The trustee will register the definitive registered notes in the name or names that DTC will instruct the trustee to use, through the book-entry depositary. We expect that DTC will base its instructions on directions it receives from participants (including Euroclear and Clearstream) reflecting the beneficial ownership of book-entry interests. To the extent permitted by law, we, the trustee and any paying agent will be entitled to treat the person in whose name any definitive registered note is registered as the absolute owner of the note.

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

   While any global note for the new 9% notes or the new 10% notes is outstanding, you may exchange any definitive registered notes you may have for a corresponding book-entry interest in the appropriate global note by surrendering your definitive registered notes to the book-entry depositary and providing the certificates and opinions that the indentures require. The book-entry depositary will make the appropriate adjustments to the global note underlying that book-entry interest to reflect any issue or surrender of definitive registered notes. The indentures contain provisions relating to the maintenance by a registrar of registers reflecting ownership of definitive registered notes, if any, and other provisions customary for a registered debt security. We will pay principal and interest on each definitive registered note to the holder appearing on the applicable register at his or her address at the close of business on the record date.

   If a mutilated definitive registered note is surrendered to the registrar or if the holder of a note claims that such note has been lost, destroyed or wrongfully taken, we will issue and the trustee will authenticate a replacement note if the holder satisfies any reasonable requirements of the trustees, the registrar or us. If required by the trustee, the registrar or us such holder must provide an indemnity bond or other indemnity, sufficient in the judgment of us, the registrar and the trustee, to protect us, the trustee and any agent from any loss which any of them may suffer if the note is replaced. We may charge such holder for reasonable, out-of-pocket expenses in replacing a note, including reasonable fees and expenses of counsel.

   However, United States holders of definitive registered notes may be entitled to receive a refund of withheld amounts from the United Kingdom Inland Revenue in certain circumstances. See "Material United States Federal and United Kingdom Income Tax Consequences." In addition, if you receive definitive registered notes, you may be entitled to receive additional amounts with respect to those notes. See "Material United States Federal and United Kingdom Income Tax Consequences."

Description of Book-Entry System

   When it receives the global notes, the book-entry depositary will issue the certificateless interest for each of the global notes to DTC representing a 100% interest in the respective underlying global note. The book-entry depositary will issue the certificateless interest by recording the interest in its books and records in the name of Cede & Co., as a nominee of DTC. Ownership of book-entry interests will be limited to persons who have accounts with DTC, including Euroclear and Clearstream ("participants"), or persons who have accounts through organizations that are participants ("indirect participants"). When the book-entry depository issues such interests in the global notes to DTC, DTC will credit, on its internal book-entry registration and transfer system, its participants' accounts with the respective interests owned by each participant. Ownership of book-entry interests will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of indirect participants). No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indentures with respect to the global notes.

   The laws of some countries and some states in the United States may require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to own, transfer or pledge the book-entry interests in the global notes.

   So long as the book-entry depositary, or its nominee, is the holder of the global notes, the book-entry depositary or its nominee, as the case may be, will be considered the sole holder of the global notes for all purposes under the indentures and the notes. Except as we mentioned earlier in this section, participants or indirect participants will not:

  . be entitled to have notes or book-entry interests registered in their names;

  . receive or be entitled to receive physical delivery, of notes or book-entry interests in definitive bearer or registered form; or

  . be considered the owners or holders of the notes or book-entry interests under the indentures.

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

   Accordingly, each person owning a book-entry interest must rely on the procedures of the book-entry depositary and DTC to exercise any rights and remedies of a holder under the indentures. If a person is an indirect participant in DTC, it must also rely on the procedures of the participant in DTC, through which that person owns its interest. If we issue any definitive notes to participants or indirect participants, we will issue them in registered form, as described above. Unless and until book-entry interests are exchanged for definitive registered notes, the certificateless interest that DTC holds may not be transferred except as a whole between DTC or nominees of DTC, between nominees of DTC by DTC, or any such nominee to a successor of DTC or a successor of such nominee.

Payments on the Global Notes

   We will make any payments we owe in respect of the global notes through one or more paying agents to the book-entry depositary as the holder of the global notes. The paying agent will be appointed under the indentures, and initially the paying agents will be the trustee for the new notes. Payment by us to the holder of the relevant notes will validly discharge the relevant payment obligation in respect of those notes for all purposes. All amounts payable under the notes will be payable in United States dollars. Upon receipt of any payment amounts in respect of the global notes, the book-entry depositary will pay those amounts to DTC or its nominee in proportion to their interests, as shown on the book-entry depositary's records.

   We expect that when DTC or its nominee receives any payment made in respect of the global notes, it will credit its participants' accounts with those payments in amounts proportionate to the participants' respective interest in the principal amount of that global note as shown on the records of DTC or its nominee. We expect that payments by participants to owners of book-entry interests held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants.

   Neither we, the book-entry depositary, nor any paying agent will have any responsibility or liability, for any aspect of the records relating to or payments made on account of book-entry interests or for maintaining, supervising or reviewing all records relating to such book-entry interests or beneficial ownership interests.

   Investors may be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them.

Redemption of Global Notes

   In the event that we redeem any global note (or any portion of it), the book-entry depositary will (through DTC) redeem, from the amount it receives in respect of the redemption of that global note, an equal amount of the book-entry interests in that global note. The redemption price payable in connection with the redemption of the book-entry interest will be equal to the amount the book-entry depositary receives in connection with the redemption of the global note (or any portion of it). We understand that under existing DTC practices, if fewer than all of the notes are to be redeemed at any time, DTC will credit participants' amounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as DTC deems fair and appropriate. However, no beneficial interests of less than $1,000 in principal amount at maturity may be redeemed in part.

Transfers

   The book-entry depositary has agreed, pursuant to the deposit agreement, that the global notes will not be transferred except to the successor to the book-entry depositary.

   All transfers of book-entry interests between participants in DTC will be effected by DTC pursuant to customary procedures established by DTC and its participants.


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Action by Owners of Book-Entry Interests

   As soon as practicable after the book-entry depositary receives notice of any solicitation of consents or request for a waiver of other action by the holders of notes, or of any offer to purchase the notes upon a change of control the book-entry depositary will mail to DTC a notice containing:

  . the information contained in the notice the book-entry depositary received;

  . a statement that at the close of business on a specified record date DTC will be entitled to instruct the book-entry depositary as to the consent, waiver or other action, if any, pertaining to those notes; and

  . a statement as to the manner in which those instructions may be given.

   In addition, the book-entry depositary will forward to DTC all materials pertaining to any such solicitation, request, offer or other action. Upon the written request of DTC, the book-entry depositary will take all reasonable steps regarding the requested consent, waiver, offer or other action in respect of the notes in accordance with any instructions set forth in the request. DTC may grant proxies or otherwise authorize DTC participants or indirect participants to provide such instructions to the book-entry depositary so that it may exercise any rights of a holder or take any other actions which a holder is entitled to take under the indentures.

   Under its usual procedures, DTC would mail an omnibus proxy to us and the book-entry depositary assigning Euroclear's and Clearstream's consenting or voting rights to those DTC participants to whose accounts such book-entry interests are credited on a record date. It would mail the omnibus proxy as soon as possible after that record date. The book-entry depositary will not exercise any discretion in granting consents or waivers or taking any other action relating to the indentures.

   DTC has advised us that it will take any action that a holder of notes is permitted to take (including the presentation of notes for exchange as described above) only:

  . at the direction of one or more participants to whose account the DTC interests in the global notes are credited; and

  . in respect of the portion of the aggregate principal amount of notes as to which the participant or participants has or have given direction.

Reports

   The book-entry depositary will immediately send to DTC a copy of any notices, reports and other communications received relating to us, the notes or the book-entry interests.

Notices

   So long as the notes are listed on the Luxembourg Stock Exchange, all notices to holders of the notes, including any notices with respect to the redemption of all or a portion of the notes by us or notices with respect to the redemption of all or a portion of the notes by us or notices with respect to this exchange offer, will be given by publication in a daily newspaper in Luxembourg, which we expect to be the Luxemburger Wort.

   So long as the notes are listed on the Luxembourg Stock Exchange, in the event of a change of control, we will provide notice to holders of the notes of an offer to purchase all notes then outstanding by publication in a daily newspaper in Luxembourg, which we expect to be the Luxemburger Wort.

Business Day

   If the day for any payment of principal, premium, if any, or interest is not a business day in the location of each payment agent, that payment will be made on the next following day that is a business day in each location.

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Action by Book-entry Depositary

   If a default occurs with respect to the notes, or in connection with any other right of the holder of a global note under the indentures, and if the DTC so requests in writing, the book-entry depositary will take any action as will be requested in that notice. The book-entry depositary must be offered reasonable security or indemnity, against the costs, expenses and liabilities that might be incurred by it in compliance with such request by the owners of book-entry interests.

Resignation of Book-entry Depositary

   The book-entry depositary may resign at any time as book-entry depositary by written notice to us and DTC. This resignation would become effective upon the appointment of a successor book-entry depositary, in which case the global notes will be delivered to that successor. If we have not appointed a successor within 90 days, the book-entry depositary may request that we issue definitive registered notes as described earlier in this section.

   If at any time DTC is unwilling or unable to continue as a depositary for the book-entry interests and we do not appoint a successor depositary within 90 days, DTC may request that we issue definitive registered notes in exchange for the book-entry interests.

Expenses of Book-entry Depositary

   We have agreed to indemnify the book-entry depositary against certain liabilities incurred by it and pay the charges of the book-entry depositary as agreed between us and the book-entry depositary.

Amendment and Termination of the Deposit Agreement

   We and the book-entry depositary may amend the deposit agreement without notice to or consent of DTC or any owner of a book-entry interest to:

  . cure any ambiguity, defect or inconsistency (so long as such amendment or supplement does not adversely affect the rights of DTC or any holder of book-entry interests);

  . evidence the succession of another person to us (when a similar amendment with respect to the indentures are being executed) and the assumption by any such successor of our covenants in the indentures;

  . evidence or provide for a successor book-entry depositary;

  . make any amendment, change or supplement that does not adversely affect
    DTC or any owner of book-entry interests;

  . add to our covenants or the covenants of the book-entry depositary;

  . add a guarantor when a guarantor is made a party, to the indentures pursuant to the indentures; or

  . comply with the United States federal and United Kingdom securities laws.

   Except as provided in the deposit agreement, no amendment that adversely affects DTC, and no amendment that adversely affects the holders of book-entry interests may be made without the consent of a majority of the aggregate principal amount of book-entry interests outstanding. Upon the issuance of definitive registered notes in exchange for book-entry interests constituting the entire principal amount of notes, the deposit agreement will terminate. The deposit agreement may be terminated upon the resignation of the book-entry depositary if we do not appoint a successor within 90 days as described earlier in this section.

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Information Concerning DTC, Euroclear and Clearstream

   We understand as follows with respect to DTC, Euroclear and Clearstream:

   DTC is:

  . a limited purpose trust company organized under the New York Banking Law;

  . a banking organization within the meaning of the New York Banking Law;

  . a member of the Federal Reserve System;

  . a clearing corporation within the meaning of the New York Uniform
    Commercial Code; and

  . a clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

   DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a book-entry interest to pledge its interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that some persons take physical delivery of securities in definitive form. Consequently, the ability to transfer book-entry interests to those persons may be limited. In addition, beneficial owners of book-entry interests through the DTC system will receive distributions attributable to the global notes only through DTC participants.

   Euroclear and Clearstream hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. As participants in DTC, Euroclear and Clearstream provide an interface between non-U.S. investors and the United States securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Clearstream participant, either directly or indirectly.

Global Clearance and Settlement Under Book-entry System

   Initial settlement. Initial settlement for the new notes will be made in United States dollars.

   Book-entry interests owned through DTC (other than through accounts at Euroclear or Clearstream) will follow the settlement applicable to United States corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

   Book-entry interests owned through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Book-entry interests will be credited to the securities custody accounts of Euroclear and Clearstream holders on the business day following the settlement date against payment for value on the settlement date.


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   Secondary market trading. The book-entry interests will trade in DTC's Same-
Day Funds Settlement System, and secondary market trading activity in such book-entry interests will therefore settle in same-day funds.

   Since the purchaser determines the place of delivery, it is important to establish at the time of trading of any book-entry interests where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.


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

               MATERIAL UNITED STATES FEDERAL AND UNITED KINGDOM
                            INCOME TAX CONSEQUENCES

Material United States Federal Income Tax Consequences

   The following is a summary of the material federal income tax consequences to you if you tender your old notes in this exchange offer. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, proposed regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively.

   We have not sought and will not seek any rulings from the Internal Revenue Service with respect to the consequences discussed below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the tax consequences of this exchange offer or that any such position would not be sustained. The discussion below is not binding on the Internal Revenue Service or the courts.

   The tax treatment of a holder who tenders old notes in this exchange offer may vary depending on such holder's particular situation or status. This summary is limited to note holders who hold their old notes as capital assets and it does not address aspects of United States federal income taxation that may be relevant to persons who are subject to special treatment under United States federal income tax laws, such as dealers in securities, financial institutions, insurance companies, tax-exempt entities, and persons that hold notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. In addition, the summary does not consider the effect of any applicable foreign, state, or local or other tax laws or estate or gift tax considerations or the alternative minimum tax.

   For purposes of this summary, a "United States Holder" is a holder that exchanges its old notes for cash and/or new notes pursuant to this exchange offer, and that is:

  . a citizen or resident of the United States, including, in some cases, former citizens and former long-time residents;

  . a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision;

  . an estate, if its income is subject to United States federal income taxation; or

  . a trust if (1) a United States court is able to exercise primary supervision over the administration of the trust and (2) one or more United States persons have the authority to control all substantial decisions of the trust.

   A "Non-United States Holder" is a holder that is not a United States Holder and that exchanges its old notes for cash and/or new notes pursuant to this exchange offer.

   Holders of old notes should consult their own tax advisors as to the particular tax consequences to them of tendering old notes in this exchange offer, including the applicability and effect of any state, local or foreign tax laws and of changes in applicable tax laws.

Federal Income Tax Consequences to United States Holders of Participating in this Exchange Offer

   A United States Holder's tax consequences from participation in the exchange offer will depend upon the form of consideration that the holder chooses to receive for tendering the old notes. The exchange of old notes for new notes and/or cash will be a taxable disposition for purposes of United States federal income taxation unless such an exchange qualifies as a recapitalization under section 368(a)(1)(E) of the Code.

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

   Whether an exchange will qualify as a recapitalization will depend in part on whether both the old notes and the new notes received in exchange therefor are considered "securities" for United States federal income tax purposes. The term "security" is not defined in the Internal Revenue Code or the applicable Treasury regulations, and it has not been clearly defined by judicial decisions. Whether a debt instrument is a "security" for United States federal income tax purposes depends upon an overall evaluation of the nature of the debt instrument, with one of the most significant factors being the term of that instrument. Generally, a debt evidenced by a written instrument with an original maturity of 10 years or more constitutes a "security," while a debt with an original maturity of 5 years or less or arising out of the extension of trade credit does not.

   Exchange solely for new 9% notes and/or cash. The exchange of old notes solely for cash and/or new 9% notes will be a taxable event for United States federal income tax purposes. The receipt of new 9% notes in such an exchange will be taxable because the new 9% notes have an original maturity of less than 5 years, and hence should not be considered "securities" for United States federal income tax purposes. A United States Holder making an exchange of old notes solely for cash and/or new 9% notes must therefore generally recognize capital gain or loss equal to the difference between (1) the issue price of the new notes (as discussed below in "Original Issue Discount") plus any cash received and (2) the holder's tax basis in the old notes exchanged therefor. Some or all of any gain recognized may be subject to tax at ordinary income rates if the holder acquired old notes with market discount as discussed below under "Market Discount." Moreover, for purposes of determining the character of any gain or loss as short-term or long-term, the holding period rules will apply to each note that a holder owns on an individual basis, and, therefore, a holder may have different holding periods in old notes acquired at different times.

   A United States Holder's tax basis in the new 9% notes will equal the issue price of the new 9% notes, as defined below under "Original Issue Discount," and the holding period in the new notes will begin on the day following the day of the exchange.

   Exchange solely for new 10% notes. Whether the old notes (with an original term of approximately 7 years) and the new 10% notes (also with a term of approximately 7 years) qualify as securities, and hence whether the exchange of old notes solely for new 10% notes will qualify as a recapitalization, is not entirely clear because the stated original maturity of each instrument is less than 10 years. Moreover, it is arguable that the optional redemption provision operates to change the original maturity date from April 1, 2008 to the day after the fourth anniversary of the initial issue date (i.e., less than 5 years) for purposes of determining whether the new 10% notes are "securities." We believe, however, that the possibility of an optional redemption occurring is remote, primarily because such a redemption would not be permitted under our existing credit agreement and we expect that it will not be permitted under any agreement we enter into to extend or refinance the indebtedness under the credit agreement, and because a payment of a premium is required. It is accordingly the opinion of Altheimer & Gray, our counsel, that such a remote contingency is insufficient to alter the original maturity date of the new 10% notes for purposes of the definition of "security," and that the old notes and the new 10% notes should be treated as "securities" for federal income tax purposes.

   We intend to report the exchange of old notes solely for new 10% notes as a recapitalization based upon the opinion of our counsel that both the old notes and the new 10% notes should be treated as securities for federal income tax purposes. Assuming that this exchange does qualify as a recapitalization, a United States Holder that exchanges old notes for new 10% notes will not recognize loss as a result of the exchange and will recognize gain only if the principal amount of the securities received exceeds the principal amount of the securities surrendered. It is not clear for this purpose whether the term "principal amount" refers to the stated face amount of a debt instrument or its adjusted issue price under the original issue discount provisions of the Code. We believe that the term "principal amount" should refer to the stated face amount of the old notes and the new 10% notes, and accordingly United States Holders exchanging old notes solely for new 10% notes should not recognize any taxable gain. A holder's tax basis in the new 10% notes will equal its tax basis in the old notes surrendered in the exchange, and the holder's holding period for the new 10% notes will include the holding period of the old notes.

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

   Due to the inherently factual nature of the determination of whether a debt instrument is a "security" for federal income tax purposes, the Internal Revenue Service or a court could determine that either or both of the old notes or the new 10% notes do not constitute "securities." In that event, a United States Holder would recognize a capital gain or loss on the exchange equal to the difference between the fair market value of the new notes received, as measured by their issue price (as discussed below under "Original Issue Discount"), and the holder's tax basis in its old notes, subject to the market discount rules discussed below.

   Exchange for a mix of new 10% notes and new 9% notes and/or cash. A United States Holder receiving a mix of new 10% notes and new 9% notes and/or cash may not recognize any loss but could recognize gain on the exchange. This is because the old notes and new 10% notes should constitute securities for federal income tax purposes, and, accordingly, the exchange of old notes for new 10% notes and new 9% notes and/or cash should qualify as a recapitalization. A United States holder will recognize gain (if any) equal to the lesser of (1) the issue price of the new 9% notes (as discussed below in "Original Issue Discount") plus the amount of any cash received, or (2) the gain realized on the exchange. The gain realized will be the excess of (1) the aggregate issue price of all of the new notes plus the amount of any cash received by such holder, over (2) the holder's tax basis in the old notes. Subject to the discussion under "Market Discount" and "Accrued Interest," any gain recognized by a United States Holder will be capital gain. For purposes of determining the character of any gain or loss as short-term or long-term capital gain, the holding period rules will apply to each note that a holder owns on an individual basis, and therefore a holder will have different holding periods in notes that such holder acquired at different times.

   A United States Holder will have an aggregate tax basis in the new 10% notes equal to the holder's tax basis in the old notes, decreased by the amount of money and the issue price of any new 9% notes received, and increased by the amount of gain, if any, recognized on the exchange. A holder's holding period in the new 10% notes will include the period during which the old notes were held, and therefore a holder's holding period in the new notes will not be uniform if old notes were acquired at different times. A holder will have a tax basis in its new 9% notes equal to their issue price, as discussed below, and the holding period in the new 9% notes will begin on the date of exchange.

   If either the old notes or the new 10% notes fail to qualify as securities for federal income tax purposes, a United States Holder exchanging old notes for new 10% notes and new 9% notes and/or cash would recognize capital gain or loss based on the difference between (1) the aggregate issue price of the new notes plus the amount of any cash received, and (2) the United States Holder's tax basis in the old notes exchanged therefor.

Accrued Interest

   We intend to pay in cash the accrued interest on old notes accepted in this exchange offer through, but not including, the date of issuance of the new notes. We intend to allocate the remaining cash or new notes issued in the exchange entirely to the principal of the old notes for purposes of our own tax return and the backup withholding and information reporting rules. Accordingly, in addition to any gain recognized as a result of the exchange, a United States Holder will recognize ordinary income attributable to the cash received as payment for accrued interest on the old notes that was not previously included in the holder's income. United States Holders that have already included the accrued interest in income will not recognize any additional income as a result of the consideration received as payment for accrued interest on the old notes.

Federal Income Tax Consequences to United States Holders of Owning and Disposing of New Notes

   Qualified Stated Interest. A United States Holder will generally be taxed on any "qualified stated interest" on the new notes as ordinary income at the time it is paid or accrued in accordance with the holder's method of accounting for tax purposes. Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments.

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

       New 9% notes. The new 9% notes will pay interest semi-annually in cash at a stated rate of 9% per year on each April 1 and October 1, beginning October 1, 2001. We have the option to make payment in kind interest payments through October 1, 2002. Payment in kind interest payments cannot be qualified stated interest. While the payments after October 1, 2002 will be made in cash, those payments will not constitute qualified stated interest, even if we never exercise the option to make in kind interest payments, because the cash interest payments are not unconditionally payable at least annually throughout the life of the new 9% notes. Therefore, all interest on the new 9% notes will be taxed in accordance with the original issue discount rules and will not be taxed upon payment or accrual as generally required by a holder's normal method of accounting (see "Original Issue Discount").

       New 10% notes. The new 10% notes will pay interest semi-annually in cash at a stated rate of 10% per year on each April 1 and October 1, beginning October 1, 2001. The interest on the new 10% notes will be qualified stated interest. Therefore, a United States Holder owning new 10% notes will generally be taxed on this qualified stated interest at ordinary income rates at the time the interest is paid or accrued in accordance with the holder's method of accounting for federal income tax purposes.

   Original Issue Discount. The new notes will be subject to the original issue discount rules. The original issue discount rules are at issue only for United States Holders who exchange old notes for new notes in the exchange. The original issue discount rules will not affect a holder if the holder receives only cash in exchange for its old notes.

   A note has original issue discount if the note's stated redemption price at maturity exceeds its issue price. The stated redemption price at maturity of a debt obligation is the sum of all payments, whether denominated as interest or principal, required to be made on the debt obligation, other than payments of qualified stated interest. The issue price of a debt obligation is determined based on whether the debt obligation is issued in exchange for cash or other property and whether such debt obligation or the property for which it is exchanged is "publicly traded" as that term is used in the applicable Treasury Regulations. If a new debt obligation is part of an issue a substantial amount of which is issued for cash, the issue price of each new debt obligation in the issue is the first price at which a substantial amount of the debt obligations in the issue is sold for money. If a new debt obligation is issued in exchange for an existing debt obligation and is part of an issue a substantial amount of which is considered publicly traded during the 60-day period ending 30 days after the issue date, then the issue price of the new debt obligation is the fair market value of the new debt obligation as of the issue date. If a substantial amount of an issue of new debt obligations is not publicly traded but is issued in exchange for debt obligations that are publicly traded, then the issue price of each new debt obligation is the fair market value of the publicly traded debt obligation for which the new debt obligations are exchanged, again determined as of the issue date.

   We cannot predict whether the new notes will be considered "publicly traded" (as that term is used in the applicable Treasury Regulations) at any time during the 60-day period ending 30 days after the exchange. This will depend on whether (1) the new notes appear on a system of general circulation that disseminates either recent price quotations of identified brokers, dealers or traders or actual prices of recent sales transactions, or (2) price quotations for the new notes are otherwise readily available from dealers, brokers or traders. If the new notes are considered publicly traded during the relevant period, the issue price of the new notes will be the fair market value of the new notes as of the date of the exchange. If the new notes are not considered publicly traded, the issue price of the new notes will be the fair market value of the old notes, which are considered publicly traded because they are listed on the London Stock Exchange, as of the date of the exchange. The issue price of the new notes will affect the amount of taxable gain or loss, if any, a United States Holder recognizes on the exchange and will affect the amount of original issue discount, if any, that a United States Holder must include in income. We will file the appropriate information return as required by the Treasury Regulations disclosing our determination of the issue price.

   Except as described below under "Acquisition Premium," "Market Premium," and "Amortizable Bond Premium," each United States Holder of a new note must include in gross income a portion of the original

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

issue discount that accrues on the new note during each taxable year, beginning with the date the new note is acquired, determined by using a constant yield to maturity method, regardless of whether the holder receives cash payments attributable to this original issue discount. The original issue discount included in income for each year will be calculated under a compounding formula that will result in the allocation of less original issue discount to the earlier years of the term of the new note and more original issue discount to later years. Cash payments received by a holder, other than qualified stated interest payments, are not taxable. The holder's tax basis in the note is increased by the amount of original issue discount included in income and decreased by the amount of any cash payments (other than qualified stated interest) received.

   Application of original issue discount rules to new 9% notes. As discussed above, the new 9% notes will not have any qualified stated interest (see "Qualified Stated Interest" above). Therefore, the new 9% notes will have original issue discount in an amount that is at least equal to the amount of all interest payable on the new 9% notes. The new 9% notes will likely have additional original issue discount because the issue price of the new 9% notes is likely to be less than the amount payable upon the maturity of those notes. For purposes of determining the amount of original issue discount of the new 9% notes, each new 9% note and any notes issued as a payment in kind interest payment on that new 9% note will be aggregated and treated as part of the same debt obligation.

   The amount of original issue discount on a note and the yield used to determine the amount of income holders are required to include each year may be affected by contingencies in the terms of note. However, payments which are contingent in time or amount will not be taken into account for purposes of original issue discount calculations if such contingencies are remote or incidental. The new 9% notes are subject to (i) an optional redemption by us at any time for their principal amount plus any accrued and unpaid interest, (ii) prepayment at the option of holders in the event of an Asset Sale, after several other conditions (e.g., payment of senior debt) are met, as described in "Terms of the New Notes," and (iii) a put right of the holder in the event of a change in control for 101% of the principal plus accrued and unpaid interest. We intend to take the position that the likelihood of our making an optional redemption or prepayment or the put rights being exercised is remote, and hence that these contingencies should not affect the amount of original issue discount on the new 9% notes. Our determination that a contingency is either remote or incidental is binding on holders, unless they explicitly disclose a different determination to the Internal Revenue Service, generally on a statement attached to a timely filed federal income tax return for the tax year of the acquisition of the note. Because our conclusion regarding the treatment of these payments as remote or incidental is not free from doubt, holders should consult their tax advisors on this issue.

   A United States Holder that exchanges old notes for new 9% notes will generally be required to include original issue discount on the new 9% notes in income under the rules described above. Such a holder generally would not be eligible to reduce the amount of original issue discount to be included in income under the rules applicable to notes having premium or acquisition premium (see below).

   Application of original issue discount rules to new 10% notes. The new 10% notes will likely have original issue discount because the issue price of the new 10% notes will likely be lower than their stated redemption price at maturity (i.e., their stated principal amount). As discussed above, the amount of original issue discount, and the yield used to determine the amount of income holders are required to include each year, could be affected by contingencies in the terms of the new 10% notes. The new 10% notes are subject to (i) optional redemption by us (full or partial) at any time on or after April 1, 2005 for their principal amount and possibly a premium, plus accrued and unpaid interest, (ii) optional redemption by us of up to 35% of the aggregate principal amount of the new 10% notes for 110% of the principal, plus accrued and unpaid interest, provided we use any net cash proceeds from any equity offering to fund such redemption, (iii) optional redemption in whole (but not in part) at any time for their principal amount, plus accrued but unpaid interest, if we are required to withhold or deduct any amount for payment to any United Kingdom government entity, and (iv) a put right of the holder in the event of a change of control for 101% of the principal plus accrued and unpaid interest. We intend, however, to take the position that these contingencies qualify as being remote and incidental, and hence that they will not affect the amount of original issue discount on the new 10% notes. As previously discussed, this determination is binding on holders unless they disclose a contrary determination.

   Because the new 10% notes will likely be issued with original issue discount, holders of the new 10% notes will generally be required to include that original issue discount in income under the rules described above. United States holders receiving new 10% notes in exchange for old notes may, however, be eligible to exclude some or all of the original issue discount they would otherwise be required to report under the rules applicable to debt instruments having acquisition premium or premium. See "Acquisition Premium" and "Amortizable Bond Premium."

   Acquisition Premium. A note has "acquisition premium" if a holder's adjusted tax basis in the note immediately after acquisition exceeds its adjusted issue price but is less than or equal to the sum of all amounts payable on the note after its acquisition by the holder other than qualified stated interest. If a United States Holder acquires a note with acquisition premium, the amount of original issue discount that the holder must include in income is generally reduced by the amount of the original issue discount multiplied by a fraction, the numerator of which is the excess of the holder's adjusted tax basis in the note immediately after its acquisition over its adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on the note after it is acquired by the holder (other than qualified stated interest) over the adjusted issue price (called the "acquisition premium fraction").

   For example, if a United States Holder purchased old notes at their stated principal amount and exchanges the old notes solely for new 10% notes, the holder's basis in the old notes (which generally will equal their stated principal amount) will carry over to the new 10% notes and will not be altered by the exchange (because the holder will not recognize gain or loss on the exchange if our determination that the new 10% notes constitute securities is accurate). Therefore, the holder's adjusted basis in the new 10% notes will generally be greater than their adjusted issue price (which is either the fair market value of the new notes or the fair market value of the old notes) and be equal to the sum of all amounts payable after acquisition of the new 10% notes other than qualified stated interest (i.e., their stated principal amount). The holder will therefore acquire the new 10% notes at an acquisition premium, and the amount of original issue discount that the holder must include in income will be consequently reduced by the amount of the original issue discount multiplied by the acquisition premium fraction. Under these circumstances, the holder will likely have an acquisition premium fraction of one and therefore not be required to include any original issue discount in income.

   As an alternative to applying the acquisition premium fraction, a holder of a new note with acquisition premium may elect to reduce original issue discount accruals by treating the new note as having an issue price equal to the holder's adjusted basis immediately after acquisition of the note and applying the mechanics of the constant yield method (a "constant yield election"). United States Holders should consult their tax advisors concerning the desirability and effects of making such an election.

   Amortizable Bond Premium. A United States holder will be considered to have acquired a new note with "amortizable bond premium" if the holder's adjusted basis in the new note immediately after its acquisition is greater than the sum of all amounts payable on the note after the acquisition date (other than qualified stated interest). In such a case, the holder is not required to include any original issue discount in income.

   A holder of a note with amortizable bond premium may elect to amortize the premium over the remaining term of the note, based on the holder's yield to maturity with respect to the note as determined under applicable Code provisions. A holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in the holder's income with respect to the note in that accrual period. Under Treasury Regulations, if the amortizable bond premium allocable to an accrual period exceeds the amount of qualified stated interest allocable to the accrual period, the excess would be allowed as a deduction for the accrual period, but only to the extent of the holder's prior interest inclusions on the note. Any excess is generally carried forward and allocable to the next accrual period. An election to amortize bond premium generally applies to all taxable debt obligations held by the holder during or after the taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service. If a holder makes a constant yield election (as described above under "Acquisition Premium") for a note with amortizable bond premium, the holder will be deemed to make the election to amortize bond premium for all of the holder's debt instruments with amortizable bond premium, which election may not be revoked unless approved by the Internal Revenue Service.

   Market Discount. If a United States Holder acquires a note subsequent to its original issuance for an amount that is less than its adjusted issue price, the note will be considered to have "market discount" equal to that difference (unless the difference is less than a de minimis amount). A United States Holder is required to treat any gain recognized on the disposition of a note having market discount as ordinary income to the extent of the market discount that accrued on the note while held by the holder. Alternatively, the United States Holder may elect to include market discount in income currently over the life of the note. This election will apply to all market discount notes the holder acquires on or after the first day of the first taxable year to which the election applies and is revocable only with the consent of the Internal Revenue Service. Market discount accrues on a straight-line basis unless the holder elects to accrue the market discount on a constant yield method. A constant yield election will apply only to the notes to which it is made and is irrevocable. Unless a United States Holder elects to include market discount, if any, in income on a current basis, the holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the note.

   Applying the market discount rules to this exchange offer, if a United States Holder acquired its old notes at a market discount, did not elect to include market discount in income currently, and exchanges those old notes for new notes and/or cash, any gain that the holder recognizes on the exchange will be treated as ordinary income to the extent of the market discount accrued on the old notes but not yet included in income. The exact amount of the accrued market discount that such a holder would be required to recognize as ordinary income would depend on which accrual method the holder selected. In the case of a holder receiving new 10% notes in the exchange, any market discount that is not recognized by the holder (e.g., because the exchange qualifies as a recapitalization and the accrued market discount exceeds the gain the holder is required to recognize) will likely carry over to, and be treated as, market discount on the holder's new 10% notes. The Internal Revenue Service has not issued regulations on this point, however, and therefore holders should consult their tax advisors concerning the effect of the market discount provisions and the associated elections.

   Sale, Exchange and Retirement of New Notes. Subject to the discussion above under "Market Discount," when a United States Holder disposes of a new note, the holder generally will recognize capital gain or loss equal to the difference between:

     (1) the amount of cash and the fair market value of any property received, except to the extent that amount is attributable to accrued and unpaid interest which is taxable as ordinary income; and

     (2) the holder's adjusted tax basis in the new note.

   The capital gain or loss generally will be long-term capital gain or loss if the holding period of the new note exceeds one year at the time of the disposition. Some noncorporate taxpayers, including individuals, are eligible for preferential rates of taxation of long-term capital gain. The deductibility of capital losses is subject to limitations.

   A United States Holder's adjusted basis in the new notes at the time of such disposition will be equal to the basis initially allocated to the new notes, increased by any original issue discount and market discount previously included in income by the holder, and reduced by any principal and other payments not treated as qualified stated interest that the holder receives.

   While the law is not clear, a United States Holder may be required to apply the rules discussed in "Original Issue Discount," "Market Discount," and "Acquisition Premium" to each note that a holder owns on an individual basis rather than to a holder's notes in the aggregate. A United States Holder may therefore be required to apply different rules to notes acquired at different times.

   Foreign Tax Credit Considerations--Effect of United Kingdom Withholding Taxes. For purposes of the United States foreign tax credit limitations, original issue discount with respect to the new notes will be foreign source income and will generally be "passive income" (or "financial services income" in the hands of certain persons engaged in financial businesses). In addition, in the event that payments on the notes become subject to United Kingdom withholding taxes and we accordingly are required to pay additional amounts, such payments generally will be treated as additional ordinary income. United States Holders will be treated as actually receiving any amount withheld by us from a payment with respect to notes and then as having paid over such amount to the United Kingdom taxing authorities. As a result, the amount includible in the income of a United States Holder for United States federal income tax purposes may be greater than the amount actually received by such United States Holder from us with respect to such payment. In general, for foreign tax credit limitation purposes, gain or loss realized upon sale or other disposition of the notes by a United States Holder will be United States source income or loss, as the case may be. Subject to certain limitations, a United States Holder will generally be entitled to a credit against its United States federal income tax liability, or deduction in computing its United States federal taxable income, in respect of United Kingdom income taxes withheld by us.

   United States Holders should consult their own tax advisors as to the consequences of United Kingdom withholding taxes and the availability of a foreign tax credit or deduction.

   Information Reporting and Backup Withholding. In general, information reporting requirements will apply with respect to payment of principal and interest on notes to non-corporate United States Holders and with respect to proceeds received by non-corporate United States Holders upon a sale of notes. Backup withholding at a rate of 31% will generally apply to such payments if the United States Holder fails to provide an accurate taxpayer identification number or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

Federal Income Tax Consequences to Non-United States Holders

   The following discussion is limited to the United States federal income tax consequences relevant to Non-United States Holders.

   In general, payments of principal, premium (if any) and interest (including original issue discount) on the new notes will not be subject to United States federal income tax, including United States withholding tax, if paid to a Non-United States Holder, unless, in the case of interest (including original issue discount) the Non-United States Holder is:

  . a corporation that is an insurance company carrying on a United States trade or business to which the interest (including original issue discount) is attributable within the meaning of the Code; or

  . an individual or corporation with an office or other fixed place of business in the United States to which the interest is attributable, the interest either is derived in the active conduct of a banking, financing or similar business within the United States or is received by a corporation, the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

   Gain realized on the sale, retirement or other disposition of notes by a Non-United States Holder including on the disposition of old notes in the exchange, will not be subject to United States federal income tax, including withholding tax, unless their gain is required to be recognized for US. federal income tax purposes and:

  . the gain is effectively connected with the conduct by such holder of a trade or business within the United States; or

  . in the case of an individual, the holder has been present in the United
    States for 183 days or more during the taxable year of the sale or retirement and certain other conditions are satisfied.

   Information reporting and backup withholding requirements. Under current law, information reporting and backup withholding will not apply to payments of principal, premium (if any) and interest (including original issue discount) made by a United States paying agent to a Non-United States Holder of a note, provided that:

  . the beneficial owner of such note certifies to such paying agent, under penalties of perjury, that it is not a United States Holder and provides its name and address; or

  . a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the notes certifies to such paying agent under penalties of perjury that such statement has been received from the beneficial owner of such note by it or by a financial institution between it and the beneficial owner and furnishes such paying agent with a copy thereof;

and, in either case, such paying agent does not have actual knowledge that such beneficial owner is a United States person.

   Payments of the proceeds from the sale by a Non-United States Holder of a note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

   Payments of the proceeds from the sale by a Non-United States Holder of a note made to or through a non-United States office of a broker will not be subject to information reporting or backup withholding unless the broker is a:

  . United States person (including a foreign branch or office of such person);

  . controlled foreign corporation for United States federal income tax purposes;

  . foreign partnership, one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership or, if it is engaged in the conduct of a trade or business in the United States;

  . foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

  . a United States branch of a foreign bank or a foreign insurance company;

in which case, information reporting may apply to such payments.

   Amounts withheld under the backup withholding rules do not constitute a separate United States federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the Non-United States Holder's United States federal income tax liability, if any, provided that the required information or appropriate claim for refund is filed with the Internal Revenue Service.

   The foregoing discussion may not apply to all new note holders. Holders should therefore consult their own tax advisors as to the tax consequences to them of acquiring, holding or disposing of the new notes.

Material United Kingdom Income Tax Consequences

   The following summary describes certain general United Kingdom tax consequences of this exchange offer. It relates only to persons who are the absolute beneficial owners of their old notes and does not deal with special situations, such as those of dealers in securities. The statements regarding United Kingdom tax set forth below are (with the exception of the section entitled "Withholding Taxes") based on United Kingdom tax laws as in force on the date of this document and United Kingdom Inland Revenue practice as at that date and such provisions may be repealed, revoked or modified possibly with retrospective effect, so as to result in United Kingdom tax consequences different from those discussed below. Noteholders will need to consult their own tax advisers covering the United Kingdom tax consequences in light of their particular situations.

Withholding Taxes

   The European Union is currently considering proposals for a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State, subject to the right of certain Member States to opt instead for a withholding system for a transitional period in relation to such payments and subject to the proposals not being required to be applied to notes issued before March 1, 2001. The proposals are not yet final, as they may be subject to further amendment and/or clarification.

   Payments of interest on the new notes after April 1, 2001, may be made without withholding or deduction for or on account of United Kingdom income tax provided that, at the time of payment, the new notes are listed on a recognized stock exchange, as defined in section 841 of the United Kingdom Income and Corporation Taxes Act (the Luxembourg Stock Exchange on which the new notes will be listed is currently recognized for these purposes).

   In all cases falling outside the exemption described above, United Kingdom interest on the notes may be paid under deduction of United Kingdom income tax at the lower rate (currently 20 per cent), subject to such relief as may be available under the provisions of any applicable double taxation treaty.

   Interest on the new notes will constitute a United Kingdom source income for United Kingdom tax purposes and, as such, may be subject to income tax by direct assessment even where paid without withholding. However, interest with a United Kingdom source received without deduction or withholding on account of United Kingdom tax will not be chargeable to United Kingdom tax in the hands of a noteholder who is not resident for tax purposes in the United Kingdom unless that noteholder carries on a trade, profession or a vocation in the United Kingdom through a United Kingdom branch or agency in connection with which the interest is received or to which the Notes are attributable. There are exemptions for interest received by certain categories of agent (such as some brokers and investment managers).

Tax Treatment of United Kingdom Corporation Tax Payers

   For corporate note holders within the charge to United Kingdom corporation tax, the new notes will constitute "qualifying corporate bonds" and accordingly, no chargeable gain or loss will arise on the disposal of the new notes. A noteholder which is a company within the charge to corporation tax will generally be charged to (or, as the case may be, eligible for relief from) United Kingdom corporation tax on income in respect of all profits, gains and losses arising from its holding or disposal of the new notes. These profits, gains or loses will in general be computed for each accounting period (or part period), on either an accruals or mark-to-market basis, broadly in accordance with the holder's statutory accounting treatment, provided that such treatment is, in the circumstances, authorized for the purposes of, and in accordance with the requirements of, the taxation legislation relating to loan relationships.

   The exchange of old notes for cash or new notes will constitute a disposal of the old notes for the purposes of United Kingdom corporation tax on chargeable gains. For corporate noteholders within the charge to United Kingdom corporation tax the old notes will probably not constitute qualifying corporate bonds and accordingly:

  (a) any amounts relating to interest will be dealt with as described above for the new notes; and

  (b) the exchange of the old notes for cash or new notes will be as described below for noteholders other than companies within the charge to United Kingdom corporation tax, save that indexation allowance will be available up to the month of disposal, rather than ceasing in April 1988.

Tax treatment of other United Kingdom Tax Payers

 Exchange of old notes for cash

   For note holders other than companies within the charge to corporation tax, the old notes do not constitute "qualifying corporate bonds" and accordingly the exchange of old notes for cash will constitute a disposal or part disposal of the old notes for the purposes of the Taxation of Chargeable Gains Act 1992 ("TCGA") which may, depending on the holder's particular circumstances (including the availability of exemptions and allowable losses) give rise to a chargeable gain or allowable loss for the purpose of United Kingdom taxation of chargeable gains equal to the difference between (1) the original cost to the holder of acquiring the old notes and (2) the cash received. Indexation allowance on that cost should be available (when calculating a chargeable gain but not an allowable loss) in respect of the period of ownership of the old notes up to April 1998. Thereafter, taper relief may be available to reduce the amount of the chargeable gain.

 Exchange of old notes for new notes

   It is likely that the exchange of old notes for new notes will constitute a disposal of the old notes for the purposes of United Kingdom tax on chargeable gains which may give rise to a chargeable gain or allowable loss equal to the difference between the (1) original cost to the holder of acquiring the old notes, adjusted by reference to the indexation allowance and taper relief (see above) and (2) the market value of the new notes.

   The exchange of old notes for new notes may not constitute a disposal for the purposes of the TCGA. This will depend on whether the exchange constitutes a "conversion of securities" for United Kingdom capital gains tax purposes. If it can be shown that the exchange constitutes a "conversion of securities," a note holder will not be treated as having made a disposal of his notes to the extent he receives new notes in exchange for his old notes. Any gain or loss which would otherwise have arisen on a disposal of the old notes will be "rolled over" into the new notes and the new notes will be treated as the same asset as the old notes, acquired at the same time and for the same consideration as he acquired his notes. However, it is unlikely that the Inland Revenues would accord it this treatment.

                                 LEGAL MATTERS

   The validity of the new notes and certain other legal matters have been passed upon for us by Altheimer & Gray, Chicago, Illinois. The information set out in the section headed "Material United Kingdom Income Tax Consequences" has been passed upon for us by Clifford Chance Limited Liability Partnership.

                                    EXPERTS

   The consolidated financial statements of Danka Business Systems PLC as of March 31, 2000 and 1999, and for each of the years in the three-year period ended March 31, 2000, have been included in this Prospectus and Registration Statement in reliance upon the report of KPMG Audit Plc, Chartered Accountants, included in this Prospectus and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are currently subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at:

          Room 124                 Room 1400                 13th Floor
   450 Fifth Street, S.W.   Northwest Atrium Center   Seven World Trade Center
      Judiciary Plaza       500 West Madison Street   New York, New York 10048
   Washington, D.C. 20549   Chicago, Illinois 60661

   Copies of material can be obtained at prescribed rates from the Public Reference Section of the SEC at:

                             450 Fifth Street, N.W.
                                Judiciary Plaza
                             Washington, D.C. 20549

   The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. Our ordinary shares are quoted for trading on the London Stock Exchange.

   You may request copies of the documents that we have filed with the SEC. Requests should be directed to:

                           Danka Business Systems PLC
                            11201 Danka Circle North
                         St. Petersburg, Florida 33716
                                Attn: Treasurer
                           Telephone: (727) 578-4766

   In order to assure timely delivery of the requested materials before the expiration of this exchange offer, any request should be made prior to March 10, 2001.

   The dealer manager, exchange agent and information agent will answer questions from you with respect to this exchange offer solely by reference to the terms of this prospectus. You may contact the dealer manager, exchange agent and information agent at the addresses and telephone numbers below. If you have questions regarding the mechanics of this exchange offer, you should contact the exchange agent or information agent.

                                 Dealer Manager
                         Banc of America Securities LLC
                       100 North Tryon Street, 7th Floor
                        Charlotte, North Carolina 28255
                     Attention: High Yield Special Products
                            (704) 388-1457 (collect)
                           (888) 292-0070 (toll free)

                                 Exchange Agent
                                 HSBC Bank USA
                                One Hanson Place
                                  Lower Level
                            Brooklyn, New York 11243
                           (718) 488-4475 (telephone)
                           (718) 488-4488 (facsimile)

                               Information Agent
                             D.F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005
                Banks and Brokers, call collect: (212) 269-5550
                     Others, call toll free: (800) 769-4414

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Auditor's Report.............................................   F-1

Consolidated Statements of Operations for the years ended March 31, 1998,
 1999 and 2000...........................................................   F-2

Consolidated Balance Sheets as of March 31, 1999 and 2000................   F-3

Consolidated Statements of Cash Flow for the years ended March 31, 1998,
 1999 and 2000...........................................................   F-4

Consolidated Statements of Shareholders' Equity for the years ended March
 31, 1998, 1999 and 2000.................................................   F-5

Notes to the Consolidated Financial Statements for the years ended March
 31, 1998, 1999 and 2000.................................................   F-6

Unaudited Consolidated Statements of Operations for the nine months ended
 December 31, 1999 and 2000..............................................  F-26

Unaudited Consolidated Balance Sheets as of March 31, 2000 and December
 31, 2000................................................................  F-27

Unaudited Consolidated Statements of Cash Flow for the nine months ended
 December 31, 1999 and 2000..............................................  F-28

Unaudited Consolidated Statements of Shareholders' Equity for the nine months ended December 31, 1999 and 2000.................................  F-29

Notes to the Unaudited Consolidated Financial Statements for the nine months ended December 31, 1999 and 2000.................................  F-30

                          INDEPENDENT AUDITOR'S REPORT

To the Members of Danka Business Systems PLC

   We have audited the consolidated balance sheets of Danka Business Systems PLC and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 2000. These consolidated financial statements are the responsibility of the group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom and the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the aforementioned consolidated financial statements present fairly in all material respects the financial position of Danka Business Systems PLC and subsidiaries as of March 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2000 in conformity with generally accepted accounting principles in the United States.

KPMG Audit Plc
Chartered Accountants
Registered Auditor
London, England

May 26, 2000

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (For the years ended March 31, 1998, 1999 and 2000)

                                               For the years ended March 31
                                             ---------------------------------
                                        Note    1998       1999        2000
                                        ---- ---------- ----------  ----------
                                             (In thousands, except per share
                                                         amounts)
Revenue:
  Retail equipment sales...............      $  993,882 $  764,598  $  742,084
  Retail service, supplies and
   rentals.............................       2,071,812  1,924,492   1,648,069
  Wholesale............................         257,042    208,130     105,469
                                             ---------- ----------  ----------
    Total Revenue......................       3,322,736  2,897,220   2,495,622
                                             ---------- ----------  ----------
Costs and Operating Expenses:
  Cost of retail equipment sales.......         672,590    591,939     523,993
  Special charges, cost of retail
   equipment sales.....................   7      10,000     30,709         --
  Retail service, supplies and rental
   costs...............................       1,260,895  1,190,990   1,014,401
  Special charges retail service,
   supplies and rental costs...........   7         --      27,144         --
  Wholesale costs of revenue...........         207,906    179,138      86,815
  Special charges, wholesale costs of
   revenue.............................   7         --         514         --
  Selling, general and administrative
   expenses............................         941,707    919,897     738,319
  Special charges, general and
   administrative expenses.............   7         --      16,805         --
  Amortization of intangible assets....          21,232     19,714      14,258
  Write-off of goodwill and other long-
   lived assets........................   7         --     109,474         --
  Commitment to Kodak under R&D
   agreements..........................          50,000     53,434         --
  Restructuring charges (credits)......   7      11,000     40,818      (4,148)
                                             ---------- ----------  ----------
    Total costs and operating
     expenses..........................       3,175,330  3,180,576   2,373,638
                                             ---------- ----------  ----------
Earnings (Loss) From Operations........         147,406   (283,356)    121,984
Interest expense and other, net........   5      64,214     74,197     107,631
                                             ---------- ----------  ----------
Earnings (Loss) Before Income Taxes....          83,192   (357,553)     14,353
Provision (benefit) for income taxes...   9      30,958    (62,773)      4,019
                                             ---------- ----------  ----------
Net Earnings (Loss)....................      $   52,234 $ (294,780) $   10,334
                                             ========== ==========  ==========
Basic Earnings (Loss) Per ADS:           11
  Income available to common
   shareholders per ADS................      $     0.92 $    (5.18) $     0.10
  Weighted average ADSs................          56,799     56,915      57,624
                                             ---------- ----------  ----------
Diluted Earnings (Loss) Per ADS:         11
  Income available to common
   shareholders per ADS................      $     0.90 $    (5.18) $     0.10
  Weighted average ADSs................          57,841     56,915      58,525
                                             ---------- ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS
                        (As of March 31, 1999 and 2000)

                                                             At March 31
                                                        ----------------------
                                                   Note    1999        2000
                                                   ---- ----------  ----------
                                                        (In thousands, except
                                                         per share amounts)
                      ASSETS
Current Assets:
  Cash and cash equivalents.......................      $   66,095  $   64,861
  Accounts receivable, net of allowance for
   doubtful accounts of $42,188 (1999--$61,266)...         571,470     527,793
  Inventories.....................................         356,139     328,290
  Prepaid expenses, deferred income taxes and
   other current assets...........................          56,951      81,837
  Assets of business held for sale................   2      62,791         --
                                                        ----------  ----------
    Total Current Assets..........................       1,113,446   1,002,781
                                                        ----------  ----------
Equipment on operating leases, net................   3     264,625     199,551
Property and equipment, net.......................   4      92,963      92,614
Intangible assets:
  Goodwill, net of accumulated amortization of
   $63,404 (1999--$52,697)........................   7     334,964     305,043
  Noncompete agreements, net of accumulated
   amortization of $9,264 (1999--$8,650)..........           2,477       1,863
  Deferred income taxes and other assets..........   9      96,667      65,845
                                                        ----------  ----------
    Total Assets..................................      $1,905,142  $1,667,697
                                                        ==========  ==========
       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt and notes
   payable........................................   5      89,732      86,776
  Accounts payable................................         162,294     178,870
  Accrued expenses and other current liabilities..         333,446     229,472
  Deferred revenue................................          51,818      40,045
  Liabilities of business held for sale...........   2      17,240         --
                                                        ----------  ----------
    Total Current Liabilities.....................         654,530     535,163
                                                        ----------  ----------
6.75% convertible subordinated notes..............   5     200,000     200,000
Long-term debt and notes payable, less current
 maturities.......................................   5     852,415     515,406
Deferred income taxes and other long-term
 liabilities......................................   9      27,033      32,536
                                                        ----------  ----------
    Total Liabilities.............................       1,733,978   1,283,105
                                                        ----------  ----------
6.50% Convertible Participating Shares--
 Redeemable:
  $1.00 stated value; 500,000 authorized; 220,320
   issued and outstanding.........................             --      207,878
                                                        ----------  ----------
Shareholders' Equity:
  Ordinary Shares 1.25 pence stated value;
   500,000,000 authorized; 234,573,862 issued
   outstanding (1999--228,067,865)................  12       4,758       4,892
  Additional paid-in capital......................         304,436     317,056
  Accumulated deficit.............................         (72,815)    (66,226)
  Accumulated other comprehensive (loss) income...         (65,215)    (79,008)
                                                        ----------  ----------
    Total Shareholders' Equity....................         171,164     176,714
                                                        ----------  ----------
Commitments and contingencies.....................  13
                                                        ----------  ----------
    Total Liabilities and Shareholders' Equity....      $1,905,142  $1,667,697
                                                        ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOW
              (For the years ended March 31, 1998, 1999 and 2000)

                                                For the years ended March 31
                                                -------------------------------
                                                  1998       1999       2000
                                                ---------  ---------  ---------
                                                       (In thousands)
Operating Activities
 Net earnings (loss)..........................  $  52,234  $(294,780) $  10,334
 Adjustments to reconcile net earnings (loss)
  to net cash provided by operating
  activities:
  Depreciation and amortization...............    171,273    163,321    160,292
  Loss on sale of property and equipment and
  equipment on operating leases...............      2,306     13,968     17,524
 Proceeds from sale of equipment on operating
  leases......................................     35,087     33,289     16,921
 Restructuring and other special charges......     21,000    225,464     (4,148)
 Loss on sale of Omnifax business.............        --         --       2,061
 Changes in assets and liabilities, net of
  effects from the purchase of subsidiaries
  and the assets and liabilities of business
  held for sale:
  Accounts receivable.........................     (4,153)    27,672     23,828
  Inventories.................................      4,706     94,943     14,693
  Prepaid expenses, deferred income taxes and
   other current assets.......................      2,992    (44,051)   (29,348)
  Deferred income taxes and other noncurrent
   assets.....................................     (5,544)     7,718     35,955
  Accounts payable............................    (28,521)  (136,702)    38,313
  Accrued expenses and other current
   liabilities................................   (114,185)   (12,783)   (99,095)
  Deferred revenue............................      2,149     (7,847)   (11,165)
  Deferred income taxes and other long-term
   liabilities................................     32,047    (33,648)     4,394
                                                ---------  ---------  ---------
  Net Cash Provided by Operating Activities...    171,391     36,564    180,559
                                                ---------  ---------  ---------
Investing Activities
 Capital expenditures.........................   (189,133)  (191,054)  (126,879)
 Proceeds from sale of property and
  equipment...................................     10,034      2,913      3,960
 Proceeds from sale of Omnifax................        --         --      45,000
 Purchase of subsidiaries, net and proceeds
  from $100.0 million settlement in fiscal
  1998 related to fiscal 1997 acquisition.....    106,558     (1,919)      (733)
 Payment for purchase of noncompete
  agreements..................................     (2,758)      (280)      (178)
                                                ---------  ---------  ---------
  Net Cash Used in Investing Activities.......    (75,299)  (190,340)   (78,830)
                                                ---------  ---------  ---------
Financing Activities
 Net (payments) borrowings under line of
  credit agreements...........................   (120,512)   196,433   (307,383)
 Principal payments on other long-term debt...     (6,650)    (4,983)    (4,004)
 Proceeds from stock options exercised........      2,586        251         87
 Capital contributions from the issuance of
  participating shares........................        --         --     205,223
 Dividends....................................    (10,623)    (5,952)       --
                                                ---------  ---------  ---------
  Net Cash (Used in) Provided by Financing
   Activities.................................   (135,199)   185,749   (106,077)
                                                ---------  ---------  ---------
Effect of Exchange Rates......................       (115)      (531)     3,114
                                                ---------  ---------  ---------
  Net Increase (Decrease) in Cash and Cash
   Equivalents................................    (39,222)    31,442     (1,234)
                                                ---------  ---------  ---------
Cash and Cash Equivalents, Beginning of
 Period.......................................     73,875     34,653     66,095
                                                ---------  ---------  ---------
Cash and Cash Equivalents, End of Period......  $  34,653  $  66,095  $  64,861
                                                =========  =========  =========
Supplemental Disclosures
Cash flow information:
 Interest paid................................     58,992     76,288     99,635
 Income taxes paid............................     13,064     10,902      9,151
                                                ---------  ---------  ---------

   The accompanying notes are an integral part of these consolidated financial statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
              (For the years ended March 31, 1998, 1999 and 2000)

                                                Retained    Accumulated
                                   Additional   earnings       other
                          Ordinary  paid-in   (accumulated comprehensive
                           shares   capital     deficit)   (loss) income   Total
                          -------- ---------- ------------ ------------- ---------
                                               (In thousands)
Balances at March 31,
 1997...................   4,734    $301,623   $ 186,306     $(26,932)   $ 465,731
Net earnings............     --          --       52,234          --        52,234
Currency translation
 adjustment.............     --          --          --       (29,621)     (29,621)
                                                                         ---------
  Comprehensive income..                                                    22,613
Dividends...............     --          --      (10,623)         --       (10,623)
Shares issued under
 employee option plans..      12       2,574         --           --         2,586
                           -----    --------   ---------     --------    ---------
Balances at March 31,
 1998...................   4,746     304,197     227,917      (56,553)     480,307
Net loss................     --          --     (294,780)         --      (294,780)
Currency translation
 adjustment.............     --          --          --        (8,662)      (8,662)
                                                                         ---------
  Comprehensive loss....                                                  (303,442)
Dividends...............     --          --       (5,952)         --        (5,952)
Shares issued under
 employee option plans..      12         239         --           --           251
                           -----    --------   ---------     --------    ---------
Balances at March 31,
 1999...................   4,758     304,436     (72,815)     (65,215)     171,164
Net earnings............     --          --       10,334          --        10,334
Currency translation
 adjustment.............     --          --          --       (13,793)     (13,793)
                                                                         ---------
  Comprehensive loss....                                                    (3,459)
Shares issued under
 employee stock and
 option plans...........     134      11,531         --           --        11,665
Dividends, accretion and
 beneficial conversion
 of participating
 shares.................     --        1,089      (3,745)         --        (2,656)
                           -----    --------   ---------     --------    ---------
Balances at March 31,
 2000...................   4,892     317,056     (66,226)     (79,008)     176,714
                           =====    ========   =========     ========    =========


  The accompanying notes are an integral part of these consolidated financial statements.

                           DANKA BUSINESS SYSTEMS PLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (For the years ended March 31, 1998, 1999 and 2000)

1. Summary of Significant Accounting Policies

   (a) Basis of preparation: The financial statements have been prepared in accordance with U.S. GAAP. The principal accounting policies are set forth below.

   (b) Basis of consolidation: The consolidated financial statements include our accounts and the accounts of our wholly owned subsidiaries. Our principal operating subsidiaries are located in North America, Europe, Australia, and Latin America, and are principally engaged in the distribution and service of photocopiers and related office imaging equipment and outsourcing of document management solutions. All significant intercompany balances and transactions have been eliminated in consolidation.

   (c) Use of estimates: The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at year end and the reported amounts of revenues and expenses during the reporting period. Certain significant estimates are disclosed throughout this report. Our actual results could differ from these estimates.

   (d) Revenue recognition: Equipment sales are recognized at the time of customer acceptance. If equipment sales are financed by third party leasing companies, sales are recognized at the time of acceptance by the leasing company and the customer. Supply sales to customers are recognized at the time of shipment, or in the case of service contracts which include supplies, upon usage by the customer.

   Operating lease income is recognized as earned over the lease term. Maintenance contract service revenues are recognized ratably over the term of the underlying maintenance contract. Revenue from outsourcing contracts is recognized as earned over the contract term. Deferred revenue consists of unearned maintenance contract revenue that is recognized using the straight-line method over the life of the related contract, generally twelve months.

   (e) Property and equipment: Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the assets' estimated economic lives. Expenditures for additions, major renewals or betterments are capitalized. Expenditures for repairs and maintenance are charged to earnings as incurred. When property and equipment are retired or otherwise disposed of, the cost and the applicable accumulated depreciation are removed from the respective accounts. The resulting gain or loss is reflected in our earnings.

   We expense software costs incurred in preliminary project stages. Thereafter, we capitalize any costs incurred in developing or obtaining internal use software. Our capitalized costs are amortized over a period of three to five years. The costs related to maintenance and training are expensed as incurred.

   (f) Inventories: Our inventories consist of photocopiers, facsimile equipment, other automated office equipment, and related parts and supplies. The value of our inventories is stated at the lower of cost (specific cost for equipment and average cost for supplies and parts) or market.

   (g) Long-lived assets: The carrying value of long-lived assets to be held and used, including goodwill and other intangible assets, is evaluated for recoverability whenever adverse effects or changes in circumstances indicate that the carrying amount may not be recoverable. Impairments are recognized if future undiscounted cash flows and earnings from operations are not expected to be sufficient to recover goodwill and other long-lived assets. The carrying amounts are then reduced by the estimated shortfall of the discounted cash flows. For the year ended March 31, 1999, we wrote-off $109.5 million of goodwill and other long-lived assets primarily

                           DANKA BUSINESS SYSTEMS PLC

              (For the years ended March 31, 1998, 1999 and 2000)

due to impairment (See Note 7 below). Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized over thirty years on a straight-line basis. Noncompete agreements are amortized over the lives of the agreements, generally three to seven years on a straight-line basis.

   Deferred financing costs incurred in connection with the issuance of the 6.75% convertible subordinated notes due 2002 and other financings are charged ratably to interest expense over the term of the related debt, and are included in other noncurrent assets.

   (h) Foreign currencies: The functional currency for most foreign operations is the local currency. Foreign currency transactions are converted at the rate of exchange on the date of the transaction. Alternatively, foreign currencies are translated at the year end rate in the case of transactions not then finalized. Gains and losses resulting from foreign currency transactions which are included in "interest and other, net" on the accompanying statements of operation were not material for the three years ended March 31, 1998, 1999 and 2000.

   Assets and liabilities in currencies other than U.S. dollars are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated using the average rate of exchange for the period. The resulting translation adjustments are recorded as a separate component of shareholders' equity.

   (i) Cash and cash equivalents: Cash and cash equivalents consist of cash on hand and commercial paper with original maturities of three months or less.

   (j) Income taxes: Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   (k) Earnings per share: Basic EPS is computed by dividing income available to common shareholders by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise of stock options or the conversion of securities into stock. Earnings per ADS are based on the current ratio of four Ordinary Shares to one ADS.

   (l) Concentrations of risk: Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. Our cash and cash equivalents are placed with high credit quality financial institutions, and are invested in short-term maturity, highly rated corporate and government debt securities. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising our customer base, and their dispersion across many different industries and geographical areas. As of March 31, 2000, we had no significant concentrations of credit risk. Our business is dependent upon close relationships with our vendors and our ability to purchase photocopiers and related office imaging equipment from these vendors on competitive terms. We primarily purchase products from several key vendors including Canon, Heidelberg, Ricoh and Toshiba, each of which represented more than 10% of equipment purchases for the year ended March 31, 2000.

   (m) Financial instruments: We enter into foreign exchange forward and option contracts to manage our exposure to fluctuations in foreign currency exchange rates. Gains and losses that hedge specific currency

                           DANKA BUSINESS SYSTEMS PLC

              (For the years ended March 31, 1998, 1999 and 2000)

commitments are deferred and recognized in net earnings in the period in which the transaction is consummated. Premiums paid on option contracts that hedge specific currency commitments are amortized over the term of the option.

   We use interest rate swap agreements to manage interest costs and the risks associated with changing interest rates. The interest differential to be paid or received is included in interest expense for the period.

   (n) Reclassifications: Certain prior year amounts have been reclassified to conform to the current year presentation.

   (o) Advertising costs: We expense advertising costs as incurred, except production costs which are expensed the first time the advertising takes place.

   (p) New accounting standards: In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for the first quarter of the fiscal years beginning after June 15, 2000. Statement No. 133 establishes accounting and reporting requirements for derivative instruments and hedging activities. It also modifies disclosures previously required under other accounting standards. We do not expect the adoption of Statement No. 133 to have a material impact on our results of operations.

2. Sale of Assets

   On July 30, 1999, we sold our Omnifax business, a supplier of facsimiles and related services, parts and supplies, to Xerox Corporation for a cash consideration of $45.0 million. We recorded a $2.1 million loss on the sale of Omnifax which is reflected in "interest expense and other, net" on the accompanying consolidated statement of operations for the twelve months ended March 31, 2000. The assets and liabilities of Omnifax at July 30, 1999 totaled $63.8 million and $18.0 million, respectively, and consisted primarily of property and equipment, accounts receivable, inventories, accounts payable and accrued expenses. The revenue, costs and operating expenses of Omnifax for the years ended March 31, 1998 and 1999 and the four months ended July 31, 1999 are as follows:

                                                        1998     1999    2000
                                                      -------- -------- -------
                                                           (In thousands)
   Total revenue..................................... $126,299 $111,008 $35,705
   Costs of revenue..................................   71,741   62,206  22,426
   Selling, general and administrative expenses......   37,539   34,301   9,797
   Amortization of intangible assets.................      934      664     222
   Total costs and operating expenses................  110,214   97,171  32,445
   Earnings from operations..........................   16,085   13,837   3,260

3. Equipment on Operating Leases, Net

   Equipment used to generate rental revenue in our core office imaging business and service revenue in our outsourcing business is included in equipment on operating leases. Substantially all of our operating leases are cancelable. Equipment on operating leases is depreciated over three to five years assuming a salvage value ranging from zero to ten percent and consists of the following at March 31, 1999 and 2000:

                           DANKA BUSINESS SYSTEMS PLC

              (For the years ended March 31, 1998, 1999 and 2000)


                                                             1999       2000
                                                           ---------  ---------
                                                             (In thousands)
   Equipment on operating leases.......................... $ 401,008  $ 338,405
   Equipment used in outsourcing business.................   110,413    118,474
   Less accumulated depreciation..........................  (246,796)  (257,328)
                                                           ---------  ---------
   Equipment on operating leases, net.....................   264,625    199,551
                                                           =========  =========

   Depreciation expense for the years ended March 31, 1998, 1999 and 2000 approximated $109,896,000, $112,426,000, and $112,879,000, respectively.

4. Property and Equipment, Net

   Property and equipment, along with their useful lives, consist of the following at March 31, 1999 and 2000:

                                                                Average useful
                                             1999      2000     life in years
                                           --------  ---------  --------------
                                                    (In thousands)
   Buildings.............................. $  3,504  $   2,872         31
   Office furniture, equipment and
    leasehold improvements................  152,340    177,812       3-10
   Software...............................   16,677     26,859        3-5
   Transportation equipment...............   10,547      5,685       5-15
   Land...................................    1,635        820
                                           --------  ---------
     Total cost...........................  184,703    214,048
                                           --------  ---------
   Less accumulated depreciation and
    amortization..........................  (91,740)  (121,434)
                                           --------  ---------
   Property and equipment, net............   92,963     92,614
                                           ========  =========

   Depreciation expense for the years ended March 31, 1998, 1999 and 2000 approximated $40,145,000, $31,181,000 and $33,155,000, respectively.

5. Debt

   Debt consists of the following at March 31, 1999 and 2000:

                                                           Debt consists of
                                                           the following at
                                                               March 31
                                                          --------------------
                                                             1999       2000
                                                          ----------  --------
                                                            (In thousands)
Revolving line of credit (limited to $560.0 million)
 interest at IBOR plus an applicable margin or the agent
 bank's reference rate (currently averaging 9.2%,
 including additional leverage fees), matures March
 2002...................................................  $  488,612  $480,383
Term loan (limited to $130.0 million) interest at IBOR
 plus an applicable margin or the agent bank's reference
 rate (currently averaging 7.1%, including additional
 leverage fees), matures March 2002.....................     437,932   115,027
6.75% convertible subordinated notes due April 2002.....     200,000   200,000
Various notes payable bearing interest from prime to
 12.0%, maturing principally over the next 5 years......      15,603     6,772
                                                          ----------  --------
Total long-term debt and notes payable..................   1,142,147   802,182
Less current maturities of long-term debt and notes
 payable................................................     (89,732)  (86,776)
                                                          ----------  --------
Long-term debt and notes payable, less current
 maturities.............................................   1,052,415   715,406
                                                          ==========  ========

                           DANKA BUSINESS SYSTEMS PLC

              (For the years ended March 31, 1998, 1999 and 2000)


   We have a credit agreement with a consortium of international bank lenders, which consists of a term loan and a revolving line of credit. The credit agreement as amended is secured by substantially all of our U.S. assets. The credit agreement matures in March 2002 and requires scheduled payments of interest throughout the term of the loan. The credit agreement contains negative and affirmative covenants which place restrictions on us regarding:

  . the disposition of assets;

  . capital expenditures;

  . additional indebtedness and permitted liens; and

  . the payment of dividends (other than dividends on our participating shares).

   In addition, we are required to maintain certain financial ratios. As amended on December 1, 1999, the credit agreement requires minimum levels of adjusted consolidated net worth, cumulative consolidated EBITDA and a ratio of consolidated EBITDA to interest expense, each as defined in the credit agreement. Recent amendments continue waiver of compliance with the requirements imposed under certain other financial covenants, which were previously waived. Effective September 30, 2000, the credit agreement as amended will also require compliance with a consolidated fixed charge coverage ratio and a consolidated total leverage ratio.

   The terms of the most recent amendment to the credit agreement include an aggregate commitment by the lenders of $690.0 million. The amendment required us to use approximately 85% of the net proceeds from a new issue of participating shares to repay indebtedness outstanding under the credit agreement. As described in Note 6, approximately $174.0 million (85%) of the net proceeds of subscriptions for new participating shares was used to pay outstanding indebtedness under the credit agreement on December 17, 1999. The amendment to the credit agreement also amended the minimum net worth covenant contained in the credit agreement, among other things, to make the covenant less restrictive during the period from July 31, 2000 to June 30, 2001. The amendment also removed our obligation to use our best efforts to sell our outsourcing division, Danka Services International. The amendment also provided that a $10.0 million payment to our bank lenders, which would have been due upon such sale, became due upon the completion of the new issue of participating shares to equity funds managed by affiliates of The Cypress Group LLC and The Prudential Assurance Company Limited. The $10.0 million payment was made on December 17, 1999. We also paid:

  . waiver fees of $2.4 million and $3.7 million related to amounts committed under the credit agreement on October 31, 1999 and December 31, 1999, respectively;

  . a fee totaling $6.9 million in April 2000 for amounts committed under the credit agreement on March 31, 2000;

  . a leverage fee of $0.6 million based on the average outstanding loans for the period from July 1, 1999 through September 30, 1999;

  . a fee of $1.6 million during the period from October 1, 1999 through December 31, 1999; and

  . a fee of $2.1 million during the period from January 1, 2000 through March 31, 2000.

   In addition, during the period April 1, 2000 through March 31, 2002 we are required to pay fees equal to 1.50% annual interest if the average outstanding loans exceed $650.0 million and 0.75% if they are below $650.0 million. We are also required to apply 90% of any net proceeds received for any asset dispositions outside the ordinary course of business to repay outstanding indebtedness. The lenders' commitment under the credit agreement will be reduced by the amount of such repayments.

                           DANKA BUSINESS SYSTEMS PLC

              (For the years ended March 31, 1998, 1999 and 2000)


   At March 31, 2000, we were in compliance with all covenants as amended. We are generally prohibited from incurring new indebtedness other than under the credit agreement. However, we are permitted to borrow up to $40.0 million at any one time outside of the credit agreement to:

  . finance the purchase of high-volume digital copiers; and

  . to secure such loans with liens upon the financed equipment.

   In March 1995, we issued $200.0 million of 6.75% convertible subordinated notes at par, in a private placement offering, due April 2002. These notes are currently convertible into our ADSs at a conversion rate of $29.125 per ADS, or into our Ordinary Shares at a conversion rate of $7.281 per ordinary share (equivalent to approximately 34.335 ADSs or 137.339 Ordinary Shares for each $1,000 principal amount of notes). Interest is payable semi-annually on April 1 and October 1. The notes are not subject to sinking fund provisions.

   Aggregate annual maturities of debt at March 31, 2000, are as follows:

   Year ending March 31                                           (In thousands)
   --------------------                                           --------------
     2001........................................................    $ 86,776
     2002........................................................     514,450
     2003........................................................     200,224
     2004........................................................         209
     2005........................................................         199
     Thereafter..................................................         324
                                                                     --------
                                                                     $802,182
                                                                     ========

6. 6.50% Convertible Participating Shares

   On December 17, 1999, we issued an aggregate of 218,000 new 6.50% senior convertible participating shares of our company for $218.0 million. The net proceeds to us for the share subscription totaled approximately $204.6 million, after deducting transaction expenses. Eighty-five percent of the net proceeds, or approximately $174.0 million, of the share subscription was used to make a required repayment of our existing bank indebtedness. The remainder was used for general corporate purposes.

   The new participating shares are entitled to dividends equal to the greater of 6.50% per annum or Ordinary Share dividends on an as converted basis. Dividends are cumulative and will be paid in the form of additional participating shares for the first five years. The participating shares are convertible into Ordinary Shares at a conversion price of $3.125 per Ordinary Share (equal to $12.50 per ADS), subject to adjustment in certain circumstances to avoid dilution of the interests of participating shareholders. The new issued participating shares have voting rights on an as converted basis, initially corresponding to approximately 23% of the total voting power of our capital stock. In addition, we have issued an aggregate of 5,899 additional participating shares in satisfaction of the payment-in-kind dividend as of May 31, 2000.

   On or after December 17, 2003, and prior to December 17, 2010, we have the option to redeem the participating shares, in whole but not in part and subject to compliance with applicable laws, for cash at the greater of:

  . the redemption price per share as set out in the table below (based on the liquidation return per participating share described below); and

                           DANKA BUSINESS SYSTEMS PLC

              (For the years ended March 31, 1998, 1999 and 2000)


  . the then market value of the Ordinary Shares into which the participating shares are convertible, in each case plus accumulated and unpaid dividends from the most recent dividend payment date.

   Instead of redemption in cash at the price set out above, we may decide to convert the participating shares into the number of Ordinary Shares into which they are convertible.

                                                                   Percentage of
                                                                    Liquidation
     Year                                                             return
     ----                                                          -------------
     2003-2004....................................................   103.250%
     2004-2005....................................................   102.167%
     2005-2006....................................................   101.083%
     2006 and thereafter..........................................   100.000%

   In the event of liquidation of our company, participating shareholders will be entitled to receive a distribution equal to the greater of:

  . the liquidation return per share (initially $1,000 and subject to upward adjustment on certain default events by us) plus any accumulated and unpaid dividends accumulating from the most recent dividend date; and

  . the amount that would have been payable on each participating share if it had been converted into Ordinary Shares.

   If by December 17, 2010, we have not converted or otherwise redeemed the participating shares, we are required, subject to compliance with applicable laws, to redeem the participating shares for cash at the greater of:

  . the then liquidation value; and

  . the then market value of the Ordinary Shares into which the participating shares are convertible, in each case plus accumulated and unpaid dividends from the most recent dividend payment date.

   Instead of redemption in cash at the price set out above, we may decide to convert the participating shares into the number of Ordinary Shares into which they are convertible.

7. Restructuring and Other Special Charges

   Fiscal 1999: We recorded certain restructuring and other non-cash special charges during the third and fourth quarters of the fiscal year ended March 31, 1999. The restructuring and special charges were for:

  . headcount reductions;

  . the elimination of excess facilities;

  . the write-off of goodwill and other long-lived assets;

  . as well as the write-down of assets which were impacted as a result of the termination of certain agreements between us and Kodak.

   Fiscal 1999 restructuring charges of $40.8 million included the reversal of unutilized prior year accruals of $1.9 million.

                           DANKA BUSINESS SYSTEMS PLC

              (For the years ended March 31, 1998, 1999 and 2000)


   A summary of the restructuring and other special pre-tax charges is as follows:

 Pre-tax restructuring charge(1):

                              Fiscal  Reserve at            Other    Reserve at
                               1999   March 31,    Cash    non-cash  March 31,
                              Expense    1999    outlays   changes    2000(7)
                              ------- ---------- --------  --------  ----------
                                              (In thousands)
   Severance................  $19,820  $14,119   $(11,496) $(1,000)   $ 1,623
   Future lease obligations
    on facility closures....   19,790   17,719     (5,917)     --      11,802
   Write-off of leasehold
    improvements on facility
    closures................    3,084      --         --       --         --
                              -------  -------   --------  -------    -------
     Total restructuring
      charges...............  $42,694  $31,838   $(17,413) $(1,000)   $13,425
                              =======  =======   ========  =======    =======

 Other special pre-tax charges:

                                                                 Fiscal 1999
                                                                   Expense
                                                                --------------
                                                                (In thousands)
   Special charges to cost of retail equipment(2):
     Kodak equipment valuations................................    $ 39,559
     Adjustment to the accrued shortfall in Kodak equipment
      purchases................................................     (10,000)
     Write-off of other assets.................................       1,150
                                                                   --------
       Total...................................................      30,709
   Special charges to cost of retail service, supplies and
    rentals(3):
     Write-off of terminated Kodak agreements..................      23,991
     Write-off of other assets.................................       3,153
                                                                   --------
       Total...................................................      27,144
   Special charges to wholesale costs of revenue(4):
     Inventory write-off related to closure of U.S. wholesale
      operations...............................................         514
                                                                   --------
   Special charges to selling, general and administrative
    expenses(5):
     Write-off of terminated Kodak agreements..................      13,750
     Write-off of other assets.................................       3,055
                                                                   --------
       Total...................................................      16,805
                                                                   --------
   FAS 121 impairment of long-lived assets(6)..................     109,474
                                                                   --------
       Total other special charges.............................    $184,646
                                                                   ========

--------
(1) We initiated a worldwide cost reduction program during the third quarter of fiscal 1999 with the goal of reducing SG&A and improving profitability. In connection with this program, we recorded pre-tax restructuring charges of $40.1 million and $2.6 million during the third and fourth quarters of fiscal 1999, respectively. The restructuring charges included $19.8 million in costs related to severance, representing the reduction of approximately 1,400 positions worldwide during fiscal 2000. Cash outlays related to the workforce reductions during fiscal 1999 and 2000 totaled $5.7 million and $11.5 million, respectively. In fiscal 2000, we reversed $1.0 million in accrued liabilities for unutilized severance originally estimated under the 1999 restructuring plan. This amount is included as a credit to restructuring charges in the accompanying statement of operations for the twelve months ended March 31, 2000. The restructuring

                           DANKA BUSINESS SYSTEMS PLC

              (For the years ended March 31, 1998, 1999 and 2000)

    charges were also comprised of $19.8 million for future lease obligations on 60 facility closures. Cash outlays related to the lease obligations on these closed facilities during fiscal 1999 and 2000 totaled $2.1 million and $5.9 million, respectively. The remaining lease obligations are expected to continue beyond the year 2001. In addition, the restructuring charges included $3.1 million for the write-off of leasehold improvements on the aforementioned facility closures.
(2) Special charges to cost of retail equipment sales primarily consisted of $39.6 million to reflect the decline in the estimated market value of our Kodak branded inventory as well as additional amounts related to the termination of certain agreements between us and Kodak. See (3) below for the note on termination of agreements. This charge was reduced by an adjustment of the $10.0 million provision recorded in December 1997 for the anticipated shortfall in Kodak equipment purchases.
(3) Special charges to cost of retail service, supplies and rentals primarily consisted of $24.0 million for the write-off of terminated Supply
    Agreements between us and Kodak. See Note 12. On December 17, 1998, we announced the termination of our Research and Development Agreement with Kodak, as well as the termination of certain Supply and other agreements that required us to make minimum purchases of equipment from Kodak.
(4) Special charges to wholesale costs of revenue consisted of $0.5 million for the write-off of inventory related to the closure of our U.S. wholesale operations effective March 31, 1999.
(5) Special charges to general and administrative expenses primarily consisted of $13.7 million related to the write-off of certain terminated agreements between us and Kodak.
(6) In connection with our analysis of operations and restructuring plan, we evaluated our goodwill and other long-lived assets for recoverability. We determined that based on changes in the business environment and an analysis of projected cash flows, the carrying amount of certain goodwill and other long-lived assets in the U.S. and Canada, would not be recoverable. Accordingly, the resulting analysis necessitated a write-down of $107.9 million during the third quarter of fiscal 1999, which was comprised of $89.5 million in the U.S. and $18.4 million in Canada. We also wrote-off an additional $1.6 million of goodwill during the fourth quarter of fiscal 1999 related to the closure of our U.S. wholesale division.
(7) The remaining reserves at March 31, 2000 are included in accrued expenses and other liabilities on the accompanying consolidated balance sheet.

   Fiscal 1998: In December 1997, we recorded an $11.0 million pre-tax restructuring charge, related to the integration of the Office Imaging division acquired from Kodak with our existing sales and service network. The restructuring charge principally consisted of severance and other employee termination benefits and resulted in the separation of over 1,000 employees worldwide. At December 31, 1998, approximately $0.6 million remained in accrued liabilities for these separations which was reversed in the third quarter of fiscal 1999 and is included in the net $40.8 million restructuring charge in the accompanying statement of operations for the twelve months ended March 31, 1999.

   We also recorded a $10.0 million special charge to the cost of retail equipment sales for the anticipated shortfall in equipment purchases related to the supply agreements between Kodak and us. Refer to item (3) above for discussion on Kodak supply agreements. This charge was reversed in the fourth quarter of fiscal 1999 and included in the net $30.7 million special charge to the cost of retail equipment sales.

   Fiscal 1997: In December 1996, we recorded a $35.0 million pre-tax restructuring charge, related to the integration of the Office Imaging division acquired from Kodak and the related transition to our market based approach in North America. In the third quarter of fiscal 1999, $1.3 million in accrued liabilities was adjusted and included in the net $40.8 million restructuring charge in the accompanying statement of operations for the twelve months ended March 31, 1999. In fiscal 2000, we utilized $1.5 million in accrued liabilities for lease obligations related to the closure of duplicative facilities. Of the remaining $3.3 million in accrued liabilities,

                           DANKA BUSINESS SYSTEMS PLC

              (For the years ended March 31, 1998, 1999 and 2000)

we expect to utilize an additional $0.2 million for such lease obligations. The remaining $3.1 million was reversed and included as a credit to restructuring charges in the accompanying statement of operations for the twelve months ended March 31, 2000. The total amount of lease obligations originally provided for in the 1997 restructuring plan was not utilized as a result of favorable lease settlements on certain facilities.

8. Segment Reporting

   Operating segments are defined as components of an enterprise in which separate financial information is available and evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. We identify such segments based on both management responsibility and geographical location.

   Our reportable operating segments include Danka Americas, Danka International and Danka Services International.

   Danka Americas distributes photocopiers and other related office imaging equipment together with the related parts, supplies and services on a direct basis to retail customers. The geographical areas covered by Danka Americas include the United States, Canada and Latin America.

   Danka International distributes photocopiers, facsimiles and other related office imaging equipment. These products, together with the related services, parts and supplies, are marketed primarily on a direct basis to retail customers. Danka International also provides photocopiers, facsimiles and related office imaging equipment on a wholesale basis to independent dealers. Danka International has an extensive sales and service network throughout Europe and additional operations in Australia.

   Danka Services International is our worldwide document outsourcing business, which provides a wide range of document management solutions, including:

  . the management of central reprographics departments;

  . the placement and maintenance of convenience copiers;

  . print-on-demand operations;

  . document archiving and retrieval services; and

  . document management consulting.

   We measure segment performance as earnings from operations, which is defined as earnings before interest expense and other, net and income taxes as shown on our consolidated statements of operations. Other items are shown for purposes of reconciling to our total consolidated amounts as shown in the following table for the three years ended March 31, 2000:

                           DANKA BUSINESS SYSTEMS PLC

              (For the years ended March 31, 1998, 1999 and 2000)


                                             Year ending March 31
                         --------------------------------------------------------------
                                                       Danka
                           Danka         Danka       Services              Consolidated
                          Americas   International International  Other       Total
                         ----------  ------------- ------------- --------  ------------
                                                (In thousands)
1998
Total revenue........... $2,029,449   $1,043,327     $249,960    $    --    $3,322,736
Depreciation and
 amortization...........    100,949       43,264       23,366       3,694      171,273
Earnings (loss) from
 operations before
 restructuring and other
 special charges........    115,044       94,904       27,322     (68,864)     168,406
Restructuring and other
 special charges........                                           21,000       21,000
Interest expense &
 other, net.............                                           64,214       64,214
Provision for income
 taxes..................                                           30,958       30,958
Net earnings............                                                        52,234

Total assets............  1,237,149      776,400      128,715      36,677    2,178,941
Capital expenditures....    108,702       50,055       29,666         710      189,133
                         ----------   ----------     --------    --------   ----------
1999
Total revenue...........  1,680,925      938,233      278,062         --     2,897,720
Depreciation and
 amortization...........     81,001       47,403       31,432       3,485      163,321
(Loss) earnings from
 operations before
 restructuring and other
 special charges........    (37,129)      21,093       24,805     (66,661)     (57,892)
Restructuring and other
 special charges........                                          225,464      225,464
Interest expense &
 other, net.............                                           74,197       74,197
Provision (benefit) for
 income taxes...........                                          (62,773)     (62,773)
Net (loss) earnings.....                                                      (294,780)

Total assets............    933,883      696,654      134,013     140,592    1,905,142
Capital expenditures....    102,189       49,312       38,643         910      191,054
                         ----------   ----------     --------    --------   ----------
2000
Total revenue...........  1,378,743      835,284      281,595         --     2,495,622
Depreciation and
 amortization...........     84,931       41,774       31,405       2,182      160,292
Earnings (loss) from
 operations before
 restructuring charges
 (credits)..............     81,984       30,338       24,964     (19,450)     117,836
Restructuring charges
 (credits)..............                                           (4,148)      (4,148)
Interest expense &
 other, net.............                                          107,631      107,631
Provision for income
 taxes..................                                            4,019        4,019
Net earnings............                                                        10,334

Total assets............    781,900      600,540      132,983     152,273    1,667,696
Capital expenditures....     72,904       28,847       25,097          31      126,879
                         ----------   ----------     --------    --------   ----------

                           DANKA BUSINESS SYSTEMS PLC

              (For the years ended March 31, 1998, 1999 and 2000)


   The following table indicates the relative amounts of our revenue for the three years ended March 31, 2000 and our long-lived assets at the respective year ends by geographic area:

                                 1998                   1999                   2000
                         --------------------- ----------------------- ---------------------
                                    Long-lived             Long-lived             Long-lived
                          Revenue   assets(1)   Revenue   assets(1)(2)  Revenue   assets(1)
                         ---------- ---------- ---------- ------------ ---------- ----------
                                                   (In thousands)
United States........... $2,019,403  $486,258  $1,719,066   $380,956   $1,384,582  $285,533
Europe
  Germany...............    158,196    63,010     159,231     53,860      152,833    43,089
  Netherlands...........    182,301    61,978     166,332     45,004      161,620    60,570
  United Kingdom........    309,350    78,520     256,934     98,725      227,921    68,836
  Other.................    375,848    82,831     363,291     82,344      332,077    68,490
                         ----------  --------  ----------   --------   ----------  --------
    Total Europe........  1,025,695   286,339     945,788    279,932      874,451   240,985
Other foreign
 countries..............    277,638    94,700     232,366     69,080      236,589    72,553
                         ----------  --------  ----------   --------   ----------  --------
    Total............... $3,322,736  $867,297  $2,897,220   $729,969   $2,495,622  $599,071
                         ==========  ========  ==========   ========   ==========  ========

--------
(1) Long-lived assets are defined as equipment on operating leases, property and equipment, goodwill and noncompete agreements, all of which are net of their related depreciation and amortization.
(2) Fiscal 1999 includes long-lived assets of business held for sale which totaled $30.2 million.

9. Income taxes

   The provision (benefit) for income taxes for the three years ended March 31, 2000 was as follows:

                                                     1998      1999      2000
                                                    -------  --------  --------
                                                         (In thousands)
U.S. Income Tax
  Current.......................................... $ 6,785  $   (923) $  5,150
  Deferred.........................................   2,192   (62,433)  (11,328)
                                                    -------  --------  --------
    Total U.S. tax provision (benefit).............   8,977   (63,356)   (6,178)
                                                    -------  --------  --------
Europe income tax
  Current..........................................  24,180     7,874     8,218
  Deferred.........................................  (5,086)   (8,120)    1,808
                                                    -------  --------  --------
    Total Europe tax provision (benefit)...........  19,094      (246)   10,026
                                                    -------  --------  --------
Other international income tax
  Current..........................................   4,912     3,380     1,555
  Deferred.........................................  (2,025)   (2,551)   (1,384)
                                                    -------  --------  --------
    Total other international tax provision........   2,887       829       171
                                                    -------  --------  --------
    Total provision (benefit) for income taxes..... $30,958  $(62,773) $  4,019
                                                    =======  ========  ========

                           DANKA BUSINESS SYSTEMS PLC

              (For the years ended March 31, 1998, 1999 and 2000)


   A reconciliation of the U.K. statutory corporate rate to the effective rate is as follows:

                                                  1998      1999       2000
                                                 -------  ---------  --------
                                                       (In thousands)
Tax (benefit) charge at standard U.K. rate...... $25,798  $(110,841) $  4,306
(Losses) profits taxed at other than standard
 U.K. rate......................................  (7,278)   (16,814)  (29,451)
Changes in valuation allowances.................   4,085     70,522    27,289
State tax provision, net of federal income tax
 provision......................................   4,760     (4,149)    1,600
Permanent differences...........................   3,593     (1,491)      275
                                                 -------  ---------  --------
Provision (benefit) for income taxes............  30,958    (62,773)    4,019
                                                 -------  ---------  --------

   The tax at standard U.K. rate was 31% in fiscal 1998 and 1999 and 30% in fiscal 2000.

   The tax effects of temporary differences that comprise the elements of deferred tax at March 31, 1999 and 2000 are as follows:

                                                            1999       2000
                                                          ---------  ---------
                                                            (In thousands)
Deferred tax assets:
  Accrued expenses not deducted for tax purposes......... $   5,160  $   9,476
  Reserves for inventory and accounts receivable not
   deducted for tax purposes.............................    17,120     23,511
  Restructuring charges not deducted for tax purposes....    35,798      1,221
  Tax loss carryforwards.................................   171,324    185,956
  Tax credit carryforwards...............................     6,733      7,547
  Depreciation and other.................................    10,656     21,549
                                                          ---------  ---------
    Total gross deferred tax assets......................   246,791    249,260
Valuation allowance......................................   (85,266)  (112,555)
                                                          ---------  ---------
Net deferred tax assets..................................   161,525    136,706
                                                          ---------  ---------
Deferred tax liabilities:
  Leases.................................................  (113,455)   (78,645)
  Other..................................................      (914)       --
                                                          ---------  ---------
    Total gross deferred tax liabilities.................  (114,369)   (78,645)
                                                          ---------  ---------
Net deferred tax asset (liability)....................... $  47,156  $  58,060
                                                          =========  =========

   At March 31, 2000, we had net operating loss carryforwards relating to U.S. operations of approximately $273,326,000 of which:

  . $11,221,000 will expire if not used by March 31, 2012;

  . $119,569,000 if not used by March 31, 2013; and

  . $142,536,000 if not used by March 31, 2019.

   We also have a research and development credit of $3,402,000, relating to U.S. operations, which will expire if not used by March 31, 2013. We have an alternative minimum tax credit carryforward of $4,145,000, also relating to U.S. operations, which is available indefinitely. We have foreign net operating loss carryforwards of approximately $342,706,000 with varying expiration dates. Significant amounts of these losses are offset by valuation allowances reflecting the lack of certainty as to realization.

                           DANKA BUSINESS SYSTEMS PLC

              (For the years ended March 31, 1998, 1999 and 2000)


   Undistributed earnings of our foreign subsidiaries that are considered to be reinvested indefinitely were approximately $374 million at March 31, 2000.

10. Employee Benefits

   Substantially all of the U.S. employees are entitled to participate in our profit sharing plan established under Section 401(k) of the U.S. Internal Revenue Code. Employees are eligible to contribute voluntarily to the plan after 90 days of employment. At our discretion, we may contribute 100% of the first 3% and 50% of the next 3% of the employee contribution. Employees are always vested in their contributed balance and become fully vested in our contributions after four years of service. Effective February 1, 1999, we began matching employee contributions with shares of our stock in an action to conserve cash. For the period February 1, 1999 through March 31, 2000, we issued approximately 1.6 million ADSs to match employee contributions made to the plan. The expenses related to contributions to the plan for the years ended March 31, 1998, 1999 and 2000 were approximately $15,116,000, $12,650,000, and
$11,579,000, respectively.

   Most non-U.S. employees participate in defined contribution plans with varying vesting and contribution provisions. The expenses related to these contributions for the years ended March 31, 1998, 1999 and 2000 were approximately $6,032,000, $6,553,000 and $7,289,000, respectively.

   In connection with the acquisition of the Office Imaging and outsourcing businesses, we acquired certain pension obligations of non-U.S. employees from Kodak. At March 31, 1999 and 2000 the recorded liability for these pension obligations was $9.7 million and $10.3 million, respectively.

   We have a supplemental executive retirement plan which provides additional income for certain of our U.S. executives upon retirement. Contributions to the supplemental executive retirement plan are at our discretion, and were $177,500 and $333,700, respectively, for the years ended March 31, 1998 and 1999. There were no contributions to the supplemental executive retirement plan for the year ended March 31, 2000.

                           DANKA BUSINESS SYSTEMS PLC

              (For the years ended March 31, 1998, 1999 and 2000)


11. Earnings Per Share

   A reconciliation of the numerators and denominators of the basic and diluted earnings (loss) per ADS computations follows:

                                   1998                             1999                              2000
                     -------------------------------- --------------------------------  --------------------------------
                                                Per-                             Per-                              Per-
                       Income       Shares     Share    Income       Shares     Share     Income       Shares     Share
                     (numerator) (denominator) amount (numerator) (denominator) amount  (numerator) (denominator) amount
                     ----------- ------------- ------ ----------- ------------- ------  ----------- ------------- ------
                                                  (In thousands except per share amounts)
Net earnings
 (loss)............    $52,234                         $(294,780)                         $10,334
Basic Earnings
(Loss) Per ADS:
 Dividends and
  accretion on
  participating
  shares...........        --                                --                            (4,482)
                       -------                         ---------                ------    -------
 Income available
  to common
  shareholders.....     52,234      56,799     $0.92    (294,780)    56,915     $(5.18)     5,852      57,624     $0.10
                       -------      ------     -----   ---------     ------     ------    -------      ------     -----
Effect of Dilutive
 Securities:
 Stock options.....                  1,042                              --                                901
                                    ------     -----                 ------     ------                 ------     -----
 Dilutive shares...                  1,042                              --                             58,525
Diluted Earnings
 (Loss) Per ADS:
 Income available
  to common
  shareholders plus
  assumed
  conversion.......    $52,234      57,841     $0.90   $(294,780)    56,915     $(5.18)   $ 5,852      58,525     $0.10
                       =======      ======     =====   =========     ======     ======    =======      ======     =====

   The effect of our $200.0 million of 6.75% convertible subordinated notes is not included in the computation of diluted earnings per ADS for the three years ended March 31, 2000 since they are anti-dilutive. In addition, the effect of the 6.50% convertible participating shares on the computation of diluted earnings per ADS is not included for the year ended March 31, 2000 since they are anti-dilutive. For the year ended March 31, 1999, basic and diluted per share amounts were equal due to the net loss we incurred.

12. Share Option Plans

   Our current share option plan (1996 share option plan) authorizes the granting of both incentive and non-incentive share options for an aggregate of 22,000,000 Ordinary Shares (5,500,000 ADS equivalents). The option balance outstanding at March 31, 2000 also includes options issued pursuant to a plan that preceded the 1996 share option plan. There are no shares available for issue under this plan. Under both plans, options are and were granted at prices not less than market value on the date of grant and the maximum term of an option may not exceed ten years. Share options granted under the 1996 share option plan generally vest ratably in equal tranches over three years beginning on the first anniversary of the date of grant. At March 31, 2000, a total of 6,402,791 options were vested under these plans, with exercise prices ranging from 43.17 to 730.00 pence per share.

   In October 1999, shareholders approved a 1999 share option plan authorizing the granting of both incentive and non-incentive share options for an aggregate of 12,000,000 Ordinary Shares (3,000,000 ADS equivalents). Share options granted under the 1999 share option plan have the same terms as those granted under the 1996 share option plan.

   As of March 31, 2000, there were no share option grants outstanding under the 1999 share option plan.

                           DANKA BUSINESS SYSTEMS PLC

              (For the years ended March 31, 1998, 1999 and 2000)


   As of March 31, 2000, 14,396,063 Ordinary Shares (3,599,015 ADS equivalents) were available to grant under our existing option plans.

   We also established The Danka Employees' Trust Fund to be used in conjunction with our 1996 share option plan. The Employees' Trust may subscribe for our shares, which we have granted in the form of share options, or it may purchase the shares on the open market. The Employees' Trust will transfer shares to the employee upon exercise of their options. No shares were acquired by us for the year ended March 31, 1998, 1999 and 2000.

   Transactions during the three years ended March 31, 2000 were as follows:

                                                     Number of
                                                      Ordinary   Exercise price
                                                       Shares       in pence
                                                     ----------  --------------
   Balance outstanding at March 31, 1997............  9,430,096  $ 26.13-780.00
   Granted..........................................  8,780,405   217.92-762.50
   Exercised........................................   (668,816)   41.00-439.67
   Canceled.........................................   (872,600)  307.00-730.00
                                                     ----------  --------------
   Balance outstanding at March 31, 1998............ 16,669,085    26.13-780.00
   Granted.......................................... 14,014,417    80.75-301.00
   Exercised........................................   (572,000)          26.13
   Canceled......................................... (5,497,213)  101.50-780.00
                                                     ----------  --------------
   Balance outstanding at March 31, 1999............ 24,614,289    43.17-762.50
   Granted..........................................  3,554,320    72.00-246.00
   Exercised........................................    (40,000)         136.00
   Canceled......................................... (7,983,486)   72.00-762.50
                                                     ----------  --------------
   Balance outstanding at March 31, 2000............ 20,145,123  $ 43.17-730.00
                                                     ==========  ==============

   Information with respect to share options outstanding at March 31, 2000 is as follows:

                                                                      Weighted
                                                          Number of    average
                                                           Ordinary  contractual
   Price range in pence                                     Shares      life
   --------------------                                   ---------- -----------
   43.17-113.85.......................................... 12,973,720  8.7 years
   127.00-215.66.........................................  2,664,000  9.1 years
   246.00-378.67.........................................  2,534,718  7.3 years
   445.00-730.00.........................................  1,972,685  6.8 years
                                                          ----------
                                                          20,145,123
                                                          ==========

   We account for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. We have adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Had compensation cost for these plans been determined consistent with Statement No. 123, our net earnings and net earnings per ADS would have been reduced to the following unaudited pro forma amounts:

                           DANKA BUSINESS SYSTEMS PLC

              (For the years ended March 31, 1998, 1999 and 2000)


                                                      1998     1999      2000
                                                     ------- ---------  -------
                                                     (In thousands, except ADS
                                                               data)
Net earnings (loss)
  As reported......................................  $52,234 $(294,780) $10,334
  Pro forma........................................  $36,869 $(299,105) $11,132
Basic income available to common shareholders per
 ADS
  As reported......................................  $  0.92 $   (5.18) $  0.10
  Pro forma........................................  $  0.65 $   (5.26) $  0.12
Diluted income available to common shareholders per
 ADS
  As reported......................................  $  0.90 $   (5.18) $  0.10
  Pro forma........................................  $  0.64 $   (5.26) $  0.11

   The fair value of each option grant is estimated using the Black-Scholes option-pricing model. The following assumptions were used in determining the fair value of each option grant for each of the fiscal years ended March 31:

                                                     1998      1999      2000
                                                   --------- --------- ---------
   Dividend yield.................................      .51%        0%        0%
   Expected volatility............................    139.0%    164.0%    172.0%
   Risk-free interest rate........................ 5.8%-6.7% 4.6%-5.7% 4.1%-6.7%
   Expected life..................................   5 years   5 years   5 years

   The effects of applying Statement No. 123 in this pro forma disclosure are not indicative of future amounts.

13. Commitments, Contingencies and Related Party Transactions

   Leases: We are obligated under various noncancelable operating leases for our office facilities, office equipment and vehicles. Future noncancelable lease commitments as of March 31, 2000, are as follows:

   Year ending March 31                                           (In thousands)
   --------------------                                           --------------
     2001........................................................    $89,183
     2002........................................................     46,270
     2003........................................................     36,041
     2004........................................................     21,972
     2005........................................................     14,815
     Thereafter..................................................     32,838

   Rental expense for fiscal years ended March 31, 1998, 1999 and 2000 was approximately $84,482,000, $109,582,000 and $96,139,000, respectively.

   Equipment leasing commitment: In April 2000, we entered into an agreement with General Electric Capital Corporation ("GE Capital") to provide a framework for ongoing customer lease financing through March 2003. In connection with this agreement, we are obligated to provide a minimum level of customer leases to GE Capital. If we are unable to meet the targeted volume commitments, we are obligated to make penalty payments up to a maximum of $12.0 to $14.0 million a year. Based upon the current level of customer leases available for financing under this agreement, we expect we will achieve future volume commitments and not be obligated to make penalty payments to GE Capital.

                           DANKA BUSINESS SYSTEMS PLC

              (For the years ended March 31, 1998, 1999 and 2000)


   Facility lease commitments: Danka Holding Company, one of our U.S. subsidiaries, entered into an operating lease agreement, which expires in December 2002. The operating lease agreement provides for Danka Holding Company to lease certain real property in the U.S. The operating lease agreement generally provides for Danka Holding Company to pay property taxes, maintenance, insurance, and certain other operating costs of the leased properties. The properties covered by the operating lease agreement provide for a residual guarantee by Danka Holding Company at the end of the initial lease term, which has not been included in the table of future noncancelable lease commitments. The operating lease agreement also includes purchase and renewal options at fair market values. Danka Holding Company has the right to exercise a purchase option on the properties at the end of the lease term, or the properties can be sold to third parties. Danka Holding Company expects the fair market value of the properties, subject to the purchase option or sale to third parties, to substantially reduce or eliminate its payment under the residual value guarantee. Danka Holding Company is obligated to pay the difference between the maximum amount of the residual guarantee and the fair market value at the termination of each lease under the operating lease agreement. The maximum residual guarantee was approximately $41.2 million at March 31, 2000.

   Related party transactions: We remain contingently liable for the repayment of $318,000 of industrial revenue bonds used to finance the construction of our corporate office in St. Petersburg, Florida. The obligation was assumed by a company controlled by the former Chief Executive when it acquired the corporate office building. We lease our corporate office and three other offices owned by companies in which the former Chief Executive has a significant interest. For the years ended March 31, 1998 and 1999, we were charged $756,000 and $721,000, respectively, for rent due under these leases. The leases expire at various dates, with the last lease expiring in December 2003. In addition, for the year ended March 31, 1999, we paid approximately $2.1 million to a real estate services company whose former president is related to the former Chief Executive.

   Litigation: In March 2000, we were served with a complaint, filed in the United States District Court, Southern District of New York, alleging claims of breach of contract and declaratory judgment. More particularly, the plaintiff, an investment banking and securities firm, alleged that we failed and refused to pay certain fees alleged due and payable pursuant to various restructuring and financing activities that we engaged in during fiscal 1999 and 2000. The complaint sought damages in the approximate amount of not less than $16.0 million.

   On May 15, 2000, we settled all claims for $4.3 million. This amount is included in "interest and other, net" on the accompanying consolidated statement of operations for the year ended March 31, 2000.

   In March 2000, the respective courts as referred to below entered an order to dismiss unrelated lawsuits we previously disclosed seeking damages of a material nature.

   On March 22, 2000, the United States District Court for the Middle District of Florida, Tampa Division entered an order dismissing the consolidated class action complaint brought against us and certain former Directors and executives on or about June 18, 1998. The complaint alleged, principally, that our company and the other defendants issued materially false and misleading statements related to the progress of the integration of our acquisition of Kodak's Office Imaging and outsourcing businesses, engaged in improper accounting practices and that certain former officers utilized insider information, in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder.

   On March 15, 2000 the United States District Court, Southern District of New York entered an order dismissing a complaint brought against us and our attorneys in February 1999. The complaint alleged claims of breach of contract, breach of duty of good faith and fair dealing, conversion and violation of the Uniform

                           DANKA BUSINESS SYSTEMS PLC

              (For the years ended March 31, 1998, 1999 and 2000)

Commercial Code. More particularly, the plaintiffs allege that in December 1997, they attempted to sell approximately one million restricted American Depositary Shares at approximately $35.00 per share and that we and our attorneys wrongfully refused and/or unreasonably delayed in registering the transfer of the plaintiffs' restricted shares. The complaint further stated that the plaintiffs were unable to complete the sale of shares and were later forced to sell the shares in February 1998 at approximately $17.00 per share. The plaintiffs were attempting to recover the difference from us and our attorneys.

   Although both dismissals have been appealed, we believe that the orders of dismissal will be upheld.

   We are subject to legal proceedings and claims, which arise in the ordinary course of our business, that are not expected to have a material adverse effect upon our financial position, results of operations or liquidity.

   Internal Revenue Service: The Internal Revenue Service has completed an examination of our federal income tax returns for the fiscal years ended March 31, 1996 and 1995. We received a notice of proposed deficiency in November 1999. The principal adjustments relate to the timing of certain deductions associated with leased equipment financing. We disagree with these adjustments and will be filing a protest and requesting a conference with the Appellate Division of the IRS. If the IRS were to prevail, net operating losses available for carryback to these years would increase by corresponding amounts. We believe, however, that we will prevail on this issue on the merits. We believe the resolution will not have a material adverse impact upon our consolidated results of operations, liquidity or financial position.

14. Financial Instruments

   Fair value of financial instruments: At March 31, 2000, the carrying values of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other notes payable approximated fair value due to the short-term maturities of these assets and liabilities. The estimated fair market value of our $200.0 million 6.75% convertible subordinated notes at March 31, 2000 was approximately $145.5 million, based on the quoted market price of the notes. There are no quoted market prices for the 6.50% senior convertible participating shares. The participating shares are convertible into Ordinary Shares at a conversion price of $12.50 per ADS. Assuming all shares were converted to ADSs at March 31, 2000, the resulting shares would have a market value of $106.8 million at that date. The estimated fair market value at March 31, 2000 of our credit agreement approximated the carrying amount of the debt, due to the short-term maturities of the individual components of debt.

   From time to time, we enter into forward and option contracts to manage our exposure to fluctuations in foreign currency exchange rates on specific transactions. Foreign exchange forward contracts are legal agreements between two parties to purchase and sell a foreign currency, for a price specified at the contract date. The fair value of foreign exchange forward contracts is estimated by obtaining quotes for futures contracts with similar terms, adjusted where necessary for maturity differences. To hedge our foreign currency exposure, we also purchase foreign exchange options which permit, but do not require, us to exchange foreign currencies at a future date with another party at a contracted exchange rate. The fair value of foreign exchange options is estimated using active exchange quotations. At March 31, 2000, there were no outstanding forward contracts or option contracts to buy or sell foreign currency. For the year ended March 31, 2000, gains and losses realized on forward contracts and option contracts were not material.

   Under our credit agreement, we are required to enter into arrangements that provide protection from the volatility of variable interest rates for a portion of the outstanding principal balance on the credit agreement. To fulfill this obligation, we have utilized interest rate swap agreements to eliminate the impact of interest rate

                           DANKA BUSINESS SYSTEMS PLC

              (For the years ended March 31, 1998, 1999 and 2000)

changes on certain variable rate principal balances outstanding under the credit agreement. At March 31, 2000, we had interest rate swap agreements with four financial institutions, effectively converting variable rate principal balances to fixed rates for periods of two to three years. At March 31, 2000, we maintained interest rate swaps on principal/notional amounts of:

  . DEM65.1 million ($31.9 million);

  . NLG93.6 million ($40.7 million);

  . FRF166.9 million ($24.4 million); and

  . U.S.$100.0 million

   These amounts had a weighted average fixed rate of approximately 5.3%. If we were to have settled the commitments related to our interest rate swaps on March 31, 2000, the amount due by us would have been de minimis.

   Our financial instruments involve, to varying degrees, elements of exchange risk in excess of the amounts which would be recognized in the consolidated balance sheet. Exposure to foreign currency contracts results from fluctuations in currency rates during the periods in which the contracts are outstanding. Additionally, these contracts contain an element of credit risk to the extent of nonperformance by the counterparties. We minimize such risk by limiting the counterparties to a group of major international banks. We do not expect to record any losses as a result of nonperformance by these counterparties.

15. Quarterly Financial Data (Unaudited)

   The following table presents selected quarterly financial data for the periods indicated:

                            June 30  September 30  December 31    March 31
                            -------- ------------  -----------    ---------
                                (In thousands, except per ADS data)
   Fiscal 1999
     Revenue............... $765,399   $733,844     $723,874      $ 674,103
     Gross profit..........  279,071    249,722      145,684(c)     261,420(e)
     Net earnings (loss)...    5,011    (13,355)    (274,009)(d)    (12,427)(f)
     Net earnings (loss)
      per ADS (diluted).... $   0.09   $  (0.23)    $  (4.82)(d)  $   (0.22)(f)
   Fiscal 2000
     Revenue............... $645,709   $620,279     $614,485      $ 615,149
     Gross profit..........  242,071    219,241      217,249        191,852
     Net earnings..........   12,243      6,759(a)     9,887        (18,555)(b)
     Net earnings per ADS
      (diluted)............ $   0.21   $   0.12(a)  $   0.17      $   (0.39)(b)

--------
(a) This amount includes the effect of a $2.1 million loss related to the sale of the Omnifax business July 30, 1999.
(b) This amount includes the effect of $4.1 million in restructuring credits and a $4.3 million charge for settlement of litigation.
(c) This amount includes the effect of $73.2 million in special charges to the cost of revenue.
(d) This amount includes the effect of $236.2 million in restructuring and other special charges.
(e) This amount includes the net credit of $14.8 million in special charges and credits to the cost of revenue.
(f) This amount includes the net credit of $10.7 million in restructuring and other special charges and credits.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
             (For the nine months ended December 31, 1999 and 2000)

                                                          For the nine months
                                                           ended December 31
                                                         ---------------------
                                                            1999       2000
                                                         ---------- ----------
                                                         (In thousands, except
                                                          per share amounts)
Revenue:
  Retail equipment sales................................ $  532,965 $  478,419
  Retail service, supplies and rentals..................  1,267,052  1,015,813
  Wholesale.............................................     80,456     72,717
                                                         ---------- ----------
    Total Revenue.......................................  1,880,473  1,566,949
                                                         ---------- ----------
Costs and Operating Expenses:
  Cost of retail equipment sales........................    372,615    372,950
  Retail service, supplies and rental costs.............    763,502    654,248
  Wholesale costs of revenue............................     65,795     60,740
  Selling, general and administrative expenses..........    551,095    487,889
  Amortization of intangible assets.....................     10,705     29,138
  Restructuring charges, net............................        --      19,309
                                                         ---------- ----------
    Total costs and operating expenses..................  1,763,712  1,624,274
                                                         ---------- ----------
Earnings (Loss) From Operations.........................    116,761    (57,325)
Interest expense and other, net.........................     76,638     68,250
                                                         ---------- ----------
Earnings (Loss) Before Income Taxes.....................     40,123   (125,575)
Provisions (benefit) for income taxes...................     11,234    (32,398)
                                                         ---------- ----------
Net Earnings (Loss) .................................... $   28,889 $  (93,177)
                                                         ========== ==========
Basic Earnings (Loss) Per ADS
  Net (loss) earnings per ADS........................... $     0.50 $    (1.75)
  Weighted average ADSs.................................     57,324     59,961
Diluted Earnings (Loss) Per ADS
  Net earnings (loss) per ADS........................... $     0.49    $ (1.75)
  Weighted average ADS.................................. $   59,137 $   59,961

  The accompanying notes are an integral part of these consolidated financial statements.

                     UNAUDITED CONSOLIDATED BALANCE SHEETS
                   (At December 31, 2000 and March 31, 2000)

                                                       March 31,   December 31,
                                                          2000         2000
                                                       ----------  ------------
                                                        (In thousands, except
                                                         per share amounts)
                        ASSETS
Current Assets:
  Cash and cash equivalents........................... $   64,861   $   55,840
  Accounts receivable, net............................    527,793      446,486
  Inventories.........................................    328,290      259,957
  Prepaid expenses, deferred income taxes and other
   current assets.....................................     81,837       91,084
                                                       ----------   ----------
    Total current assets..............................  1,002,781      853,367
  Equipment on operating leases, net..................    199,551      151,280
  Property and equipment, net.........................     92,614       87,240
  Intangible assets, net..............................    306,906      269,138
  Other assets........................................     65,845       95,145
                                                       ----------   ----------
    Total assets...................................... $1,667,697   $1,456,170
                                                       ==========   ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt and notes
   payable............................................ $   86,776   $  553,958
  Accounts payable....................................    178,870      144,237
  Accrued expenses and other current liabilities......    229,472      196,892
  Deferred revenue....................................     40,045       37,063
                                                       ----------   ----------
    Total current liabilities.........................    535,163      932,150
  Convertible subordinated notes......................    200,000      200,000
  Long-term debt and notes payable, less current
   maturities.........................................    515,406        1,904
  Deferred income taxes and other long-term
   liabilities........................................     32,536       32,379
                                                       ----------   ----------
    Total liabilities.................................  1,283,105    1,166,433
                                                       ----------   ----------
  6.50% convertible participating shares-redeemable:
  $1.00 stated value, 500,000 authorized; 231,236
   issued and outstanding (March 31, 2000--220,320)...    207,878      219,667
                                                       ----------   ----------
Shareholders' Equity:
  Ordinary shares, 1.25 pence stated value;
   500,000,000 authorized; 245,257,314 issued and
   outstanding (March 31, 2000--234,573,862)..........      4,892        5,087
  Additional paid-in capital..........................    317,056      325,445
  Retained earnings (deficit).........................    (66,226)    (171,191)
  Accumulated other comprehensive (loss) income.......    (79,008)     (89,271)
                                                       ----------   ----------
    Total shareholders' equity........................    176,714       70,070
                                                       ----------   ----------
    Total liabilities and shareholders' equity........ $1,667,697   $1,456,170
                                                       ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
            (For the nine months ending December 31, 1999 and 2000)

                                                      For the nine months ended
                                                      -------------------------
                                                      December 31, December 31,
                                                          1999         2000
                                                      ------------ ------------
                                                           (In thousands)
Operating Activities
  Net earnings (loss) ...............................  $  28,889     $(93,177)
  Adjustments to reconcile net (loss) earnings to net
   cash provided by operating activities:
    Depreciation and amortization....................    119,790      126,540
    Loss on sale of property and equipment and equip-
     ment on operating leases........................      8,383       12,559
    Proceeds from sale of equipment on operating
     leases..........................................     11,208        4,659
    Restructuring charges, net ......................        --        19,309
    Loss on sale of Omnifax business.................      2,061          --
    Changes in assets and liabilities:
      Accounts receivable............................     10,237       71,522
      Inventories....................................     14,319       65,399
      Prepaid expenses, deferred income taxes and
       other current assets..........................     (8,299)     (10,360)
      Other non-current assets.......................     12,650      (29,110)
      Accounts payable...............................     35,695      (30,883)
      Accrued expenses and other current
       liabilities...................................   (110,481)     (39,582)
      Deferred revenue...............................     (5,604)      (6,678)
      Deferred income taxes and other long-term
       liabilities...................................     (1,007)          63
                                                       ---------     --------
        Net Cash Provided by Operating Activities....    117,841       90,261
                                                       ---------     --------
Investing Activities
  Capital expenditures...............................    (95,114)     (63,670)
  Proceeds from sale of property and equipment.......      1,377          732
  Proceeds from sale of Omnifax business.............     45,000          --
  Payment for purchase of subsidiaries...............       (809)         --
                                                       ---------     --------
        Net Cash Used in Investing Activities........    (49,546)     (62,938)
                                                       ---------     --------
Financing Activities
  Net payments under line of credit agreements.......   (251,771)     (33,563)
  Principal payments on other long-term debt.........     (4,035)      (1,822)
  Proceeds from stock options exercised..............         87          --
  Capital Contributions..............................    204,630          --
                                                       ---------     --------
        Net Cash Used in Financing Activities........    (51,089)     (35,385)
                                                       ---------     --------
Effect of Exchange Rates.............................     (4,543)        (959)
                                                       ---------     --------
  Net increase (decrease) in cash and cash
   equivalents.......................................     12,663       (9,021)
                                                       ---------     --------
  Cash and cash equivalents, beginning of period.....     66,095       64,861
                                                       ---------     --------
  Cash and cash equivalents, end of period...........  $  78,758     $ 55,840
                                                       =========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

           UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
             (For the nine months ended December 31, 1999 and 2000)

                                                          Accumulated
                                   Additional Retained       other
                          Ordinary  paid-in   Earnings   comprehensive
                           shares   capital   (deficit)  income (loss)  Total
                          -------- ---------- ---------  ------------- --------
Balances at March 31,
 2000...................   $4,892   $317,056  $ (66,226)   $(79,008)   $176,714
Net loss................                      $ (93,177)                (93,177)
Currency translation
 adjustment.............                                    (10,263)    (10,263)
                                                                       --------
 Comprehensive loss.....                                               (103,440)
Dividends and accretion
 of participating
 shares.................                        (11,788)                (11,788)
Shares to be issued
 under employee
 restricted stock plan..               2,199                              2,199
Shares issued under
 employee purchase
 plans..................      195      6,190                              6,385
                           ------   --------  ---------    --------    --------
Balances at December 31,
 2000...................   $5,087   $325,445  $(171,191)   $(89,271)   $ 70,070
                           ======   ========  =========    ========    ========
Balances at March 31,
 1999...................   $4,758   $304,436  $ (72,815)   $(65,215)   $171,164
Net earnings............                         28,889                  28,889
Currency translation
 adjustment.............                                     (6,830)     (6,830)
                                                                       --------
 Comprehensive income...                                                 22,059
Shares issued under em-
 ployee purchase plans..      117      9,283                              9,400
Beneficial conversion of
 participating shares...               1,089     (1,089)                    --
                           ------   --------  ---------    --------    --------
Balances at December 31,
 1999...................   $4,875   $314,808  $ (45,015)   $(72,045)   $202,623
                           ======   ========  =========    ========    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           DANKA BUSINESS SYSTEMS PLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (For the nine months ended December 31, 1999 and 2000)

1. Basis of Presentation

   The accompanying condensed consolidated financial statements of Danka Business Systems PLC (the "Company") are unaudited. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the interim periods presented have been reflected therein. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the entire fiscal year. The consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report to Stockholders for the year ended March 31, 2000.

2. Reclassifications

   Certain prior year amounts have been reclassified to conform to current year classifications.

3. Restructuring Charges

 Fiscal 2001 Charge:

   The Company recorded a pre-tax restructuring charge of $27.5 million for the third quarter of fiscal 2001. The restructuring charge included $21.8 million in cost related to severance, which represents the reduction of approximately 1,200 positions worldwide. Cash outlays related to these reductions during the third quarter totaled $0.8 million. The Company expects to substantially complete these workforce reductions by the second quarter of fiscal 2002. The restructuring charge was also comprised of $5.7 million for future lease obligations on facility closures. The Company has identified approximately 50 facilities that will be closed or partially closed. The remaining lease obligations related to these facility closures are expected to be substantially completed during fiscal 2002. The following table summarizes the restructuring charge and related cash outlays:

 2001 Restructuring Charge:

                                                          Other    Reserve at
                                    Total Fiscal  Cash   Non-Cash December 31,
                                    2001 Expense Outlays Changes      2000
                                    ------------ ------- -------- ------------
                                                  (In thousands)
   Severance.......................   $21,766     $762     --       $21,004
   Future lease obligations on
    facility closures and exit
    costs..........................     5,702       27     --         5,675
                                      -------     ----     ---      -------
     Total restructuring charge....   $27,468     $789     --       $26,679
                                      =======     ====     ===      =======

 Fiscal 1999 Charge:

   The Company recorded pre-tax restructuring charges totaling $42.7 million for the third and fourth quarters of fiscal 1999. The restructuring charges were related to the Company's worldwide cost reduction program initiated in the third quarter of fiscal 1999 with the goal of reducing selling, general and administrative expenses and improving profitability. The restructuring charges were for headcount reductions, the elimination of excess facilities and the write-down of assets. The Company has completed the planned reduction of 1,400 positions. Generally, severance is paid out to individuals over a period of time rather than one lump sum payment. The lease obligations relate to the closure of 60 facilities, some of which are expected to continue beyond the year 2001. For the first quarter ended June 30, 2000, the Company reversed $8.2 million of reserves for future lease obligations due to favorable lease settlements and revised estimates of amounts required to

                           DANKA BUSINESS SYSTEMS PLC

             (For the nine months ended December 31, 1999 and 2000)

settle remaining lease obligations. The following table summarizes the restructuring charge and related cash outlays:

 1999 Restructuring Charge:

                                                                    Third
                                           Reserve at     Third   Qtr. Other  Reserve at
                             Total Fiscal September 30, Qtr. Cash  Non-Cash  December 31,
                             1999 Expense     2000       Outlays   Changes       2000
                             ------------ ------------- --------- ---------- ------------
                                                    (In thousands)
   Severance...............    $19,820       $  514        --        --         $  514
   Future lease obligations
    on facility closures...     19,790        3,056       $300       --          2,756
   Write-off of leasehold
    improvements on
    facility closures......      3,084          --         --        --            --
                               -------       ------       ----       ---        ------
     Total restructuring
      charge...............    $42,694       $3,570       $300       --         $3,270
                               =======       ======       ====       ===        ======

4. Earnings Per Share

   The following table reconciles the numerator and denominator of the basic and diluted earnings (loss) per ADS computations for the three months and nine months ended December 31, 2000 and 1999:

                             For the three months ended          For the three months ended
                                  December 31, 2000                   December 31, 1999
                         ----------------------------------- -----------------------------------
                          Earnings                            Earnings
                           (Loss)       Shares     Per-Share   (Loss)       Shares     Per-Share
                         (Numerator) (Denominator)  Amount   (Numerator) (Denominator)  Amount
                         ----------- ------------- --------- ----------- ------------- ---------
                                        (in thousands, except per share amounts)
Net (loss) earnings.....  $(31,758)                            $9,887
Basic (loss) earnings
 available to common
 shareholders per ADS:
  Dividends and
   accretion on
   participating
   shares...............    (4,019)                               --
                          --------                             ------
  Earnings (loss).......   (35,777)     61,372      $(0.58)     9,887       57,936       $0.17
                                                    ======                               =====
Effect of dilutive
 securities:
  6.5% convertible
   participating
   shares...............                   --                                2,843
  Stock options.........                   --                                1,335
                                        ------                              ------
Diluted (loss) earnings
 available to common
 shareholders per ADS:
  Earnings (loss).......  $(35,777)     61,372      $(0.58)    $9,887       62,114       $0.16
                          ========      ======      ======     ======       ======       =====

                           DANKA BUSINESS SYSTEMS PLC

             (For the nine months ended December 31, 1999 and 2000)


                              For the nine months ended           For the nine months ended
                                  December 31, 2000                   December 31, 1999
                         ----------------------------------- -----------------------------------
                          Earnings                            Earnings
                           (Loss)       Shares     Per-Share   (Loss)       Shares     Per-Share
                         (Numerator) (Denominator)  Amount   (Numerator) (Denominator)  Amount
                         ----------- ------------- --------- ----------- ------------- ---------
                                        (in thousands, except per share amounts)
Net (loss) earnings.....  $ (93,177)                           $28,889
Basic (loss) earnings
 available to common
 shareholders per ADS:
  Dividends and
   accretion on
   participating
   shares...............    (11,878)                               --
                          ---------                            -------
  Earnings (loss).......   (105,055)    59,961      $(1.75)     28,889      57,324       $0.50
                                                    ======                               =====
Effect of dilutive
 securities:
  6.5% convertible
   participating
   shares...............                   --                                  951
  Stock options.........                   --                                  862
                                        ------                              ------
Diluted (loss) earnings
 available to common
 shareholders per ADS:
  Earnings (loss).......  $(105,055)    59,961      $(1.75)    $28,889      59,137       $0.49
                          =========     ======      ======     =======      ======       =====

   The effect of the Company's $200.0 million of Convertible Subordinated Notes are not included in the computation of diluted earnings per share for the three and nine months ended December 31, 2000 and 1999 because they are not dilutive.

   The effect of the Company's 6.5% senior convertible participating shares and the effect of stock options are not included in the computation of diluted earnings per share for the three and nine months ended December 31, 2000 because they are not dilutive.

5. Segment Reporting

   The Company's reportable segments include Danka Americas, Danka International and Danka Services International (DSI). Danka Americas distributes photocopiers, facsimiles and other related office imaging equipment together with related parts, supplies and services on a direct basis to retail customers. The geographical areas covered by Danka Americas include the United States, Canada and Latin America. Danka International distributes photocopiers, facsimiles and other related office imaging equipment. These products, together with related services, parts and supplies, are marketed primarily on a direct basis to retail customers. Danka International also provides photocopiers, facsimiles and other related office imaging equipment on a wholesale basis to independent dealers. Danka International has an extensive sales and service network throughout Europe and additional operations in Australia and New Zealand. DSI is the Company's worldwide document outsourcing business, which provides a wide range of document management solutions, including the management of central reprographics departments, the placement and maintenance of convenience copiers, print-on-demand operations and document archiving and retrieval services and document management consulting. The Company measures segment performance as earnings from operations, which is defined as earnings before interest expense and other, net and income taxes, as shown on the Company's consolidated statements of operations. Other items are shown for purposes of reconciling to the Company's total consolidated amounts as shown in the following tables for the three and nine months ended December 31, 2000 and 1999:

                           DANKA BUSINESS SYSTEMS PLC

             (For the nine months ended December 31, 1999 and 2000)


                                                    Danka
                          Danka       Danka       Services
Three months ended       Americas International International Other(1)  Consolidated
December 31                $000       $000          $000        $000     Total $000
------------------       -------- ------------- ------------- --------  ------------
2000
Total revenue........... $275,618   $152,577       $73,094    $ (3,192)   $498,097
Earnings (loss) from
 operations before
 restructuring charges..   10,645     (9,678)        5,244     (10,011)     (3,800)
Restructuring charges...                                        27,468      27,468
Interest expense and
 other, net.............                                        18,482      18,482
Provision (benefit) for
 income taxes...........                                       (17,992)    (17,992)
Net loss................                                                   (31,758)
1999
Total revenue...........  333,707    209,340        71,438         --      614,485
Earnings (loss) from
 operations.............   30,230      6,236         6,964      (1,820)     41,610
Interest expense and
 other, net.............                                        27,878      27,878
Provision for income
 taxes..................                                         3,845       3,845
Net earnings............                                                     9,887

                                                      Danka
                           Danka        Danka       Services
Nine months ended        Americas   International International Other(1)  Consolidated
December 31                $000         $000          $000        $000     Total $000
-----------------        ---------  ------------- ------------- --------  ------------
2000
Total revenue........... $ 871,107    $490,506      $218,217    $(12,881)  $1,566,949
Earnings (loss) from
 operations before
 restructuring charges..   (10,521)    (25,843)       20,919     (22,571)     (38,016)
Restructuring charges...                                          19,309       19,309
Interest expense &
 other, net.............                                          68,250       68,250
Provision (benefit) for
 income taxes...........                                         (32,398)     (32,398)
Net loss................                                                      (93,177)
1999
Total revenue........... 1,042,918     626,863       210,692         --     1,880,473
Earnings (loss) from
 operations.............    89,933      19,759        19,276     (12,207)     116,761
Interest expense &
 other, net.............                                          76,638       76,638
Provision for income
 taxes..................                                          11,234       11,234
Net earnings............                                                       28,889

--------
(1) Other includes elimination of certain intersegment revenue and corporate expenses.

6. Comprehensive Income (Loss)

   Comprehensive income (loss) for the three months ended December 31, 2000 and 1999 was $(24.4) million and $4.8 million, respectively.

7. New Accounting Pronouncements

   Accounting for Transfers and Servicing of Financial Assets and
Extinguishments of Liabilities: In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting

                           DANKA BUSINESS SYSTEMS PLC

             (For the nine months ended December 31, 1999 and 2000)

Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which is effective for transfers after March 31, 2001. Statement No. 140 requires disclosures about securitizations and collateral and for recognition and reclassification of collateral for fiscal years ending after December 15, 2000. Statement No. 140 replaces FASB Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosure, but it carries over most of Statement 125's provisions without reconsideration. The Company does not expect the adoption of Statement No. 140 to have a material impact on its results of operations.

   Accounting for Derivative Instruments and Hedging Activities: In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is effective for the first quarter of the fiscal year beginning after June 15, 2000. Statement No. 133 as amended establishes accounting and reporting requirements for derivative instruments and hedging activities, and modifies disclosures previously required under other accounting standards. The Company does not expect the adoption of Statement No. 133 to have a material impact on its results of operations.

8. Debt

   We have a credit agreement with a consortium of international bank lenders through March 31, 2002. As amended on December 1, 1999, the credit agreement requires that we maintain minimum levels of adjusted consolidated net worth, cumulative consolidated EBITDA, a ratio of consolidated EBITDA to interest expense, and a consolidated fixed charge coverage ratio and a consolidated total leverage ratio, each as defined in the credit agreement. Effective December 15, 2000, we obtained an amendment to the credit agreement which modifies the financial covenants for the period December 31, 2000 through March 28, 2001. Without this amendment we would have been in violation of certain covenants. During the waiver period ending March 28, 2001, we may receive advances under the credit agreement for ordinary operational needs. We will pay fees to our bank lenders for the December 2000 waiver agreement of approximately $1.5 million. These fees will be expensed in the quarter ended March 31, 2001.

   We expect that we will require an additional amendment, or a further waiver of the financial covenants that will be in effect under the credit agreement as of March 29, 2001. We have requested an additional amendment providing relief from financial covenants through July 16, 2001. However, we cannot assure you that our senior bank lenders will agree to the proposed amendment. In the absence of a further amendment or waiver to the credit agreement, after March 28, 2001, our lenders would be entitled to exercise all of their rights under the credit agreement including, without limitation, if lenders owed a majority of our outstanding indebtedness under the credit agreement so decide, declaring all amounts outstanding under the credit facility immediately due. Accordingly, we are reflecting our indebtedness under the credit agreement as a current liability on our December 31, 2000 balance sheet.

9. Pending Litigation

   On March 22, 2000, the United States District Court for the Middle District of Florida, Tampa Division entered an order dismissing a consolidated class action complaint brought against the Company and certain former Directors and former officers on or about June 18, 1998. The complaint had alleged, principally, that the Company and the other defendants issued materially false and misleading statements related to the progress of the Company's integration of its acquisition of Kodak's Office Imaging and outsourcing businesses, engaged in improper accounting practices and that certain former officers utilized insider information, in violation of

                           DANKA BUSINESS SYSTEMS PLC

             (For the nine months ended December 31, 1999 and 2000)

Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The Company has reached a tentative settlement agreement with the plaintiff class. The settlement agreement is subject to approval by the United States District Court for the Middle District of Florida, Tampa Division. If approved, the settlement should not have a material effect on the Company or its operations, financial position, results of operations or liquidity.

   On March 15, 2000 the United States District Court, Southern District of New York entered an order dismissing a complaint brought against the Company and its outside law firm in February 1999. The complaint had alleged claims of breach of contract, breach of duty of good faith and fair dealing, conversion and violation of the Uniform Commercial Code. More particularly, the plaintiffs had alleged that in December 1997, they attempted to sell approximately one million restricted American Depositary Shares at approximately $35.00 per share and that the Company and its attorneys had wrongfully refused and/or unreasonably delayed in registering the transfer of the plaintiffs' restricted shares. The complaint further alleged that the plaintiffs were unable to complete the sale of shares and were later forced to sell the shares in February 1998 at approximately $17.00 per share. The plaintiffs were attempting to recover the difference from the Company and its outside law firm. On or about November 13, 2000 the United States Court of Appeals for the Second Circuit affirmed the Order of the District Court dismissing Plaintiff's Complaint, in its entirety, effectively ending this litigation.

   On or about December 11, 2000, Danka's former Chief Executive Officer, Larry
K. Switzer, filed a demand for arbitration with the American Arbitration Association to be heard in St. Petersburg, Florida. The demand alleges that Mr. Switzer is entitled to damages for breach of his employment contract with us and breach of the amendments thereto, breach of an agreement to provide split-dollar insurance and other and further relief. It is too early to determine the potential outcome of this litigation or whether it will have a material effect on the Company's financial position, results of operations or liquidity.

   The Company is subject to other legal proceedings and claims which arise in the ordinary course of its business that are not expected to have a material effect upon the Company's financial position, results of operations or liquidity.

   We have not authorized any dealer, salesperson or other person to give you any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

   This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

   The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the date on the cover of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $200,000,000

                      [LOGO OF DANKA BUSINESS SYSTEMS PLC]
                           DANKA BUSINESS SYSTEMS PLC

                       Exchange Offer for all outstanding
                 6.75% Convertible Subordinated Notes Due 2002

                                ---------------

                                   PROSPECTUS

                                ---------------

                               February 20, 2001

   In order to tender, a holder must send or deliver a properly completed and signed Letter of Transmittal, certificates for old notes and any other required documents to the Exchange Agent at its address set forth below or tender pursuant to DTC's Automated Tender Offer Program.

                  The Exchange Agent for this Exchange Offer is:

                                 HSBC BANK USA
                                One Hanson Place
                                  Lower Level
                            Brooklyn, New York 11243

         By Facsimile (for Eligible              For Information or
           Institutions only):                   Confirmation by:
               (718) 488-4488                      (718) 488-4475


   Any questions or requests for assistance or for additional copies of this Prospectus, the Letter of Transmittal or related documents may be directed to the Information Agent at its telephone number set forth below. A holder may also contact the Dealer Manager at its telephone number set forth below or such holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

                 The Information Agent for this Exchange Offer is:

                             D.F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005
                Bankers and Brokers Call Collect: (212) 269-5550
                    All Others Call Toll-Free (800) 769-4414

            The exclusive Dealer Manager for this Exchange Offer is:

                         Banc of America Securities LLC
                       100 North Tryon Street, 7th Floor
                        Charlotte, North Carolina 28255
                     Attention: High Yield Special Products
                            (704) 388-1457 (Collect)
                           (888) 292-0070 (Toll Free)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Article 154 of our current Articles of Association provides:

   "Subject to the provisions of the Statutes, any director, other officer or Auditor for the time being of the Company shall be indemnified out of the assets of the Company against all costs, charges, expenses, losses or liabilities which he may sustain or incur in or about the actual or purported execution of the duties of his office or otherwise in relation thereto, including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or in connection with any application in which relief is granted to him by the Court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company."

   The "provisions of the Statutes" are Section 310 and 727 of the U.K. Companies Act 1985, as amended by the U.K. Companies Act 1989.

   Section 310 provides:

     (1) This section applies to any provision, whether confined in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

     (2) Except as provided by the following subsection, any such provision is void.

     (3) This section does not prevent a company:

       (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

       (b) from indemnifying any such officer or auditor against any liability incurred by him:

         (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

         (ii) in connection with any application under Section 144(3) or
      (4) (acquisition of shares by innocent nominee) or Section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

   Section 727 provides:

     (1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that the officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him either wholly or partly, from his liability on such terms as it thinks fit.

     (2) If any such officer or person as above mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

     (3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.

   Our directors and officers are, subject to policy terms and limitations, indemnified against directors' and officers' liability under insurance contracts.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1**  Form of Dealer Manager Agreement

  2.1*   Asset Purchase Agreement between Eastman Kodak Company and Danka
         Business Systems PLC dated as of September 6, 1996, including Exhibit
         5.19 (a) which is the form of Amended and Restated Supply Agreement by
         and between Eastman Kodak Company and       dated as of      , 1996.
         (Exhibit 2.1 to the Company's Form 8-K dated November 14, 1996.)

  2.2*   Amendment No. 1 to Asset Purchase Agreement between Eastman Kodak
         Company and Danka Business Systems PLC dated December 20, 1996
         (Excluding schedules and similar attachments). (Exhibit 2.2 to the Company's Form 8-K dated January 15, 1997)

  3.1*   Memorandum of Association of the Company. (Exhibit 3.1 of Company's
         Registration Statement on Form 20-F, No. 0-20828, filed on November
         10, 1992.)

  3.2*   Articles of Association of the Company. (Exhibit 4.2 to the Company's
         Form 10-Q December 31, 1999 dated February 11, 2000.)

  4.1*   Memorandum of Association of the Company, including paragraphs 5 and
         6. (Exhibit 2.1 to the 1992 Registration Statement.)

  4.2* Articles of Association of the Company, including sections relating to Shares, Variation of Rights and Votes of Members. (Exhibit 4.2 to the
         Company's Form 10-Q December 31, 1999 dated February 11, 2000.)

  4.3*   Form of Ordinary Share certificate. (Exhibit 4.3 of Company's
         Registration Statement on Form S-1, No. 33-68278, filed on October 8,
         1993.)

  4.4*   Form of American Depositary Receipt. (Exhibit 4.4 to the 1993
         Registration Statement.)

  4.5*   Deposit Agreement dated June 25, 1992, Amendment No. 1 dated February
         26, 1993 and Amendment No. 2 dated July 2, 1993 (Exhibit 4.9 to the
         1993 Registration Statement) and Amendment No. 3 dated August 16, 1994 between The Bank of New York, Company and Owners and Owners of
         American Depositary Receipts.

  4.6*   Indenture dated March 13, 1995 between the Company and The Bank of New
         York, as Trustee. (Exhibit 2 to the Company's Form 8-K dated March 21,
         1995).

  4.7* Deposit and Custody Agreement dated March 13, 1995, between The Bank of New York as Depositary and the Company. (Exhibit 3 to the Company's
         Form 8-K dated March 21, 1995).

  4.8*   Registration Rights Agreement dated as of March 13, 1995 relating to
         $175,000,000 in Aggregate Principal Amount of 6.75% Convertible
         Subordinated Notes Due 2002 by and among the Company and Prudential
         Securities Incorporated and Smith Barney, Inc. and Robert W. Baird &
         Co. and Raymond James & Associates, Inc. (Exhibit 4.12 to the
         Company's 1995 Form 10-K).

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
   4.9*  Resolution No. 7 adopted by shareholders at the 1997 annual general meeting waiving pre-emptive rights of shareholders under certain circumstances filed with the Company's 1997 Proxy Statement.

   4.11* Credit Agreement dated December 5, 1996, by and among Danka Business
         Systems PLC, Dankalux Sarl & Co. SCA, Danka Holding Company, the several financial institutions from time to time a party and NationsBank, N.A., as agent (Exhibit 4 to the Company's Form 8-K dated
         December 16, 1996).

   4.12* First Amendment to Credit Agreement dated December 5, 1997 among Danka
         Business Systems PLC, Dankalux Sarl & Co., SCA, and Danka Holding
         Company, Nationsbank, National Association, each other Bank signatory thereto and Nationsbank, National Association, as agent. (Exhibit 4.9 to the Company's Form 10-Q dated February 12, 1998).

   4.13* Second Amendment to Credit Agreement dated July 28, 1998 among Danka
         Business Systems PLC, Dankalux Sarl & Co., SCA, and Danka Holding
         Company, Nationsbank, National Association, each other Bank signatory thereto and Nationsbank, National Association, as agent. (Exhibit 4.10 to the Company's Form 8-K July 28, 1998).

   4.14* Waiver dated October 20, 1998, of certain financial covenants contained in the Credit Agreement among Danka Business Systems PLC,
         Dankalux Sarl & Co., SCA and Danka Holding Company, NationsBank, N.A., each other Bank signatory to the Credit Agreement and NationsBank, N.A., as agent. (Exhibit 4.11 to the Company's Form 8-K October 21,
         1998).

   4.15* Waiver dated February 26, 1998, of certain financial covenants contained in the Credit Agreement among Danka Business Systems PLC,
         Dankalux Sarl & Co., SCA and Danka Holding Company, NationsBank, N.A., each other Bank signatory to the Credit Agreement and NationsBank, N.A., as agent. (Exhibit 4.12 to the Company's Form 8-K March 5,
         1999).

   4.16* Fifth Amendment to Credit Agreement dated June 15, 1999 among Danka
         Business Systems PLC, Dankalux Sarl & Co., SCA, and Danka Holding
         Company, NationsBank, National Association, each other Bank signatory thereto and NationsBank, National Association, as agent. (Exhibit 4.16 to the Company's Form 8-K July 15, 1999).

   4.17* Sixth Amendment to Credit Agreement dated July 9, 1999 among Danka
         Business Systems PLC, Dankalux Sarl & Co., SCA, and Danka Holding
         Company, NationsBank, National Association, each other Bank signatory thereto and NationsBank, National Association, as agent. (Exhibit 4.17 to the Company's Form 8-K July 15, 1999).

   4.18* Seventh Amendment to Credit Agreement dated December 1, 1999 among
         Danka Business Systems PLC, Dankalux Sarl & Co., SCA, and Danka
         Holding Company, NationsBank, National Association, each other Bank signatory thereto and NationsBank, National Association, as agent.
         (Exhibit 4.18 to the Company's Form 10-Q December 31, 1999 dated
         February 11, 2000).

   4.19* Subscription Agreement dated November 2, 1999 among Danka Business
         Systems PLC, Cypress Merchant Banking Partners II L.P., a Delaware limited partnership, Cypress Merchant Banking II C.V., a limited partnership organized and existing under the laws of The Netherlands, and 55th Street Partners II L.P., a Delaware limited partnership.
         (Exhibit 99.1 to the Company's Form 8-K November 2, 1999).

   4.20* Amendment, dated December 16, 1999, to Subscription Agreement dated
         November 2, 1999 among Danka Business Systems PLC, Cypress Merchant
         Banking Partners II L.P., a Delaware limited partnership, Cypress
         Merchant Banking II C.V., a limited partnership organized and existing under the laws of The Netherlands, and 55th Street Partners II L.P., a
         Delaware limited partnership. (Exhibit 99.2 to the Company's Form 8-K
         December 17, 1999).

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  4.21*  Registration Rights Agreement dated December 17, 1999, among Danka
         Business Systems PLC, Cypress Merchant Banking Partners II L.P., a
         Delaware limited partnership, Cypress Merchant Banking II C.V., a limited partnership organized and existing under the laws of The
         Netherlands, and 55th Street Partners II L.P., a Delaware limited partnership. (Exhibit 99.3 to the Company's Form 8-K December 17,
         1999).

  4.22*  Eighth Amendment to Credit Agreement dated March 24, 2000 among Danka
         Business Systems PLC, Dankalux Sarl & Co., SCA, and Danka Holding
         Company, NationsBank, National Association, each other Bank signatory thereto and NationsBank, National Association, as agent.

  4.23*  Ninth Amendment to Credit Agreement dated October 31, 2000 among Danka
         Business Systems PLC, Dankalux Sarl & Co., SCA and Danka Holding
         Company, Bank of America, N.A., each other Bank signatory to the Credit Agreement and Bank of America, N.A., as agent.

  4.24*  Tenth Amendment to Credit Agreement dated December 15, 2000 among
         Danka Business Systems PLC, Dankalux Sarl & Co., SCA and Danka Holding
         Company, Bank of America, N.A., each other Bank signatory to the Credit Agreement and Bank of America, N.A., as agent.

  4.25*  Amended and Restated Employment Agreement dated July 2000 between
         Danka Office Imaging and Forrest Mark Wolfinger.

  4.26** Indenture for 9% Senior Subordinated Notes Due 2004

  4.27** Indenture for 10% Subordinated Notes Due 2008

  5**    Opinion of Altheimer & Gray

  8.1**  Opinion of Altheimer & Gray regarding United States tax matters

  8.2** Opinion of Clifford Chance, L.L.P. regarding United Kingdom tax matters.

 10.2*   Office Building Lease dated May 1, 1992 between Daniel M. Doyle and
         Francis J. McPeak, Jr., and Gulf Coast Business Machines. (Exhibit 3.5 to the 1993 Form 20-F).

 10.3*   Office Building Lease dated April 1, 1990 between Daniel M. Doyle and
         Francis J. McPeak, Jr., and Danka. (Exhibit 3.6 to the 1993 Form 20-
         F).

 10.4* Lease Agreement dated December 22, 1986, and Addendum Lease Agreement dated March 1, 1987, between Daniel M. Doyle and Francis J. McPeak and
         Danka. (Exhibit 3.7 to the 1993 Form 20-F).

 10.5*   U.K. Executive Share Option Scheme. (Exhibit 3.11 to the 1993 Form 20-
         F).

 10.6*   U.S. Executive Incentive Stock Option Plan. (Exhibit 3.12 to the 1993
         Form 20-F).

 10.7*   Form of Stock Option Agreement. (Exhibit 3.13 to the 1993 Form 20-F).

 10.8*   Addendum to Lease Agreement dated September 1, 1992, between Mid-
         County Investments, Inc. and Danka. (Exhibit 3.38 to the 1993 Form 20-
         F).

 10.9*   Lease Agreement dated November 12, 1992 and Lease Commencement
         Agreement dated April 7, 1993 between PARD, Inc. and Danka. (Exhibit
         10.41 to the 1993 Form 20-F).

 10.10*  Deposit Agreement dated June 25, 1992, Amendment No. 1 dated February
         26, 1993 and Amendment No. 2 dated July 2, 1993, between The Bank of
         New York, Company and Owners and Holders of American Depositary
         Receipts, filed as Exhibit 4.5 and incorporated as reference.

 10.14*  Danka Business Systems PLC 1994 Executive Performance Plan. (Exhibit
         10.52 to the 1994 Form 10-K).

 10.15*  Indenture dated March 13, 1995 between the Company and The Bank of New
         York, as Trustee. (Exhibit 2 to the Company's Form 8-K dated March 21,
         1995).

 10.18*  Purchase Agreement dated October 25, 1995 between ABN AMRO Bank N.V.
         and Credit Lyonnais Bank Nederland N.V. and Danka Europe B.V. (Exhibit
         2 to the Company's Form 8-K dated November 3, 1995).

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 10.20*  The Danka 1996 Share Option Plan filed as Appendix 1 of the 1996
         Annual Proxy Statement and approved by shareholders under Resolution
         10.

 10.22* Amendments to the Danka 1996 Share Option Plan filed as Appendix A of the 1998 Annual Proxy Statement and approved by shareholders under Resolution 9.

 10.23*  The Danka 1999 Share Option Plan filed as Appendix B of the 1999
         Annual Proxy Statement and approved by shareholders under Resolution
         12.

 10.36*  Amendments dated May 30, 2000 to the Amended and Restated Employment
         Agreement dated September 20, 1999 among Danka and Larry K. Switzer
         (Exhibit 10.36 to Company's Form 10-Q for the quarter ender June 30,
         2000)

 10.37*  Amendments dated May 30, 2000 to the Amended and Restated Employment
         Agreement dated September 20, 1999 among Danka and Brian L. Merriman
         (Exhibit 10.36 to Company's Form 10-Q for the quarter ender June 30,
         2000)

 12      Statement of Ratio of Earnings to Fixed Charges

 13*     Annual Report to Shareholders of the Company for the year ended March
         31, 2000.

 21*     List of Current Subsidiaries of the Company (Exhibit 21 to Company's
         Form 10-K for the year ended March 31, 2000)

 23 Consent of Chartered Accountants (Exhibit 23 to Company's Form 10-K for the year ended March 31, 2000)

 24      Power of Attorney (included in the signature page of this Registration
         Statement)

 25.1** Form T-1 Statement of Eligibility of Trustee under the Indenture with respect to the New 9% Senior Subordinated Note

 25.2** Form T-1 Statement of Eligibility of Trustee under the Indenture with respect to the New 10% Subordinated Note

 27* Financial Data Schedule (Exhibit 27.1 to Company's Form 10-Q for the quarter ended December 31, 2000).

 27.1* Financial Data Schedule (Exhibit 27 to Company's Form 10-K for the year ended March 31, 2000).

 27.2*   Financial Data Schedule Restated and Amended (March 31, 1999 Form 10-
         K) (Exhibit 27.1 to Company's Form 10-K for the year ended March 31,
         2000).

 27.3*   Financial Data Schedule Restated and Amended (March 31, 1998 Form 10-
         K) (Exhibit 27.2 to Company's Form 10-K for the year ended March 31,
         2000).

 99.1    Form of Letter of Transmittal

 99.2 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

 99.3    Form of Letter to Clients for use by Brokers, Dealers, Commercial
         Banks, Trust Companies and Other Nominees
--------
 *       Incorporated by reference.
 **      To be filed by amendment.

ITEM 22. UNDERTAKINGS

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Petersburg, Florida on the 20th day of February, 2001.

                                          Danka Business Systems PLC

                                                   /s/ Michael B. Gifford
                                          By: _________________________________
                                                     Michael B. Gifford
                                                Chief Executive Officer and
                                                          Director

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael B. Gifford, F. Mark Wolfinger, and Keith
J. Nelsen, as his attorneys-in-fact and agents, each acting alone, with the powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ David W. Kendall            Chairman and Director       February 20, 2001
______________________________________
           David W. Kendall

      /s/ Michael B. Gifford           Chief Executive Officer     February 20, 2001
______________________________________  and Director (Principal
          Michael B. Gifford            Executive Officer)

      /s/ Brian L. Merriman            President and Chief         February 20, 2001
______________________________________  Operating Officer and
          Brian L. Merriman             Director

      /s/ Richard C. Lappin            Director                    February 20, 2001
______________________________________
          Richard C. Lappin

       /s/ Richard F. Levy             Director                    February 20, 2001
______________________________________
           Richard F. Levy

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ J. Ernest Riddle            Director                    February 20, 2001
______________________________________
           J. Ernest Riddle

      /s/ James L. Singleton           Director                    February 20, 2001
______________________________________
          James L. Singleton

      /s/ Anthony D. Tutrone           Director                    February 20, 2001
______________________________________
          Anthony D. Tutrone

    /s/ C. Anthony Wainwright          Director                    February 20, 2001
______________________________________
        C. Anthony Wainwright

      /s/ F. Mark Wolfinger            Chief Financial Officer     February 20, 2001
______________________________________  (Principal Financial
          F. Mark Wolfinger             Officer)
                                        (Principal Accounting
                                        Officer)

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1**  Form of Dealer Manager Agreement

  2.1*   Asset Purchase Agreement between Eastman Kodak Company and Danka
         Business Systems PLC dated as of September 6, 1996, including Exhibit
         5.19 (a) which is the form of Amended and Restated Supply Agreement by
         and between Eastman Kodak Company and       dated as of      , 1996.
         (Exhibit 2.1 to the Company's Form 8-K dated November 14, 1996.)

  2.2*   Amendment No. 1 to Asset Purchase Agreement between Eastman Kodak
         Company and Danka Business Systems PLC dated December 20, 1996
         (Excluding schedules and similar attachments). (Exhibit 2.2 to the Company's Form 8-K dated January 15, 1997)

  3.1*   Memorandum of Association of the Company. (Exhibit 3.1 of Company's
         Registration Statement on Form 20-F, No. 0-20828, filed on November
         10, 1992 [the "1992 Registration Statement"].)

  3.2*   Articles of Association of the Company. (Exhibit 4.2 to the Company's
         Form 10-Q December 31, 1999 dated February 11, 2000.)

  4.1*   Memorandum of Association of the Company, including paragraphs 5 and
         6. (Exhibit 2.1 to the 1992 Registration Statement.)

  4.2* Articles of Association of the Company, including sections relating to Shares, Variation of Rights and Votes of Members. (Exhibit 4.2 to the
         Company's Form 10-Q December 31, 1999 dated February 11, 2000.)

  4.3*   Form of Ordinary Share certificate. (Exhibit 4.3 of Company's
         Registration Statement on Form S-1, No. 33-68278, filed on October 8,
         1993 [the "1993 Registration Statement"])

  4.4*   Form of American Depositary Receipt. (Exhibit 4.4 to the 1993
         Registration Statement.)

  4.5*   Deposit Agreement dated June 25, 1992, Amendment No. 1 dated February
         26, 1993 and Amendment No. 2 dated July 2, 1993 (Exhibit 4.9 to the
         1993 Registration Statement) and Amendment No. 3 dated August 16, 1994 between The Bank of New York, Company and Owners and Owners of
         American Depositary Receipts.

  4.6*   Indenture dated March 13, 1995 between the Company and The Bank of New
         York, as Trustee. (Exhibit 2 to the Company's Form 8-K dated March 21,
         1995).

  4.7* Deposit and Custody Agreement dated March 13, 1995, between The Bank of New York as Depositary and the Company. (Exhibit 3 to the Company's
         Form 8-K dated March 21, 1995).

  4.8*   Registration Rights Agreement dated as of March 13, 1995 relating to
         $175,000,000 in Aggregate Principal Amount of 6.75% Convertible
         Subordinated Notes Due 2002 by and among the Company and Prudential
         Securities Incorporated and Smith Barney, Inc. and Robert W. Baird &
         Co. and Raymond James & Associates, Inc. (Exhibit 4.12 to the
         Company's 1995 Form 10-K).

  4.9* Resolution No. 7 adopted by shareholders at the 1997 annual general meeting waiving pre-emptive rights of shareholders under certain circumstances filed with the Company's 1997 Proxy Statement.

  4.11*  Credit Agreement dated December 5, 1996, by and among Danka Business
         Systems PLC, Dankalux Sarl & Co. SCA, Danka Holding Company, the several financial institutions from time to time a party and NationsBank, N.A., as agent (Exhibit 4 to the Company's Form 8-K dated
         December 16, 1996).

  4.12*  First Amendment to Credit Agreement dated December 5, 1997 among Danka
         Business Systems PLC, Dankalux Sarl & Co., SCA, and Danka Holding
         Company, Nationsbank, National Association, each other Bank signatory thereto and Nationsbank, National Association, as agent. (Exhibit 4.9 to the Company's Form 10-Q dated February 12, 1998).

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  4.13*  Second Amendment to Credit Agreement dated July 28, 1998 among Danka
         Business Systems PLC, Dankalux Sarl & Co., SCA, and Danka Holding
         Company, Nationsbank, National Association, each other Bank signatory thereto and Nationsbank, National Association, as agent. (Exhibit 4.10 to the Company's Form 8-K July 28, 1998).

  4.14* Waiver dated October 20, 1998, of certain financial covenants contained in the Credit Agreement among Danka Business Systems PLC,
         Dankalux Sarl & Co., SCA and Danka Holding Company, NationsBank, N.A., each other Bank signatory to the Credit Agreement and NationsBank, N.A., as agent. (Exhibit 4.11 to the Company's Form 8-K October 21,
         1998).

  4.15* Waiver dated February 26, 1998, of certain financial covenants contained in the Credit Agreement among Danka Business Systems PLC,
         Dankalux Sarl & Co., SCA and Danka Holding Company, NationsBank, N.A., each other Bank signatory to the Credit Agreement and NationsBank, N.A., as agent. (Exhibit 4.12 to the Company's Form 8-K March 5,
         1999).

  4.16*  Fifth Amendment to Credit Agreement dated June 15, 1999 among Danka
         Business Systems PLC, Dankalux Sarl & Co., SCA, and Danka Holding
         Company, NationsBank, National Association, each other Bank signatory thereto and NationsBank, National Association, as agent. (Exhibit 4.16 to the Company's Form 8-K July 15, 1999).

  4.17*  Sixth Amendment to Credit Agreement dated July 9, 1999 among Danka
         Business Systems PLC, Dankalux Sarl & Co., SCA, and Danka Holding
         Company, NationsBank, National Association, each other Bank signatory thereto and NationsBank, National Association, as agent. (Exhibit 4.17 to the Company's Form 8-K July 15, 1999).

  4.18*  Seventh Amendment to Credit Agreement dated December 1, 1999 among
         Danka Business Systems PLC, Dankalux Sarl & Co., SCA, and Danka
         Holding Company, NationsBank, National Association, each other Bank signatory thereto and NationsBank, National Association, as agent.
         (Exhibit 4.18 to the Company's Form 10-Q December 31, 1999 dated
         February 11, 2000).

  4.19*  Subscription Agreement dated November 2, 1999 among Danka Business
         Systems PLC, Cypress Merchant Banking Partners II L.P., a Delaware limited partnership, Cypress Merchant Banking II C.V., a limited partnership organized and existing under the laws of The Netherlands, and 55th Street Partners II L.P., a Delaware limited partnership.
         (Exhibit 99.1 to the Company's Form 8-K November 2, 1999).

  4.20*  Amendment, dated December 16, 1999, to Subscription Agreement dated
         November 2, 1999 among Danka Business Systems PLC, Cypress Merchant
         Banking Partners II L.P., a Delaware limited partnership, Cypress
         Merchant Banking II C.V., a limited partnership organized and existing under the laws of The Netherlands, and 55th Street Partners II L.P., a
         Delaware limited partnership. (Exhibit 99.2 to the Company's Form 8-K
         December 17, 1999).

  4.21*  Registration Rights Agreement dated December 17, 1999, among Danka
         Business Systems PLC, Cypress Merchant Banking Partners II L.P., a
         Delaware limited partnership, Cypress Merchant Banking II C.V., a limited partnership organized and existing under the laws of The
         Netherlands, and 55th Street Partners II L.P., a Delaware limited partnership. (Exhibit 99.3 to the Company's Form 8-K December 17,
         1999).

  4.22*  Eighth Amendment to Credit Agreement dated March 24, 2000 among Danka
         Business Systems PLC, Dankalux Sarl & Co., SCA, and Danka Holding
         Company, NationsBank, National Association, each other Bank signatory thereto and NationsBank, National Association, as agent.

  4.23*  Ninth Amendment to Credit Agreement dated October 31, 2000 among Danka
         Business Systems PLC, Dankalux Sarl & Co., SCA and Danka Holding
         Company, Bank of America, N.A., each other Bank signatory to the Credit Agreement and Bank of America, N.A., as agent.

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  4.24*  Tenth Amendment to Credit Agreement dated December 15, 2000 among
         Danka Business Systems PLC, Dankalux Sarl & Co., SCA and Danka Holding
         Company, Bank of America, N.A., each other Bank signatory to the
         Credit Agreement and Bank of America, N.A., as agent.

  4.25*  Amended and Restated Employment Agreement dated July 2000 between
         Danka Office Imaging and Forrest Mark Wolfinger.

  4.26** Indenture re: new 9% notes

  4.27** Indenture re: new 10% notes

  5**    Opinion of Altheimer & Gray

  8.1**  Opinion of Altheimer & Gray regarding United States tax matters

  8.2** Opinion of Clifford Chance, L.L.P. regarding United Kingdom tax matters.

 10.2*   Office Building Lease dated May 1, 1992 between Daniel M. Doyle and
         Francis J. McPeak, Jr., and Gulf Coast Business Machines. (Exhibit 3.5 to the 1993 Form 20-F).

 10.3*   Office Building Lease dated April 1, 1990 between Daniel M. Doyle and
         Francis J. McPeak, Jr., and Danka. (Exhibit 3.6 to the 1993 Form 20-
         F).

 10.4* Lease Agreement dated December 22, 1986, and Addendum Lease Agreement dated March 1, 1987, between Daniel M. Doyle and Francis J. McPeak and
         Danka. (Exhibit 3.7 to the 1993 Form 20-F).

 10.5*   U.K. Executive Share Option Scheme. (Exhibit 3.11 to the 1993 Form 20-
         F).

 10.6*   U.S. Executive Incentive Stock Option Plan. (Exhibit 3.12 to the 1993
         Form 20-F).

 10.7*   Form of Stock Option Agreement. (Exhibit 3.13 to the 1993 Form 20-F).

 10.8*   Addendum to Lease Agreement dated September 1, 1992, between Mid-
         County Investments, Inc. and Danka. (Exhibit 3.38 to the 1993 Form 20-
         F).

 10.9*   Lease Agreement dated November 12, 1992 and Lease Commencement
         Agreement dated April 7, 1993 between PARD, Inc. and Danka. (Exhibit
         10.41 to the 1993 Form 20-F).

 10.10*  Deposit Agreement dated June 25, 1992, Amendment No. 1 dated February
         26, 1993 and Amendment No. 2 dated July 2, 1993, between The Bank of
         New York, Company and Owners and Holders of American Depositary
         Receipts, filed as Exhibit 4.5 and incorporated as reference.

 10.14*  Danka Business Systems PLC 1994 Executive Performance Plan. (Exhibit
         10.52 to the 1994 Form 10-K).

 10.15*  Indenture dated March 13, 1995 between the Company and The Bank of New
         York, as Trustee. (Exhibit 2 to the Company's Form 8-K dated March 21,
         1995).

 10.18*  Purchase Agreement dated October 25, 1995 between ABN AMRO Bank N.V.
         and Credit Lyonnais Bank Nederland N.V. and Danka Europe B.V. (Exhibit
         2 to the Company's Form 8-K dated November 3, 1995).

 10.20*  The Danka 1996 Share Option Plan filed as Appendix 1 of the 1996
         Annual Proxy Statement and approved by shareholders under Resolution
         10.

 10.22* Amendments to the Danka 1996 Share Option Plan filed as Appendix A of the 1998 Annual Proxy Statement and approved by shareholders under Resolution 9.

 10.23*  The Danka 1999 Share Option Plan filed as Appendix B of the 1999
         Annual Proxy Statement and approved by shareholders under Resolution
         12.

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 10.36*  Amendments dated May 30, 2000 to the Amended and Restated Employment
         Agreement dated September 20, 1999 among Danka and Larry K. Switzer
         (Exhibit 10.36 to Company's Form 10-Q for the quarter ender June 30,
         2000)

 10.37*  Amendments dated May 30, 2000 to the Amended and Restated Employment
         Agreement dated September 20, 1999 among Danka and Brian L. Merriman
         (Exhibit 10.36 to Company's Form 10-Q for the quarter ender June 30,
         2000)

 12      Statement of Ratio of Earnings to Fixed Charges

 13*     Annual Report to Shareholders of the Company for the year ended March
         31, 2000.

 21*     List of Current Subsidiaries of the Company (Exhibit 21 to Company's
         Form 10-K for the year ended March 31, 2000)

 23 Consent of Chartered Accountants (Exhibit 23 to Company's Form 10-K for the year ended March 31, 2000)

 24      Power of Attorney (included in the signature page of this Registration
         Statement)

 25.1** Form T-1 Statement of Eligibility of Trustee under the Indenture with respect to the New 9% Senior Subordinated Note

 25.2** Form T-1 Statement of Eligibility of Trustee under the Indenture with respect to the New 10% Subordinated Note

 27* Financial Data Schedule (Exhibit 27.1 to Company's Form 10-Q for the quarter ended December 31, 2000).

 27.1* Financial Data Schedule (Exhibit 27 to Company's Form 10-K for the year ended March 31, 2000).

 27.2*   Financial Data Schedule Restated and Amended (March 31, 1999 Form 10-
         K) (Exhibit 27.1 to Company's Form 10-K for the year ended March 31,
         2000).

 27.3*   Financial Data Schedule Restated and Amended (March 31, 1998 Form 10-
         K) (Exhibit 27.2 to Company's Form 10-K for the year ended March 31,
         2000).

 99.1    Form of Letter of Transmittal

 99.2 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

 99.3    Form of Letter to Clients for use by Brokers, Dealers, Commercial
         Banks, Trust Companies and Other Nominees
--------
 *       Incorporated by reference.
 **      To be filed by amendment.

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